Filed Pursuant to Rule 424(b)(3)
Registration No. 333-168407

4,500,000 shares of common stock

Preferred Apartment Communities, Inc. is an externally managed Maryland corporation incorporated on September 18, 2009 and primarily formed to acquire multifamily properties in select targeted markets throughout the United States.

This is our initial public offering and no public market currently exists for our common stock. We are offering 4,500,000 shares of common stock, of which 690,000 shares of our common stock are being offered to Williams Realty Fund I, LLC (“WRF”) and 500,000 shares of our common stock are being offered to Williams Opportunity Fund, LLC (“WOF”), each of which is an affiliate of our sponsor, through our directed share program without payment of certain underwriting discounts and commissions by us, as described in this prospectus. The initial public offering price per share of our common stock is $10.00 per share. Our shares of common stock have been approved for listing on the NYSE Amex, or AMEX, under the symbol “APTS.”

We intend to elect and qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes, or REIT, commencing with our tax year ending December 31, 2011.

Investing in our common stock involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See the section entitled “Risk Factors” beginning on page 20 of this prospectus for a discussion of the risks which should be considered in connection with your investment in our common stock. Some of these risks include:

•	We have no operating history and may not be able to operate our business successfully or generate sufficient cash flow to make or sustain distributions to our stockholders.
•	We anticipate making an initial distribution after the quarter ended June 30, 2011 and our estimated cash available for distribution is insufficient to cover our anticipated annual dividend of $0.50 per share.
•	We are depending on our manager to select investments and conduct our operations. Adverse changes in the financial condition of our manager or our relationship with our manager could adversely affect us.
•	There are substantial conflicts of interest between us and our sponsor, our manager and their respective affiliates regarding affiliate compensation, investment opportunities and management resources.
•	As long as we maintain our status as a REIT, we will be subject to numerous limitations and qualifications imposed on us under the Internal Revenue Code of 1986, as amended, or the Code, including that five or fewer individuals, as specially defined for these purposes, generally are prohibited from beneficially owning more than 50% of our outstanding shares (based on value) during the last half of each taxable year.
•	Our charter contains various restrictions on the ownership and transfer of our common stock.
•	Maintenance of our exemption from registration under the Investment Company Act of 1940, as amended, and our REIT qualification impose significant limits on our operations.
•	Our investment objectives and strategies may be changed without stockholder consent.
•	We are not yet a REIT and may be unable to qualify as a REIT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price of common stock	$10.00	$45,000,000.00
Underwriting fee (for sales to WRF and WOF)	$0.14	$166,600.00
Underwriting discounts and commissions (for sales to all other persons)	$0.70	$2,317,000.00
Proceeds, before expenses, to us	$9.45	$42,516,400.00

The underwriters of this underwritten offering will sell the shares offered on a firm commitment basis. The underwriters will receive underwriting discounts and commissions of $0.70 per share of common stock sold (excluding shares of our common stock to be sold to WRF and WOF, through our directed share program for which the underwriters will receive an underwriting fee of $0.14 per share), which will be payable at closing. We have granted the underwriters the right to purchase up to an additional 675,000 shares of common stock to cover over-allotments. See “Underwriting.”

In connection with this underwritten offering, we also have agreed to issue to International Assets Advisory, LLC, our financial advisor, a warrant to purchase up to 150,000 shares of our common stock. If International Assets Advisory, LLC exercises this warrant, or financial advisor warrant, the purchase price for each share of common stock is expected to be $12.50 per share (125% of the price per share of common stock sold in this offering). Neither the financial advisor warrant nor the underlying shares of common stock to be issued upon the exercise of the financial advisor warrant will be registered.

Immediately prior to the closing of the underwritten offering, we will complete the irrevocable private placement offering to Williams Opportunity Fund, LLC, of 500,000 shares of our common stock, at a price per share equal to the public offering price per share of common stock, without payment of underwriting discounts and commissions by us.

The underwriters expect to deliver the shares on or about April 5, 2011.

Wunderlich Securities

Prospectus dated March 31, 2011

PREFERRED APARTMENT COMMUNITIES, INC.

i

You should rely only on the information contained in this prospectus, in any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized any dealer, salesperson or other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Until April 25, 2011 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to any unsold allotments or subscriptions.

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PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all the information that you should consider before investing in our common stock. You should read carefully the detailed information set forth in the section entitled “Risk Factors” and other information included in this prospectus. Except where the context suggests otherwise, the terms “company,” “Company,” “we,” “us,” and “our” refer to Preferred Apartment Communities, Inc., a Maryland corporation, together with its consolidated subsidiaries, and “our manager” refers to Preferred Apartment Advisors, LLC, our external manager and advisor, a Delaware limited liability company.

Unless otherwise indicated in the registration statement, of which this prospectus is a part, all information in this prospectus (other than historical financial information) assumes that (a) 4,500,000 shares of our common stock will be sold in the underwritten offering, of which 690,000 shares of our common stock are being offered to Williams Realty Fund I, LLC and 500,000 shares of our common stock are being offered to Williams Opportunity Fund, LLC, or WOF, each of which is an affiliate of our sponsor, through our directed share program without payment of underwriting discounts and commissions by us other than $0.14 per share as an underwriting fee, and 500,000 shares of our common stock will be sold to WOF in the private placement offering without payment of underwriting discounts and commissions by us, each at $10.00 per share, and (b) there will be no exercise by the underwriters of their option to purchase up to an additional 675,000 shares of common stock in the underwritten offering to cover over-allotments and no exercise by International Assets Advisory, LLC of the financial advisor warrant. In addition, all information in this prospectus gives effect to the following actions taken: (i) the change in the designation of our shares of Class A Common Stock, $0.01 par value per share, to common stock, $0.01 par value per share, and (ii) the change of each of our issued and outstanding shares of Class B Common Stock, $0.01 par value per share, to one issued and outstanding share of common stock, all pursuant to an amendment to our charter filed on February 22, 2011. Finally, we sometimes refer in this prospectus to the underwritten offering and the private placement offering together as the “offerings.”

Our Company

We are a Maryland corporation formed to acquire multifamily properties in select targeted markets throughout the United States. As a secondary strategy, we also may acquire senior mortgage loans, subordinate loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily assets as determined by our manager as appropriate for us. We refer to these asset classes as our target assets.

We will be externally managed and advised by Preferred Apartment Advisors, LLC, a Delaware limited liability company, which is controlled by John A. Williams, our sponsor and a veteran of and expert in the multifamily industry with over four decades of experience, including the founding of one of the nation’s premier multifamily real estate investment trusts, Post Properties, Inc. (NYSE:PPS), and Leonard A. Silverstein. Pursuant to the terms of a management agreement between our manager and us, our manager will be responsible for administering our day-to-day business operations, identifying and acquiring targeted real estate investments, overseeing the management of the investments, handling the disposition of the real estate investments and providing us with our management team and appropriate support personnel.

We also will benefit from Mr. Williams’ current organization and platform that specializes in multifamily real estate investment and management. With operations in over 20 nationwide markets, Mr. Williams’ organization includes (i) Williams Realty Advisors, LLC, or WRA — a full service investment management firm, (ii) Williams Asset Management, LLC, or WAM — a full service acquisition, asset management and disposition firm, and (iii) RAM Partners, LLC, or RAM, and Williams Residential Management, LLC, or WRM — both full-service property level management firms. RAM provides third party property level management services and WRM handles all owned assets within the Williams umbrella group. Collectively, RAM and WRM manage over 31,000 multifamily units. We believe these organizations will provide the full range of services necessary to fulfill our investment objectives.

On January 26, 2010, we concluded a private placement of 33,333 shares of our Class B Common Stock to NELL Partners, Inc., a Georgia corporation, or NELL Partners, an entity controlled by Messrs. Williams and Silverstein, at a price per share equal to $3.00 per share of Class B Common Stock. On the same date, we also concluded a private placement of 3,333 shares of our Class A Common Stock to NELL Partners at a price per share equal to $3.00 per share of Class A Common Stock. Pursuant to a change in the designation of our shares of Class A Common Stock to common stock and a change of each of our issued and outstanding shares of Class B Common Stock to one issued and outstanding share of common stock, all pursuant to an amendment to our charter filed on February 22, 2011, NELL Partners now holds 36,666 shares of common stock. For a discussion of our shares of common stock, see the section entitled “Description of Securities” included elsewhere in this prospectus.

Immediately prior to the closing of the underwritten offering, we will complete the irrevocable private placement offering to WOF of 500,000 shares of our common stock, without payment of underwriting discounts and commissions by us, which we refer to as the “private placement offering.” The per share purchase price payable by WOF for the shares of common stock in the private placement offering is equal to the public offering price per share of common stock.

We also intend to raise additional capital in the future.

Our manager intends to brand all apartment communities owned by the Company as “A Preferred Apartment Community”, to make “A Preferred Apartment Community” a trademarked logo and ultimate tagline for each of our communities that will signify certain brand and management standards, and intends to obtain all rights to the trademarks, including federal registration of the trademarks with the United States Patent and Trademark Office, to secure such brand in connection with such branding. There can be no assurance that such trademarks will be issued. The strategy will allow each individual community to be part of a centralized marketing and advertising campaign, in addition to property level marketing and advertising. We expect that these campaigns will enhance further the individual property’s presence in the marketplace, and we believe that this will allow our communities to be perceived as premier over other properties within the marketplace. Our manager intends to enter into a non-exclusive license agreement with the Company as licensee with respect to all intellectual property of the manager other than trademarks. The license agreement will terminate automatically upon termination of our management agreement or will terminate upon a material breach of the license agreement that remains uncured for more than 30 days after receipt of notice of such breach. If the trademarks relating to the “A Preferred Apartment Community” brand are issued, our manager intends to enter into a non-exclusive license agreement with the Company as licensee with respect to the manager’s trademarks on substantially similar terms as the initial intellectual property license agreement.

Market Opportunities

As a result of the recent United States financial crisis and downturn in the United States economy, multifamily assets have seen a dramatic drop in their value. A combination of higher capitalization rates and downward pressure on renter incomes has adversely affected owners of multifamily assets and limited their options. Many recent transactions were highly leveraged with favorable initial financing terms. In many instances, the initial terms of these financings are about to expire or the debt is about to mature. These owners may have difficulty refinancing given the state of the real estate credit markets, and their only options may be a sale at a discount to investment or foreclosure. We believe our investments will benefit from the following:

•	the lower levels of new supply projected for the next several years,
•	the expected rebound in the general economy,
•	the continual introduction of the “echo boom” generation into the market, and
•	the decline in homeownership.

We believe this stress in the market will create multiple opportunities for investments.

Our Competitive Strengths

We believe that we distinguish ourselves from our competitors through the following competitive advantages:

•	the experience of Mr. Williams and his management team who have significant expertise in multifamily real estate and real estate-related debt investments and capital markets;

•	benefits from Mr. Williams’ and his management team’s relationships in the multifamily industry, which we expect to include access to a pipeline of investment opportunities; and
•	asset and property management teams focused on multifamily assets, including third party property management of over 25,000 multifamily units across nine states, asset management of over 3,000 multifamily units across four states and in-house property management of over 7,000 multifamily units across seven states.

Our Investment Strategy

Our investment strategy will include, without limitation, the following:

•	acquiring assets where assets or the owners of assets are overleveraged or where the owners may be struggling to meet current debt service obligations on such assets, or, in certain circumstances, where owners are financial institutions or conduits under either legal or economic compulsion to sell;
•	acquiring assets that enable us to target five-year average cash-on-cash asset level returns of approximately 8.5% to 10% net of fees and expenses;
•	taking advantage of supply constraints in multifamily housing in part as a result of a lack of new construction over the past several years; and
•	taking advantage of favorable financing available from the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal National Mortgage Association (Fannie Mae).

We currently do not anticipate investing in unimproved property, developing new construction properties or acquiring new construction, except we would consider a forward purchase contract on a to-be-built multifamily asset with appropriate provisions for minimum occupancy and income thresholds in order for us to expect the asset to be priced appropriately. In connection with entering into a forward purchase contract, we may be required to provide a deposit, a mezzanine loan or other assurances of our ability to perform our obligations under the forward purchase contract. We do not currently anticipate making any mezzanine loans other than in the context of such forward purchase contracts.

Although our initial identified acquisitions are from affiliates of our manager, we anticipate that future acquisitions by us of assets likely will be mostly from unaffiliated third parties. However, we would still consider an acquisition from an affiliated third party if such acquisition made financial sense to us and was approved by our conflicts committee comprised of independent directors.

Our Target Markets

Generally, we expect to target metropolitan statistical areas, or MSAs, of approximately one million people or more with favorable economic conditions. The conditions we may monitor in determining the economic conditions of a market include, but are not limited to, job growth, household income, the pipeline of new supply for multifamily units, the pipeline of new supply for single family units, current and forecasted occupancy for multifamily units, current and forecasted rental rate growth for multifamily units, and other statistics that may be relevant to individual markets. In addition, we will analyze forecast data from our manager’s affiliates gathered in their operations to support our assumptions. We also will utilize our management team’s network of industry contacts and relationships to generate significant information about current and future market conditions. See the section entitled “Business — Our Target Assets” included elsewhere in this prospectus for a detailed discussion of our target assets. See also the section entitled “Description of Real Estate Investments — Property Acquisition” included elsewhere in this prospectus for a detailed discussion of the two properties owned by affiliates of our manager that we have under contract for purchase.

Our Financing Strategy

We intend to utilize leverage in making our investments. The number of different investments we will acquire will be affected by numerous factors, including the amount of funds available to us. By operating on a leveraged basis, we will have more funds available for our investments. This will allow us to make more investments than would otherwise be possible, resulting in a larger and more diversified portfolio. See the “Risk Factors” section of this prospectus for more information about the risks related to operating on a leveraged basis.

We intend to target leverage levels (secured and unsecured) between 50% and 65% of the value of our tangible assets on a portfolio basis. Neither our charter nor our by-laws contain any limitation on the amount of leverage we may use. Our investment guidelines, which can be amended by our board without stockholder approval, limit our borrowings (secured and unsecured) to 75% of the cost of our tangible assets at the time of any new borrowing. These targets, however, will not apply to individual real estate assets or investments. At the date of acquisition of each asset, we anticipate that the cost of investment for such asset will be substantially similar to its fair market value. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits. In addition, we intend to acquire all of our properties through separate special purpose entities and we intend to finance each of these properties using financing techniques for that property alone without any cross-collateralization to our other properties. See the section entitled “Business — Our Financing Strategy” included elsewhere in this prospectus for a detailed discussion of our borrowing policies.

Our secured and unsecured aggregate borrowings are intended by us to be reasonable in relation to our net assets and will be reviewed by our board of directors at least quarterly. In determining whether our borrowings are reasonable in relation to our net assets, we expect that our board of directors will consider many factors, including without limitation, the lending standards of government-sponsored enterprises, such as Fannie Mae, Freddie Mac and other companies for loans in connection with the financing of multifamily properties, the leverage ratios of publicly traded and non-traded REITs with similar investment strategies, cash flow coverage, whether we have positive leverage (in that, the board will compare the capitalization rates of our properties to the interest rates on the indebtedness of such properties) and general market and economic conditions. There is no limitation on the amount that we may borrow for any single investment.

Risk Management

Risk management is a fundamental principle in our manager’s construction of our portfolio and in the management of each investment. Diversification of our portfolio by investment size and location is critical to controlling portfolio-level risk. Over the long term, we intend that no single asset will exceed 15% of our total assets and that we will not have more than 25% of our total assets invested in any single MSA. However, until a sufficient number of properties are acquired, we anticipate that we will have single assets in excess of 15% of our total assets and more than 25% of our assets in a single MSA.

Summary Risk Factors

Investing in our common stock involves a high degree of risk. If we are unable to manage effectively the impact of these risks, we may not meet our investment objectives, and therefore, you should purchase these securities only if you can afford a complete loss of your investment. See the section entitled “Risk Factors” included elsewhere in this prospectus for a discussion of the risks that should be considered in connection with your investment in our common stock. Some of the more significant risks relating to the underwritten offering and an investment in our shares of common stock include:

•	We have no operating history and may not be able to operate our business successfully or generate sufficient cash flow to make or sustain distributions to our stockholders;
•	We anticipate making an initial distribution after the quarter ended June 30, 2011 and our estimated cash available for distribution is insufficient to cover our anticipated annual dividend of $0.50 per share.
•	Except for the two currently identified properties, you may not have the opportunity to evaluate our investments before you make your purchase of our common stock, thus making your investment more speculative;
•	No public market currently exists and no active market may ever develop for shares of our common stock;

•	If we, through our manager, are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay distributions;
•	Our properties may be adversely affected by current economic conditions and uncertainty, as well as economic cycles and risks inherent to the geographical markets we intend to target and the apartment community sector;
•	We may be unable to pay or maintain cash distributions or increase distributions over time;
•	We may borrow money, sell assets or use proceeds of this offering to make distributions to our stockholders if we are unable to make distributions with our cash flows from our operations. Such distributions could reduce the cash available to us and could constitute a return of capital to stockholders;
•	We are dependent upon our sponsor, our manager and their respective affiliates to conduct our operations, and therefore, any adverse changes in the financial health of our sponsor, our manager or their affiliates could hinder our operating performance and the return on your investment;
•	There are numerous conflicts of interest between the interests of investors and our interests or the interests of our manager, our sponsor and their respective affiliates, which we may not experience if we were self-managed;
•	The incentive structure of our manager’s special limited partnership interest may result in our manager recommending riskier or more speculative investments;
•	The ownership of 36,666 shares of our common stock by NELL Partners and the ownership by WOF of 500,000 shares of common stock upon consummation of the private placement offering, as well as the potential ownership or control of a significant portion of additional shares of common stock by affiliates of our sponsor, will limit the ability of holders of shares of common stock not affiliated with our sponsor to influence corporate matters;
•	Our investment objectives and strategies may be changed without stockholder consent;
•	We are obligated to pay substantial fees to our manager and its affiliates, including fees payable without regard to our profitability;
•	There are significant risks associated with maintaining as high a level of leverage as we expect to maintain (generally 50% to 65% of our tangible assets value on a portfolio basis and our investment guidelines allow borrowings up to 75% of the cost of our tangible assets at the time of any new borrowing and our charter and our by-laws contain no limitations on the amount of leverage we may use);
•	As long as we maintain our status as a REIT, we will be subject to limitations on ownership and transferability of our shares of common stock;
•	We are subject to risks associated with the significant dislocations and liquidity disruptions currently existing or occurring in the United States credit markets;
•	We may fail to qualify or continue to qualify to be treated as a REIT; and
•	We may be deemed to be an investment company under the Investment Company Act and thus subject to regulation under the Investment Company Act.

Our Structure

We were formed as a Maryland corporation on September 18, 2009. The following chart shows our structure after giving effect to the private placement offering and the underwritten offering.

(1)	NELL Partners, Inc. is controlled by John A. Williams, our sponsor, and Leonard A. Silverstein.
(2)	Preferred Apartment Advisors, LLC is controlled by NELL Partners, Inc. Other than the 1% Manager Revenue Interest (as defined in the section entitled “Our Manager and Management Agreement — 1% Manager Revenue Interest” included elsewhere in this prospectus) held by WOF, all interests of Preferred Apartment Advisors, LLC are held by NELL Partners, Inc.
(3)	The common stock investors in the underwritten offering will own registered shares of common stock of Preferred Apartment Communities, Inc. The 500,000 shares of common stock acquired by WOF in the private placement offering will not be registered shares.
(4)	NELL Partners, Inc. owns 36,666 shares of common stock and WOF will own 500,000 shares of common stock upon the consummation of the private placement offering. 690,000 shares of common stock are being offered to Williams Realty Fund I, LLC in the underwritten offering and 500,000 shares of common stock are being offered to WOF in the underwritten offering. We also may sell up to 2% of the shares of common stock available for purchase in the underwritten offering to other affiliates of our sponsor under our directed share program.
(5)	Each property is expected to be held in a special purpose entity.
(6)	As the special limited partner of the operating partnership, our manager is entitled to receive a participation in net sales proceeds of our investments. See the section entitled “Our Manager and Management Agreement — Management Compensation — Special Limited Partnership Interest” included elsewhere in this prospectus for information relating to the calculation of distributions with respect to the special limited partnership interest and conditions under which it may be paid.

Management Agreement

We will be externally managed and advised by our manager. Our manager will at all times be subject to the supervision and oversight of our board of directors and has only such functions and authority as we delegate to it. We do not expect to have any employees.

We have entered into a second amended and restated management agreement, or management agreement, with our manager. Pursuant to the management agreement, our manager will provide us with a management team and appropriate support personnel to implement our business strategy and perform certain services for us, subject to oversight by our board of directors. Our manager will be responsible for, among other duties (1) performing and administering all our day-to-day operations, (2) determining investment criteria in conjunction with our board of directors, (3) sourcing, analyzing and executing asset acquisitions, sales and financings, (4) performing asset management duties, (5) performing property management duties, and (6) performing financial and accounting management. Our manager has an investment committee that will oversee our investment guidelines, our investment portfolio and its compliance with our investment guidelines and policies.

The initial term of the management agreement expires on the fifth anniversary of the closing of the offerings and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our manager’s performance and fees that may be payable to our manager annually, and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least 75% of our independent directors, based upon (1) unsatisfactory performance that is materially detrimental to us, or (2) our determination that the fees payable to our manager are not in accordance with market rates, subject to our manager’s right to prevent such termination due to above-market fees by accepting a reduction of fees to at or below market rates agreed to by at least 75% of our independent directors. We must provide 180 days’ prior written notice of any such termination. We also may terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with at least 30 days’ prior written notice from our board of directors for cause, as defined in the management agreement, in the absence of our manager’s cure. We do not have the right to decline to renew the management agreement. Our manager may decline to renew the management agreement by providing us with 180 days’ prior written notice. Our manager may terminate the management agreement for good reason, with at least 60 days’ prior written notice, in the absence of our cure. Unless the manager declines to renew the management agreement or is terminated for cause, our manager will be paid accrued fees upon termination as described in the table below.

The following table summarizes the fees and expense reimbursements that we will pay to our manager (or persons affiliated with or related to our manager, including our officers) and to our independent directors (amounts estimated based on the full exercise of the underwriters’ over-allotment option):

Type of Compensation	Determination of Amount	Estimated Amount
Organizational and Offering Expenses	We will reimburse our manager up to 2% of gross offering proceeds for actual expenses incurred in connection with our formation and the offering. Organizational and offering expenses include all expenses to be paid by us in connection with the offering, such as our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and transfer agent, reimbursement of bona fide, itemized and detailed due diligence expenses of our underwriters and our underwriters’ legal fees.	$1,135,000
Acquisition and Operational Stage
Acquisition Fees	Fees payable to our manager in the amount of 1.0% of the gross contract purchase price of the property, loan or other real estate-related asset purchased, for services in connection with selecting, evaluating and acquiring such asset. For purposes of this prospectus, “gross contract purchase price” means the amount actually paid or allocated in respect of the purchase of a property or the amount actually paid or allocated in respect of the purchase of loans or other real-estate related assets, in each case inclusive of acquisition expenses and any indebtedness assumed or incurred in respect of such investment but exclusive of acquisition fees.	$475,750 (assuming no debt) $1,359,286 (assuming we incur our expected leverage of 65% of acquisition cost) $1,903,000 (assuming we incur our maximum leverage of 75% of acquisition cost)
Acquisition Expenses(1)	We will reimburse our manager for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the applicable employee of our manager and the corresponding payroll and payroll related costs incurred by our affiliate. In addition, we also will pay third parties, or reimburse our manager or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs, regardless of whether we acquire the related assets.	Not determinable at this time.

Type of Compensation	Determination of Amount	Estimated Amount
Asset Management Fee(2)	We will pay our manager a monthly fee equal to one-twelfth of 0.50% of the total value of our assets (including cash or cash equivalents) based on the adjusted cost of our assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with generally accepted accounting principles, or GAAP, (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs). This fee will be payable monthly in arrears, based on assets held by us on the last date of the prior month, adjusted for appropriate closing dates for individual property acquisitions.	Not determinable at this time.
Property Management and Leasing Fee(2)	We will pay our manager a monthly fee equal to 4% of the monthly gross revenues of our properties managed, for services in connection with the rental, leasing, operation and management of our properties and the supervision of any third parties that are engaged by our manager to provide such services. Our manager may subcontract the performance of its property management and leasing services duties to third parties or affiliates and pay all or a portion of its property management fee to such persons with whom it contracts for these services. Our manager will be responsible for all fees payable to third parties or affiliates in connection with subcontracted property management and leasing duties. The property management and leasing fee will be payable monthly in arrears, based on the actual gross revenues for the prior month.	Not determinable at this time.
General and Administrative Expenses Fee(1)(2)(3)	We will pay our manager a monthly fee equal to 2% of the monthly gross revenues of our properties.	Not determinable at this time.

Type of Compensation	Determination of Amount	Estimated Amount
Disposition Fee on Sale of Assets	We may pay our manager a commission upon the sale of one or more of our properties or other assets in an amount equal to the lesser of (a) one-half of the commission that would be reasonable, customary and competitive in light of the size, type and location of the asset, and (b) 1% of the sale price of the asset. Payment of such fee may be made only if the manager provides a substantial amount of services in connection with the sale of the asset as determined by a majority of our independent directors. In addition, the amount paid when added to all other commissions paid to unaffiliated parties in connection with such sale shall not exceed the lesser of (1) the commission that would be reasonable, customary and competitive in light of the size, type and location of the asset and (2) an amount equal to 6% of the sale price of such asset.	Not determinable at this time because actual amounts are dependent upon the sale price of specific assets and what would be reasonable, customary and competitive at the time of sale.
Construction Fee, Development Fee and Landscaping Fee	We will pay our manager a construction fee, development fee and landscaping fee at market rates customary and competitive in light of the size, type and location of the asset in connection with the construction, development or landscaping of a property, or for management and oversight of expansion projects and other capital improvements.	Not determinable at this time because actual amounts are dependent upon market rates in light of the size, type and location of the asset.
Accrued Fees Upon Termination	If the management agreement is terminated by reason of a change of control, by us without cause, by the manager for good reason or upon our liquidation, the manager will be entitled to receive payment of any earned but unpaid compensation and expense reimbursements accrued as of the date of termination.	Not determinable at this time.
Awards Under Our Stock Incentive Plan	We have adopted a stock incentive plan pursuant to which our directors, officers and employees (if we ever have employees), employees of our manager and its affiliates, employees of entities that provide services to us, directors of our manager or of entities that provide services to us, certain of our consultants and certain consultants to our manager and its affiliates or entities that provide services to us may be granted equity incentive awards in the form of stock options, stock appreciation rights, restricted stock, performance shares or other stock-based awards. Our compensation committee will determine all awards under our stock incentive plan and the vesting schedule for the grants.	The total number of shares that may be made subject to awards under our stock incentive plan will not exceed 567,500 shares of our common stock.

Type of Compensation	Determination of Amount	Estimated Amount
Compensation to Independent Directors	We pay to each of our independent directors a retainer of $50,000 per year. We also pay an annual retainer of $10,000 to the chair of our audit committee. In addition, each independent director will be paid a fee of $2,000 for each board committee meeting the director attends in person and reasonable out-of-pocket expenses incurred in connection with attendance of meetings of our board or board committees. We may issue shares of our common stock pursuant to our stock incentive plan in lieu of paying an independent director his or her annual fees and/or meeting fees in cash. Any fees owed to our independent directors will be paid in shares of restricted common stock for the first two years after our initial public offering. Afterwards, any such fees may be paid in cash or stock. Our independent directors also may receive awards under our stock incentive plan. Our compensation committee will determine all awards to our independent directors under our stock incentive plan and the vesting schedule for the grants.	The independent directors, as a group, will receive for a full fiscal year estimated aggregate compensation of approximately $350,000, payable in cash or shares of our common stock.

Type of Compensation	Determination of Amount	Estimated Amount
Liquidation Stage
Special Limited Partnership Interest	Our manager will receive a special limited partnership interest entitling it to distributions from our operating partnership equal to 15% of the amount by which the sum of the net selling price of each asset (which equals the proceeds actually received by us from the sale of an asset after paying off outstanding debt related to the sold asset and paying any seller related closing costs, including any commission paid to our manager in connection with the sale of the asset, less expenses allowable to the sold asset) plus distributions in respect of such asset exceeds the sum of the aggregate capital contributed by investors in respect of such asset plus an amount that would be equal to a 7% cumulative, non-compounded annual return to investors in respect of such asset (such sum, the “Preferred Return”). In addition, prior to any payment of distributions with respect to the special limited partnership interest for a sold asset, an amount equal to the Preferred Return for all previously sold assets must have been paid to the investors. Moreover, to the extent a distribution with respect to the special limited partnership interest has been paid to our manager for any assets sold within 60 days prior to the sale of an asset in which the Preferred Return for that asset was not met, our manager must return to us an amount up to the distribution so received for the assets sold within such 60-day period, which will be applied to any Preferred Return shortfall actually arising from the sale of the subsequent asset. Our manager is entitled to the distributions related to its special limited partnership interest in addition to any commission that may be payable to the manager upon the disposition of our assets as described above.	Not determinable at this time

(1)	Amounts paid in respect of acquisition expenses and the general and administrative expenses fee include our portion of any expenses incurred by our manager on behalf of joint ventures in which we are a joint venturer.
(2)	The total amount of the asset management, property management and leasing and general and administrative fees and expenses paid or reimbursed to our manager will be capped at 1.50% of total value of our assets (including cash and cash equivalents) based on the adjusted cost of our assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with GAAP (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs).
(3)	In addition to the general and administrative expenses fee, we may reimburse our manager for certain costs and expenses it incurs in connection with the services it provides to us, including, but not limited to, personnel costs. See the section entitled “Our Manager and Management Agreement — Management Agreement” included elsewhere in this prospectus for details relating to these additional costs and expenses.

Conflicts of Interest

NELL Partners, an entity controlled by Messrs. Williams and Silverstein and the sole member of our manager, owns 36,666 shares of common stock. Conflicts of interest may exist between us and our sponsor, our manager and some of their respective affiliates, including NELL Partners and other affiliates of our manager. Some of these potential conflicts include:

•	The possibility that our manager’s affiliates may invest in properties that meet our investment profile or in markets in which we own investments and will compete for tenants and sales opportunities;
•	Competition for the time and services of personnel that work for us and our manager’s affiliates;
•	Substantial compensation payable by us to our manager and its affiliates for their various services, which may not be on market terms and is payable, in many cases, whether or not our stockholders receive distributions;
•	The possibility that we may acquire or consolidate with our manager to internalize our management on terms that are other than arm’s length;
•	The possibility that we may do business with entities that have pre-existing relationships with our manager’s affiliates, which may result in a conflict between our business and the ongoing business relationships our manager’s affiliates have with each other;
•	The possibility that our manager, its officers and their respective affiliates will face conflicts of interest relating to the purchase, leasing and disposition of properties and the acquisition of real estate-related debt and securities, and that such conflicts may not be resolved in our favor, thus potentially limiting our investment opportunities, impairing our ability to make distributions and reducing the value of the common stock;
•	The possibility that our manager and its affiliates may make recommendations to us that we buy, hold or sell property or other investments that may result in payments to them;
•	The possibility that, if we acquire properties from or make investments in entities owned or sponsored by affiliates of our manager, the price may be higher than we would pay if the transaction were the result of arm’s-length negotiations with a third party, but we would do so only if our board of directors, including a majority of our independent directors, approves the investment and only if there is justification for such excess price and such excess is reasonable;
•	The possibility that our manager, its officers and their respective affiliates, some of whom are also our officers (and our directors), will face conflicts of interest caused by their ownership or control of our manager and their roles with other programs, resulting in actions that are not in the long-term best interests of our stockholders;
•	Conflicts of interest also may arise in connection with the potential sale or refinancing of our properties or the enforcement of agreements with our manager and its affiliates; and
•	The possibility that, if our manager and its affiliates provide services in connection with the management of a particular property, we may retain assets which are not as profitable and sell assets which provide a greater return.

See the section entitled “Certain Relationships and Related Transactions — Conflicts of Interest” included elsewhere in this prospectus for details on these and other conflicts of interest.

Operating and Regulatory Structure

REIT Qualification

We intend to elect and qualify to be taxed as a REIT, commencing with our taxable year ending on December 31, 2011. In addition, we may hold certain of our assets through taxable REIT subsidiaries, or TRSs, which may be subject to corporate-level income tax at regular rates. Our qualification as a REIT depends on our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our shares of capital stock. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income we distribute currently to our stockholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute each year at least 90% of their REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. If we fail to qualify for taxation as a REIT in any taxable year, and the statutory relief provisions of the Code do not apply, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income or property and to U.S. federal income and excise taxes on our undistributed income.

Investment Company Act of 1940 Considerations

We intend to conduct our operations so that our company and each of its subsidiaries are exempt from registration as an investment company under the Investment Company Act of 1940, or the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis, or the 40% test. “Investment securities” exclude U.S. Government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to acquire real estate and real-estate related assets directly, for example, by acquiring fee interests in real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property. We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our assets generally will be held in wholly-owned and majority-owned subsidiaries of the company, each formed to hold a particular asset.

We intend to conduct our operations so that our company and most, if not all, of its wholly-owned and majority-owned subsidiaries will comply with the 40% test. We will continuously monitor our holdings on an ongoing basis to determine the compliance of our company and each wholly-owned and majority-owned subsidiary with this test. Because we expect that most of our assets will be real estate investments, we expect that most, if not all, of the company’s wholly-owned and majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute most, if not all, of our assets) generally will not constitute “investment securities.” Accordingly, we believe that our company and most, if not all, of its wholly-owned and majority-owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

In addition, we believe that neither our company nor any of its wholly-owned or majority-owned subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because they will not engage primarily, or propose to engage primarily, or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, our company and its subsidiaries will be primarily engaged in non-investment company businesses related to real estate.

Consequently, the company and its subsidiaries expect to be able to conduct their respective operations such that none of them will be required to register as an investment company under the Investment Company Act.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested that the staff of the Securities and Exchange Commission, or SEC, approve our treatment of any entity as a majority-owned subsidiary and the SEC staff has not done so. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to comply with the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

We intend to conduct our operations so that neither we nor any of our wholly-owned or majority-owned subsidiaries fall within the definition of “investment company” under the Investment Company Act. If our company or any of its wholly-owned or majority-owned subsidiaries inadvertently falls within one of the definitions of “investment company,” we intend to rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, this exclusion generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least 80% of the entity’s assets must be comprised of qualifying assets and a broader category of assets that we refer to as “real estate related assets” under the Investment Company Act. Additionally, no more than 20% of the entity’s assets may be comprised of miscellaneous assets.

Qualification for exemption from the definition of “investment company” under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit the ability of our company and its subsidiaries to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities, distressed debt, subordinated debt and real estate companies or in assets not related to real estate. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration for our company or each of our subsidiaries.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Restrictions on Ownership and Transfer of our Common Stock

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Code, among other purposes, our charter prohibits, with certain exceptions, any stockholder from beneficially or constructively owning, applying certain attribution rules under the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of our shares of stock. Our board of directors may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular stockholder if it is presented with certain representations and undertakings required by our charter and other evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. Our board of directors agreed to waive the 9.8% ownership limit with respect to the holdings by NELL Partners of 36,666 shares of common stock.

Our charter also prohibits any person from, among other things:

•	beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code, or otherwise cause us to fail to qualify as a REIT; or

•	transferring shares of our capital stock if such transfer would result in our capital stock being beneficially owned by fewer than 100 persons.

In addition, our charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary (or, in the case of a transfer that would result in our capital stock being beneficially owned by fewer than 100 persons, be void), and the purported owner or transferee acquiring no rights in such shares. If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer resulting in such violation will be void from the time of such purported transfer.

Distribution Policy

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We generally intend to pay over time quarterly dividends in an amount equal to 100% of our net taxable income. We plan to pay our first dividend in respect of the period from the closing of the offerings through June 30, 2011, which may be prior to the time that we have fully used the net proceeds from the offerings to acquire our target assets. Although not currently anticipated, if our board of directors determines to authorize distributions in excess of the income or cash flow generated from our target assets, we may make such distributions from the proceeds of this or future offerings of equity or debt securities or other forms of debt financing or the sale of our assets.

Any distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net income from our portfolio of investments, our operating expenses and any other expenditures. For more information, see the section entitled “Distribution Policy” included elsewhere in this prospectus.

We cannot assure you that we will make any distributions to our stockholders.

The Offerings

Common stock offered by us
4,500,000 shares of common stock will be offered through our underwriters in the underwritten offering on a firm commitment basis, of which 690,000 shares of our common stock are being offered to Williams Realty Fund I, LLC and 500,000 shares of our common stock are being offered to WOF, each of which is an affiliate of our sponsor, through our directed share program without payment of underwriting discounts and commissions by us other than $0.14 per share as an underwriting fee. Immediately prior to the closing of the underwritten offering, we will complete the irrevocable private placement offering to WOF of 500,000 shares of our common stock. The purchase price for each share of common stock in the private placement offering will be the same as the initial public offering price in the underwritten offering, without payment of underwriting discounts and commissions by us.
Capital stock to be outstanding after the offerings
5,036,666 shares of common stock.
Over-allotment option to purchase additional shares
The underwriters have an option to purchase up to an additional 675,000 shares of common stock from us. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.
Financial advisor warrant
In connection with this offering, we have also agreed to issue to International Assets Advisory, LLC, our financial advisor, the financial advisor warrant to purchase up to 150,000 shares of our common stock. If International Assets Advisory, LLC exercises this warrant, the purchase price for each share of common stock is expected to be $12.50 per share (125% of the price per share of common stock sold in this offering). Neither the warrant nor the underlying shares of common stock to be issued upon an exercise of the warrant will be registered. Under certain circumstances, the warrant also may be exercised on a “cashless” basis, which allows our financial advisor to elect to pay the exercise price by surrendering the warrant for that number of shares of our common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the warrant, multiplied by the difference between the exercise price of the warrant and the “fair market value” (defined below) of the common stock by (y) the “fair market value” of the common stock. The “fair market value” shall mean the average reported last sale price of our common stock for the five trading days immediately preceding the date as of which the fair market value is being determined.
Use of proceeds
We estimate that we will receive net proceeds from the sale of shares of our common stock in the underwritten offering of approximately $39.8 million, or $46.1 million if the underwriters fully exercise their over-allotment option, based on the initial public offering price of $10.00 per share, in each case after deducting underwriting discounts and commissions and estimated offering expenses (including the advisory fee and expense reimbursements payable to International Assets Advisory, LLC) payable by us of approximately $4.8 million, or $5.3 million if the underwriters fully exercise their over-allotment option and after deducting estimated organizational costs of approximately $0.4 million. We estimate that we will receive net proceeds from the sale of shares of our common stock in the private placement offering of approximately $4.7 million, after deducting estimated organizational costs and offering expenses of approximately $0.3 million. The total net proceeds that we estimate we will receive from the private placement offering and the underwritten offering will be approximately $44.5 million, or $50.8 million if the underwriters fully exercise their over-allotment option. We intend to invest the net proceeds to us of the private placement offering and the underwritten offering of our common stock in two or more properties with an aggregate gross value (inclusive of mortgage indebtedness) of approximately $127.2 million, or $145.1 million if the underwriters fully exercise their over-allotment option, including the two properties we have identified for potential acquisition, which are more fully described in the section entitled “Description of Real Estate Investments.” We intend to acquire properties through the incurrence of indebtedness (secured and unsecured) constituting approximately 65% of our tangible assets value on a portfolio basis, with the balance of the acquisition cost thereof funded through the use of the net proceeds to us of the private placement offering and the underwritten offering. While currently we do not have any financing commitments in place in connection with the acquisitions of the two properties, upon completion of the offerings we expect to execute commitment letters with either Fannie Mae or Freddie Mac and pay a fee equal to 2% of the loan proceeds for each of the two loans, which payments will be reimbursed to us at the closing of each loan. If first mortgage financing is unavailable from Fannie Mae or Freddie Mac, we plan to prioritize the acquisition of the two properties and use the proceeds from the offering to acquire one of the properties, as more fully described in the section entitled “Description of Real Estate Investments.” Neither our charter nor our by-laws contain any limitation on the amount of leverage we may use. Our investment guidelines, which can be amended by our board without stockholder approval, limit our borrowings (secured and unsecured) to 75% of the cost of our tangible assets at the time of any new borrowing. In addition, we expect to repay amounts borrowed from

WOF pursuant to three separate financing arrangements that aggregate approximately $1.8 million. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” located elsewhere in this prospectus for details relating to these financing arrangements. Our manager may invest proceeds of the offerings in interest-bearing short-term investments that are consistent with our intention to qualify as a REIT, pending investment in our target assets. These initial investments are expected to provide a lower net return than we will seek to achieve from our target assets. See the section entitled “Use of Proceeds” included elsewhere in this prospectus.
Proposed AMEX symbol
“APTS”

Our Corporate Information

Our principal executive offices are located at 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339. Our telephone number is (770) 818-4100. Our website is www.pacapts.com. The contents of our website are not part of this prospectus. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

RISK FACTORS

The purchase of shares of our common stock involves a number of risks. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before making an investment in our common stock. The risks discussed in this prospectus could adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common stock to decline and/or you to lose part or all of your investment. The risks and uncertainties described below are not the only ones we face, but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that, as of the date of this prospectus, we deem immaterial also may harm our business.

Investment Risks

Our lack of prior operating history makes it difficult for you to evaluate our likely performance and this investment.

We were incorporated on September 18, 2009, and our manager was organized on May 18, 2010, and thus we and our manager are both recently formed entities with no prior operating history and we both may be unable to successfully operate our businesses or achieve our investment objectives. The past performance of other real estate investment programs sponsored by our sponsor, John A. Williams, or his affiliates may not be indicative of the performance we may achieve. We have no income, cash flow, funds from operations or funds from which we can make distributions to you. We may not be able to conduct our business as planned and/or successfully carry out our business as planned.

You should consider our prospectus in light of the risks, uncertainties and difficulties frequently encountered by companies like ours that do not have a substantial operating history, many of which may be beyond our control. Therefore to be successful in this market, we must among other things:

•	identify and acquire investments that further our investment strategy;
•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;
•	respond to competition both for investment opportunities and potential investors in us; and
•	build and expand our operations structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause you to lose all or a portion of your investment.

We differ from prior programs sponsored by our sponsor in a number of respects, and therefore, the past performance of those programs may not be indicative of our future results.

The past performance of prior investment programs sponsored by our sponsor is not indicative of our future results and you should not rely on such past performance to predict our future results. Our business is different in a number of respects from the operations of prior programs and our portfolio is unlikely to mirror the portfolios of the prior programs, resulting in returns to our stockholders that vary from those generated by those prior programs. Therefore, the prior programs of our sponsor, which were generally conducted through privately held entities, were not subject to the up-front commissions, fees and expenses associated with the offerings, the limitations on leverage associated with a public program, or to many of the laws and regulations to which we will be subject. Further, Post Properties, Inc., a publicly held REIT founded by our sponsor, operated under substantially different investment guidelines and economic conditions than we will face in our business. As a result of all these and other factors, you should not assume that your investment will generate returns, if any, comparable to those experienced by investors in the prior programs sponsored by our sponsor or his affiliates.

We may suffer from delays in locating suitable investments, which could adversely affect the return on your investment.

Our ability to achieve our investment objectives and to make distributions to our stockholders is dependent upon our manager’s performance in the acquisition of, and arranging of financing for, investments, as well as our property manager’s performance in the selection of residents and the negotiation of leases. The current market for properties that meet our investment objectives is highly competitive, as is the leasing market for such properties. The more proceeds we raise in the underwritten offering and the private placement offering, the greater our challenge will be to invest all the net offering proceeds on attractive terms. Other than the pending investments described in this prospectus, you will not have the opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. You must rely entirely on the oversight of our board of directors, the management ability of our manager and the performance of our manager and property manager. We cannot be sure that our manager will be successful in obtaining suitable investments on financially attractive terms.

Additionally, as a public company, we are subject to the ongoing reporting requirements under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to the Exchange Act, we may be required to file with the SEC financial statements of properties we acquire and investments we make in real estate-related assets. To the extent any required financial statements are not available or cannot be obtained, we will not be able to acquire the investment. As a result, we may be unable to acquire certain properties or real estate-related assets that otherwise would be a suitable investment. We could suffer delays in our investment acquisitions due to these reporting requirements.

Furthermore, if we acquire properties prior to, during, or upon completion of construction, it will typically take several months following completion of construction to rent available space. Therefore, you could suffer delays in the receipt of distributions attributable to those particular properties.

Delays we encounter in the selection and acquisition of investments could adversely affect your returns. In addition, if we are unable to invest our offering proceeds in real properties and real estate-related assets in a timely manner, we will hold the proceeds of the offerings in an interest-bearing account, invest the proceeds in short-term, investment-grade investments, which generate lower returns than we anticipate with our target assets, or, ultimately, liquidate. In such an event, our ability to make distributions to our stockholders and the returns to our stockholders would be adversely affected.

We face competition from other apartment communities and housing alternatives for tenants, and we face competition from other acquirers of apartment communities for investment opportunities, both of which may limit our profitability and returns to you.

The residential apartment community industry is highly competitive. This competition could reduce occupancy levels and revenues at our apartment communities, which would adversely affect our operations. We face competition from many sources, including from other apartment communities both in the immediate vicinity and the geographic market where our apartment communities are and will be located. Overbuilding of apartment communities may occur. If so, this would increase the number of apartment units available and may decrease occupancy and unit rental rates.

Furthermore, apartment communities we acquire most likely compete, or will compete, with numerous housing alternatives in attracting tenants, including owner occupied single- and multi-family homes available to rent or purchase. Competitive housing in a particular area and the increasing affordability of owner occupied single- and multi-family homes available to rent or buy caused by declining mortgage interest rates and government programs to promote home ownership could adversely affect our ability to retain our tenants, lease apartment units and increase or maintain rental rates.

The competition for apartment communities may significantly increase the price we must pay for assets we seek to acquire, and our competitors may succeed in acquiring those properties or assets themselves. In addition, our potential acquisition targets may find our competitors to be more attractive because they may have greater resources, may be willing to pay more for the properties or may have a more compatible operating philosophy. In particular, larger apartment REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase. This competition will result in increased demand for these assets and therefore increased prices paid for them. Because of an increased interest in single-property acquisitions among tax-motivated individual purchasers, we may pay higher prices if we purchase single properties in comparison with portfolio acquisitions. If we pay higher prices for our properties, our business, financial condition and results of operations and our ability to pay distributions to you may be materially and adversely affected.

The cash distributions you receive may be less frequent or lower in amount than you expect.

Our board of directors will determine the amount and timing of distributions. In making this determination, our directors will consider all relevant factors, the amount of cash available for distribution, capital expenditure and reserve requirements and general operational requirements. We cannot assure you how long it may take to generate sufficient available cash flow to fund distributions nor can we assure you that sufficient cash will be available to make distributions to you. With no prior operations, we cannot predict the amount of distributions you may receive and we may be unable to pay, maintain or increase distributions over time. Our inability to acquire properties or real estate-related investments may have a negative effect on our ability to generate sufficient cash flow from operations to pay distributions.

Further, if the aggregate amount of our distributions in any given year exceeds our earnings and profits (as determined for U.S. federal income tax purposes), the excess amount either will be (i) a return of capital, or (ii) gain from the sale or exchange of property to the extent that a stockholder’s tax basis in our common stock equals or is reduced to zero as the result of our current or prior year distributions, in each case for U.S. federal income tax purposes. For further information regarding the tax consequences if we make distributions other than from funds from operations, please see the section entitled “Material U.S. Federal Income Tax Considerations” included elsewhere in this prospectus.

Distributions paid from sources other than our cash flow from operations, particularly proceeds of the offerings, will result in us having fewer funds available for the acquisition of properties and other real estate-related investments, which may adversely affect our ability to fund future distributions with cash flow from operations and may adversely affect your overall return.

Upon the closing of the offerings, we intend to acquire the two properties for which we have entered into purchase agreements and we intend to declare a distribution on our shares of common stock at an annual rate of $0.50 per share (5% of the initial public offering price per share) payable to our stockholders after the second quarter of 2011. This rate represents approximately 220% of our estimated cash available for distribution based on our pro forma operating results for the year ended December 31, 2010, which assume the purchase of these two properties. Therefore, we expect that our operating cash flow will be insufficient to cover our anticipated initial quarterly distribution to stockholders for the second quarter of 2011 and any such distributions thereafter.

As mentioned above, we may pay distributions from sources other than from our cash flow from operations. Until we acquire additional properties or other real estate-related investments, we will not generate sufficient cash flow from operations to pay distributions. Our inability to acquire properties or other real estate-related investments may result in a lower return on your investment than you expect. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, sale of additional securities, advances from our manager, our manager’s deferral, suspension and/or waiver of its fees and expense reimbursements, to fund distributions, we may use the proceeds from the offerings. Moreover, our board of directors may change this policy, in its sole discretion, at any time. Distributions made from offering proceeds are a return of capital to stockholders, from which we will have already paid offering and organization expenses in connection with the offering. We have not established any limit on the amount of proceeds from the offerings that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any; or (3) jeopardize our ability to qualify as a REIT.

If we fund distributions from the proceeds of the offerings, we will have less funds available for acquiring properties or real estate-related investments. As a result, the return you realize on your investment may be reduced. Funding distributions from borrowings could restrict the amount we can borrow for investments, which may affect our profitability. Funding distributions with the sale of assets or the proceeds of the offerings may affect our ability to generate cash flows. Funding distributions from the sale of additional securities could dilute your interest in us if we sell shares of our common stock or securities convertible or exercisable into shares of our common stock to third party investors. Payment of distributions from the mentioned sources could restrict our ability to generate sufficient cash flow from operations, affect our profitability and/or affect the distributions payable to you upon a liquidity event, any or all of which may have an adverse effect on your investment.

We do not have agreements or letters of intent in place for any financing sources and our ability to obtain financing on reasonable terms would be impacted by negative market conditions.

Currently, we do not have any agreements or letters of intent in place for any financing sources. Our strategy depends, in part, on our ability to obtain financing on reasonable terms. Recently, domestic and international financial markets have experienced unusual volatility and uncertainty. Liquidity has tightened in overall financial markets, including the investment grade debt and equity capital markets. The dislocation in the credit markets has had a negative effect on the ability of purchasers of real estate to obtain financing. Consequently, there is greater uncertainty regarding our ability to access the credit markets in order to attract financing on reasonable terms. Returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure financing on reasonable terms, if at all.

We established the offering price pursuant to negotiations among us and our underwriters; as a result, the actual value of your investment may be substantially less than what you pay.

The selling price of the shares of common stock has been determined pursuant to negotiations among us and the underwriters, based upon the following primary factors: the economic conditions in and future prospects for the industry in which we compete; our prospects for future earnings; an assessment of our management; the present state of our development, including the contracts to acquire Oxford Rise and Oxford Summit; the prevailing conditions of the equity securities markets at the time of the underwritten offering; and current market valuations of public companies considered comparable to our company. Because the offering price is not based upon any independent valuation, the offering price is not indicative of the proceeds that you would receive upon liquidation.

Your percentage of ownership may become diluted if we issue new shares of stock or other securities, and issuances of preferred stock or other securities by us may subordinate the rights of the holders of our common stock.

Our board of directors is authorized, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the issuance of preferred stock (including equity or debt securities convertible into preferred stock), options, warrants and other rights, on terms and for consideration as our board of directors in its sole discretion may determine. Any such issuance could result in dilution of the equity of our stockholders. Our board of directors may, in its sole discretion, authorize us to issue common stock or other equity or debt securities (1) to persons from whom we purchase apartment communities, as part or all of the purchase price of the community, or (2) to our manager in lieu of cash payments required under the management agreement or other contract or obligation. Our board of directors, in its sole discretion, may determine the value of any common stock or other equity or debt securities issued in consideration of apartment communities or services provided, or to be provided, to us, except that while shares of our common stock are offered by us to the public, the public offering price of the shares of our common stock will be deemed their value.

Our charter also authorizes our board of directors, without stockholder approval, to designate and issue one or more classes or series of preferred stock (including equity or debt securities convertible into preferred stock) and to set or change the voting, conversion or other rights, preferences, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class of shares so issued. If any preferred stock is publicly offered, the terms and conditions of such preferred stock (including any equity or debt securities convertible into preferred stock) will be set forth in a registration statement registering the issuance of such preferred stock or equity or debt securities convertible into preferred stock. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock or other preferred stock. If we ever create and issue additional preferred stock or equity or debt securities convertible into preferred stock with a distribution preference over common stock or preferred stock, payment of any distribution preferences of new outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock and junior preferred stock. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of additional preferred stock may delay, prevent, render more difficult or tend to discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management.

Stockholders have no rights to buy additional shares of stock or other securities if we issue new shares of stock or other securities. We may issue common stock, convertible debt or preferred stock pursuant to a subsequent public offering or a private placement, or to sellers of properties we directly or indirectly acquire instead of, or in addition to, cash consideration. Investors purchasing common stock in the underwritten offering who do not participate in any future stock issuances will experience dilution in the percentage of the issued and outstanding stock they own. In addition, depending on the terms and pricing of any additional offerings and the value of our investments, you also may experience dilution in the book value and fair market value of, and the amount of distributions paid on, your shares of our common stock.

If certain communications we made after filing our registration statement are found to have violated the Securities Act, we could be required to repurchase securities sold in the offering or pay damages to persons who purchased shares of our common stock in this offering.

On March 14, 2011, we sent letters to potential investors who may invest in our underwritten offering through our directed share program. These letters were distributed to a limited number of people, with all of whom we had a pre-existing personal or business relationship. Each letter included a copy of our preliminary prospectus filed on March 10, 2011. In addition, our recorded electronic road show presentation was temporarily posted on a website, together with an electronic link to our preliminary prospectus. We believe that these communications were “free writing prospectuses” permitted under SEC rules, and that our dissemination of or making available these materials did not violate the Securities Act. There nevertheless is a risk that one or both of these communications may be deemed to be a prospectus not meeting the requirements of the Securities Act, which would result in a violation of Section 5 of the Securities Act.

If the communications were ultimately determined to have violated Section 5 of the Securities Act, then purchasers in the underwritten offering that received the directed share program letters and/or viewed the electronic road show, and potentially all purchasers of shares of our common stock in the underwritten offering, would have the right under the Securities Act for a period of one year from the date of the violation to seek recovery of the consideration paid in connection with their purchases, with interest thereon but less any income received from shares, or, if they had already sold the shares of our common stock, sue for damages resulting from their purchases. The total amount of these damages could equal the gross proceeds of this offering, plus interest and the purchasers’ attorneys’ fees. The Company could be directly or indirectly responsible for these payments or damages. We also could be subject to enforcement actions by the SEC, which could result in injunctive relief or the imposition of fines. There can be no guarantee that we would be successful in refuting any of or all such claims. If any such claims were to succeed, we may not have sufficient funds to pay the resulting damages or to finance a repurchase of our shares of common stock and our business could be materially and adversely affected.

The properties we acquire may not produce the cash flow required to meet our REIT minimum distribution requirements, and we may decide to borrow funds to satisfy such requirements, which could adversely affect our overall financial performance.

We may decide to borrow funds in order to meet the REIT minimum distribution requirements even if our management believes that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations. If we borrow money to meet the REIT minimum distribution requirement or for other working capital needs, our expenses will increase, our net income will be reduced by the amount of interest we pay on the money we borrow and we will be obligated to repay the money we borrow from future earnings or by selling assets, any or all of which may decrease future distributions to stockholders.

To maintain our REIT status, we may be forced to forego otherwise attractive opportunities, which may delay or hinder our ability to meet our investment objectives and may reduce your overall return.

To qualify as a REIT, we must satisfy certain tests on an ongoing basis concerning, among other things, the sources of our income, nature of our assets and the amounts we distribute to our stockholders. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits and the value of your investment.

Risks Related to Our Organization, Structure and Management

The ownership by NELL Partners, Inc. of 36,666 shares of common stock and the ownership by Williams Opportunity Fund, LLC of 500,000 shares of common stock upon consummation of the private placement offering, as well as the potential ownership or control by Williams Opportunity Fund, LLC, Williams Realty Fund I, LLC or other affiliates of our sponsor of additional shares of our common stock, will limit the ability of holders of shares of common stock not affiliated with our sponsor to influence corporate matters.

Currently, NELL Partners, which is controlled by Messrs. Williams and Silverstein, is the owner of 36,666 shares of our common stock. Upon the consummation of the private placement offering, Williams Opportunity Fund, LLC, an affiliate of our sponsor, will own 500,000 shares of common stock. Pursuant to these holdings, our sponsor will have significant influence over management and affairs and over all matters requiring stockholder approval, including significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. In addition, Williams Opportunity Fund, LLC, Williams Realty Fund I, LLC and other affiliates of our sponsor may purchase shares in the underwritten offering. These entities collectively may own or control a significant portion of our common stock. This concentrated control limits the ability of the holders of shares of common stock to influence corporate matters and, as a result, we may take actions that the common stockholders not affiliated with us or our sponsor do not view as beneficial, including transactions with our manager or affiliates of our manager. Additionally, the market price of our common stock could be adversely affected because of the imbalance of control among the stockholders.

We are dependent upon our sponsor, our manager and their affiliates to conduct our operations, and therefore, any adverse changes in the financial health of our sponsor, our manager or their affiliates, or our relationship with any of them, could hinder our operating performance and the return on your investment.

We are an externally advised REIT, which means that our manager provides our management team and support personnel and administers our day-to-day business operations. We are dependent on our sponsor, John A. Williams, and on our manager and their affiliates to manage our operations and acquire and manage our portfolio of real estate assets. Our manager will make all decisions with respect to the management of our company. Our manager will depend upon the fees and other compensation that it will receive from us in connection with the purchase, management and sale of our investments to conduct its operations. Any adverse changes in the financial condition of, or our relationship with, our sponsor, our manager or their affiliates could hinder their ability to successfully manage our operations and our portfolio of investments.

In February 2010, iStar Tara, LLC filed a lawsuit seeking confirmation of foreclosure relating to the Mansion Hotel property in Atlanta, Georgia, where Mr. Williams, our sponsor, served as guarantor to a loan entered into by Mansion Centre Development related to the property. In addition, Mr. Williams is party to a related lawsuit on personal guarantees given by Mr. Williams for the benefit of Mansion Centre Development. The claims against Mr. Williams in these legal proceedings, if adversely determined against Mr. Williams, would have a material adverse effect on Mr. Williams' net worth. Mr. Williams has informed us of his belief that he has meritorious defenses against these claims and plans to pursue such defenses vigorously.

In June 2010, litigation was initiated by, among others, Mr. Williams and Leonard Silverstein, our Executive Vice President, General Counsel and Secretary and a Director, for a judicial declaration that they have no liability under certain guarantees executed by them in favor of Synovus Bank (as successor-in-interest to Bank of North Georgia) in connection with certain real estate loans on the basis that all such liabilities were allegedly released by Synovus Bank pursuant to an agreement. Synovus Bank has asserted counterclaims against, among other counterclaim defendants, Messrs. Williams and Silverstein, including counterclaims alleging that Messrs. Williams and Silverstein remain liable to Synovus Bank pursuant to the guarantees at issue. The counterclaims against each of Messrs. Williams and Silverstein in these legal proceedings, if adversely determined against him, would have a material adverse effect on his net worth. Messrs. Williams and Silverstein have informed us of their respective beliefs that they have meritorious defenses against these counterclaims and plan to pursue such defenses vigorously.

In April 2010, RBC Bank (USA) filed a lawsuit against, among others, Mr. Williams alleging that he is liable to RBC Bank (USA) for breach of certain guaranties executed by Mr. Williams in favor of RBC Bank (USA) in connection with certain real estate loans. The claims against Mr. Williams in these legal proceedings, if adversely determined against Mr. Williams, would have a material adverse effect on Mr. Williams’ net worth. Mr. Williams has informed us of his belief that he has meritorious defenses against these claims and plans to pursue such defenses vigorously.

Our success is dependent on the performance of our manager.

Our manager has broad discretion over the use of proceeds from this offering, and you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments that are not described in this prospectus or other periodic filings with the SEC. We will rely on the management ability of our manager, subject to the oversight and approval of our board of directors. Accordingly, you should not purchase shares of our common stock unless you are willing to entrust all aspects of our day-to-day management to our manager. If our manager suffers or is distracted by adverse financial or operational problems in connection with its operations or the operations of our sponsor unrelated to us, our manager may be unable to allocate time and/or resources to our operations. If our manager is unable to allocate sufficient resources to oversee and perform our operations for any reason, we may be unable to achieve our investment objectives or to pay distributions to you.

If our manager loses or is unable to retain or replace key personnel, our ability to implement our investment strategies could be hindered, which could adversely affect our ability to make distributions and the value of your investment.

Our success depends to a significant degree upon the contributions of certain of our executive officers and other key personnel of our manager. In particular, we depend on the skills and expertise of John A. Williams, the director of our investment strategies. Neither we nor our manager has an employment agreement with any of our or its key personnel, including Mr. Williams, and we cannot guarantee that all, or any, will remain affiliated with us or our manager. If any of our key personnel were to cease their affiliation with our manager, our operating results could suffer. Further, we do not intend to maintain key person life insurance that would provide us with proceeds in the event of death or disability of Mr. Williams or any of our key personnel.

We believe our future success depends upon our manager’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that our manager will be successful in attracting and retaining such skilled personnel. If our manager loses or is unable to obtain the services of key personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Furthermore, our manager may retain independent contractors to provide various services for us, including administrative services, transfer agent services and professional services. Such contractors have no fiduciary duty to our manager or us and may not perform as expected or desired. Any such services provided by independent contractors will be paid for by us as an operating expense.

Payment of fees to our manager and its affiliates will reduce cash available for investment and payment of distributions.

Our manager and its affiliates will perform services for us in connection with, among other things, the offer and sale of our shares, the selection and acquisition of our investments, and the management and leasing of our properties, the servicing of our mortgage, bridge, mezzanine or other loans, the administration of our other investments and the disposition of our assets. They will be paid substantial fees for these services. These fees will reduce the amount of cash available for investment or distributions to stockholders. For a detailed discussion of these fees, see “Our Manager and Management Agreement — Management Compensation.”

If our sponsor, our manager or their affiliates waive certain fees due to them, our results of operations and distributions may be artificially high.

From time to time, our sponsor, our manager and/or their affiliates may agree to waive or defer all or a portion of the acquisition, asset management or other fees, compensation or incentives due to them, pay general administrative expenses or otherwise supplement stockholder returns in order to increase the amount of cash available to make distributions to stockholders. If our sponsor, our manager and/or their affiliates choose to no longer waive or defer such fees and incentives, our results of operations will be lower than in previous periods and your return on your investment could be negatively affected.

The Maryland General Corporation Law prohibits certain business combinations, which may make it more difficult for us to be acquired.

Under the Maryland General Corporation Law, “business combinations” between a Maryland corporation and an “interested stockholder” or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as: (i) any person who beneficially owns 10% or more of the voting power of the then outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the expiration of the five-year period described above, any business combination between the Maryland corporation and an interested stockholder must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The Maryland General Corporation Law also permits various exemptions from these provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has adopted a resolution exempting any business combination with Preferred Apartment Advisors, LLC or any affiliate of Preferred Apartment Advisors, LLC. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and Preferred Apartment Advisors, LLC or any affiliate of Preferred Apartment Advisors, LLC. As a result, Preferred Apartment Advisors, LLC or any affiliate of Preferred Apartment Advisors, LLC may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute. The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. See the sections entitled “Description of Securities — Business Combinations” included elsewhere in this prospectus.

Stockholders have limited control over changes in our policies and operations.

Our board of directors determines our major policies, including with regard to financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under our charter and the Maryland General Corporation Law, our stockholders generally have a right to vote only on the following matters:

•	the election or removal of directors;
•	the amendment of our charter, except that our board of directors may amend our charter without stockholder approval to:
•	change our name;
•	change the name or other designation or the par value of any class or series of stock and the aggregate par value of our stock;
•	increase or decrease the aggregate number of shares of stock that we have the authority to issue;
•	increase or decrease the number of our shares of any class or series of stock that we have the authority to issue; and
•	effect certain reverse stock splits;
•	our liquidation and dissolution; and
•	our being a party to a merger, consolidation, sale or other disposition of all or substantially all of our assets or statutory share exchange.

All other matters are subject to the discretion of our board of directors.

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock, without stockholder approval, up to 415,066,666 shares. In addition, our board of directors may, without stockholder approval, amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a class or series of shares of common or preferred stock that could delay or prevent a merger, third party tender offer or similar transaction or a change in incumbent management that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Because of our holding company structure, we depend on our operating subsidiary and its subsidiaries for cash flow and we will be structurally subordinated in right of payment to the obligations of such operating subsidiary and its subsidiaries.

We are a holding company with no business operations of our own. Our only significant asset is and will be the general and limited partnership interests in our operating partnership. We conduct, and intend to conduct, all of our business operations through our operating partnership. Accordingly, our only source of cash to pay our obligations is distributions from our operating partnership and its subsidiaries of their net earnings and cash flows. We cannot assure you that our operating partnership or its subsidiaries will be able to, or be permitted to, make distributions to us that will enable us to make distributions to our stockholders from cash flows from operations. Each of our operating partnership’s subsidiaries is or will be a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from such entities. In addition, because we are a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our operating partnership and its subsidiaries will be able to satisfy your claims as stockholders only after all of our and our operating partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

Our rights and the rights of our stockholders to recover on claims against our directors and officers are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.

The Maryland General Corporation Law provides that a director has no liability in such capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. A director who performs his or her duties in accordance with the foregoing standards should not be liable to us or any other person for failure to discharge his or her obligations as a director.

In addition, our charter provides that our directors and officers will not be liable to us or our stockholders for monetary damages unless the director or officer actually received an improper benefit or profit in money, property or services, or is adjudged to be liable to us or our stockholders based on a finding that his or her action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter also requires us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. With the approval of our board of directors, we may provide such indemnification and advance for expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company, including our manager and its affiliates. For details regarding the circumstances under which we are required or authorized to indemnify and to advance expenses to our directors, officers or our manager, see the section entitled “Our Management — Limitation of Liability and Indemnification” included elsewhere in this prospectus.

We also are permitted to purchase and maintain insurance or provide similar protection on behalf of any directors, officers, employees and agents, including our manager and its affiliates, against any liability asserted which was incurred in any such capacity with us or arising out of such status. This may result in us having to expend significant funds, which will reduce the available cash for distribution to our stockholders.

If we internalize our management functions, the holders of our previously outstanding common stock could be diluted, and we could incur other significant costs associated with internalizing and being self-managed.

In the future, our board of directors may consider internalizing the functions performed for us by our manager by acquiring our manager’s assets. The method by which we could internalize these functions could take many forms. There is no assurance that internalizing our management functions will be beneficial to us and our stockholders. Such an acquisition could also result in dilution of your interests as a stockholder and could reduce earnings per share and funds from operation per share. For example, we may not realize the perceived benefits or we may not be able to properly integrate a new staff of managers and employees or we may not be able to effectively replicate the services provided previously by our manager or its affiliates. Internalization transactions involving the acquisition of managers affiliated with entity sponsors have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of time and money defending claims which would reduce the amount of time and funds available for us to invest in properties or other investments and to pay distributions. All these factors could have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

We are not registered, and do not intend to register ourselves or any of our subsidiaries, as an investment company under the Investment Company Act. If we become obligated to register the company or any of our subsidiaries as an investment company, the registered entity would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things, limitations on capital structure, restrictions on specified investments, prohibitions on transactions with affiliates and compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

We intend to conduct our operations, directly and through wholly-owned and majority-owned subsidiaries, so that we and each of our subsidiaries are exempt from registration as an investment company under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is not deemed to be an “investment company” if it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is not deemed to be an “investment company” if it neither is engaged, nor proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and does not own or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis.

We believe that we and most, if not all, of our wholly-owned and majority-owned subsidiaries will not be considered investment companies under either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act. If we or any of our wholly-owned or majority-owned subsidiaries would ever inadvertently fall within one of the definitions of “investment company,” we intend to rely on the exception provided by Section 3(c)(5)(C) of the Investment Company Act. Under Section 3(c)(5)(C), the SEC staff generally requires a company to maintain at least 55% of its assets directly in qualifying assets and at least 80% of qualifying assets in a broader category of real estate related assets to qualify for this exception. Mortgage-related securities may or may not constitute qualifying assets, depending on the characteristics of the mortgage-related securities, including the rights that we have with respect to the underlying loans. The company’s ownership of mortgage-related securities, therefore, is limited by provisions of the Investment Company Act and SEC staff interpretations. See the section entitled “Business — Our Investment Strategy” included elsewhere in this prospectus.

The method we use to classify our assets for purposes of the Investment Company Act will be based in large measure upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of qualifying for an exclusion from regulation under the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act.

A change in the value of any of our assets could cause us or one or more of our wholly-owned or majority-owned subsidiaries to fall within the definition of “investment company” and negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To avoid being required to register us or any of our subsidiaries as an investment company under the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy.

As part of our manager’s obligations under the management agreement, our manager will agree to refrain from taking any action which, in its sole judgment made in good faith, would subject us to regulation under the Investment Company Act. Failure to maintain an exclusion from registration under the Investment Company Act would require us to significantly restructure our business plan. For example, because affiliate transactions are generally prohibited under the Investment Company Act, we would not be able to enter into transactions with any of our affiliates if we are required to register as an investment company, and we may be required to terminate our management agreement and any other agreements with affiliates, which could have a material adverse effect on our ability to operate our business and pay distributions. If we were required to register us as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

Risks Related to Conflicts of Interest

Our manager, our executive officers and their affiliates may face competing demands relating to their time, and if inadequate time is devoted to our business, your investment may be negatively impacted.

We rely on our executive officers and the executive officers and employees of our manager and its affiliates for the day-to-day operation of our business. These persons also conduct or may conduct in the future day-to-day operations of other programs and entities sponsored by or affiliated with our manager or sponsor. Because these persons have or may have such interests in other real estate programs and engage in other business activities, they may experience conflicts of interest in allocating their time and resources among our business and these other activities. The amount of time that our manager and its affiliates spend on our business will vary from time to time and is expected to be more while we are raising money and acquiring investments. During times of intense activity in other programs and ventures, they may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. We expect that as our real estate activities expand, our manager will attempt to hire additional employees who would devote substantially all their time to our business. There is no assurance that our manager will devote adequate time to our business. If our manager, our sponsor or any of their respective affiliates suffers or is distracted by adverse financial or operational problems in connection with its operations unrelated to us, it may allocate less time and resources to our operations. If any of the foregoing events occur, the returns on our investments, our ability to make distributions to stockholders and the value of your investment may suffer.

Our manager, our executive officers and their affiliates may face conflicts of interest, and these conflicts may not be resolved in our favor, which could negatively impact your investment.

Our executive officers and the employees of our manager, our sponsor and their respective affiliates on which we rely could make substantial profits as a result of investment opportunities allocated to entities other than us. As a result, these individuals could pursue transactions that may not be in our best interest, which could have a material adverse effect on our operations and your investment. Our manager and its affiliates may, in the future, be engaged in other activities that could result in potential conflicts of interest with the services that they will provide to us. In addition, our sponsor or his affiliates may compete with us for the acquisition and/or refinancing of properties.

Our manager and its affiliates will receive substantial fees from us, which could result in our manager and its affiliates taking actions that are not necessarily in the best interest of our stockholders.

Our manager and its affiliates will receive substantial fees from us, including distributions with respect to our manager’s special limited partnership interest in the operating partnership, which entitles our manager to receive a participation in net sales proceeds. See the section entitled “Our Manager and Management Agreement — Management Compensation — Special Limited Partnership Interest” included elsewhere in this prospectus for information relating to the calculation of distributions with respect to the special limited partnership interest and conditions under which it may be paid. Further, our manager will receive an asset management fee based on the total value of our assets, and its affiliates will receive fees based on our revenues, which, in each case, could incent our manager to use higher levels of leverage to finance investments or accumulate assets to increase fees than would otherwise be in our best interests. These fees could influence our manager’s advice to us, as well as the judgment of the affiliates of our manager who serve as our officers and directors. Among other matters, the acquisition or disposition fees and other possible fees payable to affiliates of our manager in connection with its services for the seller or buyer, could affect the judgment of our manager or its affiliates with respect to property acquisitions from, or the making of investments in, other programs sponsored by our sponsor. Therefore, considerations relating to their compensation from other programs could result in decisions that are not in the best interests of our stockholders, which could hurt our income and, as a result, our ability to make distributions to you and/or lead to a decline in the value of your investment.

Property and asset management services are being provided by our manager or its affiliates, which may impact our sale of properties and, as a result, affect your investment.

Our manager is controlled by our sponsor, and is thus subject to an inherent conflict of interest. Specifically, because the manager or its affiliates will receive significant fees for property and asset management of our properties, our manager may face a conflict of interest when determining whether we should sell properties, including under circumstances where the manager or its affiliates would no longer manage the property after the transaction. As a result of this conflict of interest, we may not dispose of properties when it would be in our best interests to do so.

If we acquire properties from affiliates of our manager, the price may be higher than we would pay if the transaction were the result of arm’s-length negotiations.

The prices we pay to affiliates of our manager for our properties will be equal to the prices paid by them, plus the costs incurred by them relating to the acquisition and financing of the properties, or if the price to us is in excess of such cost, substantial justification for such excess will exist and such excess will be reasonable and consistent with current market conditions as determined by a majority of our independent directors. Substantial justification for a higher price could result from improvements to a property by the affiliate of our manager or increases in market value of the property during the period of time the property is owned by the affiliate as evidenced by an appraisal of the property. In no event will we acquire property from an affiliate at an amount in excess of its then current appraised value as determined by averaging the appraisals of two independent appraisers selected by our independent directors not otherwise interested in the transaction. An appraisal is “current” if obtained within six months. These prices will not be the subject of arm’s-length negotiations, which could mean that the acquisitions may be on terms less favorable to us than those negotiated in an arm’s-length transaction. Even though we will use independent third party appraisals to determine fair market value when acquiring properties from our manager and its affiliates, we may pay more for particular properties than we would have in an arm’s-length transaction, which would reduce our cash available for other investments or distribution to our stockholders.

We may purchase real properties from persons with whom affiliates of our manager have prior business relationships, which may impact the purchase terms, and as a result, affect your investment.

If we purchase properties from third parties who have sold, or may sell, properties to our manager or its affiliates, our manager may experience a conflict between our current interests and its interest in preserving any ongoing business relationship with these sellers. As a result of this conflict, the terms of any transaction between us and such third parties may not reflect the terms that we could receive in the market on an arm’s-length basis. If the terms we receive in a transaction are less favorable to us, our results from operations may be adversely affected.

The absence of arm’s-length bargaining may mean that our agreements may not be as favorable to you as they otherwise could have been.

Any existing or future agreements between us and our sponsor, our manager or any of their respective affiliates were not and will not be reached through arm’s-length negotiations. Thus, such agreements may require us to pay more than we would if we were using unaffiliated third parties. The management agreement, the operating partnership agreement and the terms of the compensation to our manager and its affiliates or distributions to our manager were not arrived at through arm’s-length negotiations. The terms of the management agreement, the operating partnership agreement and similar agreements may not solely reflect your best interest and may be overly favorable to the other party to such agreements including in terms of the substantial compensation to be paid to or the potential substantial distributions to these parties under these agreements.

Our manager and its affiliates receive fees and other compensation based upon our investments, which may impact operating decisions, and as a result, affect your investment.

John A. Williams controls our manager. In addition, Mr. Williams is our President, Chief Executive Officer and Chairman of the Board of Directors and the President and Chief Executive Officer of our manager. As a result, Mr. Williams has a direct interest in all fees paid to our manager and is in a position to make decisions about our investments in ways that could maximize fees payable to our manager and its affiliates. Some compensation is payable to our manager whether or not there is cash available to make distributions to our stockholders. To the extent this occurs, our manager and its affiliates benefit from us retaining ownership and leveraging our assets, while our stockholders may be better served by the sale or disposition of, or lack of leverage on, the assets. For example, because asset management fees payable to our manager are based on total assets under management, including assets purchased using debt, our manager may have an incentive to incur a high level of leverage in order to increase the total amount of assets under management. In addition, our manager’s ability to receive fees and reimbursements depends on our revenues from continued investment in real properties and real estate-related investments. Therefore, the interest of our manager and its affiliates in receiving fees may conflict with the interest of our stockholders in earning a return on their investment in our common stock.

We may compete with other entities affiliated with our sponsor for investments and tenants.

Our sponsor or his affiliates have sponsored existing programs with investment objectives and strategies similar to ours, and may sponsor other similar programs in the future. Our sponsor and his affiliates are not prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business ventures, including ventures involved in the acquisition, development, ownership, management, leasing or sale of real estate. Our sponsor and/or one or more of his affiliates may simultaneously owe fiduciary duties to us and one or more of these business ventures. If our sponsor or his affiliates breach their fiduciary or contractual obligations to us, or do not resolve conflicts of interest, we may not meet our investment objectives, which could reduce our expected cash available for distributions to you.

Our sponsor and/or his affiliates may own and/or manage properties in the same geographical areas in which we expect to acquire real estate assets or may compete with us for acquisitions of these assets. Our properties may compete for tenants with other properties owned and/or managed by our sponsor and his affiliates. Our sponsor may face conflicts of interest when evaluating acquisitions as well as tenant opportunities for our properties and other properties owned and/or managed by our sponsor and his affiliates, and these conflicts of interest may have a negative impact on our ability to acquire suitable investments and attract and retain tenants for our properties.

If we invest in joint ventures, the objectives of our partners may conflict with our objectives.

In accordance with our acquisition strategies, we may make investments in joint ventures or other partnership arrangements between us and affiliates of our sponsor or with unaffiliated third parties. We also may purchase properties in partnerships, co-tenancies or other co-ownership arrangements. Such investments may involve risks not otherwise present when acquiring real estate directly, including, for example:

•	joint venturers may share certain approval rights over major decisions;
•	a co-venturer, co-owner or partner may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals, including inconsistent goals relating to the sale of properties held in the joint venture or the timing of termination or liquidation of the joint venture;
•	the possibility that our co-venturer, co-owner or partner in an investment might become insolvent or bankrupt;
•	the possibility that we may incur liabilities as a result of an action taken by our co-venturer, co-owner or partner;
•	that such co-venturer, co-owner or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our policy with respect to qualifying and maintaining our qualification as a REIT;
•	disputes between us and our joint venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business and result in subjecting the properties owned by the applicable joint venture to additional risk; or

•	that under certain joint venture arrangements, neither venture partner may have the power to control the venture, and an impasse could be reached which might have a negative influence on the joint venture.

These events could result in, among other things, exposing us to liabilities of the joint venture in excess of our proportionate share of these liabilities. The partition rights of each owner in a jointly owned property could reduce the value of each portion of the divided property. Moreover, there is an additional risk neither co-venturer will have the power to control the venture, and under certain circumstances, an impasse could be reached regarding matters pertaining to the co-ownership arrangement, which might have a negative influence on the joint venture and decrease potential returns to you. In addition, the fiduciary obligation that our sponsor or our board of directors may owe to our partner in an affiliated transaction may make it more difficult for us to enforce our rights.

If we have a right of first refusal or buy/sell right to buy out a co-venturer, co-owner or partner, we may be unable to finance such a buy-out if it becomes exercisable or we may be required to purchase such interest at a time when it would not otherwise be in our best interest to do so. If our interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow us to elect to purchase an interest of a co-venturer subject to the buy/sell right, in which case we may be forced to sell our interest as the result of the exercise of such right when we would otherwise prefer to keep our interest. Finally, we may not be able to sell our interest in a joint venture if we desire to exit the venture.

General Risks Related to Investments in Real Estate

Economic conditions may adversely affect the multifamily real estate market and our income.

A multifamily property’s income and value may be adversely affected by international, national and regional economic conditions. Currently, the U.S. and international markets are experiencing increased levels of volatility due to a combination of many factors, including decreasing values of home prices and commercial real estate, limited access to credit markets, increased energy costs, increased unemployment rates, and recovery from the recent national and global recession. If such conditions persist, the multifamily real estate industry may experience a significant decline in business caused by a reduction in overall renters. The current weak economy and increase in unemployment rates also may have an adverse affect on our operations if the tenants occupying the multifamily properties we acquire cease making rent payments to us.

In addition, local real estate conditions such as an oversupply of properties or a reduction in demand for properties, availability of “for sale” properties, competition from other similar properties, our ability to provide adequate maintenance, insurance and management services, increased operating costs (including real estate taxes), the attractiveness and location of the property and changes in market rental rates, may adversely affect a property’s income and value. The continued rise in energy costs could result in higher operating costs, which may adversely affect our results from operations. In addition, local conditions in the markets in which we own or intend to own properties may significantly affect occupancy or rental rates at such properties. The risks that may adversely affect conditions in those markets include: layoffs, business closings, relocations of significant local employers and other events negatively impacting local employment rates and the local economy; an oversupply of, or a lack of demand for, apartments; a decline in household formation; the inability or unwillingness of residents to pay rent increases; and rent control, rent stabilization and other housing laws, which could prevent us from raising rents.

We cannot predict when the multifamily real estate market will recover. Therefore, to the extent that there are adverse economic conditions in the multifamily market, such conditions could result in a reduction of our income and cash available for distributions and thus affect the amount of distributions we can make to you.

Our investments in real estate-related investments will be subject to the risks typically associated with real estate, which may have a material affect on your investment.

Our loans held for investment generally will be directly or indirectly secured by a lien on real property, or the equity interests in an entity that owns real property, that, upon the occurrence of a default on the loan, could result in our acquiring ownership of the property. We will not know whether the values of the properties ultimately securing our loans will remain at the levels existing on the dates of origination of those loans. If the values of the underlying properties decline, our risk will increase because of the lower value of the security associated with such loans. In this manner, real estate values could impact the values of our loan investments. Any investments in mortgage-related securities, collateralized debt obligations and other real estate-related investments (including potential investments in real property) may be similarly affected by real estate property values. Therefore, our investments will be subject to the risks typically associated with real estate.

The value of real estate may be adversely affected by a number of risks, including:

•	natural disasters, such as hurricanes, earthquakes and floods;
•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;
•	adverse changes in national and local economic and real estate conditions;
•	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;
•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;
•	costs of remediation and liabilities associated with environmental conditions affecting properties; and
•	the potential for uninsured or underinsured property losses.

The value of each property is affected significantly by its ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties. These factors may have a material adverse effect on the ability of the borrowers to pay their loans, as well as on the value that we can realize from assets we own or acquire.

Natural disasters could significantly reduce the value of our properties and your investment.

Natural disasters, including hurricanes, tornadoes, earthquakes, wildfires and floods, could significantly reduce the value of our properties. While we will attempt to obtain adequate insurance coverage for natural disasters, insurance may be too expensive or may not properly compensate us for the long-term loss in value that a property may suffer if the area around it suffers a significant natural disaster. As a result, we may not be compensated for the loss in value. Any diminution in the value of our properties or properties underlying an investment that is not fully reimbursed will reduce our profitability and adversely affect the value of your investment.

Terrorist attacks and other acts of violence or war may affect the real estate industry generally and our business, financial condition and results of operations.

We cannot predict the severity of the effect that potential future terrorist attacks would have on us. We may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely impact our performance and the value of our real estate. The events of September 11, 2001 created significant uncertainty regarding the ability of real estate owners to obtain insurance coverage protecting against terrorist attacks at commercially reasonable rates. We may not be able to obtain insurance against the risk of terrorism because it may not be available or may not be available on terms that are economically feasible. The terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. The inability to obtain sufficient terrorism insurance or any terrorism insurance at all could limit our investment options as some mortgage lenders insist that specific coverage against terrorism be purchased by commercial owners as a condition of providing loans. We intend to obtain terrorism insurance if required by our lenders, but the terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. In addition, where insurance against the risk of terrorism is not available or is not available on terms that are economically feasible, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We cannot assure you that we will have adequate coverage for such losses.

Compliance with the governmental laws, regulations and covenants that are applicable to our properties, including permit, license and zoning requirements, may adversely affect our ability to make future acquisitions or renovations, result in significant costs or delays and adversely affect our growth strategy.

Our properties are subject to various covenants and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, may restrict our use of our properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. Among other things, these restrictions may relate to fire and safety, seismic, asbestos-cleanup or hazardous material abatement requirements. We cannot assure you that existing regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that would increase such delays or result in additional costs. Our growth strategy may be materially and adversely affected by our ability to obtain permits, licenses and zoning approvals. Our failure to obtain such permits, licenses and zoning approvals could have a material adverse effect on our business, financial condition and results of operations.

Our costs associated with and the risk of failing to comply with the Americans with Disabilities Act may affect cash available for distributions.

Our properties are generally expected to be subject to the Disabilities Act. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We will attempt to acquire properties that comply with the Disabilities Act or place the burden on the seller or a third party to ensure compliance with such laws. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. If we cannot, our funds used for compliance with these laws may affect cash available for distributions and the amount of distributions to you.

The multifamily communities we acquire must comply with Title III of the Disabilities Act, to the extent that such properties are “public accommodations” and/or “commercial facilities”, as defined by the Disabilities Act. Compliance with the Disabilities Act could require removal of structural barriers to handicapped access in certain public areas of our multifamily communities where such removal is readily achievable. The Disabilities Act does not, however, consider residential properties, such as multifamily communities to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as the leasing office, are open to the public.

We must comply with the Fair Housing Amendments Act of 1988, or the FHAA, and failure to comply may affect cash available for distributions.

We must comply with the FHAA, which requires that apartment communities first occupied after March 13, 1991 be accessible to handicapped residents and visitors. Compliance with the FHAA could require removal of structural barriers to handicapped access in a community, including the interiors of apartment units covered under the FHAA. Recently there has been heightened scrutiny of multifamily housing communities for compliance with the requirements of the FHAA and Disabilities Act and an increasing number of substantial enforcement actions and private lawsuits have been brought against apartment communities to ensure compliance with these requirements. Noncompliance with the FHAA could result in the imposition of fines, awards of damages to private litigants, payment of attorneys’ fees and other costs to plaintiffs, substantial litigation costs and substantial costs of remediation.

Rising expenses could reduce cash flow and funds available for future acquisitions, which may have a material affect on your investment.

Our properties will be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance, administrative and other expenses. Some of the leases on our properties may require the tenants to pay all or a portion of utility costs; however, most of these costs will be borne by us. Such increased expenses could adversely affect funds available for future acquisitions or cash available for distributions.

Failure to generate sufficient cash flows from operations may reduce distributions to stockholders.

We intend to rely primarily on our cash flow from operations to make distributions to our stockholders. The cash flow from equity investments in our multifamily properties depends on the amount of revenue generated and expenses incurred in operating our properties. The revenue generated and expenses incurred in operating our properties depends on many factors, some of which are beyond our control. For instance, rents from our properties may not increase as expected or the real estate-related investments we purchase may not generate the anticipated returns. If our investments do not generate revenue sufficient to meet our operating expenses, debt service and capital expenditures, our cash flows and ability to make distributions to you will be adversely affected.

If we purchase assets at a time when the multifamily real estate market is experiencing substantial influxes of capital investment and competition for properties, the real estate we purchase may not appreciate or may decrease in value.

The multifamily real estate market may experience substantial influxes of capital from investors. This substantial flow of capital, combined with significant competition for real estate, may result in inflated purchase prices for such assets and compression of capitalization rates. To the extent we purchase real estate in such an environment, we are subject to the risk that, if the real estate market subsequently ceases to attract the same level of capital investment, or if the number of companies seeking to acquire such assets decreases, our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets.

We may be unable to sell a property if or when we decide to do so, which could adversely impact our ability to make distributions to our stockholders.

In connection with the acquisition of a property, we may agree on restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. Even absent such restrictions, the real estate market is affected by many factors that are beyond our control, including general economic conditions, availability of financing, interest rates and supply and demand. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property or real estate-related asset. If we are unable to sell a property or real estate-related asset when we determine to do so, it could have a significant adverse effect on our cash flow and results of operations. As a result, we may not have funds to make distributions to our stockholders.

We may have difficulty selling real estate investments, and our ability to distribute all or a portion of the net proceeds from such sale to our stockholders may be limited.

Real estate investments are relatively illiquid, and as a result, we will have a limited ability to vary our portfolio in response to changes in economic or other conditions. We also will have a limited ability to sell assets in order to fund working capital and similar capital needs. When we sell any of our properties, we may not realize a gain on such sale. We may elect not to distribute any proceeds from the sale of properties to our stockholders; for example, we may use such proceeds to:

•	purchase additional properties;
•	repay debt, if any;

•	buy out interests of any co-venturers or other partners in any joint venture in which we are a party;
•	create working capital reserves; or
•	make repairs, maintenance, tenant improvements or other capital improvements or expenditures to our remaining properties.

We may not make a profit if we sell a property, which could adversely impact our ability to make cash distributions to our stockholders.

The prices that we can obtain when we determine to sell a property will depend on many factors that are presently unknown, including the operating history, tax treatment of real estate investments, demographic trends in the area and available financing. There is a risk that we will not realize any significant appreciation on our investment in a property. Accordingly, your ability to recover all or any portion of your investment under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

Our ability to sell our properties also may be limited by our need to avoid a 100% penalty tax that is imposed on gain recognized by a REIT from the sale of property characterized as dealer property. In order to ensure that we avoid such characterization we may be required to hold our properties for a minimum period of time and comply with certain other requirements in the Code, or possibly hold some properties through TRSs that must pay full corporate-level income taxes.

We may incur liabilities in connection with properties we acquire.

Our anticipated acquisition activities are subject to many risks. We may acquire properties that are subject to liabilities or that have problems relating to environmental condition, state of title, physical condition or compliance with zoning laws, building codes, or other legal requirements. In each case, our acquisition may be without any, or with only limited, recourse with respect to unknown liabilities or conditions. As a result, if any liability were asserted against us relating to those properties or entities, or if any adverse condition existed with respect to the properties or entities, we might have to pay substantial sums to settle or cure it, which could adversely affect our cash flow and operating results. However, some of these liabilities may be covered by insurance. In addition, we intend to perform customary due diligence regarding each property or entity we acquire. We also will attempt to obtain appropriate representations and undertakings from the sellers of the properties or entities we acquire, although it is possible that the sellers may not have the resources to satisfy their indemnification obligations if a liability arises. Unknown liabilities to third parties with respect to properties or entities acquired might include, without limitation:

•	liabilities for clean-up of undisclosed environmental contamination;
•	claims by tenants or other persons dealing with the former owners of the properties;
•	liabilities incurred in the ordinary course of business; and
•	claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

Such liabilities could cause losses that adversely affect our ability to make distributions to our stockholders.

The costs of compliance with environmental laws and other governmental laws and regulations may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Examples of Federal laws include: National Environmental Policy Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act and the Hazard Communication Act. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several liability on residents, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. In addition, the presence of these substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent the property or to use the property as collateral for future borrowing.

There also may be potential liability associated with lead-based paint arising from lawsuits alleging personal injury and related claims. The existence of lead paint is especially a concern in residential units. A structure built prior to 1978 may contain lead-based paint and may present a potential for exposure to lead, however, structures built after 1978 are not likely to contain lead-based paint.

Properties’ values also may be affected by their proximity to electric transmission lines. Electric transmission lines are one of many sources of electro-magnetic fields, or EMFs, to which people may be exposed. Research completed regarding potential health concerns associated with exposure to EMFs has produced inconclusive results. Notwithstanding the lack of conclusive scientific evidence, some states now regulate the strength of electric and magnetic fields emanating from electric transmission lines, and other states have required transmission facilities to measure for levels of EMFs. On occasion, lawsuits have been filed (primarily against electric utilities) that allege personal injuries from exposure to transmission lines and EMFs, as well as from fear of adverse health effects due to such exposure. This fear of adverse health effects from transmission lines has been considered both when property values have been determined to obtain financing and in condemnation proceedings. We may not, in certain circumstances, search for electric transmission lines near our properties, but are aware of the potential exposure to damage claims by persons exposed to EMFs.

Recently, indoor air quality issues, including mold, have been highlighted in the media and the industry is seeing mold claims from lessees rising. Due to such recent increase in mold claims and given that the law relating to mold is unsettled and subject to change, we could incur losses from claims relating to the presence of, or exposure to, mold or other microbial organisms, particularly if we are unable to maintain adequate insurance to cover such losses. We also may incur unexpected expenses relating to the abatement of mold on properties that we may acquire.

Limited quantities of asbestos-containing materials are present in various building materials such as floor coverings, ceiling texture material, acoustical tiles and decorative treatment. Environmental laws govern the presence, maintenance and removal of asbestos. These laws could be used to impose liability for release of, and exposure to, hazardous substances, including asbestos-containing materials, into the air. Such laws require that owners or operators of buildings containing asbestos (i) properly manage and maintain the asbestos, (ii) notify and train those who may come into contact with asbestos, and (iii) undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. These laws may allow third parties to seek recovery from owners or operators of real properties for personal injury associated with exposure to asbestos fibers. As the owner of our properties, we may be liable for any such costs.

Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of residents, existing conditions of the land, operations in the vicinity of the properties, or the activities of unrelated third parties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations that we may be required to comply with. Failure to comply with applicable laws and regulations could result in fines and/or damages, suspension of personnel of our manager and/or other sanctions.

Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial.

These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances.

Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles govern the presence, maintenance, removal and disposal of certain building materials, including asbestos and lead-based paint (which are both discussed above).

The cost of defending against such claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to you.

We cannot assure you that properties which we acquire will not have any material environmental conditions, liabilities or compliance concerns. Accordingly, we have no way of determining at this time the magnitude of any potential liability to which we may be subject arising out of environmental conditions or violations with respect to the properties we own.

We may suffer losses that are not covered by insurance.

If we suffer losses that are not covered by insurance or that are in excess of insurance coverage, we could lose invested capital and anticipated profits. We intend to obtain comprehensive insurance for our properties, including casualty, liability, fire, extended coverage and rental loss customarily obtained for similar properties in amounts which our manager determines are sufficient to cover reasonably foreseeable losses, and with policy specifications and insured limits that we believe are adequate and appropriate under the circumstances. Material losses may occur in excess of insurance proceeds with respect to any property as insurance proceeds may not provide sufficient resources to fund the losses. However, there are types of losses, generally of a catastrophic nature, such as losses due to wars, earthquakes, floods, hurricanes, pollution, environmental matters, mold or terrorism which are either uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments.

In addition, many insurance carriers exclude asbestos-related claims from standard policies, pricing asbestos endorsements at prohibitively high rates or adding significant restrictions to such coverage.

Because of our inability to obtain specialized coverage at rates that correspond to our perceived level of risk, we may not obtain insurance for acts of terrorism or asbestos-related claims. We will continue to evaluate the availability and cost of additional insurance coverage from the insurance market. If we decide in the future to purchase insurance for terrorism or asbestos, the cost could have a negative impact on our results of operations. If an uninsured loss or a loss in excess of insured limits occurs on a property, we could lose our capital invested in the property, as well as the anticipated future revenues from the property and, in the case of debt that is recourse to us, would remain obligated for any mortgage debt or other financial obligations related to the property. Any loss of this nature would adversely affect us. Although we intend to adequately insure our properties, we cannot assure that we will successfully do so.

We may be unable to secure funds for future capital improvements, which could adversely impact our ability to make distributions to our stockholders.

When residents do not renew their leases or otherwise vacate their space, in order to attract replacement residents, we may be required to expend funds for capital improvements to the vacated apartment units. In addition, we may require substantial funds to renovate a multifamily community in order to sell it, upgrade it or reposition it in the market. If we have insufficient capital reserves, we will have to obtain financing from other sources. We intend to establish capital reserves in an amount we, in our discretion, believe is necessary. A lender also may require escrow of capital reserves in excess of any established reserves. If these reserves or any reserves otherwise established are designated for other uses or are insufficient to meet our cash needs, we may have to obtain financing from either affiliated or unaffiliated sources to fund our cash requirements. We cannot assure you that sufficient financing will be available or, if available, will be available on economically feasible terms or on terms acceptable to us. Moreover, certain reserves required by lenders may be designated for specific uses and may not be available for capital purposes such as future capital improvements. Additional borrowing will increase our interest expense, therefore, our financial condition and our ability to make distributions to our stockholders may be adversely affected.

We may not have control over costs arising from rehabilitation of properties.

We may elect to acquire properties which require rehabilitation. In particular, we may acquire “affordable” properties that we will rehabilitate and convert to market rate properties. Consequently, we may retain independent general contractors to perform the actual physical rehabilitation work and will be subject to risks in connection with a contractor’s ability to control the rehabilitation costs, the timing of completion of rehabilitation, and a contractor’s ability to build and rehabilitate in conformity with plans and specifications.

Short-term apartment leases expose us to the effects of declining market rent, which could adversely impact our ability to make distributions to our stockholders.

We expect that most of our apartment leases will be for a term of one year or less. Because these leases generally permit the residents to leave at the end of the lease term without any penalty, our rental revenues may be impacted by declines in market rents more quickly than if our leases were for longer terms.

The profitability of our acquisitions is uncertain.

We intend to acquire properties selectively. Acquisition of properties entails risks that investments will fail to perform in accordance with expectations. In undertaking these acquisitions, we will incur certain risks, including the expenditure of funds on, and the devotion of management’s time to, transactions that may not come to fruition. Additional risks inherent in acquisitions include risks that the properties will not achieve anticipated occupancy levels and that estimates of the costs of improvements to bring an acquired property up to our standards may prove inaccurate.

Competition with third parties in acquiring properties and other assets may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate investment activities. Many of these entities have significant financial and other resources, including operating experience, allowing them to compete effectively with us. Competitors with substantially greater financial resources than us may be able to accept more risk than we can effectively manage. In addition, those competitors that are not REITs may be at an advantage to the extent they can utilize working capital to finance projects, while we (and our competitors that are REITs) will be required by the annual distribution provisions under the Code to distribute significant amounts of cash from operations to our stockholders.

We will face competition from other apartment communities and the affordability of single-family homes, which may limit our profitability and the returns to our stockholders.

The multifamily apartment industry is highly competitive. This competition could reduce occupancy levels and revenues at our multifamily communities, which would adversely affect our operations. Our competitors include those in other apartment communities both in the immediate vicinity where our multifamily communities will be located and the broader geographic market. Such competition also may result in overbuilding of apartment communities, causing an increase in the number of apartment units available and potentially decreasing our occupancy and apartment rental rates. We also may be required to expend substantial sums to attract new residents. The resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property. In addition, increases in operating costs due to inflation may not be offset by increased apartment rental rates. Further, costs associated with real estate investment, such as real estate taxes and maintenance costs, generally are not reduced when circumstances cause a reduction in income from the investment. These events would cause a significant decrease in revenues and could cause us to reduce the amount of distributions to our stockholders.

Moreover, the residential apartment community industry is highly competitive. This competition could reduce occupancy levels and revenues at our apartment communities, which would adversely affect our operations. We expect to face competition from many sources, including from other apartment communities both in the immediate vicinity and the broader geographic market where our apartment communities will be located. Overbuilding of apartment communities may occur. If so, this will increase the number of apartment units available and may decrease occupancy and apartment rental rates. In addition, increases in operating costs due to inflation may not be offset by increased apartment rental rates. We may be required to expend substantial sums to attract new residents.

Additionally, the large amount of foreclosed homes available at very attractive prices, along with the low residential mortgage interest rates currently available and government sponsored programs to promote home ownership, has resulted in a record high level on the National Association of Realtor’s Housing Affordability Index, an index used to measure whether or not a typical family could qualify for a mortgage loan on a typical home. The foregoing factors may encourage potential renters to purchase residences rather than renting an apartment, thereby causing a decline in the pool of available renters for our properties.

Some or all of our properties have incurred, and will incur, vacancies, which may result in reduced revenue and resale value, a reduction in cash available for distribution and a diminished return on your investment.

Some or all of our properties have incurred, and will incur, vacancies. If vacancies of a significant level continue for a long period of time, we may suffer reduced revenues resulting in lower cash distributions to you. In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

We are dependent on our investment in a single asset class, making our profitability more vulnerable to a downturn or slowdown in the sector or other economic factors.

We expect to concentrate our investments in the multifamily sector. As a result, we will be subject to risks inherent in investments in a single type of property. A downturn or slowdown in the demand for multifamily housing may have more pronounced effects on the cash available for distribution or on the value of our assets than if we had more fully diversified our investments. See the section entitled “Business — Market Opportunities” included elsewhere in this prospectus.

Failure to succeed in new markets may have adverse consequences on our performance.

We may make acquisitions outside of our existing market areas if appropriate opportunities arise. Our sponsor’s, our manager’s or any of their affiliates’ historical experience in their existing markets does not ensure that we will be able to operate successfully in new markets, should we choose to enter them. We may be exposed to a variety of risks if we choose to enter new markets, including an inability to accurately evaluate local market conditions, to identify appropriate acquisition opportunities, to hire and retain key personnel, and a lack of familiarity with local governmental and permitting procedures. In addition, we may abandon opportunities to enter new markets that we have begun to explore for any reason and may, as a result, fail to recover expenses already incurred.

Acquiring or attempting to acquire multiple properties in a single transaction may adversely affect our operations.

We are likely to acquire multiple properties in a single transaction. Such portfolio acquisitions are more complex and expensive than single-property acquisitions, and the risk that a multiple-property acquisition does not close may be greater than in a single-property acquisition. Portfolio acquisitions also may result in us owning investments in geographically dispersed markets, placing additional demands on our ability to manage the properties in the portfolio. In addition, a seller may require that a group of properties be purchased as a package even though we may not want to purchase one or more properties in the portfolio. In these situations, if we are unable to identify another person or entity to acquire the unwanted properties, we may be required to operate, or attempt to dispose of, these properties. To acquire multiple properties in a single transaction we may be required to accumulate a large amount of cash. We would expect that the returns that we can earn on such cash will be less than the ultimate returns on real property, and therefore, accumulating such cash could reduce the funds available for distributions. Any of the foregoing events may have an adverse effect on our operations.

If we sell properties by providing financing to purchasers, we will bear the risk of default by the purchaser.

If we decide to sell any of our properties, we intend to use our commercially reasonable efforts to sell them for cash. However, in some instances we may sell our properties by providing financing to purchasers. If we provide financing to purchasers, we will bear the risk of default by the purchaser and will be subject to remedies provided by law, which could negatively impact distributions to our stockholders. There are no limitations or restrictions on our ability to take such purchase money obligations. We may, therefore, take a purchase money obligation secured by a mortgage as full or partial payment for the purchase price of a property. The terms of payment to us generally will be affected by custom in the area where the property being sold is located and the then-prevailing economic conditions. If we receive promissory notes or other property in lieu of cash from property sales, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property are actually paid, sold or refinanced or we have otherwise disposed of such promissory notes or other property. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years. If any purchaser defaults under a financing arrangement with us, it could negatively impact our ability to make distributions to our stockholders.

Our revenue and net income may vary significantly from one period to another due to investments in opportunity-oriented properties and portfolio acquisitions, which could increase the variability of our cash available for distributions.

We may make investments in opportunity-oriented properties in various phases of development, redevelopment or repositioning and portfolio acquisitions, which may cause our revenues and net income to fluctuate significantly from one period to another. Projects do not produce revenue while in development or redevelopment. During any period when our projects in development or redevelopment or those with significant capital requirements increase without a corresponding increase in stable revenue-producing properties, our revenues and net income likely will decrease. Many factors may have a negative impact on the level of revenues or net income produced by our portfolio of investments, including higher than expected construction costs, failure to complete projects on a timely basis, failure of the properties to perform at expected levels upon completion of development or redevelopment, and increased borrowings necessary to fund higher than expected construction or other costs related to the project. Further, our net income and stockholders’ equity could be negatively affected during periods with large portfolio acquisitions, which generally require large cash outlays and may require the incurrence of additional financing. Any such reduction in our revenues and net income during such periods could cause a resulting decrease in our cash available for distributions during the same periods.

We may obtain properties with lock-out provisions, or agree to such provisions in connection with obtaining financing, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

We may agree to obtain certain properties from contributors who contribute their direct or indirect interest in such properties to our operating partnership in exchange for operating partnership units and agree to restrictions on sales or refinancing, called “lock-out” provisions, that are intended to preserve favorable tax treatment for the contributors of such properties and otherwise agree to provide the indemnities to contributions. Additionally, we may agree to lock-out provisions in connection with obtaining financing for the acquisition of properties. Furthermore, we may agree to make a certain amount of debt available for these contributors to guarantee in order to preserve their favorable tax treatment. Lock-out provisions and the consequences of related tax indemnities could materially restrict us from selling, conveying, transferring otherwise disposing of all or any portion of the interest in these properties in a taxable transaction or from refinancing properties. This would affect our ability to turn our investments into cash and thus affect cash available to return capital to you. Lock-out provisions could impair our ability to take actions during the lock-out period that would otherwise be in the best interests of our stockholders, and therefore, might have an adverse impact on the value of our shares. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

Risks Associated with Debt Financing

We plan to incur mortgage indebtedness and other borrowings, which may increase our business risks.

We intend to acquire properties subject to existing financing or by borrowing new funds. In addition, we may incur or increase our mortgage debt by obtaining loans secured by selected, or by all of our, real properties to obtain funds to acquire additional real properties and/or make capital improvements to properties. We also may borrow funds, if necessary, to satisfy the requirement that we generally distribute to stockholders as dividends at least 90% of our annual REIT taxable income (excluding net capital gain), or otherwise as is necessary or advisable to assure that we maintain our qualification as a REIT.

We intend to incur mortgage debt on a particular property only if we believe the property’s projected cash flow is sufficient to service the mortgage debt. However, if there is a shortfall in cash flow requiring us to use cash from other sources to make the mortgage payments on the property, then the amount available for distributions to stockholders may be affected. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and our loss of the property securing the loan which is in default. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. We may, in some circumstances, give a guaranty on behalf of an entity that owns one or more of our properties. In these cases, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, there is a risk that more than one property may be affected by a default.

Any mortgage debt which we place on properties may contain clauses providing for prepayment penalties. If a lender invokes these penalties upon the sale of a property or the prepayment of a mortgage on a property, the cost to us to sell the property could increase substantially, and may even be prohibitive. This could lead to a reduction in our income, which would reduce cash available for distribution to stockholders and may prevent us from borrowing more money.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distributions to our stockholders.

We also may finance our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments or prepayment penalties will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

There is no limitation on the amount we may invest in any single property or other asset.

Our investment guidelines limit our borrowings (secured and unsecured) to 75% of the cost of our tangible assets at the time of any new borrowing. Subject to these limitations on overall leverage in our investment guidelines, which can be amended by our board without stockholder approval, there is no limitation in our charter or our by-laws on the amount we can borrow for the purchase of any individual property or other investment. Use of excessive leverage could result in our loss of investment in one or more properties, which could adversely affect your shares of common stock.

If mortgage debt is unavailable at reasonable rates, it may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our cash flows from operations and the amount of cash distributions we can make.

If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the debt becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. As such, we may find it difficult, costly or impossible to refinance indebtedness which is maturing. If any of these events occur, our interest cost would increase as a result, which would reduce our cash flow. This, in turn, could reduce cash available for distribution to our stockholders and may hinder our ability to raise capital by issuing more stock or borrowing more money. If we are unable to refinance maturing indebtedness with respect to a particular property and are unable to pay the same, then the lender may foreclose on such property.

Financial and real estate market disruptions during 2007 and lasting into 2010 could adversely affect the multifamily property sector’s ability to obtain financing from the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal National Mortgage Association (Fannie Mae), which could adversely impact us.

Fannie Mae and Freddie Mac are major sources of financing for the multifamily sector and both experienced significant losses beginning in 2008 and through 2010 due to credit-related expenses, securities impairments and fair value losses. If new U.S. government regulations (i) heighten Fannie Mae’s and Freddie Mac’s underwriting standards, (ii) adversely affect interest rates, or (iii) reduce the amount of capital they can make available to the multifamily sector, it could reduce or remove entirely a vital resource for multifamily financing. Any potential reduction in loans, guarantees and credit-enhancement arrangements from Fannie Mae and Freddie Mac could jeopardize the effectiveness of the multifamily sector’s available financing and decrease the amount of available liquidity and credit that could be used to acquire and diversify our portfolio of multifamily assets.

The conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. federal government, may adversely affect our business.

Due to increased market concerns about Fannie Mae and Freddie Mac’s ability to withstand future credit losses associated with securities held in their investment portfolios, and on which they provide guarantees, without the direct support of the U.S. federal government, on July 30, 2008, the government passed the Housing and Economic Recovery Act of 2008, or the HERA. On September 7, 2008, the Federal Housing Finance Agency, or the FHFA, placed Fannie Mae and Freddie Mac into conservatorship and, together with the U.S. Treasury, established a program designed to boost investor confidence in Fannie Mae’s and Freddie Mac’s debt and mortgage-related securities. As the conservator of Fannie Mae and Freddie Mac, the FHFA controls and directs the operations of Fannie Mae and Freddie Mac and may (i) take over the assets of and operate Fannie Mae and Freddie Mac with all the powers of the stockholders, the directors and the officers of Fannie Mae and Freddie Mac and conduct all business of Fannie Mae and Freddie Mac; (ii) collect all obligations and money due to Fannie Mae and Freddie Mac; (iii) perform all functions of Fannie Mae and Freddie Mac which are consistent with the conservator’s appointment; (iv) preserve and conserve the assets and property of Fannie Mae and Freddie Mac; and (v) contract for assistance in fulfilling any function, activity, action or duty of the conservator.

In addition to the FHFA becoming the conservator of Fannie Mae and Freddie Mac, the U.S. Treasury has taken three additional actions: (i) the U.S. Treasury and the FHFA have entered into preferred stock purchase agreements between the U.S. Treasury and Fannie Mae and Freddie Mac pursuant to which the U.S. Treasury will ensure that each of Fannie Mae and Freddie Mac maintains a positive net worth; (ii) the U.S. Treasury has established a new secured lending credit facility which will be available to Fannie Mae, Freddie Mac and the Federal Home Loan Banks, which is intended to serve as a liquidity backstop, which was indefinitely extended; and (iii) the U.S. Treasury has initiated a temporary program to purchase U.S. government agency RMBS issued by Fannie Mae and Freddie Mac.

Although the U.S. Treasury has committed capital to Fannie Mae and Freddie Mac, there can be no assurance that these actions will be adequate for their needs. If these actions are inadequate, Fannie Mae and Freddie Mac could continue to suffer losses and could fail to honor their guarantees and other obligations. The future roles of Fannie Mae and Freddie Mac could be significantly reduced and the nature of their guarantees could be considerably limited relative to historical measurements. Any changes to the nature of the guarantees provided by Fannie Mae and Freddie Mac could redefine what constitutes a U.S. government agency RMBS and could have broad adverse market implications. Such market implications could negatively affect the performance and market value of our investments.

The potential reduction or winding down of the role Fannie Mae and Freddie Mac play in the mortgage market may materially adversely affect the multifamily sector and our business, operations and financial condition.

On February 11, 2011, the U.S. Treasury and the U.S. Department of Housing & Urban Development issued a report to the U.S. Congress entitled “Reforming America’s Housing Finance Market” that lays out, among other things, three options for long-term reform, which would reduce or wind down the role that Fannie Mae and Freddie Mac play in the mortgage market. These proposals are: (a) a privatized system of housing finance with the government insurance role limited to the Federal Housing Administration (the “FHA”), the United States Department of Agriculture (the “USDA”) and the Department of Veterans’ Affairs’ (the “VA”) assistance for narrowly targeted groups of borrowers; (b) a privatized system of housing finance with assistance from the FHA, USDA and VA for narrowly targeted groups of borrowers and a guarantee mechanism to scale up during times of crisis; and (c) a privatized system of housing finance with FHA, USDA and VA assistance for low- and moderate-income borrowers and catastrophic reinsurance behind significant private capital. Any such proposals, if enacted, may have broad and material adverse implications for the multifamily sector and our business, operations and financial condition. We expect such proposals to be the subject of significant discussion and it is not yet possible to determine whether or when any of such proposals may be enacted, what form any final legislation or policies might take and how proposals, legislation or policies emanating from this report may impact the multifamily sector and our business, operations and financial condition. We are evaluating, and will continue to evaluate, the potential impact of the proposals set forth in this report.

Our ability to obtain financing on reasonable terms could be impacted by negative capital market conditions.

Recently, domestic financial markets have experienced unusual volatility, uncertainty and a tightening of liquidity in both the investment grade debt and equity capital markets. The commercial real estate debt markets are also experiencing volatility as a result of certain factors including the tightening of underwriting standards by lenders and credit rating agencies and the lack of an efficient securitization market. Credit spreads for major sources of capital widened significantly during the U.S. credit crisis as investors demanded a higher risk premium. Should the overall cost of borrowings increase, either by increases in the index rates or by increases in lender spreads, we will need to factor such increases into the economics of our acquisitions. This may result in our acquisitions generating lower overall economic returns and potentially reducing cash flow available for distribution.

The recent dislocations in the debt markets have reduced the amount of capital that is available to finance real estate, which, in turn, (a) may no longer allow real estate investors to rely on capitalization rate compression to generate returns, and (b) has slowed real estate transaction activity, all of which may reasonably be expected to have a material adverse impact on revenues and income from the acquisition and operations of real properties and mortgage loans. Investors will need to focus on market-specific growth dynamics, operating performance, asset management and the long-term quality of the underlying real estate asset.

In addition, the state of the debt markets could have an impact on the overall amount of capital investing in real estate which may result in price or value decreases of real estate assets.

Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure financing on reasonable terms, if at all.

High levels of debt or increases in interest rates could increase the amount of our loan payments, which could reduce the cash available for distribution to stockholders.

As mentioned above, we intend to incur debt. High debt levels would cause us to incur higher interest charges, would result in higher debt service payments, and could be accompanied by restrictive covenants. Interest we pay could reduce cash available for distribution to stockholders. Additionally, if we incur variable rate debt, increases in interest rates would increase our interest costs, which would reduce our cash flow and our ability to make distributions to you. If we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments and could result in a loss.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

In providing financing to us, a lender may impose restrictions on us that affect our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our stockholders and otherwise affect our distribution and operating policies. In general, we expect our loan agreements to restrict our ability to encumber or otherwise transfer our interest in the respective property without the prior consent of the lender. Such loan documents may contain other negative covenants that may limit our ability to discontinue insurance coverage, replace our manager or impose other limitations. Any such restriction or limitation may have an adverse effect on our operations and our ability to make distributions to you. Further, such restrictions could make it difficult for us to satisfy the requirements necessary to maintain our qualification as a REIT.

Some of our mortgage loans may have “due on sale” provisions, which may impact the manner in which we acquire, sell and/or finance our properties.

In purchasing properties subject to financing, we may obtain financing with “due-on-sale” and/or “due-on-encumbrance” clauses. Due-on-sale clauses in mortgages allow a mortgage lender to demand full repayment of the mortgage loan if the borrower sells the mortgaged property. Similarly, due-on-encumbrance clauses allow a mortgage lender to demand full repayment if the borrower uses the real estate securing the mortgage loan as security for another loan. These clauses may cause the maturity date of such mortgage loans to be accelerated and such financing to become due. In such event, we may be required to sell our properties on an all-cash basis, to acquire new financing in connection with the sale, or to provide seller financing. It is not our intent to provide seller financing, although it may be necessary or advisable for us to do so in order to facilitate the sale of a property. It is unknown whether the holders of mortgages encumbering our properties will require such acceleration or whether other mortgage financing will be available. Such factors will depend on the mortgage market and on financial and economic conditions existing at the time of such sale or refinancing.

Lenders may be able to recover against our other properties under our mortgage loans.

In financing our property acquisitions, we will seek to obtain secured nonrecourse loans. However, only recourse financing may be available, in which event, in addition to the property securing the loan, the lender may look to our other assets for satisfaction of the debt. Therefore, should we be unable to repay a recourse loan with the proceeds from the sale or other disposition of the property securing the loan, the lender could look to one or more of our other properties for repayment. Also, in order to facilitate the sale of a property, we may allow the buyer to purchase the property subject to an existing loan whereby we remain responsible for the debt.

The derivative financial instruments that we may use may be costly and ineffective and may reduce the overall returns on your investment.

To the extent that we use derivative financial instruments in connection with our floating interest rate debt, we will be exposed to credit, basis and legal enforceability risks. Derivative financial instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. If we are unable to manage these risks effectively, our results of operations, financial condition and ability to make distributions to you will be adversely affected.

Risks Related to Our Real Estate-Related Investments

Our investments in senior debt, mezzanine debt and membership or partnership interests in entities that own multifamily properties will be subject to the specific risks relating to the particular company and to the general risks of investing in real estate-related loans and securities, which may result in significant losses.

We may invest in senior debt, mezzanine debt and membership or partnership interests in entities that own multifamily properties. These investments will involve special risks relating to the particular company, including its financial condition, liquidity, results of operations, business and prospects. In particular, the debt securities may not be collateralized and also may be subordinated to the entity’s other obligations. We are likely to invest in debt securities of companies that are not rated or are rated non-investment grade by one or more rating agencies. Investments that are not rated or are rated non-investment grade have a higher risk of default than investment grade rated assets and therefore may result in losses to us. We have not adopted any limit on such investments.

These investments also will subject us to the risks inherent with real estate investments referred to in this prospectus, including the risks described with respect to commercial properties and similar risks, including:

•	risks of delinquency and foreclosure, and risks of loss in the event thereof;
•	the dependence upon the successful operation of, and net income from, real property;
•	risks generally incident to interests in real property; and
•	risks specific to the type and use of a particular property.

These risks may adversely affect the value of our investments in entities that own multifamily properties and the ability of our borrowers thereof to make principal and interest payments in a timely manner, or at all, and could result in significant losses.

Our mezzanine loan assets will involve greater risks of loss than senior loans secured by income-producing properties.

We may originate (in connection with a forward purchase contract) or acquire mezzanine loans in entities that own multifamily properties, which take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of assets involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property, because the loan may become unsecured as a result of foreclosure by the senior lender and because it is in second position and there may not be adequate equity in the property. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some of or all our initial expenditure. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. Significant losses related to our mezzanine loans would result in operating losses for us and may limit our ability to make distributions to our stockholders.

United States Federal Income Tax Risks

If we fail to qualify as a REIT, we will be subjected to tax on our income and the amount of distributions we make to our stockholders will be less.

We intend to qualify as a REIT under the Code. A REIT generally is not taxed at the corporate level on income and gains it distributes to its stockholders on a timely basis. Although we do not intend to request a ruling from the Internal Revenue Service, or IRS, as to our REIT status, we have received the opinion of our tax counsel, Proskauer Rose LLP with respect to our qualification as a REIT. This opinion has been issued in connection with the offering. Investors should be aware, however, that opinions of counsel are not binding on the IRS or on any court. The opinion of Proskauer Rose LLP represents only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income and representations related to our future conduct. Proskauer Rose LLP has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law. Qualification as a REIT involves the application of highly technical and complex rules for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. In addition, new legislation, regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the U.S. federal income tax consequences of such qualification, including changes with retroactive effect.

If we elect to be taxed as a REIT and then were to fail to qualify as a REIT in any taxable year:

•	we would not be allowed to deduct our distributions to our stockholders when computing our taxable income;
•	we would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates;
•	we could be disqualified from being taxed as a REIT for the four taxable years following the year during which qualification was lost, unless entitled to relief under certain statutory provisions;
•	we would have less cash to make distributions to our stockholders; and
•	we might be required to borrow additional funds or sell some of our assets in order to pay corporate tax obligations we may incur as a result of our disqualification.

Although we intend to operate in a manner intended to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our board of directors to determine to delay or revoke our REIT election. Even if we qualify as a REIT, we expect to incur some taxes, such as state and local taxes, taxes imposed on certain subsidiaries and potential U.S. federal excise taxes.

We encourage you to read the “Material U.S. Federal Income Tax Considerations” section below for further discussion of the tax issues related to the offering.

Even if we qualify as a REIT, in certain circumstances, we may incur tax liabilities that would reduce our cash available for distribution to you.

Even if we qualify as a REIT, we may be subject to U.S. federal, state and local income taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. We may not make sufficient distributions to avoid excise taxes applicable to REITs. We also may decide to retain net capital gain we earn from the sale or other disposition of our property and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. We also may be subject to state and local taxes on our income or property, including franchise, payroll and transfer taxes, either directly or at the level of our operating partnership or at the level of the other companies through which we indirectly own our assets, such as our TRSs, which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash available for distribution to you.

To qualify as a REIT we must meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our investment objectives and reduce your overall return.

In order to qualify and maintain our status as a REIT, we must distribute to our stockholders at least 90% of our annual REIT taxable income (excluding net capital gain), determined without regard to the deduction for distributions paid. We will be subject to U.S. federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (i) 85% of our ordinary income, (ii) 95% of our capital gain net income, and (iii) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on investments in real estate assets and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these distributions. Although we intend to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings while we qualify as a REIT, it is possible that we might not always be able to do so. See the section entitled “Material U.S. Federal Income Tax Considerations” included in this prospectus.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

Our ability to dispose of property during the first few years following acquisition is restricted to a substantial extent as a result of our REIT qualification. Under applicable provisions of the Code regarding prohibited transactions by REITs, we will be subject to a 100% penalty tax on any gain recognized on the sale or other disposition of any property (other than foreclosure property) that we own, directly or through any subsidiary entity, including our operating partnership, but generally excluding our TRSs, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. While we qualify as a REIT, we intend to avoid the 100% prohibited transaction tax by (1) conducting activities that may otherwise be considered prohibited transactions through a TRS (but such TRS will incur income taxes), (2) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or through any subsidiary, will be treated as a prohibited transaction or (3) structuring certain dispositions of our properties to comply with a prohibited transaction safe harbor available under the Code for properties held for at least two years. However, despite our present intention, no assurance can be given that any particular property we own, directly or through any subsidiary entity, including our operating partnership, but excluding our TRSs, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

The use of TRSs would increase our overall tax liability.

Some of our assets may need to be owned or sold, or operations conducted, by TRSs. Any of our TRSs will be subject to U.S. federal and state income tax on their taxable income. The after-tax net income of our TRSs would be available for distribution to us. Further, we will incur a 100% excise tax on transactions with our TRSs that are not conducted on an arm’s-length basis. For example, to the extent that the rent paid by one of our TRSs exceeds an arm’s-length rental amount, such amount is potentially subject to the excise tax. We intend that all transactions between us and our TRSs will be conducted on an arm’s-length basis, and therefore, any amounts paid by our TRSs to us will not be subject to the excise tax; provided, however, that no assurance can be given that no excise tax would arise from such transactions.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the market price of our common stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your own tax adviser with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. You also should note that our counsel’s tax opinion was based upon existing law and Treasury Regulations, applicable as of the date of its opinion, all of which will be subject to change, either prospectively or retroactively.

Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

If the operating partnership fails to maintain its status as a partnership, its income may be subject to taxation.

We intend to maintain the status of the operating partnership as a partnership for U.S. federal income tax purposes. However, if the IRS were to successfully challenge the status of the operating partnership as a partnership for such purposes, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that the operating partnership could make to us. This would also result in our losing REIT status, and becoming subject to a corporate level tax on our own income. This would substantially reduce our cash available to pay distributions and the yield on your investment. In addition, if any of the partnerships or limited liability companies through which the operating partnership owns its properties, in whole or in part, loses its characterization as a partnership and is not otherwise disregarded for U.S. federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the operating partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain our REIT qualification.

Our investments in certain debt instruments may cause us to recognize “phantom income” for U.S. federal income tax purposes even though no cash payments have been received on the debt instruments, and certain modifications of such debt by us could cause the modified debt to not qualify as a good REIT asset, thereby jeopardizing our REIT qualification.

Our taxable income may substantially exceed our net income as determined based on GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, we may acquire assets, including debt securities requiring us to accrue original issue discount, or OID, or recognize market discount income, that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets referred to as “phantom income.” In addition, in the event a borrower with respect to a particular debt instrument encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. We may also be required under the terms of the indebtedness that we incur to use cash received from interest payments to make principal payment on that indebtedness, with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our stockholders.

As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, we may be required to (1) sell assets in adverse market conditions, (2) borrow on unfavorable terms, (3) distribute amounts that would otherwise be used for future acquisitions or used to repay debt, or (4) make a taxable distribution of our shares of common stock as part of a distribution in which stockholders may elect to receive shares of common stock or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with the REIT distribution requirements.

The failure of a mezzanine loan to qualify as a real estate asset would adversely affect our ability to qualify as a REIT.

In general, in order for a loan to be treated as a qualifying real estate asset producing qualifying income for purposes of the REIT asset and income tests, the loan must be secured by real property. We may originate (in connection with a forward purchase contract) or acquire mezzanine loans that are not directly secured by real property but instead secured by equity interests in a partnership or limited liability company that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan that is not secured by real estate would, if it meets each of the requirements contained in the Revenue Procedure, be treated by the IRS as a qualifying real estate asset. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law and in many cases it may not be possible for us to meet all of the requirements of the safe harbor. We cannot provide assurance that any mezzanine loan in which we invest would be treated as a qualifying asset producing qualifying income for REIT qualification purposes. If any such loan fails either the REIT income or asset tests, we may be disqualified as a REIT.

Furthermore, if we participate in any appreciation in value of real property securing a mortgage loan and the IRS characterizes such “shared appreciation mortgage” as equity rather than debt, for example, because of a large interest in cash flow of the borrower, we may be required to recognize income, gains, and other items with respect to the real property for U.S. federal income tax purposes. This could affect our ability to qualify as a REIT.

We may choose to make distributions in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.

In connection with our qualification as a REIT, we are required to distribute at least 90% of our taxable income (excluding net capital gains) to our stockholders. In order to satisfy this requirement, we may distribute taxable dividends to our common stockholders that are payable in cash and shares of our common stock at the election of each stockholder. Under IRS Revenue Procedure 2010-12, up to 90% of any such taxable dividend with respect to the taxable years 2011 and 2012 could be payable in our common stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current or accumulated earnings and profits for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. Accordingly, U.S. stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock, by withholding or disposing of part of the shares in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, such sale may put downward pressure on the trading price of our common stock.

Further, while Revenue Procedure 2010-12 applies only to taxable dividends payable by us in a combination of cash and stock with respect to the taxable years 2011 and 2012, and it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. Moreover, various tax aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to qualified dividend income payable to U.S. stockholders that are individuals, trusts and estates has been reduced by legislation to 15% for tax years beginning before January 1, 2013. Dividends payable by REITs, however, generally are not eligible for the reduced rates.

Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. See the section entitled “Certain Material U.S. Federal Income Tax Considerations — Gross Income Tests — Hedging Transactions” included elsewhere in this prospectus. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRSs would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS will generally not provide any tax benefit, except for being carried forward against future taxable income of such TRS.

Complying with REIT requirements may force us to forgo and/or liquidate otherwise attractive investment opportunities.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-related securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate assets from our portfolio or not make otherwise attractive investments in order to maintain our qualification as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

The share ownership restrictions of the Code for REITs and the 9.8% share ownership limit in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities.

In order to qualify as a REIT for each taxable year ending on or after December 31, 2011, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding shares of stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity actually or constructively owns our shares of stock under this requirement. Additionally, at least 100 persons must beneficially own our shares of stock during at least 335 days of a taxable year for each taxable year after 2011. To help insure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of our shares of stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT while we so qualify. Unless exempted by our board of directors, as long as we qualify as a REIT, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of our shares of stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding shares would result in the termination of our qualification as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance with the restrictions is no longer required in order for us to qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Non-U.S. stockholders may be subject to U.S. federal income tax on distributions received from us and may be subject to tax upon the disposition of our shares.

Subject to certain exceptions, distributions received from us will be treated as dividends of ordinary income to the extent of our current or accumulated earnings and profits. Such dividends ordinarily will be subject to U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as “effectively connected” with the conduct by the non-U.S. stockholder of a U.S. trade or business. Capital gain distributions attributable sales or exchanges of U.S. real property generally will be taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. trade or business. See the section entitled “Material U.S. Federal Income Tax Considerations — Taxation of Non-U.S. Stockholders” included elsewhere in this prospectus.

Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a “U.S. real property interest” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Our common stock will not constitute a “U.S. real property interest” so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot assure you, that we have been a domestically-controlled qualified investment entity, and because our common stock will be publicly traded, no assurance can be given that we will continue to be a domestically-controlled qualified investment entity.

Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges our common stock, gain arising from such a sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a U.S. real property interest if: (1) our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (2) such non-U.S. stockholder owned, actually and constructively, 5% or less of our common stock throughout the applicable testing period. See the section entitled “Material U.S. Federal Income Tax Considerations — Special Tax Considerations for Non-U.S. Stockholders — Sale of our Shares by a Non-U.S. Stockholder” included elsewhere in this prospectus. We encourage you to consult your own tax advisor to determine the tax consequences applicable to you if you are a non-U.S. stockholder.

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

If (1) we are a “pension-held REIT,” (2) a tax-exempt stockholder has incurred debt to purchase or hold our common stock or (3) a holder of common stock is a certain type of tax-exempt stockholder, dividends on, and gains recognized on the sale of, common stock by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Code.

Employee Benefit Plan Risks

If you fail to meet the fiduciary and other standards under ERISA or the Code as a result of an investment in our stock, you could be subject to liability and penalties.

Special considerations apply to the purchase of stock by employee benefit plans subject to the fiduciary rules of Title I of ERISA, including pension or profit sharing plans and entities that hold assets of such ERISA Plans, and plans and accounts that are not subject to ERISA, but are subject to the prohibited transaction rules of Section 4975 of the Code, including IRAs, Keogh Plans, and medical savings accounts (collectively, we refer to ERISA Plans and plans subject to Section 4975 of the Code as “Benefit Plans”). If you are investing the assets of any Benefit Plan, you should satisfy yourself that:

•	your investment is consistent with your fiduciary obligations under ERISA and the Code;
•	your investment is made in accordance with the documents and instruments governing the Benefit Plan, including the Benefit Plan’s investment policy;
•	your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;
•	your investment will not impair the liquidity of the Benefit Plan;
•	your investment will not produce UBTI for the Benefit Plan;
•	you will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the Benefit Plan; and
•	your investment will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Fiduciaries may be held personally liable under ERISA for losses as a result of failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA. In addition, if an investment in our stock constitutes a non-exempt prohibited transaction under ERISA or the Code, the fiduciary of the plan who authorized or directed the investment may be subject to imposition of excise taxes with respect to the amount invested and an IRA investing in the stock may lose its tax exempt status.

Plans that are not subject to ERISA or the prohibited transactions of the Code, such as government plans or church plans, may be subject to similar requirements under state law. Such plans should satisfy themselves that the investment satisfies applicable law. We have not, and will not, evaluate whether an investment in our stock is suitable for any particular plan.

RESTRICTIONS IMPOSED BY THE USA PATRIOT ACT AND RELATED ACTS

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, or the USA PATRIOT Act, the shares of common stock offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor,” which means anyone who is:

•	a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the U.S. Treasury Department;
•	acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;
•	within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;
•	subject to additional restrictions imposed by the following statutes or regulations, and executive orders issued thereunder: the Trading with the Enemy Act, the Iraq Sanctions Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriation Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or
•	designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	use of proceeds of the offerings;
•	our business and investment strategy;
•	our projected operating results;
•	actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;
•	the state of the U.S. economy generally or in specific geographic areas;
•	economic trends and economic recoveries;
•	our ability to obtain and maintain financing arrangements, including through Fannie Mae and Freddie Mac;
•	financing and advance rates for our target assets;
•	our expected leverage;
•	general volatility of the securities markets in which we invest;
•	changes in the values of our assets;
•	our expected portfolio of assets;
•	our expected investments;
•	interest rate mismatches between our target assets and our borrowings used to fund such investments;
•	changes in interest rates and the market value of our target assets;
•	changes in prepayment rates on our target assets;
•	effects of hedging instruments on our target assets;
•	rates of default or decreased recovery rates on our target assets;
•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;
•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;
•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;
•	our ability to maintain our exemption from registration under the Investment Company Act;
•	availability of investment opportunities in mortgage-related and real estate-related investments and securities;
•	availability of qualified personnel;
•	estimates relating to our ability to make distributions to our stockholders in the future;
•	our understanding of our competition; and
•	market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We are offering 4,500,000 shares of our common stock through our underwriters in the underwritten offering on a firm commitment basis at the initial public offering price of $10.00 per share, of which 690,000 shares of our common stock are being offered to Williams Realty Fund I, LLC and 500,000 shares of our common stock are being offered to WOF, each of which is an affiliate of our sponsor, through our directed share program without payment of underwriting discounts and commissions by us other than $0.14 per share as an underwriting fee. Immediately prior to the closing of the underwritten offering, we will complete the irrevocable private placement offering to WOF of 500,000 shares of our common stock, without payment of underwriting discounts and commissions by us. The purchase price for each share of common stock in the private placement offering will be the same as the initial public offering price in the underwritten offering. The holders of a majority of the outstanding shares of common stock will have the right to elect a majority of our board of directors.

Estimated Application of Proceeds of the Offerings

	Minimum Dollar Amount	Per Cent	Maximum Dollar Amount(1)	Per Cent
Gross offering proceeds	$50,000,000	100.00%	$56,750,000	100.00%
Expenses of the Offerings:
Underwriting discounts(2)	$2,483,600	4.97%	$2,956,100	5.21%
Offering expenses and organizational costs(3)	$3,000,000	6.00%	$3,000,000	5.29%
Amount available for investment	$44,516,400	89.03%	$50,793,900	89.50%
Prepaid terms and fees related to purchase of property(4)	$1,842,043	3.68%	$1,842,043	3.25%
Cash down payment (equity)	$22,270,000	44.54%	$22,270,000	39.24%
Acquisition fees (real estate commissions)(5)	$633,500	1.27%	$633,500	1.12%
Working capital and dividend reserve	$3,500,000	7.00%	$3,500,000	6.17%
Proceeds invested	$28,245,543	56.49%	$28,245,543	49.77%
Expenses of the Offerings	$5,483,600	10.97%	$5,956,100	10.50%
Total application of proceeds	$33,729,143	67.46%	$34,201,643	60.27%

(1)	Assumes the exercise by the underwriters of their over-allotment option.
(2)	Assumes the sale in the underwritten offering of 690,000 shares of our common stock to Williams Realty Fund I, LLC and 500,000 shares of our common stock to Williams Opportunity Fund, LLC without payment by the Company of any underwriting discounts or commissions other than $0.14 per share as an underwriting fee.
(3)	Assumes offering expenses of $2.6 million (including legal, accounting, printing and other expenses of the offering, and the advisory fee and expense reimbursements payable to International Assets Advisory, LLC) and organizational costs of approximately $0.4 million.
(4)	Includes prepaid interest, points, loan commitment fees and legal and other costs of acquisition. The percentage of such items to be capitalized is 20.42%.
(5)	“Real Estate Commissions” are defined as the total of all fees and commissions paid by any person to any person, including our manager or affiliates, in connection with the selection, purchase, construction or development of any property by us, whether designated as real estate commission, acquisition fees, finders fees, selection fees, development fees, construction fees, non-recurring management fees, consulting fees or any other similar fees or commissions howsoever designated and howsoever treated for tax or accounting purposes. No Real Estate Commissions are being paid in connection with the purchase of the acquired properties other than the acquisition fee that will be paid to our manager pursuant to our management agreement with the manager, see the section entitled “Our Manager and Management Agreement — Management Compensation” included elsewhere in this prospectus for a detailed discussion of the acquisition fee.

We estimate that the net proceeds we will receive from selling our common stock in the underwritten offering will be approximately $39.8 million in the aggregate, or $46.1 million in the aggregate if the underwriters fully exercise their over-allotment option, based upon an initial public offering price of $10.00 per share, in each case, and after deducting applicable underwriting discounts and commissions and estimated offering expenses (including the advisory fee and expense reimbursements payable to International Assets Advisory, LLC), of approximately $4.8 million, or $5.3 million if the underwriters fully exercise their over-allotment option and after deducting estimated organizational costs of approximately $0.4 million. We estimate that the net proceeds we will receive from selling our common stock in the private placement offering will be approximately $4.7 million in the aggregate, based upon the private placement offering price of $10.00 per share, after deducting applicable estimated organizational costs and offering expenses of approximately $0.3 million. The total net proceeds that we estimate we will receive from the private placement offering and the underwritten offering, after deducting applicable underwriting discounts and commissions and estimated offering expenses (including the advisory fee and expense reimbursements payable to International Assets Advisory, LLC), will be approximately $44.5 million, or $50.8 million if the underwriters fully exercise their over-allotment option.

We intend to invest the net proceeds to us of the private placement offering and the underwritten offering of our common stock in properties with an aggregate gross value (inclusive of mortgage indebtedness) of approximately $127.2 million, or $145.1 million if the underwriters fully exercise their over-allotment option, including the two real estate investments (described below) that have been identified for potential acquisition. We intend to acquire properties through the incurrence of indebtedness (secured and unsecured) constituting approximately 65% of our tangible assets value on a portfolio basis, with the balance of the acquisition cost thereof funded through the use of the net proceeds to us of the private placement and underwritten offering. Neither our charter nor our by-laws contain any limitation on the amount of leverage we may use. Our investment guidelines, which can be amended by our board without stockholder approval, limit our borrowings (secured and unsecured) to 75% of the cost of our tangible assets at the time of any new borrowing.

We have entered into purchase agreements relating to the acquisition of two properties with third parties affiliated with our manager, i.e. (a) Oxford Rise Partners LLC, a Georgia limited liability company, and WOF for the acquisition of Oxford Rise JV, LLC, a Delaware limited liability company, and (b) Oxford Summit Development, LLC, a Georgia limited liability company, and Williams Realty Fund I, LLC, a Georgia limited liability company, for the acquisition of Oxford Summit Partners, LLC, a Georgia limited liability company. The acquisition price for each property was determined pursuant to the appraisals of two independent real estate appraisers. It is expected that these acquisitions will be consummated shortly after the completion of the offerings. We anticipate that the aggregate purchase price for the two properties, together with acquisition fees and other expenses, (approximately $65.9 million), will be paid with approximately $24.8 million from the proceeds of the offerings, with the balance thereof being paid from planned debt financing activities. While currently we do not have any financing commitments in place in connection with the acquisitions of the two properties, upon completion of the offerings we expect to execute commitment letters with either Fannie Mae or Freddie Mac and pay a fee equal to 2% of the loan proceeds for each of the two loans, which payments will be reimbursed to us at the closing of each loan. If first mortgage financing is unavailable from Fannie Mae or Freddie Mac, we plan to prioritize the acquisition of the two properties and use the proceeds from the offering to acquire the Oxford Rise property. See the sections entitled “Business — Our Investment Strategy” and “Description of Real Estate Investments” included elsewhere in this prospectus.

In addition, we expect to repay amounts borrowed from WOF pursuant to three separate financing arrangements that aggregate approximately $1.8 million. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Result of Operations — Liquidity and Capital Resources” located elsewhere in this prospectus for details relating to these financing arrangements.

Our manager may invest net proceeds of the private placement offering and the underwritten offering in interest-bearing short-term investments that are consistent with our intention to qualify as a REIT, pending investment in our target assets. These initial investments are expected to provide a lower net return than we will seek to achieve from our target assets.

DISTRIBUTION POLICY

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gain, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We generally intend to pay over time regular quarterly dividends in an amount equal to the remainder of our net taxable income to holders of our common stock. We plan to pay our first dividend at an annualized rate of $0.50 per share (5% of our initial public offering price per share) in respect of the period from the closing of the offerings through June 30, 2011, which may be prior to the time when we have fully invested the net proceeds from the offerings in our target assets. Although not currently anticipated, if our board of directors determines to make distributions in excess of the income or cash flow generated from our target assets, we may make such distributions from the proceeds of this or future offerings of equity or debt securities or other forms of debt financing or the sale of assets.

To the extent that in respect of any calendar year, cash available for distribution is less than our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. We generally will not be required to make distributions with respect to activities conducted through any TRS that we form following the completion of the offerings. For more information, see the section entitled “Material U.S. Federal Income Tax Considerations — General” included elsewhere in this prospectus.

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all the remainder of our REIT taxable income to holders of our common stock out of assets legally available therefor. The amount of cash available for distribution will be decreased by any fees or expenses payable by us to our manager under the management agreement. Any distributions we make to our stockholders will be at the discretion of our board of directors and will depend upon our earnings, financial condition, liquidity, debt covenants, funding or margin requirements under credit facilities, repurchase agreements or other secured and unsecured borrowing agreements, maintenance of our REIT qualification, applicable provisions of the Maryland General Corporation Law, or the MGCL, and such other factors as our board of directors deems relevant. Our earnings, financial condition and liquidity will be affected by various factors, including the net income from our portfolio, our operating expenses and any other expenditures. See the section entitled “Risk Factors” included elsewhere in this prospectus.

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. In addition, a portion of such distributions may be taxable stock dividends payable in our shares. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see the section entitled “Material U.S. Federal Income Tax Considerations — Taxation of U.S. Stockholders” included elsewhere in this prospectus.

The following table describes our pro forma net loss before noncontrolling interests for the year ended December 31, 2010 and the adjustments we have made thereto in order to estimate our cash available for distribution to the holders of our common stock for the year ending December 31, 2010. These unaudited pro forma calculations and adjustments for the year ended December 31, 2010 give effect to the Company's initial public offering, the Company's concurrent private placement to WOF and the Company's acquisition of the Acquired Properties as if these events had occurred on January 1, 2010.

Pro forma net loss before noncontrolling interests for the year ended December 31, 2010	($7,998,353)
Add: Pro forma real estate depreciation	1,676,364
Add: Pro forma amortization of lease intangibles	6,850,000
Add: Pro forma amortization of deferred financing costs	53,729
Add: Pro forma organizational costs	360,179
Add: Pro-forma non-cash director compensation (1)	350,000
Add: Net effects of straight-line rents	12,252
Pro forma cash flows provided by operations for the year ended December 31, 2010	1,304,170
Less: Estimated annual provision for recurring capital expenditures (2)	(157,500)
Estimated cash flows used in investing activities for the year ended December 31, 2010	(157,500)
Estimated cash available for distribution for the year ended December 31, 2010	$1,146,670
Pro forma annual distribution to noncontrolling interest for the year ended December 31, 2010	—
Pro forma annual distribution to common stockholders for the year ended December 31, 2010	2,518,333
Pro forma annual distribution for the year ended December 31, 2010	$2,518,333
Pro forma difference between estimated cash available for distribution and pro forma annual distribution for the year ended December 31, 2010	$(1,371,663)
Pro forma distribution per share of common stock for the year ended December 31, 2010(3)	$0.50
Payout ratio based on estimated cash available for distribution to our holders of common stock(4)	219.62%

(1)	Estimated annual compensation and related meeting expense fees that will be paid to the Company’s directors in Company common stock.
(2)	Estimated annual provision for recurring capital expenditures is based on $281 per unit per year. This estimate is based on historical experience for recently completed construction and the fact that the Acquired Properties having been completed in 2007 and 2008.
(3)	Pro forma distribution per share for the year ended December 31, 2010 is based on 5,036,666 shares outstanding following the completion of the Company's initial public offering and the Company's concurrent private placement to WOF. The table excludes shares issuable upon the exercise of the underwriters' over-allotment option.
(4)	Payout ratio based on estimated cash available for distribution to our holders of common stock is calculated as the pro forma annual distribution for the year ended December 31, 2010 divided by the estimated cash available for distribution for the year ended December 31, 2010.

Our expected initial annual dividend rate of $0.50 per common share represents approximately 219.62% of our estimated cash available for distribution for the year ended December 31, 2010. Assuming a pro rata amount of the estimated cash available for distribution for the year ended December 31, 2010 is available for distribution for the quarter ending June 30, 2011, we estimate our operating cash flow will be insufficient to cover our expected initial quarterly distribution to stockholders for the quarter ending June 30, 2011. Moreover, we believe our dividends may exceed our cash available for distribution after the quarter ending June 30, 2011. However, the above table does not include any increases or decreases in revenues or costs associated with: (1) any rental and related revenue increases or decreases from changes in occupancy for the Acquired Properties from leases that may be executed subsequent to December 31, 2010; (2) rental and related revenue from renewals of expiring leases for the Acquired Properties that may be executed subsequent to December 31, 2010 (of the Acquired Properties' leases expiring in 2010, they renewed 51.4% of the tenants); (3) rental and related revenue from additional acquisitions completed subsequent to the completion of the offerings from our current acquisition pipeline and other acquisition opportunities; and (4) any offsetting costs associated with any increases in revenue. As a result, our actual payout ratio could be higher or lower than the payout ratio shown in the table above. In any event, unless our operating cash flow increases, we will be required to fund future distributions from proceeds of the offerings or to reduce such distributions. We have established a working capital and dividend reserve for this purpose, see “Use of Proceeds”.

CAPITALIZATION

The following table sets forth (a) our actual capitalization at December 31, 2010, and (b) our capitalization as adjusted to reflect the effect of (i) the change in designation of all our shares of Class A Common Stock to common stock, (ii) the change of each of our issued and outstanding shares of Class B Common Stock to one issued and outstanding share of common stock, (iii) the sale of 500,000 shares of common stock in the private placement offering to WOF at an offering price of $10.00 per share, without payment of underwriting discounts and commissions by us, and (iv) the sale of 4,500,000 shares of our common stock in the underwritten offering at an initial public offering price of $10.00 per share, of which 690,000 shares of our common stock are being offered to Williams Realty Fund I, LLC and 500,000 shares of our common stock are being offered to WOF, each of which is an affiliate of our sponsor, through our directed share program without payment of underwriting discounts and commissions by us other than $0.14 per share as an underwriting fee, after deducting applicable underwriting discounts and commissions, and in each case after deducting estimated offering expenses payable by us (including the advisory fee and expense reimbursements payable to International Assets Advisory, LLC). You should read this table together with the section entitled “Use of Proceeds” included elsewhere in this prospectus.

	As of December 31, 2010
	Actual	As Adjusted
	(unaudited)
Stockholders’ equity:
Non-controlling interest	$1	$1
Class A Common Stock, par value $0.01 per share; 400,033,333 shares authorized and 3,333 shares issued and outstanding, actual	$33	$—
Class B Common Stock, par value $0.01 per share; 33,333 shares authorized and 33,333 shares issued and outstanding, actual	$333	$—
Common Stock, par value $0.01 per share; 400,066,666 shares authorized and 5,036,666 issued and outstanding, as adjusted	$—	$50,366
Additional paid-in capital	$109,632	$44,976,032
Accumulated deficit	$(766,199)	$(806,020)
Total equity (deficit):	$(656,200)	$44,220,379

DILUTION

Purchasers of our common stock offered in this prospectus will experience an immediate and substantial dilution of the net tangible book value of our common stock from the initial public offering price. As of December 31, 2010, we had a net tangible book value (deficit) of approximately $(656,200), or $(17.90) per share of our common stock held by our existing stockholder, NELL Partners. After giving effect to (i) the change in designation of our shares of Class A Common Stock to common stock, (ii) the change of each of our issued and outstanding shares of Class B Common Stock to one issued and outstanding share of common stock, and (iii) the receipt of approximately $45.5 million of estimated net proceeds from our sale of shares of common stock in the underwritten offering and the private placement offering at an offering price of $10.00 per share, our net tangible book value as of December 31, 2010 would have been $44,220,379, or $8.78 per share. This represents an immediate increase in net tangible book value of $26.68 per share to our existing stockholder and an immediate dilution of $1.22 per share to new investors purchasing shares of common stock in the underwritten offering and the private placement offering. The following table illustrates this substantial and immediate per share dilution to new investors.

Initial public offering price per share		$10.00
Net tangible book value (deficit) per share at December 31, 2010	$(17.90)
Pro forma increase per share attributable to new investors	26.68
Pro forma net tangible book value per share after giving effect to the underwritten offering and the private placement offering		8.78
Dilution in net tangible book value per share to new investors		$1.22

A $1.00 increase (decrease) in the initial public offering price of $10.00 per share would not change our aggregate pro forma net tangible book value, but the pro forma net tangible book value per share attributable to new investors would increase (decrease) by $0.87 per share and the dilution in net tangible book value per share to new investors in the underwritten offering and the private placement offering would increase (decrease) by $0.13 per share.

The following table summarizes, as of December 31, 2010:

•	the total number of shares of common stock purchased from us by our existing stockholder and by new investors purchasing shares of common stock in the underwritten offering and the private placement offering;
•	the total consideration paid to us by our existing stockholder for shares of common stock owned by it and by new investors purchasing shares of common stock in the underwritten offering and the private placement offering, based on the initial public offering of $10.00 per share of common stock (before deducting the estimated underwriting discounts and commissions payable by us in connection with the underwritten offering (excluding shares of our common stock sold to Williams Realty Fund I, LLC and WOF through our directed share program) and the estimated offering expenses payable by us in connection with the underwritten offering and the private placement offering); and
•	the average price per share of common stock paid by our existing stockholder and by new investors purchasing shares of common stock in the underwritten offering and the private placement offering.

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Amount	Percent
Existing stockholder	36,666	0.73%	$109,998	0.22%	$3.00
New investors	5,000,000	99.27%	50,000,000	99.78%	$10.00
Total	5,036,666	100.00%	$50,109,998	100.00%

A $1.00 increase (decrease) in the initial public offering price of $10.00 per share of common stock would not change total consideration paid by new investors and would increase (decrease) the average price per share by $1.00, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, would be adjusted to reflect the same total consideration paid to us by the new investors and without deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The foregoing table does not reflect the exercise by the underwriters of their over-allotment option to purchase additional shares of common stock in full. If the underwriters exercise the over-allotment option to purchase additional shares of common stock in full, the shares of common stock held by our existing stockholder after the underwritten offering and the private placement offering would be reduced to 0.64% of the total number of shares of our common stock outstanding after the underwritten offering and the private placement offering, and the number of shares held by new investors would increase to 5,675,000, or 99.36% of the total number of shares of our common stock outstanding after the underwritten offering and the private placement offering.

SELECTED FINANCIAL INFORMATION

The following table sets forth selected financial and operating data for the company on a historical and pro forma basis.

The unaudited pro forma consolidated financial statement data of the company as of and for the year ended December 31, 2010 are derived from the financial statements of (1) the company, and (2) Oxford Rise JV, LLC and Oxford Summit Partners, LLC, which own the properties, or the Acquired Properties, being acquired by us, see “Description of Real Estate Investments — Property Acquisition” elsewhere in this prospectus. The unaudited pro forma consolidated balance sheet data as of December 31, 2010 gives effect to our initial public offering, our concurrent private placement offering to WOF and our acquisition of the Acquired Properties, as if these events had occurred on December 31, 2010. The unaudited pro forma consolidated statements of operations data for the year ended December 31, 2010 give effect to our initial public offering, our concurrent private placement offering to WOF and our acquisition of the Acquired Properties as if these events had occurred on January 1, 2010.

The following selected financial and operating data should be read in conjunction with the section entitled“Management's Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and notes thereto, appearing elsewhere in this prospectus. The company's pro forma consolidated financial statement information does not purport to (1) represent our financial position that would have actually occurred had the offerings or the acquisition of the Acquired Properties occurred on December 31, 2010, (2) represent the results of our operations that would have actually occurred had the offerings or the acquisition of the Acquired Properties occurred on January 1, 2010, or (3) project our financial position or results of operations as of any future date or for any future period, as applicable.

	Company Historical	Company Pro Forma
	Year Ended December 31, 2010	Year Ended December 31, 2010
		(Unaudited)
Statement of operations data:
Revenue:
Net rental income	$—	$5,809,620
Other revenue	—	667,482
Total revenue	—	$6,477,102
Expenses:
Total expenses	766,199	14,475,456
Net income (loss)	$(766,199)	$(7,998,354)
Net income (loss) per share of common stock	$(20.88)	$(2.67)
Cash dividends declared per share of common stock	$—	$—
Balance sheet data (end of period):
Assets:
Total assets	$829,812	$84,370,102
Liabilities:
Mortgage notes payable (long-term)	$—	$41,080,000
Note payable (short-term)	1,470,948	—
Accrued interest	15,064	—
Total liabilities	$1,486,012	$41,080,000
Total equity (deficit)	$(656,200)	$43,290,102

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the sections entitled “Risk Factors,” “Forward-Looking Statements,” “Business” and our audited financial statements as of and for the period ended December 31, 2010, and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We are an externally advised Maryland corporation incorporated on September 18, 2009, to acquire multifamily properties in select targeted markets throughout the United States. As a secondary strategy, we also may acquire senior mortgage loans, subordinate loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily assets as determined by our manager as appropriate for us. We collectively refer to these asset classes as our target assets. As of the date of this prospectus, we have not yet commenced active operations.

We will seek to maximize returns for our stockholders by taking advantage of the current environment in the real estate market created by the recent United States financial crisis and downturn in the United States economy to acquire multifamily assets that have seen a dramatic drop in value due to a significant rise in capitalization rates, decreased occupancy due to downward pressure on renter incomes. As the real estate market and economy stabilize, we intend to employ efficient management techniques to grow income and create asset value.

As market conditions change over time, we intend to adjust our investment strategy to adapt to such changes as appropriate. We believe there are abundant opportunities among our target assets that currently present attractive risk-return profiles. However, in order to capitalize on the investment opportunities that may be present in the various other points of an economic cycle, we may expand or change our investment strategy and target assets. We believe that the diversification of the portfolio of assets that we intend to acquire, our ability to acquire, originate and manage our target assets and the flexibility of our strategy will position us to generate attractive long-term returns for our stockholders in a variety of market conditions. See the section entitled “Business — Our Investment Strategy” included elsewhere in this prospectus.

We intend to elect and qualify to be taxed as a REIT commencing with our taxable year ending December 31, 2011. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act. We will commence operations upon completion of the private placement and the underwritten offerings. We will conduct substantially all of our operations through our operating partnership, Preferred Apartment Communities Operating Partnership, L.P.

Immediately prior to the closing of the underwritten offering, we will complete the irrevocable private placement offering to WOF of 500,000 shares of our common stock, without payment of underwriting discounts and commissions by us. The purchase price for each share of common stock in the private placement offering will be the same as the initial public offering price in the underwritten offering.

We also intend to raise additional capital in the future.

Critical Accounting Policies

Below is a discussion of the accounting policies that management believes will be critical once we commence operations. We consider these policies critical because they involve significant management judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Real Estate

Cost Capitalization.  Investments in real estate properties will be carried at cost and depreciated using the straight-line method over the estimated useful lives of 40 years for buildings, 20 years for land improvements and 5 to 12 years for computer, furniture, fixtures and equipment. Costs directly associated with the development of land and those incurred during construction are capitalized as part of the investment basis. Third-party acquisition costs will generally be expensed as incurred. Operating expenses incurred that are not related to the development and construction of the real estate investments are expensed as incurred. Repairs, maintenance and tenant turnover costs will be charged to expense as incurred and significant replacements and betterments will be capitalized. Repairs, maintenance and tenant turnover costs include all costs that do not extend the useful life of the real estate property. We will consider the period of future benefit of an asset to determine its appropriate useful life.

Real Estate Acquisition Valuation.  We will record the acquisition of income-producing real estate or real estate that will be used for the production of income as a business combination. All assets acquired and liabilities assumed in a business combination will be measured at their acquisition-date fair values. Acquisition costs generally will be expensed as incurred and restructuring costs that do not meet the definition of a liability at the acquisition date will be expensed in periods subsequent to the acquisition date. In addition, changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period will be recorded to income tax expense.

We will assess the acquisition-date fair values of all tangible assets, identifiable intangibles and assumed liabilities using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis) and that utilize appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.

We will record above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases, and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining average non-cancelable term of the leases. We will amortize any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining non-cancelable terms of the respective lease, including any option periods for below-market leases.

We will estimate the value of in-place leases by considering the estimated carrying costs during hypothetical expected lease-up periods, considering current market conditions. In estimating carrying costs, management will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods.

Intangible assets include the value of in-place leases, which represents the estimated value of the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. Acquired in-place lease value will be amortized to operating expense over the average remaining non-cancelable terms of the respective in-place leases.

Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities will require us to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of our acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of our net income.

Impairment of Real Estate and Related Intangible Assets and Liabilities.  We will monitor events and changes in circumstances that could indicate that the carrying amounts of its real estate and related intangible assets and liabilities may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, we will assess the recoverability by estimating whether we will recover the carrying value of the real estate and related intangible assets and liabilities through its undiscounted future cash flows and its eventual disposition. If, based on this analysis, we do not believe that we will be able to recover the carrying value of the real estate and related intangible assets and liabilities, we would record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities.

Rents and Other Receivables

We will periodically evaluate the collectability of amounts due from tenants and will maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. We will write off the balance of amounts due from tenants when we deem the amounts to be uncollectible.

Revenue Recognition

We expect to lease apartment units under operating leases with terms generally of one year or less. Generally, credit investigations will be performed for prospective residents and security deposits are obtained. Rental revenue, net of concessions, will be recognized on a straight-line basis over the term of the lease.

We will recognize gains on sales of real estate either in total or deferred for a period of time, depending on whether a sale has been consummated, the extent of the buyer’s investment in the property being sold, whether our receivable is subject to future subordination, and the degree of our continuing involvement with the property after the sale. If the criteria for profit recognition under the full-accrual method are not met, we will defer gain recognition and account for the continued operations of the property by applying the percentage-of-completion, reduced profit, deposit, installment or cost recovery method, as appropriate, until the appropriate criteria are met.

Other income, including interest earned on our cash, will be recognized as it is earned.

Income Taxes

We intend to elect to be taxed as a REIT and operate as such beginning with our taxable year ending December 31, 2011. We expect to have little or no taxable income prior to December 31, 2011. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to U.S. federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for the four taxable years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT.

Results of Operations

As of the date of this prospectus, we have not commenced any revenue-generating operations and will not commence any revenue-generating operations until we have completed the private placement offering and the underwritten offering. However, we have incurred costs associated with start-up and organizational activities, capital-raising activities and future property acquisitions.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our stockholders and other general business needs. We will use significant cash to purchase our target assets, repay principal and interest on our borrowings, make distributions to our stockholders and fund our operations. Initially, our sources of cash will consist of the net proceeds from the offerings, payments of principal and interest we receive on our portfolio of assets and cash generated from our operating results. In the future, we may use leverage to finance our assets through borrowings from a number of sources, including repurchase agreements, resecuritizations, securitizations, warehouse facilities and credit facilities (including term loans and revolving facilities).

We intend to utilize leverage in making our investments. The number of different investments we will acquire will be affected by numerous factors, including the amount of funds available to us. By operating on a leveraged basis, we will have more funds available for our investments. This will allow us to make more investments than would otherwise be possible, resulting in a larger and more diversified portfolio. See the section entitled “Risk Factors” included elsewhere in this prospectus for more information about the risks related to operating on a leveraged basis.

We have entered into purchase agreements for the acquisition of two properties from third parties affiliated with our manager. One purchase agreement is with Oxford Rise Partners LLC, a Georgia limited liability company, and WOF, which together own 100% of the membership interests in Oxford Rise JV, LLC, a Delaware limited liability company, or Oxford Rise. The second purchase agreement is with Oxford Summit Development, LLC, a Georgia limited liability company, and Williams Realty Fund I, LLC, a Georgia limited liability company, which together own 100% of the membership interests in Oxford Summit Partners, LLC, a Georgia limited liability company, or Oxford Summit. The acquisitions will be for 100% of the membership interests in Oxford Rise and Oxford Summit, each of which owns one fee-simple multifamily apartment community. It is expected that these acquisitions will be consummated shortly after the completion of the offerings. We anticipate that the purchase price for the two properties will be paid with approximately $24.8 million from the proceeds of the offerings. In addition, while currently we do not have any financing commitments in connection with the acquisitions of Oxford Rise and Oxford Summit, we anticipate securing a first mortgage loan on each property from either Fannie Mae or Freddie Mac at approximately 65% of the total purchase price of each purchase, or approximately $19.5 million for Oxford Rise and approximately $21.6 million for Oxford Summit, or the Loans. We anticipate that each of the Loans will have a 30-year amortization period, will mature in seven years, and will either bear interest at a fixed rate of approximately 4.90% per annum, or bear interest on a floating rate with a spread of 3.05% to 3.20% per annum over 30-day LIBOR. We anticipate that the Loans will require monthly installments of interest only through the first three years and monthly installments of principal and interest throughout the remainder of their stated terms. We expect that the loan related to Oxford Rise only will be secured by the Oxford Rise property and that the loan related to Oxford Summit only will be secured by the Oxford Summit property. We expect that the loan documentation for the Loans will contain customary terms, covenants and other conditions for first mortgage debt of this type. While currently we do not have any financing commitments in place in connection with the acquisitions of the two properties, upon completion of the offerings we expect to execute commitment letters with either Fannie Mae or Freddie Mac and pay a fee equal to 2% of the loan proceeds for each of the two loans, which payments will be reimbursed to us at the closing of each Loan. If first mortgage financing is unavailable from Fannie Mae or Freddie Mac, we plan to prioritize the acquisition of the two properties and use the proceeds from the offering to acquire the Oxford Rise property. The Oxford Rise purchase agreement contains a potential earn out payment to the seller based on the results of appraisals to be prepared one year after closing. We expect any such earn out payment in connection with the Oxford Rise Property to be funded from operations or future offerings of debt or equity. See the section entitled “Description of Our Real Estate Investments” included elsewhere in this prospectus for a detailed description of our planned debt financing for these two potential acquisitions.

We intend to target leverage levels (secured and unsecured) between 50% and 65% of our tangible assets value on a portfolio basis. Neither our charter nor our by-laws contain any limitation on the amount of leverage we may use. Our investment guidelines, which can be amended by our board without stockholder approval, limit our borrowings (secured and unsecured) to 75% of the cost of our tangible assets at the time of any new borrowing. These targets, however, will not apply to individual real estate assets or investments. At the date of acquisition of each asset, we anticipate that the cost of investment for such asset will be substantially similar to its fair market value. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits. In addition, we intend to acquire all of our properties through separate special purpose entities and we intend to finance each of these properties using financing techniques for that property alone without any cross-collateralization to our other properties. See the section entitled “Business — Our Financing Strategy” included elsewhere in this prospectus for a detailed discussion of our borrowing policies.

Our secured and unsecured aggregate borrowings are intended by us to be reasonable in relation to our net assets and will be reviewed by our board of directors at least quarterly. In determining whether our borrowings are reasonable in relation to our net assets, we expect that our board of directors will consider many factors, including without limitation, the lending standards of government-sponsored enterprises, such as Fannie Mae and Freddie Mac, for loans in connection with the financing of multifamily properties, the leverage ratios of publicly traded and non-traded REITs with similar investment strategies, whether we have positive leverage (in that, the board will compare the capitalization rates of our properties to the interest rates on the indebtedness of such properties) and general market conditions. There is no limitation on the amount that we may borrow for any single investment.

If we are unable to obtain financing on favorable terms or at all, we may have to curtail our investment activities, including acquisitions and improvements to and developments of real properties, which could limit our growth prospects. This, in turn, could reduce cash available for distribution to our stockholders and may hinder our ability to raise capital by issuing more stock or borrowing more money. We may be forced to dispose of assets at inopportune times in order to maintain our REIT qualification and Investment Company Act exemption.

Furthermore, if prevailing interest rates or other factors at the time of financing result in higher interest rates upon financing, then the interest expense relating to that financed indebtedness would be higher. Higher interest rates on newly incurred debt may negatively impact us as well. If interest rates increase, our interest costs and overall costs of capital will increase, which could adversely affect our transaction and development activity, financial condition, results of operation, cash flow, our ability to pay principal and interest on our debt and our ability to pay distributions to our stockholders. Finally, sellers may be less inclined to negotiate with us if they believe we may be unable to obtain financing.

Through March 25, 2011, the Company had entered into three separate financing arrangements with WOF as follows:

Date	Aggregate Amount	Nature	Interest Rate	Maturity Date	Purpose of Borrowing
September 2, 2010	$465,050	Term Loan	4.25%	April 30, 2011	Organization, offering, acquisition and due diligence costs
October 12, 2010	$1,250,000(1)	Line of Credit	4.25%	April 30, 2011	Organization, offering and property acquisition costs
October 12, 2010	$750,000(2)	Revolving Line of Credit	4.25%	April 30, 2011	Fund deposits and escrow requirements related to property acquisitions

(1)	$1,240,000 outstanding as of March 25, 2011.
(2)	$52,258.90 outstanding as of March 25, 2011.

It is expected that the amounts borrowed under these arrangements will be repaid with proceeds from the offerings and the anticipated secured and unsecured borrowings as described above.

Contractual Obligations and Commitments

As of March 25, 2011, we had three outstanding promissory notes each given to WOF. The first note represents funds borrowed on September 2, 2010 from WOF for payment of organization and offering expenses in the amount of $465,050. The second and third notes evidence lines of credit extended on October 12, 2010 from WOF for expenses and for deposits, each in the amount of $1,000,000. In March 2011, the expense line of credit promissory note was amended and restated to increase the amount available to us from $1,000,000 to $1,250,000 and the deposits line of credit promissory note was amended and restated to decrease the amount available to us from $1,000,000 to $750,000. See the table above in “ — Liquidity and Capital Resources” regarding the amount outstanding as of March 25, 2011 with respect to such lines of credit. Each of the three notes has an interest rate of 4.25% per annum and all amounts due thereunder are due on April 30, 2011, including all accrued and unpaid interest on such note.

We have identified two real estate investments for potential acquisition. We have entered into purchase agreements with third parties affiliated with our manager, for the purchase of 100% of the membership interests in each of Oxford Rise JV, LLC, a Delaware limited liability company, and Oxford Summit Partners, LLC, a Georgia limited liability company, each of which owns one fee-simple multifamily apartment community. The acquisition price for each property was determined pursuant to the appraisals of two independent real estate appraisers. It is expected that these acquisitions will be consummated shortly after the completion of the offerings. The purchase price for the two properties will be paid from proceeds of the offerings as well as proceeds obtained, if any, from planned debt financing activities (see “ — Liquidity and Capital Resources” above). In addition, the Oxford Rise purchase agreement contains a potential earn out payment to the seller based on the results of appraisals to be prepared one year after closing.

We have entered into a second amended and restated management agreement, or management agreement, with our manager, pursuant to which our manager will be entitled to receive a base management fee and the reimbursement of certain expenses, and may earn incentive distributions. See the section entitled “Our Manager and Management Agreement” included elsewhere in this prospectus. Our manager will use the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, will receive no cash compensation directly from us.

Dividends

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gain, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We intend to pay regular quarterly dividends to our common stockholders in an amount equal to the balance of our net taxable income, if and to the extent authorized by our board of directors. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service if any. If our cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. While we currently do not intend to use the proceeds of the offerings to make distributions to our stockholders, if we do not have enough cash to make distributions, we may borrow money, receive advances from our manager, request that our manager defer, suspend and/or waive its fees and expense reimbursements or use the offering proceeds to fund distributions.

Off-Balance Sheet Arrangements

As of the date of this prospectus, we have no off-balance sheet arrangements.

Inflation

Virtually all of our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors may influence our performance more so than inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Furthermore, our financial statements will be prepared in accordance with GAAP and any distributions we may make to our stockholders will be determined by our board of directors primarily based on our taxable income and, in each case, our activities and balance sheet will be measured with reference to historical cost and/or fair market value without considering inflation.

Quantitative and Qualitative Disclosures About Market Risk

We seek to manage our risks related to the credit quality of our assets, interest rates, liquidity, prepayment speeds and market value while, at the same time, seeking to provide an opportunity to stockholders to realize attractive risk-adjusted returns through ownership of our capital stock. While we do not seek to avoid risk completely, we believe the risk can be quantified from the past experience of our sponsor, our manager and their respective affiliates and seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

PRIOR PERFORMANCE SUMMARY

Prior Performance of Affiliates of Our Sponsor

The information presented in this section represents information on prior programs organized by John A. Williams and his affiliates to invest in real estate. Prospective investors should not assume they will experience returns comparable to those experienced by investors in past real estate programs sponsored by affiliates of our sponsor. Further, by purchasing our shares, investors will not acquire an ownership interest in any partnerships or corporations to which the following information relates. The private funds discussed in this section were conducted through privately held entities that were not subject to the up-front commissions, fees and expenses associated with the underwritten offering nor the laws and regulations that will apply to us as a publicly offered and publicly listed REIT.

The information contained herein is included solely to provide prospective investors with background to be used to evaluate the real estate experience of our sponsor and his affiliates. The information summarized below is set forth in greater detail in the Prior Performance Tables included in this prospectus. Investors should direct their attention to the Prior Performance Tables for further information regarding the prior performance of the sponsor and his affiliates. In addition, as part of our registration statement, we have filed certain tables with the Securities and Exchange Commission which report detailed information regarding Program Property acquisitions by prior programs. Investors can obtain copies of such tables, without charge, by requesting Table VI — Acquisition of Properties by Programs from Part II of this registration statement from us.

THE INFORMATION IN THIS SECTION AND THE TABLES REFERENCED HEREIN SHOULD NOT BE CONSIDERED AS INDICATIVE OF HOW WE WILL PERFORM. THIS DISCUSSION REFERS TO THE PERFORMANCE OF PRIOR PROGRAMS AND PROPERTIES SPONSORED BY OUR SPONSOR OR HIS AFFILIATES OVER THE PERIODS LISTED THEREIN. IN ADDITION, THE TABLES INCLUDED WITH THIS PROSPECTUS (WHICH REFLECT RESULTS OVER THE PERIODS SPECIFIED IN EACH TABLE) DO NOT MEAN THAT WE WILL MAKE INVESTMENTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES. IF YOU PURCHASE SHARES IN PREFERRED APARTMENT COMMUNITIES, INC., YOU WILL NOT HAVE ANY OWNERSHIP INTEREST IN ANY OF THE REAL ESTATE PROGRAMS DESCRIBED IN THE TABLES (UNLESS YOU ARE ALSO AN INVESTOR IN THOSE REAL ESTATE PROGRAMS).

Post Properties

Our sponsor founded Post Properties, Inc. (PPS: NYSE), or Post Properties, in 1970, and directed its activities as a private company until 1993, by which time Post Properties had become a vertically integrated real estate company with over 14,000 apartment units and over 900 employees. Post Properties completed an initial public offering, or IPO, of its shares in 1993. From IPO through 2002, Post Properties developed or acquired an additional 52 properties totaling 17,702 apartment units. Mr. Williams continued as Chief Executive Officer of Post Properties until July 2002 and as Chairman of the Post Properties board of directors until March 2003, at which time Post Properties had a total of 79 properties containing 29,199 units and a total market capitalization of approximately $2.9 billion. Since its founding, Post Properties focused on the development, acquisition, management, and ownership of upscale multifamily apartment communities in Georgia, Arizona, California, Colorado, Florida, Mississippi, New York, North Carolina, Tennessee, Texas and the greater Washington D.C. metropolitan area.

Development Funds

Williams Realty Fund I

In February of 2005, Williams Realty Advisors, LLC, or WRA, an affiliate of our sponsor, commenced the operations of Williams Realty Fund I, LLC, a private, closed-end real estate development program, or Fund I. Mr. Williams is Chief Executive Officer of WRA, the sole manager of Fund I. Fund I closed with $100 million of capital commitments from 91 investors in November of 2005. As of September 30, 2010, this fund has committed approximately $101.5 million in capital to 34 separate real estate development projects. Fund I’s primary strategy was to invest in real estate development projects across a variety of property types. Fund I’s investments are spread across several property types including rental apartments, for-sale condominiums, retail, senior housing, industrial warehouse, hotels, residential lots and office.

The properties developed under Fund I are broken down as follows by aggregate project development costs: apartments — 32.3%, condominiums — 10.7%, hotel-condominiums — 17.6%, mixed-use — 6.9%, retail — 5.9%, hotel — 8.0%, senior residential — 8.2%, residential lots — 4.1%, industrial warehouse —  4.8% and office — 1.5%. As of September 30, 2010, all of Fund I’s properties are located in the United States and, based on aggregate project development costs, are 91.8% in the Southeast and 8.2% in the Mid-Atlantic. The aggregate budgeted costs for development of Fund I’s projects total over $1 billion. In addition to Fund I’s investments, these projects are financed with first mortgages from banks and other financial institutions, mezzanine debt, and equity co-investment from various sources. All the properties in Fund I are new construction. As of September 30, 2010, ten properties have been sold, yielding an internal rate of return based on actual cash distributions to Fund I for assets sold of approximately 20.8% to Fund I (before fees and expenses) and approximately 16.7% to Fund I (after fees and expenses have been allocated to the sold assets) and generating approximately $25 million in cash distributions by Fund I to its investors that is approximately a 13.5% internal rate of return to Fund I's investors with respect to the assets sold, where all such distributions to Fund I’s investors have been paid from the sale and/or refinancing of Fund I’s properties and none of such distributions have been paid from cash generated by operations. However, when all of Fund I’s asset dispositions as of September 30, 2010 are included (including any assets lost to a foreclosure, a deed in lieu of foreclosure or any other disposition that is not an arm’s-length sale), the internal rate of return based on actual cash distributions to Fund I from all disposed assets is approximately -23.2% to Fund I (before fees and expenses) and approximately -30.6% to Fund I (after fees and expenses have been allocated to all of the disposed assets) and the approximately $25 million in cash distributions by Fund I to its investors is approximately a -32.9% internal rate of return with respect to all disposed assets. Because of the development nature of Fund I and its investment in multiple property types, its investment objectives are not similar to ours.

The combination of the downturn in the economy and lingering effects of the U.S. financial crisis has severely impacted the residential and commercial real estate markets. Real estate values have decreased significantly, and the lack of credit has made refinancing or selling commercial real estate hard in today’s market. Consequently, Fund I’s transaction activity has been severely curtailed. As a result of these difficult conditions, the remaining assets in Fund I face formidable challenges. Any project with a residential for-sale component, such as condos or lots, faces significantly longer sell-out periods and lower sales prices than originally anticipated. Fund I’s retail, hotel, and senior rental projects face more protracted lease-up periods and lower rents than originally anticipated. Even Fund I’s apartment properties, which are generally stabilized at 95%+ occupancy (except one project still in lease-up), have suffered a significant diminution in value due to lower rental rates and increased cap rates.

Another challenge exists with respect to existing loans. A majority of Fund I’s projects were commenced in 2005 and 2006 and were financed with three year construction loans, typically with extension options. Many of these loans have matured or will mature in the near future. Others projects have exhausted the interest carry allowances in their construction loan budgets. Since Fund I investments, like other borrowers, have few, if any, refinancing or recapitalization options available in today’s market, existing lenders must either extend these loans or take back the underlying properties. Fund I’s strategy is to attempt to work out acceptable loan extensions with its existing lenders that will enable it to hold these properties until they can be stabilized and sold in a more favorable transaction market. As of September 30, 2010, Fund I had seven loans related to six of its properties that were in default and that represented approximately 31.7% of Fund I’s projects’ outstanding indebtedness. As of September 30, 2010, Fund I lost through short sales, foreclosures and deeds in lieu of foreclosure the following projects that, in the aggregate, constituted approximately 21.8% of Fund I’s invested capital: (1) a project with 70 residential lots located in Atlanta, Georgia in which Fund I’s investment of approximately $3.2 million was lost in a short sale in December 2009; (2) a project with 45 condominiums and a 127-room hotel located in Atlanta, Georgia in which Fund I’s investment of approximately $12.5 million was lost in a foreclosure sale in February 2010; (3) a project with 94 condominiums located in Atlanta, Georgia in which Fund I’s investment of approximately $1.6 million was lost in a foreclosure sale in May 2010; (4) a project with 232 apartments located in Atlanta, Georgia in which Fund I’s investment of approximately $0.4 million was lost through a deed in lieu of foreclosure in June 2010; and (5) a project with 65 condominiums located in Nashville, Tennessee in which Fund I’s investment of approximately $4.5 million was lost in a short sale in September 2010.

After September 30, 2010 and prior to the date of this prospectus, Fund I disposed of the following three additional properties through two sales transactions and a foreclosure: (1) a project with approximately 133,000 square feet of retail space located in Kennesaw, Georgia, in which Fund I’s investment of approximately $3.4 million was lost in a foreclosure sale in October 2010; (2) a project with 230 apartments located in Tampa, Florida was sold in December 2010 in an open market sale where Fund I received aggregate actual cash distributions of approximately $0.62 million from its investment of approximately $0.5 million; and (3) Fund I’s interest in a project with 265 apartments located in Williamsburg, Virginia was sold in January 2011 to Fund I’s joint venture partner where Fund I received aggregate actual cash distributions of approximately $2.34 million from its investment of approximately $0.9 million. If these subsequent dispositions are included in Fund I's return calculations, the internal rate of return based on actual cash distributions to Fund I from all disposed assets is approximately -19.6% to Fund I (before fees and expenses) and approximately -33.7% to Fund I (after fees and expenses have been allocated to all of the disposed assets through September 30, 2010) and the approximately $25 million in cash distributions by Fund I to its investors is approximately a -39.1% internal rate of return with respect to all disposed assets. In addition, the disposition of these three additional properties would reduce Fund I's projects’ loans in default from seven loans related to six of its properties to six loans related to five of its properties and these six loans in default would be reduced to representing approximately 25.1% of Fund I’s projects’ outstanding indebtedness (as of September 30, 2010 other than as adjusted for the two additional properties lost). After September 30, 2010 and prior to the date of this prospectus, (1) one of Fund I’s pre-development projects that was in default (that represented approximately 5.0% of Fund I’s projects’ outstanding indebtedness at September 30, 2010) was sold in a short sale to a new entity in which Fund I has an interest; and (2) Fund I has agreed with the lender on another project that is in default (that represented approximately 8.1% of Fund I’s projects’ outstanding indebtedness at September 30, 2010) to sell the project in a transaction where it is anticipated that the lender would be paid in full.

In addition, after September 30, 2010 and prior to the date of this prospectus, Fund I has two additional properties that have a total of three loans in default that could result in a total loss of Fund I's investment as follows: (1) Fund I has agreed to terms with the lender with two loans on a project with approximately 120 residential lots located in Atlanta, Georgia in which Fund I’s investment of $0.5 million would likely be lost in either a deed in lieu of foreclosure or a short sale; and (2) the lender on a pre-development project located in Hyopluxo, Florida has filed a foreclosure action against the project which, if determined adversely to Fund I, would result in Fund I losing its entire $3 million investment. If these two potential dispositions are included in Fund I’s return calculations as a total loss of investment, the internal rate of return based on actual cash distributions to Fund I from all disposed and potentially disposed assets is approximately -22.4% to Fund I (before fees and expenses) and approximately -37.3% to Fund I (after fees and expenses have been allocated to all of the disposed assets through September 30, 2010) and the approximately $25 million in cash distributions by Fund I to its investors is approximately a -42.5% internal rate of return with respect to all disposed assets. Finally, assuming the loss of these two additional properties along with the closing of the two workout agreements would reduce Fund I’s projects’ loans in default from five loans related to four of its properties to no loans in default.

In addition to the above, it will be much more difficult to resolve situations where the cash flow is insufficient to service the debt. As of September 30, 2010, Fund I had two properties with insufficient cash flow to cover debt service payments, which represent in the aggregate approximately 4.1% of Fund I's invested capital. One of the two Fund I properties with insufficient cash flow to cover its debt service payments is a 193-unit senior independent living facility in Atlanta, Georgia that represents approximately 2.8% of Fund I's invested capital. While some leasing progress has been made, the property was 28% occupied as of December 31, 2010 and the independent living sector continues to face difficult market conditions. Fund I has discontinued funding additional capital for this project. However, its joint venture partner has contributed additional capital to enable the project to make full debt service payments as the developer and the joint venture partner work to put in place a redesign of a portion of the project to better meet market demand. While Fund I’s joint venture partner is currently making contributions of additional capital to allow the project to make full debt service payments, there is no assurance that it will continue to do so and there is a material risk that Fund I could lose its entire investment in the property in the future. The other project with insufficient cash flow to cover its debt service payments is a former residential lot development site that has been converted to a multifamily development site in Hampton Roads, Virginia that represents approximately 1.3% of Fund I's invested capital. Full debt service payments on this multifamily site are currently being made by the developer of this property as the developer works to put in place a plan to fully develop the property. While the developer is currently making debt service payments, there is no assurance that it will continue to do so and there is a material risk that Fund I could lose its entire investment in the property. It is likely that Fund I’s investment in a number of the remaining projects will suffer either partial or, in some cases, complete losses. Finally, in connection with the economic downturn, Fund I disclosed fair values below its book values for certain assets in its December 31, 2008 and its December 31, 2009 financial statements and recognized impairments related to a number of its assets.

Williams Opportunity Fund

In February of 2007, WRA commenced the operations of Williams Opportunity Fund, LLC, a private, closed-end real estate fund. Mr. Williams is Chief Executive Officer of WRA, the sole manager of WOF. WOF closed with over $103 million of capital commitments from 82 investors in March of 2008. As of September 30, 2010, WOF has committed approximately $67.6 million in capital to 20 separate real estate projects. WOF’s primary strategy is to invest in real estate projects across a variety of property types and markets, including rental apartments, retail/mixed-use, hotels, self-storage and office.

The properties developed under WOF are broken down as follows by aggregate project costs: apartments —  57.5%, retail/mixed-use — 1.2%, hotel — 34.8%, self-storage — 1.3% and office — 5.2%. As of September 30, 2010, all WOF’s properties are located in the United States and, based on aggregate project development costs, are 71.3% in the Southeast, 23.9% in the Mid-Atlantic and 4.8% in the Northeast. As of September 30, 2010, the aggregate budgeted costs for WOF’s projects totaled approximately $617.5 million. In addition to WOF’s investments, these projects are financed with first mortgages from banks and other financial institutions, mezzanine debt, and equity co-investment from various sources. All the properties currently in WOF are new construction. As of September 30, 2010, one property has been sold, yielding an internal rate of return based on actual cash distributions to WOF for the asset sold of approximately 21.2% to WOF (before fees and expenses) and approximately 15.5% to WOF (after fees and expenses have been allocated to the sold asset) and generating approximately $7.5 million in cash distributions by WOF to its investors that is approximately a 19.4% internal rate of return to WOF's investors with respect to the asset sold, where all such distributions have been paid from the sale or refinancing of WOF’s properties and none of such distributions have been paid from cash generated by operations. Because of the nature of WOF and its investment in multiple property types, its investment objectives are not similar to ours.

The combination of the downturn in the economy and the lingering effects of the U.S. financial crisis has severely impacted the residential and commercial real estate markets. Liquidity and credit for the real estate industry remain scarce. Consequently, WOF’s transaction and development activity has been severely curtailed. As a result of these difficult conditions, WOF faces issues in securing the debt and co-equity required to move forward with existing projects in the pre-development stage. In addition, because of limited options for leverage levels consistent with WOF’s targets, the program may have a difficult time deploying all of its called capital in a timely fashion in investments that meet WOF’s targeted investment profile, which could adversely impact WOF’s overall results. Another challenge exists with respect to existing loans related to properties in the pre-development phase. Two of WOF’s projects in pre-development have exhausted their carrying cost reserves and have reached maturity on their pre-development loans. Since these WOF investments, like other borrowers holding properties for future development, have few, if any, refinancing/recapitalization options available in today’s market, existing lenders must either extend these loans or take back the underlying properties. WOF’s strategy is to attempt to work out acceptable loan extensions with its projects’ existing lenders that will enable it to hold these properties until they can be recapitalized in connection with starting construction of the applicable projects. As of September 30, 2010, WOF had three loans related to three of its properties that were in default, which represent approximately 19.1% of WOF’s projects’ outstanding indebtedness. After September 30, 2010 and prior to the date of this prospectus: (1) WOF acquired the property underlying one of its loans in default (that represented approximately 1.1% of WOF’s projects’ outstanding indebtedness at September 30, 2010) in connection with a discounted payoff to the existing lender and WOF now owns the underlying property debt free; (2) the borrower of one of WOF’s projects that has a loan in default (that represented approximately 3.9% of WOF’s projects’ outstanding indebtedness at September 30, 2010) has filed for a judicial declaration that the underlying debt is no longer valid on the basis that such debt was allegedly released by the lender pursuant to a written agreement; and (3) WOF’s interest in a project with 216 apartments located in Royersford, Pennsylvania was sold in January 2011 to WOF’s development partner in the project where WOF received aggregate actual cash distributions of approximately $0.56 million from its investment of approximately $0.8 million. If the one subsequent disposition described above is included in WOF’s return calculations, the internal rate of return based on actual cash distributions to WOF from all disposed assets is approximately 16.4% to WOF (before fees and expenses) and approximately 15.5% to WOF (after fees and expenses have been allocated to all the disposed assets through September 30, 2010) and the approximately $7.5 million in cash distributions by WOF to its investors is approximately a 10.7% internal rate of return with respect to all the disposed assets. In addition, on November 3, 2010, the borrower for one of the three loans in default that represented approximately 14.1% of WOF’s projects’ outstanding indebtedness at September 30, 2010 filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code and subsequently the lender for this loan in default filed a lawsuit against WOF for performance of its guarantee of the loan. WOF believes it has meritorious defenses against the guarantee performance claim and plans to pursue such defenses vigorously. In addition to its projects’ loans in default, as of September 30, 2010, WOF had a self-storage property in Atlanta, Georgia with insufficient cash flow to cover its debt service payments and that represents approximately 1.7% of WOF's invested capital. However, while operating cash flow is currently insufficient to cover debt service payments at this property, WOF has made, and plans to continue to make, small capital infusions to ensure that debt service payments will be made in full. The property is expected to have operating cash flow to sufficient cover its debt service payments in early 2011. Finally, in connection with the economic downturn, WOF disclosed fair values below its book values for certain assets in its December 31, 2009 financial statements and recognized impairments related to a number of its assets.

Williams Multifamily Acquisition Fund

In April of 2007, WRA commenced operations of Williams Multifamily Acquisition Fund, or the Acquisition Fund. Mr. Williams is the Chief Executive Officer of WRA, the sole manager of the Acquisition Fund’s sole general partner. The investors in the Acquisition Fund committed $300 million in equity for the purpose of acquiring select multifamily rental properties in accordance with a prescribed value-add strategy. As of June 30, 2009, the date the investment period during which the Acquisition Fund could acquire new assets expired, the Acquisition Fund had acquired nine apartment communities with an aggregate of almost 3,200 units and totaling approximately $339.5 million in costs. On a same store basis, the Acquisition Fund's portfolio experienced net operating income (NOI) growth of approximately -1.9% from 2008 to 2009. The Acquisition Fund's same store results for 2008 to 2009 represent seven assets comprising 2,296 units that were owned for all of 2008 and 2009. NOI is defined as total revenues less operating expenses and excludes capital expenditures and debt service. The Acquisition Fund's same store growth was approximately 8.1% from 2009 to 2010. The same store results for 2009 to 2010 represent nine assets and 3,199 units that were owned for all of 2009 and 2010. As of December 31, 2010, all of the Acquisition Fund’s properties are located in the United States and, based on aggregate total capitalization, are 62.7% in the Southeast and 37.3% in the Southwest. All properties of the Acquisition Fund have been acquired in the past three years and no program assets have been sold. As of December 31, 2010, approximately $124.2 million of capital has been called and contributed. The Acquisition Fund’s objective was to employ leverage up to 65% of the value of the program’s assets as part of its strategy to generate competitive internal rates of return, net of management fees, over an eight to ten-year period. The Acquisition Fund has an investment objective that is similar to ours.

The combination of the downturn in the economy and the lingering effects of the U.S. financial crisis has severely impacted the multifamily residential real estate markets. Real estate values have decreased significantly, and the lack of credit has made refinancing or selling commercial real estate hard in today’s market. Consequently, the Acquisition Fund’s disposition activity has been severely curtailed. Because of the difficult times, the Acquisition Fund’s projects currently face increased vacancy rates and lower market rents than originally anticipated, both of which have adversely affected the current revenues of the program. In addition, all the Acquisition Fund’s assets have seen a diminution in value due to upward movement in cap rates. Finally, as of December 31, 2010, the Acquisition Fund had not yet paid any distributions to its investors.

The adverse market conditions noted above also may cause total returns to the investors in the Acquisition Fund to be lower than originally projected. However, in light of the current downturn in the multifamily residential real estate market, and the fact that all the Acquisition Fund’s current debt financings do not have maturities until 2012 or later, the current business plans for this program do not contemplate any asset dispositions in the near future. Therefore total returns to investors in this program are unknown at this time.

Adverse Business Developments and Conditions

As noted above, neither Fund I nor WOF has paid distributions from cash generated by operations. Furthermore, the Acquisition Fund, which has an investment objective that is similar to ours, had not yet paid any distributions to its investors as of December 31, 2010. The adverse market conditions have severely impacted various real estate markets. As more fully described above, Fund I’s transaction activity and the Acquisition Fund’s disposition activity have been severely curtailed, and WOF faces issues in securing the debt and co-equity required to move forward with existing projects in the pre-development stage. In addition, as discussed above, Fund I has lost six properties through short sales, foreclosures and deeds in lieu of foreclosure.

The information summarized herein is set forth in greater detail in the Prior Performance Tables included elsewhere in this prospectus. Investors should direct their attention to the Prior Performance Tables for further information regarding the prior performance of the sponsor and his affiliates.

Other than as disclosed above, there have been no major adverse business developments or conditions experienced by any program or non-program property that would be material to investors, including as a result of recent general economic conditions.

BUSINESS

Our Company

We are a Maryland corporation formed to acquire multifamily properties in select targeted markets throughout the United States. As a secondary strategy, we also may acquire senior mortgage loans, subordinate loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily assets as determined by our manager as appropriate for us. We refer to these asset classes as our target assets.

Our promoters are John A. Williams and Leonard A. Silverstein. We will be externally managed and advised by Preferred Apartment Advisors, LLC, a Delaware limited liability company, which is controlled by John A. Williams, our sponsor and a veteran of and expert in the multifamily industry with over four decades of experience, including the founding of one of the nation’s premier multifamily real estate investment trusts, Post Properties, Inc. (NYSE:PPS), and Leonard A. Silverstein. Pursuant to the terms of a management agreement between our manager and us, our manager will be responsible for administering our day-to-day business operations, identifying and acquiring targeted real estate investments, overseeing the management of the investments, handling the disposition of the real estate investments and providing us with our management team and appropriate support personnel.

We also will benefit from Mr. Williams’ current organization and platform that specializes in multifamily real estate investment and management. With operations in over 20 nationwide markets, Mr. Williams’ organization includes (i) Williams Realty Advisors, LLC, or WRA — a full service investment management firm, (ii) Williams Asset Management, LLC, or WAM — a full service acquisition, asset management and disposition firm, and (iii) RAM Partners, LLC, or RAM, and Williams Residential Management, LLC, or WRM — both full service property level management firms. RAM provides third party services and WRM handles all owned assets within the Williams umbrella group. Collectively, RAM and WRM manage over 31,000 multifamily units. We believe these organizations provide the full range of services necessary to fulfill our investment objectives and we will benefit from their depth and breadth of experience in a number of ways, including, but not limited to: (i) our manager’s intent to contract directly with each of these firms to provide a substantial portion of the services our manager is required to provide in connection with running our day-to-day operations under the management agreement with us, and (ii) key employees of these firms serving as our officers and as officers of our manager.

Our manager intends to brand all apartment communities owned by the Company as “A Preferred Apartment Community”, to make “A Preferred Apartment Community” a trademarked logo and ultimate tagline for each of our communities that will signify certain brand and management standards, and intends to obtain all rights to the trademarks, including federal registration of the trademarks with the United States Patent and Trademark Office, to secure such brand in connection with such branding. There can be no assurance that such trademarks will be issued. The strategy will allow each individual community to be part of a centralized marketing and advertising campaign, in addition to property level marketing and advertising. We expect that these campaigns will enhance further the individual property’s presence in the marketplace, and we believe that this will allow our communities to be perceived as premier over other properties within the marketplace. Our manager intends to enter into a non-exclusive license agreement with the Company as licensee with respect to all intellectual property of the manager other than trademarks. The license agreement will terminate automatically upon termination of our management agreement or will terminate upon a material breach of the license agreement that remains uncured for more than 30 days after receipt of notice of such breach. If the trademarks relating to the “A Preferred Apartment Community” brand are issued, our manager intends to enter into a non-exclusive license agreement with the Company as licensee with respect to the manager’s trademarks on substantially similar terms as the initial intellectual property license agreement.

Our Manager

Our manager will be Preferred Apartment Advisors, LLC, a Delaware limited liability company, which is controlled by John A. Williams and Leonard A. Silverstein.

John A. Williams

John A. Williams has directed and coordinated the development, construction, and management of real estate developments for more than four decades. Over the course of his career, he has directed and coordinated the development, construction, and management of more than $5 billion in real estate developments. Approximately $3.5 billion of this activity has focused on multifamily housing, with the balance in other property types including hotels, condominiums and offices. Mr. Williams founded Post Properties, Inc. in 1970. He took Post Properties, Inc. public as a REIT in 1993. When he resigned as Chairman of Post Properties in 2003, the company had over 30,000 apartment units and had averaged Funds from Operation (FFO) growth of 7% per year commencing with the initial public offering.

Mr. Williams has been a national leader in the urban development concept. He is widely credited with coining the phrases “Smart Growth” and “Live, Work, Play.” His urban mixed-use projects have won numerous local and national awards. He was also an early pioneer in green development having advocated for recycling in apartment communities, superior insulation, energy efficient appliances, and environmentally conscious building materials. His early efforts and vision led to many of the LEED standards that are used today.

Among the 40 awards, honors and medals Mr. Williams has received over his 42 years of success in the industry include being named “Entrepreneur of The Year,” by both Stanford Business School and Ernst & Young in 1990 and 1988 respectively. He has been given The Wall Street Transcript “CEO Award for Commercial Real Estate,” in 1995 along with being named “CEO of The Year,” by Financial World, in 1996. Mr. Williams was listed on National Real Estate Investor’s list of “The 20th Century’s Most Influential Developers,” along with Atlanta Business Chronicle’s award for “Atlanta Residential Developer of The Decade,” for the 1990’s; followed by, Harvard Business School extending its “Community Leadership Award” to Mr. Williams in 2000. He has received numerous honors and awards from Cobb County, Georgia including, “The Mack Henderson Public Service Award,” in 2005. Mr. Williams was inducted into the Multi-Housing News Hall of Fame: First Class in 2004, and given the Four Pillar Award in 2007 by The Council for Quality Growth. In the spring of 2008, Mr. Williams was inducted into the Georgia State University J. Mack Robinson College of Business Hall of Fame as well as the Georgia Institute of Technology College of Management Hall of Fame.

While serving as the initial Chairman of the Cobb-Marietta Coliseum and Exhibit Hall Authority, Mr. Williams was responsible for leading the effort to build the $200 million Exhibition Meeting Venue and Ballroom complex. These facilities were completed in 1995. The large ballroom, one of the largest in the south, was named “The John A. Williams Ballroom.” He also led the effort to build the state-of-the-art Cobb Energy Performing Arts Centre which cost $150 million. The 2,800 seat main theatre is named “The John A. Williams Theatre.”

See the section “Management — Our Directors and Executive Officers” included elsewhere in this prospectus.

Market Opportunities

In the wake of the recent financial system troubles and downturn in the United States economy, multifamily assets have seen a dramatic drop in their value as the combination of higher capitalization rates and dwindling incomes has created formidable headwinds for operators across the country. Many transactions consummated in the last five years were highly leveraged with favorable financing terms. In many instances, the terms of these deals are about to expire or the debt associated with these deals is about to mature. These transactions present problems for undercapitalized owners as the ability to refinance has diminished significantly and the only options that may be available are a sale at a dramatic discount to their basis or foreclosure. However, based on the lack of new supply projected for the next several years, the expected rebound in the general economy, the introduction of the “echo boom” generation into the market and the dwindling rate of homeownership, we believe this stress in the market will create multiple opportunities for acquisitions.

Supply Constraints:  With the economic conditions curtailing financing and construction, we believe the new supply pipeline will soon contract to a low not seen in recent history. As can be seen from the charts below, permits for multifamily construction have diminished to an average of around 120,000 units permitted annually. In addition, we believe that for the period from 2010 to 2015 the U.S. apartment stock will lose an average of 118,000 units per year to obsolescence or conversion to other uses. We believe that this combination should result in a few years of net completions of new units being near zero, as completions should equal units taken from the market. As the economy rebounds and demand for apartment inventory increases, we believe that there will be for an extended period of time a significant shortage of new supply for the development sector to rebuild its infrastructure and resume new construction of units. We believe this window of opportunity will allow owners with desirable product to experience rent growth and enhanced occupancy levels as the market expands and supply struggles to keep pace.

*	Based on U.S. Census Bureau data as presented by Axiometrics, Inc.

Economic Improvement:  While the overall economy struggles to show consistent signs of improvement, we believe that multifamily seems to be the most resilient sector in the market. We believe that the historical correlation between job growth and absorption has not applied. As demonstrated in the chart below, since the third quarter of 2008, apartment absorption on a year-over-year basis has outperformed the corresponding drop in employment, with absorption posting only modest declines in the face of dramatic job losses. We believe that the rental demand for single family rental product (which accounted for a large “shadow market” in many cities) has dropped significantly, providing relatively more demand for traditional multifamily rental product.

Apartment Absorption Rate vs. Job Growth Rate*

*	Based on Witten Advisors Third Quarter 2010 Markets Update and Strategy Presentation and U.S. Bureau of Labor Statistics.

Rate of Homeownership:  One of the most significant contributors to the projection for new demand for rental units is the level of homeownership in the United States. As of June 30, 2010, the home ownership rate was approximately 66.9%, down from a high of approximately 69.2% in 2004 (figures based on U.S. Census Bureau data). Based on industry sources, we believe that, while the current economic weakness probably will ease at some point in late 2010 or 2011, an increase in homeownership rates is unlikely for a much longer period of time and the current downward trend shown in chart below will continue on its current trajectory.

U.S. Historical & Projected Homeownership Rate

*	Source: Figures based on U.S. Census Bureau data and related Arthur C. Nelson forecast (Metropolitan Research Center, University of Utah).

Given the more stringent scrutiny from lenders and regulators alike that has been occurring, the erosion of wealth in the housing sector over the last four years, the decline in overall household income and the dramatic increase in unemployment, we expect the propensity to rent likely will continue to increase in the near term. Based on current U.S. Census Bureau data, from a demographic standpoint, there is a large population bubble of Americans under the age of 30 who will be candidates for home ownership now or in the near future; however, we believe it is likely that the current climate will compel them to delay the decision to purchase a home until they are on firmer economic footing. In addition, we believe the requirements for a mortgage may continue to be stringent and that this group may find it more attractive to rent for a longer period of time until they can qualify for a desirable home. All these factors lead us to believe that an improvement in demand for the apartment market will occur as the rental pool grows in a climate where little supply is being created.

Echo Boom Generation:  As shown in the chart of U.S. Census Bureau data below, there are approximately 84 million “echo boomers” in the population currently, more than their “Baby Boomers” parents who number approximately 76.9 million. The echo boomers were born between 1977 and 1996 and the bulk of them are currently working their way into the market (age range in 2008 was 12 – 31). For school year 2009 – 2010 more people registered at universities in the United States than at any other time in history. This trend is not expected to abate anytime in the near future. As these people graduate and work their way into the market, the pool of educated, employed and qualified renters will increase dramatically.

Population by Age

*	Based on U.S. Census Bureau data (December 2002 – July 2008).

Our Competitive Strengths

We believe that we distinguish ourselves from our competitors through the following competitive advantages:

•	experienced management team with significant expertise in real estate and real estate-related debt investments and capital markets;
•	access to a pipeline of investment opportunities;
•	benefits from our relationship with our manager and its affiliates; and
•	dedicated asset management team.

Our Investment Strategy

We will seek to maximize returns for our stockholders by taking advantage of the current environment in the real estate market created by the recent United States financial crisis and downturn in the United States economy. While occupancy and capitalization rates in the multifamily sector have rebounded in recent months, apartment values remain below previous market highs due to significant declines in rental rates, collections and net operating incomes that have yet to fully recover. As the real estate market and economy stabilize, we intend to employ efficient management techniques to grow income and create asset value. Our investment strategy may include, without limitation, the following:

•	acquiring assets where assets or the owners of assets are overleveraged and/or owners may be struggling to meet current debt service obligations on such assets, or, in certain circumstances, where owners are financial institutions or conduits under either legal or economic compulsion to sell;

•	acquiring assets in opportunistic, performing and stable markets throughout the United States;
•	acquiring assets that enable us to target five-year average cash-on-cash returns of approximately 8.5% to 10% net of fees and expenses;
•	taking advantage of a depleting inventory of multifamily housing as a result of a lack of new construction over the past several years; and
•	taking advantage of the anticipated availability of financing from Freddie Mac and Fannie Mae that fits within our financing strategy. See the section entitled “Business — Our Financing Strategy” included elsewhere in this prospectus for a detailed discussion of our financing strategy.

We believe that financing will be available from Fannie Mae and Freddie Mac because they currently maintain that they will provide liquidity to the market in the form of debt capital at rates that meet our existing financing strategy. While market conditions may change and affect this availability, we believe Fannie Mae and Freddie Mac will continue to operate and provide debt for the multifamily sector. Fannie Mae and Freddie Mac are providing financing in a period where their current interest rate quotes are at or near historical lows, providing favorable economics for acquisitions where we anticipate that operations will improve.

In implementing our investment strategy, we will use our manager’s and its affiliates’ expertise in identifying attractive investment opportunities with the target classes described below, as well as their transaction sourcing, underwriting, execution and asset management and disposition capabilities. We expect that our manager will make decisions based on a variety of other factors, including expected risk-adjusted returns, credit fundamentals, liquidity, availability of adequate financing, borrowing costs and macroeconomic conditions. In addition, all investment decisions will be made with a view to maintaining our qualification as a REIT.

We believe there are numerous opportunities within the multi-family sector to acquire assets that fit our investment strategy. While cap rates have come down recently, interest rates generally remain below cap rates, providing an opportunity for buyers to achieve positive leverage (borrow at a cost of capital below the cap rate on the asset). In addition, we believe that NOI growth for multifamily assets in general will be between 5% and 11% for the next three years.

*	Based on Witten Advisors Third Quarter 2010 Markets Update and Strategy Presentation.

We believe that opportunity to purchase assets today at a price below replacement cost and below the recent highs in multifamily pricing that occurred in 2006 to 2008, combined with the general forecast of improving NOI growth, supports our investment strategy. However, our investment strategy is dynamic and flexible, which will enable us to adapt to shifts in economic, real estate and capital market conditions and to exploit inefficiencies. Consistent with this strategy, our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different economic and capital market conditions. We believe this approach allows us to identify undervalued opportunities in all market cycles, often before other investors identify such opportunities.

In particular, we will look to acquire:

•	assets of varying age depending on the return profile and the specific strategy for each asset;
•	assets in the top submarkets of each metropolitan statistical area (MSA) defined by highest rent per square footage, highest resident income level, highest property values for single family housing, etc.;
•	properties that should be modern in architecture and appearance with no functional obsolescence or design flaws;
•	assets comprised of 200 – 600 units per property to allow increased operating efficiency, with target properties outside this profile evaluated and priced appropriately;
•	assets with projected five-year average cash-on-cash returns of approximately 8.5% to 10%, net of fees and expenses;
•	assets with target capitalization rates varying by market and asset type — core assets in the more stable markets probably will drift between 6.0% and 7.0% and more opportunistic assets could have significantly higher acquisition capitalization rates;
•	assets with exit capitalization rates forecasted based on market performance and asset strategy but that generally mirror entry capitalization rates (except on more opportunistic targets); and
•	assets in urban infill areas and suburban markets.

We intend to acquire our target assets primarily for income, and only secondarily for possible capital gain. We currently do not anticipate investing in unimproved property, developing new construction properties or acquiring new construction, except we would consider a forward purchase contract on a to-be-built multifamily asset with the appropriate provisions for minimum occupancy and income thresholds in order for us to expect the asset to be priced appropriately. In connection with entering into a forward purchase contract, we may be required to provide a deposit, a mezzanine loan or other assurances of our ability to perform our obligations under the forward purchase contract. We do not currently anticipate making any mezzanine loans other than in the context of such forward purchase contracts.

Our target asset acquisitions would fit into three categories consisting of:

•	Core Assets: Core assets can best be described as being relatively new properties (less than ten years old) in major markets and top submarkets. These properties typically are in infill and close-in suburban locations with significant barriers to entry and little-to-no deferred maintenance issues or significant capital expenditures necessary to maintain market presence. The properties are typically well managed and maintained by the seller. We would expect capitalization rates to range from 6.0% to 7.0%;
•	Value Add Assets: Value add assets can best be described as slightly older assets (up to 25 years old) in major markets, but submarkets can be infill or suburban. Value add assets typically have some deferred maintenance issues, capital expenditure needs and/or modest operational or occupancy deficiencies that may require more management intensive efforts than core assets. These operational deficiencies could include, but are not limited to, below market occupancy rates, unqualified or inexperienced management teams on site or at the corporate level, deferred maintenance and capital expenditures. Capital expenditure needs in value add assets should be no more than $10,000 to $20,000 per unit, depending on market conditions and material costs. The capitalization rates for value add assets are expected to be higher (7.00% to 8.00% currently) than core assets with higher expected returns; and
•	Opportunistic Assets: Opportunistic assets can be older assets, but we would seek to avoid functional obsolescence in an asset defective construction and inherent flaws. Examples of functional obsolescence could include, but are not limited to, flat roofs in garden style apartments, floor plans that are significantly smaller than the market average and a high percentage of two bedroom/one bath units relative to the market. Defective construction or inherent flaws could include, but is not limited to, aluminum wiring in apartments for electricity, blu-poly piping and poor installation of mechanical systems or appliances. It is possible that we would acquire an asset with some of these flaws with the intention of correcting the issues or “updating” the asset. We would expect this type of asset to have serious physical or operational deficiencies that will require intensive efforts to correct either through management changes, renovation or a combination of both. Capital expenditure needs in opportunistic assets will probably exceed $20,000 per unit, depending on market conditions and material costs. Serious physical and operational deficiencies could include, but are not limited to, reroofing a property, repainting the interior and exterior of a property, replacing all the appliances in a property and completely renovating the common areas. Capitalization rates for these assets should be in excess of 8.00%; however due to the potentially serious operational deficiencies with an opportunistic asset, current cap rates may be difficult to determine and may vary widely.

We also may invest in real estate related debt, including, but not limited to, previously originated first mortgage loans on multifamily properties that meet our investment criteria, which are performing or non-performing, previously originated mezzanine loans on multifamily properties that meet our investment criteria (second or subsequent mortgages), which are performing or non-performing, and tranches of securitized loans (pools of collateralized mortgaged-backed securities) on multifamily properties that meet our investment criteria, which are performing or non-performing. We will seek to invest in debt when there is a reasonable expectation that either the satisfaction of the debt under its current terms or the foreclosure of the asset securing the debt would result in a favorable return to us. We will analyze the current operations of any asset securing the debt that we seek to purchase in order to determine the likelihood of a default or foreclosure (in the case where there is not one currently) and price our bid for such debt based on the expectations of either a successful payoff by the current borrower or a need to foreclose on the asset. Other than in connection with forward purchase contracts, we do not intend to originate real estate related debt.

We anticipate that future acquisitions by us of assets likely will be mostly from unaffiliated third parties, but we would still consider an acquisition from an affiliated third party if such acquisition made financial sense to us and was approved by our conflicts committee comprised of independent directors.

The investment committee will periodically review our investment portfolio and its compliance with our investment guidelines, and provide our board of directors an investment report at the end of each quarter in conjunction with its review of our quarterly results. Our investment guidelines, the assets in our portfolio, the decision to utilize leverage, and the appropriate levels of leverage are periodically reviewed by our board of directors as part of their oversight of our manager. Our board of directors may amend or revise our investment guidelines without a vote of the stockholders. If our board of directors amends or revises our investment guidelines, the board will describe such amendments or revisions in our next Form 10-Q filing, a Form 8-K or a press release.

Our Target Markets

We will use a variety of metrics and measures to assist us in determining the appropriateness of the markets we will target for acquisitions, the sub-markets within those markets and the individual assets we will acquire. Generally, the company will target MSAs of one million people or more with favorable economic conditions. The conditions we may monitor in determining the economic conditions of a market include, but are not limited to, job growth, household income, the pipeline of new supply for multifamily units, the pipeline of new supply for single family units, current and forecasted occupancy for multifamily units, current and forecasted rental rate growth for multifamily units, and other statistics that may be relevant to individual markets. In addition, we will analyze data from our affiliate operations to corroborate any assumptions. Our affiliate operations include third party property management of 25,000 multifamily units across nine states, asset management of over 3,000 multifamily units across four states and in-house property management of over 7,000 multifamily units across seven states. In addition to the analysis of current economic conditions and forecasts and the data provided by our affiliates’ operations, we will utilize a network of industry contacts and relationships to generate significant information about current and future market conditions. The map below provides our most current analysis of the markets where we believe opportunities exist for us to acquire properties. These markets have different favorable and unfavorable traits which might cause us to make different acquisition decisions in each market, depending on the type of asset available in the market, the submarket it is located in within that market, the pricing we anticipate for that asset and our view on how the asset, the submarket and the broader market will perform. The map below is highlighted in red to show the markets on which we initially will focus when looking for properties to acquire. These initial markets have been selected because our affiliated operations currently have a significant presence in these markets. We anticipate this presence providing us more accurate and timely market data when evaluating potential acquisitions and speed and efficiency in putting in place a property management team post-acquisition. The map below is a guide and will change as additional information becomes available to us regarding national, market or local trends. As of the date of this prospectus, we currently do not own any properties in any of these markets and we may purchase properties in markets other than those shown on the map below. Provided, however, we do have two properties under contract to purchase, one property in the Philadelphia, Pennsylvania MSA and one property in the Atlanta, Georgia MSA. See the section entitled “Description of Real Estate Investments — Property Acquisition” included elsewhere in this prospectus for a detailed discussion of the two properties we have under contract for purchase.

*	Target MSAs in the above map are as of December 31, 2010.

Our Financing Strategy

We intend to utilize leverage in making our investments. The number of different investments we will acquire will be affected by numerous factors, including the amount of funds available to us. By operating on a leveraged basis, we will have more funds available for our investments. This will allow us to make more investments that would otherwise be possible, resulting in a larger and more diversified portfolio. See the “Risk Factors” section of this prospectus for more information about the risks related to operating on a leveraged basis.

We intend to target leverage levels (secured and unsecured) between 50% and 65% of our tangible assets value on a portfolio basis. Neither our charter nor our by-laws contain any limitation on the amount of leverage we may use. Our investment guidelines, which can be amended by our board without stockholder approval, limit our borrowings (secured and unsecured) to 75% of the cost of our tangible assets at the time of any new borrowing. These targets, however, will not apply to individual real estate assets or investments. The amount of leverage we will seek for particular investments in our target assets will depend on our manager’s assessment of a variety of factors, which may include the anticipated liquidity and price volatility of the assets in our investment portfolio, the potential for losses and extension risk in the portfolio, the availability and cost of financing the assets, our opinion of the creditworthiness of our financing counterparties, the health of the U.S. economy and the health of the commercial real estate market in general. In addition, factors such as our outlook on interest rates, changes in the slope, level and volatility of interest rates and their associated credit spreads, the underlying collateral of our assets and our outlook on credit spreads relative to our outlook on interest rate and economic performance could all impact our decision and strategy for financing the target assets. At the date of acquisition of each asset, we anticipate that the cost of investment for such asset will be substantially similar to its fair market value. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits. Finally, we intend to acquire all of our properties through separate special purpose entities and we intend to finance each of these properties using financing techniques for that property alone without any cross-collateralization to our other properties.

The leverage may be obtained from a variety of sources including (but not limited to) Federal Home Loan Mortgage Corporation (Freddie Mac), Federal National Mortgage Association (Fannie Mae), commercial banks, credit companies, insurance companies, pension funds, endowments, financial services companies and other institutions who wish to provide debt financing for our assets.

Our secured and unsecured aggregate borrowings are intended by us to be reasonable in relation to our net assets and will be reviewed by our board of directors at least quarterly. In determining whether our borrowings are reasonable in relation to our net assets, we expect that our board of directors will consider many factors, including without limitation, the lending standards of government-sponsored enterprises, such as Fannie Mae, Freddie Mac and other companies for loans in connection with the financing of multifamily properties, the leverage ratios of publicly traded and non-traded REITs with similar investment strategies, whether we have positive leverage (in that, the board will compare the capitalization rates of our properties to the interest rates on the indebtedness of such properties) and general market and economic conditions. There is no limitation on the amount that we may borrow for any single investment.

Risk Management

Risk management is a fundamental principle in our manager’s construction of our portfolio and in the management of each investment. Diversification of our portfolio by investment size and location is critical to controlling portfolio-level risk. Over the long term, we intend that no single asset will exceed 15% of our total assets and that we will not have more than 25% of our total assets invested in any single MSA. However, until a sufficient number of properties are acquired, we anticipate that we will have single assets in excess of 15% of our total assets and more than 25% of our assets in a single MSA.

Investment Committee

Our manager will have an investment committee which will meet periodically, at least every quarter, to discuss investment opportunities. The investment committee will periodically review our investment portfolio and its compliance with our investment guidelines described above, and provide our board of directors an investment report at the end of each quarter in conjunction with its review of our quarterly results. From time to time, as it deems appropriate or necessary, our board of directors also will review our investment portfolio and its compliance with our investment guidelines and the appropriateness of our investment guidelines and strategies.

Policies With Respect to Certain Other Activities

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. If our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time. We will seek to maintain a balance between the number of outstanding shares of common stock and other types of equity securities of the company issued and outstanding as we seek to fund our capital needs. However, we can make no assurances that we will be able to achieve or maintain this balance. For example, uncertainties in the marketplace could affect the timing, amount and value of any equity securities to be issued, the success or lack of success of any capital raising program, including without limitation this initial public offering of our common stock. Moreover, general economic conditions affecting our business, financial condition and operations could affect the balance between the number of outstanding shares of common stock and other types of equity securities of the company issued and outstanding.

In addition, we may finance the acquisition of investments using the various sources of financing discussed above as described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” included elsewhere in this prospectus. Our investment guidelines, the assets in our portfolio, the decision to utilize leverage, and the appropriate levels of leverage are periodically reviewed by our board of directors as part of their oversight of our manager.

We may offer equity or debt securities in exchange for property or to repurchase or otherwise reacquire shares of our common stock. In addition, we may establish and offer a class or series of preferred stock, including convertible preferred stock. Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may in the future invest in debt securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not intend that our investments in securities will require us to register as an investment company under the Investment Company Act, and we would intend to divest such securities before any such registration would be required. We do not intend to underwrite securities of other issuers.

We intend to make available to our stockholders our annual reports, including our audited financial statements. After the public offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

Operating and Regulatory Structure

REIT Qualification

We intend to elect and qualify to be taxed as a REIT, commencing with our taxable year ending on December 31, 2011. In addition, we may hold certain of our assets through TRSs, which may be subject to corporate-level income tax at regular rates. Our qualification as a REIT depends on our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income we distribute currently to our stockholders. If we fail to qualify for taxation as a REIT in any taxable year, and the statutory relief provisions of the Code do not apply, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income or property and to U.S. federal income and excise taxes on our undistributed income.

Investment Company Act Considerations

We intend to conduct our operations so that we and each of our subsidiaries are exempt from registration as an investment company under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis, or the 40% test. “Investment securities” exclude U.S. Government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to acquire real estate and real-estate related assets directly, for example, by acquiring fee interests in real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property. We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our assets generally will be held in our wholly-owned and majority-owned subsidiaries, each formed to hold a particular asset.

We intend to conduct our operations so that our company and most, if not all, of its wholly-owned and majority-owned subsidiaries will comply with the 40% test. We will continuously monitor our holdings on an ongoing basis to determine the compliance of our company and each wholly-owned and majority-owned subsidiary with this test. Because we expect that most of our assets will be real estate investments, we expect that most, if not all, of the company’s wholly-owned and majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute most, if not all, of our assets) generally will not constitute “investment securities.” Accordingly, we believe that our company and most, if not all, of its wholly-owned and majority-owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

In addition, we believe that neither we nor any of our wholly-owned or majority-owned subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because they will not engage primarily, or propose to engage primarily, or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we and our subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries expect to be able to conduct their respective operations such that none of them will be required to register as an investment company under the Investment Company Act.

The determination of whether an entity is our majority-owned subsidiary is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested that the SEC staff approve our treatment of any entity as a majority-owned subsidiary and the SEC staff has not done so. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to comply with the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

We intend to conduct our operations so that neither we nor any of our wholly-owned or majority-owned subsidiaries fall within the definition of “investment company” under the Investment Company Act. If we or any of our wholly-owned or majority-owned subsidiaries inadvertently falls within one of the definitions of “investment company,” we intend to rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, this exclusion generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least 80% of the entity’s assets must be comprised of qualifying assets and a broader category of assets that we refer to as “real estate related assets” under the Investment Company Act. Additionally, no more than 20% of the entity’s assets may be comprised of miscellaneous assets.

We will classify our assets for purposes of the Investment Company Act, including the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, in large measure based upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act.

For purposes of determining whether we satisfy the 55%/80% tests, we will classify the assets in which we invest as follows:

Real Property.  Based on the no-action letters issued by the SEC staff, we will classify our fee interests in real properties as qualifying assets. In addition, based on no-action letters issued by the SEC staff, we will treat our investments in joint ventures, which in turn invest in qualifying assets such as real property, as qualifying assets only if we have the right to approve major decisions affecting the joint venture; otherwise, such investments will be classified as real estate-related assets. We expect that no less than 55% of our assets will consist of investments in real property, including any joint ventures that we control.

Securities.  We intend to treat as real estate-related assets debt and equity securities of both non-majority-owned publicly traded and private companies primarily engaged in real estate businesses, including REITs and other real estate operating companies, and securities issued by pass-through entities of which substantially all of the assets consist of qualifying assets or real estate-related assets.

Loans.  Based on the no-action letters issued by the SEC staff, we will classify our investments in various types of whole loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan. However, we will consider loans with loan-to-value ratios in excess of 100% to be real estate-related assets. We will treat our mezzanine loan investments as qualifying assets so long as they are structured as “Tier 1” mezzanine loans in accordance with the guidance published by the SEC staff in a no-action letter that discusses the classifications of Tier 1 mezzanine loans under Section 3(c)(5)(C) of the Investment Company Act.

Consistent with no-action positions taken by the SEC staff, we will consider any participation in a whole mortgage loan, including B-Notes, to be a qualifying real estate asset only if (1) we have a participation interest in a mortgage loan that is fully secured by real property; (2) we have the right to receive our proportionate share of the interest and the principal payments made on the loan by the borrower, and our returns on the loan are based on such payments; (3) we invest only after performing the same type of due diligence and credit underwriting procedures that we would perform if we were underwriting the underlying mortgage loan; (4) we have approval rights in connection with any material decisions pertaining to the administration and servicing of the loan and with respect to any material modification to the loan agreements; and (5) if the loan becomes non-performing, we have effective control over the remedies relating to the enforcement of the mortgage loan, including ultimate control of the foreclosure process, by having the right to: (a) appoint the special servicer to manage the resolution of the loan; (b) advise, direct or approve the actions of the special servicer; (c) terminate the special servicer at any time with or without cause; (d) cure the default so that the mortgage loan is no longer non-performing; and (e) purchase the senior loan at par plus accrued interest, thereby acquiring the entire mortgage loan.

We will base our treatment of any other investments as qualifying assets and real estate-related assets on the characteristics of the underlying collateral and the particular type of loan (including whether we have foreclosure rights with respect to those securities or loans that have underlying real estate collateral) and we will make these determinations in a manner consistent with guidance issued by the SEC staff.

Qualification for exemption from the definition of “investment company” under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit the ability of our company and our subsidiaries to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities, distressed debt, subordinated debt and real estate companies or in assets not related to real estate. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration for our company or each of our subsidiaries.

A change in the value of any of our assets could negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To maintain compliance with the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan.

Competition

Our profitability depends, in large part, on our ability to acquire our target assets at attractive prices. We are subject to significant competition in acquiring our target assets. In particular, we will compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds, commercial and investment banks, hedge funds, mortgage bankers, commercial finance and insurance companies, governmental bodies and other financial institutions. We also may compete with John A. Williams and his affiliates for investment opportunities. See the section entitled “Risk Factors — Risks Related to Conflicts of Interest” included elsewhere in this prospectus. In addition, there are several REITs with similar investment objectives, including a number that have been recently formed, and others may be organized in the future. These other REITs will increase competition for the available supply of real estate-related assets suitable for purchase or origination. Some of our anticipated competitors have greater financial resources, access to lower costs of capital and access to funding sources that may not be available to us. In addition, some of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the Investment Company Act. Furthermore, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments, or pay higher prices, than we can. Current market conditions may attract more competitors, which may increase the competition for our target assets. An increase in the competition for such assets may increase the price of such assets, which may limit our ability to generate attractive risk-adjusted returns for our stockholders, thereby adversely affecting the market price of our outstanding stock.

In the face of this competition, we expect to have access to our manager’s and its affiliates’ professionals and their industry expertise, which we believe will provide us with a competitive advantage and help us assess investment risks and determine appropriate pricing for potential investments. We expect that these relationships will enable us to compete more efficiently and effectively for attractive investment opportunities. In addition, we believe that current market conditions may have adversely affected the financial condition of certain competitors. Thus, not having a legacy portfolio also may enable us to compete more effectively for attractive investment opportunities. Although we believe we are well positioned to compete effectively in each facet of our business, there can be no assurance that we will be able to achieve our business goals or expectations due to the extensive competition in our market sector. For additional information concerning these competitive risks, see “Risk Factors.”

Employees

We will be externally managed by our manager pursuant to the management agreement between our manager and us. All of our officers are employees of our manager or its affiliates. See the section entitled “Our Manager and Management Agreement — Management Agreement” included elsewhere in this prospectus.

Legal Proceedings

Neither we nor, to our knowledge, our manager is currently subject to any legal proceedings that we or our manager consider to be material.

Other Information

Our principal executive offices are located at 3625 Cumberland Boulevard, Suite 400, Atlanta Georgia 30339. Our telephone number is (770) 818-4100. Our website is www.pacapts.com. The contents of our website are not part of this prospectus. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

DESCRIPTION OF REAL ESTATE INVESTMENTS

Property Acquisition

The following table provides information as of February 14, 2011 regarding two properties that we have recently put under contract to purchase from third parties affiliated with our manager.

Current Name of Property	Location of Property	Number of Apartment Units	Average Per Unit Monthly Rents at Closing(1)(5)	Purchase Price(2)(5)	Anticipated Mortgage Debt Amount(4)(5)	Anticipated Interest Rate(4)(5)	Property Management Agent(3)	Annual Property Management Fee
Oxford Summit	Suburban Atlanta, Georgia	345	$889	$34,301,443	$21,580,000	4.90%	An affiliate of our manager	4.0%
Oxford Rise	Suburban Philadelphia, Pennsylvania	216	$1,267	$31,548,289	$19,500,000	4.90%	An affiliate of our manager	4.0%

(1)	Exclusive of additional amounts recoverable from tenants for utilities and rent concessions that may be offered to tenants.
(2)	Includes total acquisition and loan closing costs, a 1.0% acquisition fee paid to our manager, and funds escrowed for minor deferred maintenance expenses and other reserves.
(3)	Each of the acquired properties will be operated under a management agreement between our manager and Williams Residential Management, LLC, or the property manager, an affiliate of our manager.
(4)	Debt may be a fixed or floating rate instrument. A fixed rate will be based off of the loan term’s corresponding treasury rate, while a floating rate will be based off of 30-day LIBOR, Floating rates will fluctuate throughout the life of the loan.
(5)	These figures are based on our current estimates as of February 14, 2010 and may change before closing.

In September 2010, we entered into a contract of Purchase and Sale with Oxford Rise Partners LLC, a Georgia limited liability company, and WOF, which together own 100% of the membership interests in Oxford Rise JV, LLC, a Delaware limited liability company, the fee-simple owner of a multifamily apartment community located in suburban Philadelphia, Pennsylvania, or Oxford Rise, and a Contract of Purchase and Sale with Oxford Summit Development, LLC, a Georgia limited liability company, and Williams Realty Fund I, LLC, a Georgia limited liability company, which together own 100% of the membership interests in Oxford Summit Partners, LLC, a Georgia limited liability company, the fee-simple owner of a multifamily apartment community located in suburban Atlanta, Georgia, or Oxford Summit. The acquisitions will be for 100% of the membership interests in Oxford Rise and Oxford Summit, each of which owns one fee-simple property. It is expected that these acquisitions will be consummated shortly after the completion of the offerings. The purchase price for the two properties will be paid from proceeds of the offerings, with the balance thereof being paid from planned debt financing activities. While currently we do not have any financing commitments in place in connection with the acquisitions of the two properties, upon completion of the offerings we expect to execute commitment letters with either Fannie Mae or Freddie Mac and pay a fee equal to 2% of the loan proceeds for each of the two loans, which payment will be reimbursed to us at the closing of each loan. If first mortgage financing is unavailable from Fannie Mae or Freddie Mac, we plan to prioritize the acquisition of the two properties and use the proceeds from the offering to acquire the Oxford Rise property. In October 2010, the rights and obligations under both the contract for Oxford Rise and the contract for Oxford Summit were assigned by us to the operating partnership. Each of the contracts for Oxford Rise and for Oxford Summit were amended twice in December 2010 and amended again in February 2011 and March 2011 to extend the time allowed for the consummation of each transaction. See the section entitled “Certain Relationships and Related Transactions — Agreements With Institutional and Other Investors — Real Estate Property Acquisitions” contained elsewhere in this prospectus.

Under each of the contracts to purchase Oxford Summit and Oxford Rise, our inspection period has ended and, with respect to each property and transaction, the following conditions must be met prior to the closing of such transaction: (1) the closing must be within ten business days of the closing of the offerings described in this prospectus; (2) the payment of the purchase price; (3) receipt of title policy endorsements satisfactory to us to existing title insurance policies; (4) delivery of an assignment and bill of sale for the acquisition of the membership interests; (5) delivery to us of certain required affidavits and certifications; (6) payment of any transfer taxes by sellers; (7) delivery to us of all contracts, including the existing property management agreement; (8) delivery to us of all leases; (9) delivery to us of all deposits; (10) delivery to us of an executed closing statement; (11) delivery to us of the seller’s files; (12) delivery to us of a certified updated rent roll; (13) delivery to us of all keys related to the property; (14) all representations and warranties of the seller are materially true and correct on the closing date; (15) improvements to the property shall be in substantially the same condition on the closing date as they were on the effective date of the contract (subject to normal wear and tear); (16) the property shall have no encumbrances other than specific permitted exceptions; and (17) all apartment units vacated more than five days prior to closing shall be in “rent-ready” condition.

The total acquisition price, excluding acquisition-related and financing-related transaction costs, will be approximately $33.2 million for Oxford Summit and $30.2 million for Oxford Rise. In connection with the purchase of these two assets, Preferred Apartment Advisors, LLC, our manager, will receive an acquisition fee equal to 1% of the total purchase price, aggregating approximately $0.6 million. Other closing and financing related costs are expected to be approximately $1 million in the aggregate.

In connection with the acquisitions of Oxford Rise and Oxford Summit, we anticipate securing a first mortgage loan on each property from either Fannie Mae or Freddie Mac at approximately 65% of the total purchase price of each purchase, or approximately $19.5 million for Oxford Rise and approximately $21.6 million for Oxford Summit, or the Loans. We anticipate that each of the Loans will have a 30-year amortization period, mature in seven years, and will either bear interest at a fixed rate of approximately 4.90% per annum for Oxford Summit and 4.90% for Oxford Rise, or bear interest on a floating rate with a spread of 3.05% to 3.20% per annum over 30-day LIBOR. We anticipate that the Loans will require monthly installments of interest only through the first three years and monthly installments of principal and interest throughout the remainder of their stated terms. We expect that the loan related to Oxford Rise will only be secured by the Oxford Rise property and that the loan related to Oxford Summit will only be secured by the Oxford Summit property. We anticipate that the Loans will mature in March 2018, at which time a balance of approximately $19.9 million will be due on the loan related to Oxford Summit and a balance of approximately $18.3 million will be due on the loan related to Oxford Rise, assuming no prior principal prepayment on either of the Loans.

We are currently under application with Fannie Mae and Freddie Mac to provide the Loans. Fannie Mae and Freddie Mac are reviewing the underwriting information and detailed financial statements that we have provided in connection with our applications. We are currently awaiting commitment letters and rate lock agreements from Fannie Mae and Freddie Mac. Upon our receipt of commitment letters for the Loans, we will review the final terms and conditions of the Loans to ensure that they meet our needs and then enter into rate lock agreements which will determine the final structure and cost of our financing. We do not anticipate material changes in the terms and conditions for the Loans from those contained in the applications we submitted, but there could be changes in the terms of the Loans which we would evaluate at the time we receive final commitments. The terms and conditions we have described for the Loans are based on the terms and conditions quoted by Fannie Mae and Freddie Mac and remain our good faith estimate of the expected material terms and conditions of the Loans until we receive final commitments; however, the interest rate indexes contained in the quotes move daily and will impact the cost of our financing. We have not purchased any hedges against interest rate fluctuations and remain subject to those market changes until we lock in our spreads for any adjustable rate loan or rates for any fixed rate loan. While currently we do not have any financing commitments in place in connection with the acquisitions of the two properties, upon closing of the offerings we expect to execute commitment letters with either Fannie Mae or Freddie Mac and pay a fee equal to 2% of the loan proceeds for each of the two loans, which payment will be reimbursed at the closing of each loan. If first mortgage financing is unavailable from Fannie Mae or Freddie Mac, we plan to prioritize the acquisition of the two properties and use the proceeds from the offering to acquire the Oxford Rise property. See the “Risk Factors'' section included elsewhere in this prospectus for more information about the risks related to Fannie Mae and Freddie Mac.

We expect that the initial basis in each of the properties for federal income tax purposes will be equal to the purchase price. We plan to depreciate each property for federal income tax purposes on a straight-line basis using an estimated useful life of 27.5 years.

Oxford Summit

Oxford Summit is an existing multifamily apartment complex consisting of 345 units located in suburban Atlanta, Georgia. The community consists of 26 garden and townhome buildings on a 19 acre landscaped setting. A gated and controlled access community, Oxford Summit is comprised of a unit mix of 83 one-bedroom garden apartment homes, 40 one-bedroom townhomes, 53 two-bedroom garden apartment homes, and 166 two-bedroom townhomes and 3 three-bedroom garden apartment homes. The property was constructed in 2007 and its apartment homes have an average size of 1,024 square feet. No major renovations are planned.

There are currently nine other apartment communities in the area that we believe are competitive with Oxford Summit, with seven of those properties located two to three miles south in Alpharetta/North Fulton County. Including Oxford Summit, these ten properties total 3,842 units, have an average unit size of 1,094 square feet and an average year of construction of 2000. In addition to existing competitive properties, the market in which Oxford Summit is located currently has no properties under construction or planned, but an affiliate of the seller of Oxford Summit owns two adjacent parcels each entitled for multi-family development that would allow for the future development of a 162 unit community and a 150 unit community. Other than those two parcels, there is no other multifamily zoned land in Oxford Summit’s market. In addition to the specific competitive conditions described above, general competitive conditions affecting Oxford Summit include those identified in the section entitled “Competition” included elsewhere in this prospectus.

The total expected acquisition cost of Oxford Summit is expected to be $34.3 million and the mortgage debt with respect thereto. is expected to total $21.6 million.

All the leased space is residential with leases ranging from an initial term of three months to one year. The average historical occupancy rate (determined by the total number of units actually occupied at the specified point in time indicated) for the last five years is as follows:

At December 31, 2010	94.8%
At December 31, 2009	93.8%
At December 31, 2008	85.4%
At December 31, 2007	76.5%
At December 31, 2006	N/A

No tenants occupy 10% or more of Oxford Summit.

The average historical effective net annual rental rate per unit (including any tenant concessions and abatements) at the property is as follows:

Year ending December 31, 2010	$10,476
Year ending December 31, 2009	$10,212
Year ending December 31, 2008	$10,536
Year ending December 31, 2007	$10,728
Year ending December 31, 2006	N/A

In addition, aggregate gross income for Oxford Summit has increased approximately 5.3% since March 2010.

Property taxes paid on Oxford Summit for the fiscal year ended December 31, 2010 were $121,293.67. Oxford Summit was subject to a tax rate of 2.4719% of its assessed value.

Under a contract with our manager, the property manager will act as property manager of Oxford Summit. Upon our acquisition, we believe that Oxford Summit will be adequately insured.

Oxford Rise

Oxford Rise is an existing multifamily apartment complex consisting of 216 units located in suburban Philadelphia, Pennsylvania. The community consists of 8 garden buildings on a 20 acre landscaped setting. Oxford Summit is comprised of a unit mix of 72 one-bedroom garden apartment homes and 144 two-bedroom garden apartment homes. The property was constructed in 2008 and its apartment homes have an average size of 1,078 square feet. No major renovations are planned.

There are currently six other apartment communities in the area that we believe are competitive with Oxford Rise. All of these properties are located south of Oxford Rise nearer to Interstate 76 and Highway 202. Including Oxford Rise, the seven properties total 1,602 units, have an average unit size of 1,027 square feet and an average year of construction of 2002. Further, in Chester County, Pennsylvania, the county in which Oxford Rise is located, no new construction of multifamily properties is currently on-going or planned. In addition, new construction is constrained due to a current lack of sewer availability that requires any new construction to bear the burden of constructing and maintaining a waste water treatment plant and drip irrigation system. In addition to the specific competitive conditions described above, general competitive conditions affecting Oxford Rise include those identified in the section entitled “Competition” included elsewhere in this prospectus.

The total expected acquisition cost of Oxford Rise is expected to be $31.5 million and the mortgage debt with respect thereto is expected to total $19.5 million.

All the leased space is residential with leases ranging from an initial term of three months to one year. The average historical occupancy rate (determined by the total number of units actually occupied at the specific point in time indicated) for the last five years is as follows:

At December 31, 2010	94.0%
At December 31, 2009	79.2%
At December 31, 2008	21.8%
At December 31, 2007	N/A
At December 31, 2006	N/A

No tenants occupy 10% or more of Oxford Rise.

The average historical effective net annual rental rate per unit (including any tenant concessions and abatements) at the property is as follows:

Year ending December 31, 2010	$14,640
Year ending December 31, 2009	$14,556
Year ending December 31, 2008	$16,284
Year ending December 31, 2007	N/A
Year ending December 31, 2006	N/A

In addition, aggregate gross income for Oxford Rise has increased approximately 31.0% since March 2010.

Property taxes paid on Oxford Rise for the fiscal year ended December 31, 2010 were $392,887. Oxford Rise was subject to a base property tax rate of 0.6295% of its assessed value. In addition, Oxford Rise was subject to an additional property tax rate of 2.55% of its 2009 assessed value for the first half of 2010 and to an additional property tax rate of 2.617% of its 2010 assessed value for the second half of 2010.

Under a contract with our manager, the property manager will act as property manager of Oxford Rise. Upon our acquisition, we believe that Oxford Rise will be adequately insured.

OUR MANAGEMENT

Our Directors and Executive Officers

We operate under the direction of our board of directors. The board is responsible for the overall management and control of our affairs. Preferred Apartment Advisors, LLC has been formed to manage our day-to-day affairs and the acquisition and disposition of our investments, subject to the board’s supervision. Each of our executive officers, including John A. Williams and Leonard A. Silverstein, who also serve as directors, also are officers of our manager. As a result, these individuals owe fiduciary duties to our manager, which fiduciary duties may conflict with the duties that they owe to us and our stockholders. As described in greater detail under section entitled “— The Manager” below, our manager will be responsible for making investment decisions subject to the approval of its investment committee and the oversight of our board of directors.

Our charter and by-laws provide that the number of our directors may be established by a majority of the entire board of directors but may not be fewer than two nor more than ten. We currently have three directors and expect to have a total of seven directors, including five independent directors. Directors are elected by a plurality of all the votes cast. There are no family relationships among any of our directors or officers, or officers of our manager.

During the discussion of a proposed transaction, independent directors may offer ideas for ways in which transactions may be structured to offer the greatest value to us, and our manager will take these suggestions into consideration when structuring transactions. Each director will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Although the number of directors may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent director.

Any director may resign at any time. A director may be removed, with or without cause, by the affirmative vote of the holders of not less than 66-2/3% of the total voting power of all our outstanding common stock. Notice of a special meeting to remove a director will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

Any vacancy created by an increase in the number of directors or the death, resignation or removal of a director may be filled by a vote of a majority of the remaining directors. If at any time there are no directors in office, successor directors shall be elected in accordance with the Maryland General Corporation Law, or the MGCL. Each director will be bound by the charter and the by-laws.

The directors are not required to devote all their time to our business and are only required to devote the time to our affairs as their duties require. It is expected that the directors will meet quarterly or more frequently if necessary. Our directors are not required to devote a substantial portion of their time to discharge their duties as our directors. Consequently, in the exercise of their responsibilities, the directors heavily rely on our manager. Our directors have a duty to our company to supervise the relationship between us and our manager. The board is empowered to fix the compensation of all officers that it selects and approve the payment of compensation to directors for services rendered to us in any other capacity.

Our board of directors will establish policies on investments and borrowing, the general terms of which are set forth in this prospectus. The directors may establish further policies on investments and borrowings and monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of our stockholders.

We have provided below certain information about our executive officers, our directors and our director nominees. We intend to elect our director nominees prior to or concurrent with the declaration of effectiveness by the SEC of the registration statement, of which this prospectus is a part.

Name	Age	Position(s)
John A. Williams	68	President, Chief Executive Officer and Director
Leonard A. Silverstein	52	Executive Vice President, General Counsel, Secretary and Director
Michael J. Cronin	56	Chief Accounting Officer and Treasurer
William F. Leseman	51	Executive Vice President — Property Management
Daniel M. DuPree	64	Independent Director Nominee
Timothy A. Peterson	45	Independent Director Nominee
Steve Bartkowski	58	Independent Director Nominee
Gary B. Coursey	71	Independent Director
Howard A. McLure	54	Independent Director Nominee

John A. Williams, has served as the President, Chief Executive Officer and a Director of our company since our formation. Mr. Williams was born and educated in Atlanta. Following graduation from the city’s public school system, he entered the Georgia Institute of Technology where he earned a BS in Industrial Management. Mr. Williams has directed and coordinated the development, construction, and management of real estate developments since 1966. Over the course of his career, he has directed and coordinated the development, construction, and management of more than $5 billion in real estate developments. Approximately $3.5 billion of this activity has focused on multifamily housing (over 100,000 apartments), with the balance in other property types including hotels, condominiums and offices. Mr. Williams founded Post Properties, Inc. in 1970. He took Post Properties, Inc. public as a REIT in 1993. When he resigned as Chairman of Post Properties in 2003, the company had over 30,000 apartment units and had averaged Funds from Operation (FFO) growth of 7% per year commencing with the initial public offering. Mr. Williams is currently Chief Executive Officer of Williams Realty Advisors, LLC and has held this position since February 2005. He also holds interests in various other entities involving the acquisition, development, building, holding, leasing, managing, operating and exchanging of real properties and enterprises that collectively have over 800 employees and have been involved in over $3 billion in development.

Mr. Williams has been a national leader in the urban development concept. He is widely credited with coining the phrases “Smart Growth” and “Live, Work, Play.” His urban mixed-use projects have won numerous local and national awards. He was also an early pioneer in green development having advocated for recycling in apartment communities, superior insulation, energy efficient appliances, and environmentally conscious building materials. His early efforts and vision led to many of the LEED standards that are used today.

Among the 40 awards, honors and medals Mr. Williams has received over his 42 years of success in the industry include being named “Entrepreneur of The Year,” by both Stanford Business School and Ernst & Young in 1990 and 1988 respectively. He has been given The Wall Street Transcript “CEO Award for Commercial Real Estate,” in 1995 along with being named “CEO of The Year,” by Financial World, in 1996. Mr. Williams was listed on National Real Estate Investor’s list of “The 20th Century’s Most Influential Developers,” along with Atlanta Business Chronicle’s award for “Atlanta Residential Developer of The Decade,” for the 1990’s; followed by Harvard Business School extending its “Community Leadership Award” to Mr. Williams in 2000. He has received numerous honors and awards from Cobb County, Georgia including, “The Mack Henderson Public Service Award,” in 2005. Mr. Williams was inducted into the Multi-Housing News Hall of Fame: First Class in 2004, and given the Four Pillar Award in 2007 by The Council for Quality Growth. John A. Williams is and has always been very active in varied philanthropic activities, outreaches, and organizations in Georgia and around the World. In the spring of 2008, Mr. Williams was inducted into the Georgia State University J. Mack Robinson College of Business Hall of Fame as well as the Georgia Institute of Technology College of Management Hall of Fame.

Mr. Williams is currently serving on the Board of Directors of the Atlanta Falcons of which he is also a minority owner. He has previously served on the boards of Riverside Bancshares, Inc., where he was the largest stockholder, the Georgia Regional Transportation Authority, the Atlanta Regional Commission, Atlanta Convention & Visitors Bureau, Post Secondary/Vocational Education, the Executive Committee of the National Apartment Association, the Board of Directors of NationsBank and Barnett Banks, Inc, the Board of Directors of Crawford & Company, and the Board of Directors of Post Properties, Inc. He is the Founder and past Chairman of the Cumberland Community Improvement District. He served as president of the Homebuilders Association of Metropolitan Atlanta, Chairman of the Metro Atlanta Chamber of Commerce, Chairman of the Metro Business Forum, Chairman of the Regional Business Coalition, Chairman of the Cobb-Marietta Coliseum and Exhibit Hall Authority, and Chairman of the Cobb County Chamber of Commerce, serving two terms.

While serving as the initial Chairman of the Cobb-Marietta Coliseum and Exhibit Hall Authority, Mr. Williams was responsible for leading the effort to build the $200 million Exhibition Meeting Venue and Ballroom complex. These facilities were completed in 1995. The large ballroom, one of the largest in the south, was named “The John A. Williams Ballroom.” He also led the effort to build the state-of-the-art Cobb Energy Performing Arts Centre which cost $150 million. The 2,800 seat main theatre is named “The John A. Williams Theatre.”

In February 2010, iStar Tara, LLC filed a lawsuit seeking confirmation of foreclosure relating to the Mansion Hotel property in Atlanta, Georgia, where Mr. Williams, our sponsor, served as guarantor to a loan entered into by Mansion Centre Development related to the property. In addition, Mr. Williams is party to a related lawsuit on personal guarantees given by Mr. Williams for the benefit of Mansion Centre Development. The claims against Mr. Williams in these legal proceedings, if adversely determined against Mr. Williams, would have a material adverse effect on Mr. Williams' net worth. Mr. Williams has informed us of his belief that he has meritorious defenses against these claims and plans to pursue such defenses vigorously.

In June 2010, litigation was initiated by, among others, Mr. Williams and Leonard Silverstein, our Executive Vice President, General Counsel and Secretary and a Director, for a judicial declaration that they have no liability under certain guarantees executed by them in favor of Synovus Bank (as successor-in-interest to Bank of North Georgia) in connection with certain real estate loans on the basis that all such liabilities were allegedly released by Synovus Bank pursuant to an agreement. Synovus Bank has asserted counterclaims against, among other counterclaim defendants, Messrs. Williams and Silverstein, including counterclaims alleging that Messrs. Williams and Silverstein remain liable to Synovus Bank pursuant to the guarantees at issue. The counterclaims against each of Messrs. Williams and Silverstein in these legal proceedings, if adversely determined against him, would have a material adverse effect on his net worth. Messrs. Williams and Silverstein have informed us of their respective beliefs that they have meritorious defenses against these counterclaims and plan to pursue such defenses vigorously.

In April 2010, RBC Bank (USA) filed a lawsuit against, among others, Mr. Williams alleging that he is liable to RBC Bank (USA) for breach of certain guaranties executed by Mr. Williams in favor of RBC Bank (USA) in connection with certain real estate loans. The claims against Mr. Williams in these legal proceedings, if adversely determined against Mr. Williams, would have a material adverse effect on Mr. Williams’ net worth. Mr. Williams has informed us of his belief that he has meritorious defenses against these claims and plans to pursue such defenses vigorously.

We believe that Mr. Williams’ previous experience as the founder of Post Properties, Inc. and his current role as the Chief Executive Officer of Williams Realty Advisors, LLC make him well qualified to serve as a member of our Board of Directors.

Leonard A. Silverstein, has served as Executive Vice President, General Counsel, Secretary and a Director of our company since our formation. Mr. Silverstein has also served as General Counsel of Williams Realty Advisors, LLC since February 2005 and Chief Operating Officer of Corporate Holdings, LLC since October 2004. From August 1994 to 2004, Mr. Silverstein was a partner at the law firm of McKenna, Long & Aldridge LLP. From January 1991 to August 1994, Mr. Silverstein was a partner at the law firm of Powell, Goldstein, Frazer & Murphy LLP, where he began his legal practice in 1983. Mr. Silverstein’s practice focused on securities and corporate finance law, corporate governance and mergers and acquisitions, advising both publicly-held and privately-held clients in a variety of industries, including real estate.

Mr. Silverstein currently serves on the Advisory Board of Mayor Electric Supply Co., Inc., a regional electrical equipment and supply wholesale-distributor, headquartered in Birmingham, Alabama. He has served on the Board of Trustees and Executive Committee of the American Jewish Committee, Atlanta Chapter and on the Board of Trustees of the Jewish Federation of Greater Atlanta. He also has served on the Board of Directors of numerous other business and civic organizations, including the American-Israel Chamber of Commerce — Southeast Region, Atlanta Symphony Associates, Business Practice Section of the Atlanta Bar Association, Vanderbilt University National Alumni Association, and Zoo Atlanta, and formerly served as Vice Chairman of the Securities Law Subcommittee of the State Bar of Georgia. Mr. Silverstein received his law degree from Vanderbilt University School of Law where he served on the editorial staff of the Vanderbilt Law Review, and his BA from Vanderbilt University, where he graduated magna cum laude.

In June 2010, litigation was initiated by, among others, Messrs. Williams and Silverstein for a judicial declaration that they have no liability under certain guarantees executed by them in favor of Synovus Bank (as successor-in-interest to Bank of North Georgia) in connection with certain real estate loans on the basis that all such liabilities were allegedly released by Synovus Bank pursuant to an agreement. Synovus Bank has asserted counterclaims against, among other counterclaim defendants, Messrs. Williams and Silverstein, including counterclaims alleging that Messrs. Williams and Silverstein remain liable to Synovus Bank pursuant to the guarantees at issue. The counterclaims against each of Messrs. Williams and Silverstein in these legal proceedings, if adversely determined against him, would have a material adverse effect on his net worth. Messrs. Williams and Silverstein have informed us of their respective beliefs that they have meritorious defenses against these counterclaims and plan to pursue such defenses vigorously.

We believe that Mr. Silverstein’s previous experience as a partner in each of McKenna, Long & Aldridge LLP and Powell, Goldstein, Frazer & Murphy LLP, his current roles as General Counsel of Williams Realty Advisors, LLC and Chief Operating Officer of Corporate Holdings, LLC and his legal education make him well qualified to serve as a member of our Board of Directors.

Michael J. Cronin, has served as Chief Accounting Officer and Treasurer of our company since formation. Mr. Cronin has served in various capacities since joining Williams Realty Advisors, LLC in December 2005, most recently as Chief Financial Officer since October 2008. Prior to joining Williams Realty Advisors, Mr. Cronin served as Vice President of Morgan Stanley Real Estate Advisors from February 2004 to December 2005. Mr. Cronin was the Chief Financial Officer of Hatfield Philips, a commercial real estate company, for three years prior to joining Morgan Stanley Real Estate Advisors. In total, Mr. Cronin has over 25 years of accounting, reporting and finance experience in the real estate field. He is a CPA and holds a BBA and Masters degree in Accounting from the University of Georgia.

William F. Leseman, has served as Executive Vice President — Property Management of our company since formation. Mr. Leseman has over 26 years of experience in property management and since 1995 has served as President of RAM Partners, LLC, a full-service property management firm that leases and manages over 120 multi-family properties totaling approximately 31,000 units. From 1989 to 1995, Mr. Leseman served as Senior Vice President of property management for Post Properties, Inc. (NYSE: PPS), and was responsible for the management of more than 16,000 apartment units. He was previously a senior manager for a large regional property management company responsible for the firm’s owned and third-party portfolios. Mr. Leseman received a B.S. in Business Management from Stephen F. Austin State University in 1982. Mr. Leseman is a member of the Institute of Real Estate Management where he holds the Certified Property Management designation.

Daniel M. DuPree, is one of our independent director nominees and will be elected to our board as a Director prior to the consummation of this offering. Mr. DuPree has over 30 years of real estate experience in shopping center management, leasing and development. Since March 2009, he has served as Chief Executive Officer for The Reynolds Companies, a real estate development company in Atlanta, Georgia. From 1992 to March 2001 and then again from March 2003 to March 2009, Mr. DuPree served as President and Chief Operating Officer for Cousins Properties Incorporated (NYSE: CUZ), a real estate development, acquisition, financing, management and leasing company. From September 2002 to March 2003, Mr. DuPree served as

Chief Executive Officer of Barry Real Estate Companies, a real estate development and management company. From 1982 to 1992, he served as Chief Executive Officer of New Market Development Company, a shopping center management and development company which he founded in 1982. From 1976 to 1982, Mr. DuPree served as an Executive Vice President for Post Properties, Inc. (NYSE: PPS) where he was responsible for shopping center management, leasing and development. From 1974 to 1976, Mr. DuPree was a commercial real estate broker for Coldwell Banker and Company.

Mr. DuPree has served as Capital Campaign Chair of the Atlanta Community Food Bank, as Board Chair of the Midtown Alliance, and as Transportation Committee Chair for the Metropolitan Atlanta Chamber of Commerce. He is a board member of both the University of Florida College of Business Administration and the Wake Forest University Calloway School of Business. Mr. DuPree received his Bachelor of Science Business Administration degree from the University of Florida.

We believe that Mr. DuPree's previous experience as Chief Operating Officer of Cousins Properties and his current role as Chief Executive Officer of The Reynolds Companies make him well qualified to serve as a member of our Board of Directors.

Timothy A. Peterson, is one of our independent director nominees and will be elected to our board as a Director prior to the consummation of this offering. Since 2003, Mr. Peterson has been a partner, Chief Financial Officer and member of the Investment Committee of Altman Development Corporation where his primary responsibilities have been overseeing capital markets activities, financial reporting, strategic planning and budgeting. Mr. Peterson was Chief Financial Officer for Keystone Property Trust (NYSE: KTR) from 1998 to 2002, becoming Executive Vice President from 2002 to 2003. From 1989 to 1998, Mr. Peterson served in a series of positions for Post Properties, Inc. (NYSE: PPS), including as Executive Vice President. Working very closely with the president of Post Properties, Mr. Peterson was responsible for the day-to-day coordination with the accountants, attorneys and investment bankers involved in completing the Company's initial public offering in July 1993. Throughout his career, Mr. Peterson has overseen in excess of $3 billion of real estate financings using public stock sales, secured and unsecured debt, tax-exempt and taxable bond issuances, private placements and joint ventures.

Mr. Peterson has been a frequent speaker on REITs and real estate development. He is a past member of the National Association of Real Estate Investment Trusts where he served as a Co-Chairman of its Accounting Committee, and a member of the Best Financial Practices Task Force. He is a member of the Advisory Board for the University of Florida Center for Real Estate Studies and has served as Treasurer and member of the Executive Committee, and a Director and Treasurer of The Please Touch Museum (the Philadelphia children's museum). Mr. Peterson received his undergraduate degree in Accounting from the University of Florida in 1985 and his MBA in Finance from the University of Florida in 1987. Mr. Peterson formerly was licensed as a Certified Public Accountant.

We believe that Mr. Peterson's previous experience as Chief Financial Officer of Keystone Property Trust and Executive Vice President of Post Properties, Inc. combined with his financial reporting, accounting and initial public offering experience, makes him well qualified to serve as a member of our Board of Directors.

Steve Bartkowski, is one of our independent director nominees and will be elected to our board as a Director prior to the consummation of this offering. After graduation from high school, which included numerous personal honors in football, basketball and baseball, he chose from over 100 scholarship offers to attend the University of California at Berkeley. He was an All American in both baseball and football at the University of California at Berkeley. In 1975, he was the first pick in the NFL draft, selected by the Atlanta Falcons, serving as their starting quarterback for the following 11 seasons. Mr. Bartkowski was the NFL's rookie of the year in 1975, the NFL's highest rated quarterback for three years, and earned All-Pro honors for his efforts in 1980 and 1981. He was the most valuable player in the NFC in 1980. Mr. Bartkowski led the Falcons to their first play-off game in 1978 and again in 1980 and 1982. Mr. Bartkowski played his last season in the NFL for the Los Angeles Rams and retired from professional football in 1987.

Following retirement from professional football, Mr. Bartkowski produced and hosted the popular TNN outdoor television series, Backroad Adventures with Steve Bartkowski from 1994 to 1996. He was also the host of a top rated outdoor television series, Suzuki's Great Outdoors with Steve Bartkowski, on ESPN from 1990 – 1993.

Since 1997, Mr. Bartkowski has worked in business development for DPR Construction, Inc., a global commercial contractor and construction management company. He is a well known motivational speaker on personal success and excellence, giving speeches throughout the U.S.

Mr. Bartkowski serves on the Boards of Directors of several charitable organizations, including The World Children's Center, an orphanage being constructed in Georgia. He participates in numerous charitable fundraisers throughout the year. He is also a member of the Board of Advisors for the Atlanta Falcons. Mr. Bartkowski was inducted into the Atlanta Falcon's Ring of Honor. He is a member of the Georgia Sports Hall of Fame and the Atlanta Sports Hall of Fame.

We believe that Mr. Bartkowski's experience in business development for DPR Construction, Inc. and his previous leadership and management experience, both in professional football and television, make him well qualified to serve as a member of our Board of Directors.

Gary B. Coursey, was elected to our board as a Director on December 3, 2010. Mr. Coursey has over 47 years of experience in the architectural profession and has managed the completion of thousands of projects representing over $3 billion in construction costs. He founded Gary B. Coursey & Associates Architects, Inc. in 1971 and has built an innovative architectural practice focused on the highest level of creativity and design and is a LEED certified firm. Mr. Coursey has overseen the design of over 300,000 units of multi-family housing, personal care facilities, athletic facilities, office buildings, industrial buildings, financial institutions, medical facilities, military facilities, restaurants, shopping centers and churches. Mr. Coursey has experience throughout the U.S., as well as internationally.

Mr. Coursey is a registered professional architect in the states of Georgia, Alabama, California, Connecticut, Florida, North Carolina, Ohio, South Carolina, Tennessee, Texas and Virginia. He is currently a member of the American Institute of Architects and is Past Vice President, Secretary and Treasurer of the American Institute of Architects, Georgia Association. Mr. Coursey is a member of the Atlanta Apartment Association, the Chamber of Commerce for each of Atlanta, Cobb County and North Fulton County, and the Advisory Board for the Southern Polytechnic State University School of Architecture. Mr. Coursey also serves on the Boards of the Ronald McDonald Houses of Atlanta and the Boys & Girls Clubs of Metro Atlanta. Mr. Coursey received his Bachelor of Science in Architecture from the Georgia Institute of Technology and his Associate of Science in Building Construction from Southern Polytechnic State University.

We believe that Mr. Coursey's experience as the founder of Gary P. Coursey & Associates Architects, Inc. and his related architectural design experience make him well qualified to serve as a member of our Board of Directors.

Howard A. McLure, is one of our independent director nominees and will be elected to our board as a Director prior to the consummation of this offering. From March 2007 until November 2009, Mr. McLure served as Executive Vice President of CVS Caremark Corporation (NYSE: CVS) and President of Caremark Pharmacy Services, a division of CVS Caremark Corporation, where he was responsible for all sales and operations of the division. From June 2005 until March 2007, Mr. McLure served as Senior Executive Vice President and Chief Operating Officer of Caremark RX, Inc., listed on the New York Stock Exchange prior to the closing of the CVS Corp. —  Caremark RX Inc. merger in March 2007. From May 2000 to June 2005, Mr. McLure served as Executive Vice President and Chief Financial Officer of Caremark RX, Inc. From June 1998 to May 2000, Mr. McLure served as Senior Vice President and Chief Accounting Officer of Caremark RX, Inc. From 1995 to 1998, Mr. McLure was Senior Vice President and Controller of Magellan Health Services, Inc. (NASDAQ: MGLN), a specialty managed healthcare company. Mr. McLure received his Bachelor's of Business Administration in Accounting from the University of Georgia in 1979. Mr. McLure formerly was licensed as a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

In November 2009, a securities class action lawsuit was filed in federal court in Rhode Island against CVS Caremark Corporation and certain of its officers, including Mr. McLure, which includes allegations of securities fraud relating to certain public disclosures made by CVS Caremark Corporation and allegations of insider trading. In addition, a shareholder derivative lawsuit was filed in December 2009 in the same court against CVS Caremark Corporation and its directors and certain officers, including Mr. McLure, which includes allegations of, among other things, securities fraud, insider trading and breach of fiduciary duties and further alleges that CVS Caremark Corporation was damaged by the purchase of stock at allegedly inflated prices under its share repurchase program. Mr. McLure has informed us of his belief that any allegations made against him in these lawsuits are without merit and that he plans to defend against them vigorously.

We believe that Mr. McLure's previous experience as Executive Vice President of CVS Caremark Corporation and Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of Caremark RX, Inc. makes him well qualified to serve as a member of our Board of Directors.

Corporate Governance — Board of Directors and Committees

Our business is managed by our manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines described under the section entitled “Business — Our Investment Strategy” included elsewhere in this prospectus for our manager to follow in its day-to-day management of our business. Our board of directors may amend or revise our investment guidelines without a vote of the stockholders. A majority of our board of directors will be “independent,” as determined by the requirements of the AMEX and the regulations of the SEC. Our directors keep informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Upon completion of the offerings, our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each of these committees will have three directors and will be composed exclusively of independent directors, as defined by the listing standards of the AMEX. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside directors for purposes of Section 162(m) of the Code.

Audit Committee.  Our board of directors will establish an audit committee, consisting of three of our independent directors. The audit committee, by approval of at least a majority of the members, will: select the independent registered public accounting firm to audit our annual financial statements; review with the independent registered public accounting firm the plans and results of the audit engagement; approve the audit and non-audit services provided by the independent registered public accounting firm; review the independence of the independent registered public accounting firm; consider the range of audit and non-audit fees; and review the adequacy of our internal accounting controls. Our board of directors will adopt a charter for the audit committee that sets forth its specific functions and responsibilities.

The audit committee will have such additional powers, duties and responsibilities as may be delegated by the board of directors or contained in an audit committee charter approved by our board of directors.

Compensation Committee.  Our board of directors will establish a compensation committee, consisting of three of our independent directors. The principal functions of the compensation committee will be to:

•	review and approve on an annual basis the corporate goals and objectives relevant to chief executive officer compensation, if any, evaluate our chief executive officer’s performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by the board of directors), determine and approve the remuneration of our chief executive officer based on such evaluation;
•	review and oversee management’s annual process, if any, for evaluating the performance of our officers and review and approve on an annual basis the remuneration of our officers;
•	oversee our stock incentive plan;

•	assist the board of directors and the chairman in overseeing the development of executive succession plans; and
•	determine from time to time the remuneration for our independent directors.

Nominating and Corporate Governance Committee.   Our board of directors will establish a nominating and corporate governance committee. Our nominating and corporate governance committee will be comprised of three of the independent directors and will be formed to establish and implement our corporate governance practices and to nominate individuals for election to the board of directors. Our nominating and corporate governance committee, will operate pursuant to a written charter to be adopted by our board of directors. Among other things, the committee charter will call upon the nominating and corporate governance committee to: develop criteria for selecting new directors and identify individuals qualified to become board members and members of the various committees of the board; select, or recommend that the board select, the director nominees for each annual meeting of stockholders and the committee nominees; and develop and recommend to the board a set of corporate governance principles applicable to the corporation.

The nominating and corporate governance committee will consider nominees recommended by stockholders.

Independent Directors.  Our board of directors has determined that each of our independent directors is independent within the meaning of the applicable (i) requirements set forth in the Exchange Act and the applicable SEC rules, and (ii) rules of the NYSE Amex, or the AMEX.

To be considered independent under the AMEX rules, the board of directors must determine that a director does not have a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with any of those entities, including our sponsor and his affiliates). Under the AMEX rules, a director will not be independent if, within the last three years:

•	the director was employed by us or our sponsor, our manager or any of our affiliates;
•	an immediate family member of the director was employed by us or our sponsor as an executive officer;
•	the director, or an immediate family member of the director, received more than $120,000 during any 12-month period in direct compensation from us or our sponsor, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
•	the director was affiliated with or employed by a present or former internal or external auditor of us or our sponsor;
•	an immediate family member of the director was affiliated with or employed in a professional capacity by a present or former internal or external auditor of us or our sponsor;
•	an executive officer serves on our compensation committee or the board of directors of a company which employed the director, or which employed an immediate family member of the director, as an executive officer; or
•	the director was an executive officer or an employee (or an immediate family member of the director was an executive officer) of a company that makes payments to, or receives payments from, us or our manager for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Conflicts Committee.   Our board of directors will establish a conflicts committee comprised of our independent directors to review, among other things, (1) transactions we enter into with John A. Williams, WOF, Preferred Apartment Advisors, LLC or any of their respective affiliates, which are subject to an inherent conflict of interest, and (2) the allocation of investment opportunities among affiliated entities. For a description of certain of our conflict resolution procedures, see “Certain Relationships and Related Transactions — Conflicts of Interest — Certain Conflict Resolution Procedures” included elsewhere in this prospectus.

Executive and Director Compensation

Compensation of Directors

Our compensation committee designs our director compensation with the goals of attracting and retaining highly qualified individuals to serve as independent directors and to fairly compensate them for their time and efforts. Because of our unique attributes as a REIT, service as an independent director on our board requires broad expertise in the fields of real estate and real estate investing.

Upon the closing of the offerings, we will compensate each of our independent directors with an annual fee of $50,000. We will also pay an additional $10,000 annual retainer to the chair of our audit committee. In addition, we will pay independent directors a fee of $2,000 per meeting for attending committee meetings. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and committees thereof. If a director is also one of our officers, we will not pay any compensation for services rendered as a director. We may issue shares of our common stock pursuant to our stock incentive plan in lieu of paying an independent director his or her annual fees and/or meeting fees in cash. Any fees owed to our independent directors will be paid in shares of restricted common stock for the first two years after our initial public offering. Afterward, any such fees may be paid in cash or stock. If we have elected to pay our independent directors in cash, and subject to the consent of the compensation committee, each independent director is also entitled to elect to receive his or her annual fees and/or meeting fees in the form of shares of our common stock or a combination of shares of our common stock and cash. The vesting schedule for fees paid to our independent directors in shares of our common stock will be determined by the compensation committee in connection with the grant.

None of the members of the board of directors will be entitled to any fees for serving on the board of directors except as set forth above or unless the board unanimously determines otherwise. Any such determination will only become effective upon the closing of the offerings. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and committees thereof. If a director is also one of our officers, we do not pay any compensation for services rendered as a director.

Compensation of Officers

Our officers will not receive any cash compensation from us for their services as our officers. We may compensate our officers in accordance with our stock incentive plan. Our compensation committee will determine if and when any of our officers will receive any compensation under our stock incentive plan. Additionally, our officers are officers of one or more of our affiliates and are compensated by those entities (including our manager), in part, for their services rendered to us. See the section entitled “Our Management — Our Directors and Executive Officers” included elsewhere in this prospectus for information about our officers. See the section entitled “Our Manager and Management Agreement — Management Agreement — Compensation to Manager” included elsewhere in this prospectus for information relating to reimbursement by us to the manager for compensation of its officers.

Stock Incentive Plan

We have adopted a stock incentive plan to align the long-term financial interest of our officers with those of our stockholders. The compensation committee intends to design long-term incentive awards to ensure that our executive officers have a continuing stake in our long-term success, that the total compensation realized by our executive officers reflects our multi-year performance as measured by the efficient use of capital and changes in stockholder value, and that a large portion of their total compensation opportunity is earned over a multi-year period and is forfeitable in the event of termination of employment.

The compensation committee, as appointed by our board of directors, will have the full authority:  (a) to administer and interpret the plan; (b) to grant to eligible employees, consultants and independent directors (i) stock options, (ii) stock appreciation rights, (iii) restricted shares, (iv) performance shares, and (v) other stock-based awards; (c) to determine the eligibility of employees, consultants and independent directors of us, any of our affiliates and our manager to receive an award; (d) to determine whether and to what extent awards are to be granted; (e) to determine the number of shares of common stock to be covered by each award granted; (f) to determine the terms and conditions of any award granted (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any award and the shares of common stock relating thereto, based on such factors, if any, as the compensation committee shall determine, in its sole discretion); (g) to determine whether, to what extent and under what circumstances grants of options and other awards are to operate on a tandem basis and/or in conjunction with or apart from other awards made by us outside of the stock incentive plan; (h) to determine whether and under what circumstances a stock option may be settled in cash, common stock and/or restricted shares; (i) to determine whether, to what extent and under what circumstances common stock and other amounts payable with respect to an award shall be deferred either automatically or at the election of the participant in any case, in a manner intended to comply with Section 409A of the Code; (j) to determine whether a stock option is an incentive stock option or non qualified stock option; (k) to determine whether to require a participant, as a condition of the granting of any award, to not sell or otherwise dispose of shares acquired pursuant to an award for a period of time as determined by the compensation committee, in its sole discretion, following the date of such award; and (l) to exercise such powers and to perform such acts as the compensation committee deems necessary or expedient to promote our best interests; however, neither the compensation committee nor the board of directors may take any action under our stock incentive plan that would result in a repricing of any stock option without having first obtained the affirmative vote of our stockholders. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. From and after the consummation of the offerings, the compensation committee will consist solely of independent directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Code, qualify as an outside director for purposes of Section 162(m) of the Code. The total number of shares that may be made subject to awards under our stock incentive plan will not exceed 567,500 shares of our common stock.

The compensation committee intends to continually evaluate the use of equity-based awards and intends to use such awards as part of designing and administering our compensation program. We expect to make grants at regular intervals.

The compensation committee may grant equity incentives in the form of stock options (non-qualified and incentive stock options), stock appreciation rights, restricted shares, performance shares and other stock-based awards (including restricted stock units (RSUs) and deferred stock units).

We intend to follow a practice of granting equity incentives on an annual basis to our directors, officers and employees (if we ever have employees), employees of our manager and its affiliates, employees of entities that provide services to us, directors of the manager or of entities that provide services to us, certain of our consultants and certain consultants to the manager and its affiliates or to entities that provide services to us. We also may make grants (a) on the commencement of employment to new directors, officers and employees (if we ever have employees), new consultants to us and new consultants to the manager and its affiliates or to entities that provide services to us, (b) to key employees of us or our manager or its affiliates following a significant change in job responsibilities, or (c) to meet specific retention objectives. Grants will be issued on the date they are approved by the compensation committee, except in certain circumstances, such as for new hires, who may be granted awards on the second day after we release our financial results for that quarter. The exercise price for stock options will be determined on the grant date and will be no less than the fair market value of the common stock at the time of the grant (or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of the fair market value of the common stock). The compensation committee will set the vesting schedule, which may be subject to the attainment of specified performance targets and rights of acceleration.

The stock incentive plan and the awards granted under the plan will not affect the power of the board or the stockholders to authorize:  (a) any adjustment, recapitalization, reorganization or other change in our capital structure; (b) any merger or consolidation of us; (c) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the common stock; (d) the dissolution or liquidation of us or an affiliate; (e) any sale or transfer of all or part of the assets or business of us or any affiliate; (f) any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares that may be issued under the stock incentive plan; or (g) any other corporate act or proceeding. In addition, in the event of any change in our capital structure pursuant to any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares that may be issued under the stock incentive plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or similar corporate transaction or event, then the compensation committee may adjust any award or make any adjustment in the stock incentive plan in order to prevent dilution or enlargement of the rights of participants under the stock incentive plan, including: (i) the number and kind of shares of stock that may thereafter be issued in connection with awards; (ii) the number and kind of shares of stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the purchase price relating to any award; and (iv) the maximum number of shares of common stock subject to any award which may be granted under the plan to any individual participant. In addition, the compensation committee may determine that any such equitable adjustment may be accomplished by adjusting any award or making such other adjustments to the stock incentive plan. Awards under the stock incentive plan are intended to either be exempt from, or comply with, Section 409A of the Code and payment in connection with any award subject to Section 409A of the Code must be in accordance with Section 409A.

Upon a change in control of us (as defined under the stock incentive plan), any award that was not previously vested will become fully vested and/or payable, but restrictions to which restricted shares or other awards are subject will not lapse.

Compliance with the American Jobs Creation Act

As part of our strategy for compensating our independent directors, we intend to grant equity incentives under our stock incentive plan described above. This method of compensating individuals may possibly be considered to be a “nonqualified deferred compensation plan” under Section 409A of the Code.

Under Section 409A of the Code, “nonqualified deferred compensation plans” must meet certain requirements regarding the timing of distributions or payments and the timing of agreements or elections to defer payments, and must also prohibit any possibility of acceleration of distributions or payments, as well as certain other requirements. The guidance under Section 409A of the Code provides that there is no deferral of compensation merely because the value of property (received in connection with the performance of services) is not includible in income by reason of the property being substantially nonvested (as defined in Section 83 of the Code). Accordingly, it is intended that the restricted share awards will not be considered “nonqualified deferred compensation.”

If Section 409A of the Code applies to any of the awards issued under either plan described above, or if Section 409A of the Code applies to any other arrangement or agreement that we may make, and if such award, arrangement or agreement does not meet the timing and other requirements of Section 409A of the Code, then (i) all amounts deferred for all taxable years under the award, arrangement or agreement would be currently includible in the gross income of the recipient of such award or of such deferred amount to the extent not subject to a substantial risk of forfeiture and not previously included in the gross income of the recipient, (ii) interest at the underpayment rate plus 1% would be imposed on the underpayments that would have occurred had the compensation been includible in income when first deferred (or, if later, when not subject to a substantial risk of forfeiture) would be imposed upon the recipient, and (iii) a 20% additional tax would be imposed on the recipient with respect to the amounts required to be included in the recipient’s income. Furthermore, if the affected individual is our employee, we would be required to withhold U.S. federal income taxes on the amount deferred but includible in income due to Section 409A of the Code, although there may be no funds currently being paid to the individual from which we could withhold such taxes. We would also be required to report on an appropriate form (W-2 or 1099) amounts which are deferred, whether or not they meet the requirements of Section 409A of the Code, and if we fail to do so, penalties could apply.

We do not intend to issue any award, or enter into any agreement or arrangement that would be considered a “nonqualified deferred compensation plan” under Section 409A of the Code, unless such award, agreement or arrangement complies with the timing and other requirements of Section 409A of the Code. It is our current belief, based upon the statute, the regulations issued under Section 409A of the Code and legislative history, that the stock options we currently intend to grant and the restricted share awards we currently intend to grant will not be subject to taxation under Section 409A of the Code because neither such stock options nor such restricted share awards will be considered a “nonqualified deferred compensation plan.” Nonetheless, there can be no assurances that any stock options or restricted share awards which we have granted or which hereafter may be granted will not be affected by Section 409A of the Code, or that any such stock options or restricted share awards will not be subject to income taxation under Section 409A of the Code.

Code of Business Conduct and Ethics

Our board of directors will establish prior to the consummation of this offering a code of business conduct and ethics. Among other matters, the code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code of business conduct and ethics to appropriate persons identified in such code; and
•	accountability for adherence to the code of business conduct and ethics.

Waivers to the code of business conduct and ethics may only be granted by unanimous written consent of the independent directors of our board of directors. If the independent directors grant any waivers of the elements listed above to any of our officers, we expect to announce the waiver within five business days on the corporate governance section on our corporate website. The information on our website will not be a part of this prospectus.

Limitation of Liability and Indemnification

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services, or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith, or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter requires us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. With the approval of our board of directors, we may provide such indemnification and advance for expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company, including Preferred Apartment Advisors, LLC or any of its affiliates. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

We also will agree to indemnify and hold harmless Preferred Apartment Advisors, LLC and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the management agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the management agreement.

The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.

Following completion of the offerings, we may enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

OUR MANAGER AND MANAGEMENT AGREEMENT

General

We will be externally managed and advised by our manager. The executive offices of our manager are located at 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339, and the telephone number of our manager’s executive offices is (770) 818-4100.

Officers of Our Manager

The following sets forth certain information with respect to each of the executive officers of our manager:

Name	Age	Position(s)
John A. Williams	68	President and Chief Executive Officer
Leonard A. Silverstein	52	Executive Vice President, General Counsel and Secretary
Michael J. Cronin	56	Chief Accounting Officer and Treasurer
William F. Leseman	51	Executive Vice President — Property Management

Management Agreement

We have entered into a second amended and restated management agreement, or management agreement, with our manager. Pursuant to the management agreement, our manager will implement our business strategy and perform certain services for us, subject to oversight by our board of directors.

Duties of Our Manager.  Under the terms of our management agreement, our manager generally has responsibility for our day-to-day operations. Many of the services to be performed by the manager in managing our day-to-day activities are summarized below. This summary is provided to illustrate the material functions that the manager will perform for us as our manager, and it is not intended to include all the services that may be provided to us by the manager or by third parties. Under the terms of the management agreement, the manager undertakes to use commercially reasonable efforts to identify and acquire for us investment opportunities consistent with our investment policies and objectives as adopted by our board of directors. In its performance of this undertaking, the manager, either directly or indirectly by engaging an affiliate or third party, will, subject to the authority of the board of directors:

•	identify real estate investment opportunities consistent with our investment policies, acquisition strategy and objectives;
•	structure the terms and conditions of transactions pursuant to which acquisitions of properties will be made;
•	acquire properties on our behalf in compliance with our investment objectives and strategies;
•	arrange for the financing and refinancing of properties;
•	administer our bookkeeping and accounting functions;
•	serve as our consultant in connection with policy decisions to be made by our board of directors, managing our properties or causing our properties to be managed by another party; and
•	render other services as our board of directors reasonably requests or our manager deems appropriate.

Term of the Management Agreement.  The initial term of the management agreement expires on the fifth anniversary of the closing of the offerings and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our manager’s performance and fees that may be payable to our manager annually, and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least 75% of our independent directors, based upon (1) unsatisfactory performance that is materially detrimental to us, or (2) our determination that the fees payable to our manager are not in accordance with market rates, subject to our manager’s right to prevent such termination due to above-market fees by accepting a reduction of fees to at or below market rates agreed to by at least 75% of our independent directors. We must provide 180 days’

prior written notice of any such termination. We also may terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with generally at least 30 days’ prior written notice from our board of directors for cause, as defined in the management agreement, in the absence of our manager’s cure. We do not have the right to decline to renew the management agreement. Our manager may decline to renew the management agreement by providing us with 180 days’ prior written notice. Our manager may terminate the management agreement for good reason, with at least 60 days’ prior written notice, in the absence of our cure. Unless the manager declines to renew the management agreement or is terminated for cause, our manager will be paid accrued fees upon termination as described in the table below.

We may terminate the management agreement for cause effective upon 30 days’ prior written notice, without payment of any fees accrued, under certain conditions, including upon the occurrence of a breach of any material provision of the management agreement and such breach remains uncured for a period of 60 days, a bankruptcy event, a change of control which our independent directors determine to be materially detrimental to us, the dissolution of our manager, or a final judicial determination that out manager has committed fraud against us, embezzled our funds or otherwise acted in bad faith in a manner resulting in a materially adverse effect on us together with an affirmative vote of our independent directors. However, if the act or failure to act leading to such final determination was committed by a person other than an executive officer of our manager, our manager may cure the breach by terminating the employment of such person.

Compensation to Manager.  The management agreement provides for the manager to be paid fees in connection with services provided to us. These fees include acquisition, disposition, property management, leasing, asset management and construction, development and landscaping fees. In addition, the manager shall receive special limited partnership interest in the operating partnership.

We will not reimburse the manager or its affiliates for services for which the manager or its affiliates are entitled to compensation in the form of a separate fee. If the manager or its affiliates perform services that are outside of the scope of the management agreement, we will compensate them at rates and in amounts agreed upon by the manager and the independent directors.

Other than as set forth in the following paragraph, our manager bears the expenses it incurs in connection with performing its duties under the management agreement. These include salaries and fringe benefits of its directors and officers, travel costs and other administrative expenses of its directors or officers.

We may reimburse our manager for certain costs and expenses it incurs in connection with the services it provides to us including, but not limited to:

•	acquisition expenses incurred in connection with the selection and acquisition of investments;
•	general and administrative expenses fee;
•	expenses in connection with the issuance of our securities, any financing transaction and other costs incident to the acquisition, disposition and financing of our investments;
•	costs of legal, tax, accounting, consulting, auditing and other similar services rendered to us by providers retained by our manager, or, if provided by our manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;
•	the compensation and expenses of our directors and the cost of liability insurance to indemnify us, our officers and our directors;
•	expenses connected with communications to our securities holders or the holders of securities of any of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our securities on any exchange, the fees payable by us to any such exchange in connection with the listing of our shares, costs of preparing, printing and mailing our annual report to our stockholders or our operating partnership’s partners, as applicable, and proxy materials with respect to any meeting of our stockholders or our operating partnership’s partners, as applicable;
•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us or our subsidiaries;
•	expenses incurred by managers, officers, personnel and agents of our manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our manager in connection with the purchase, financing, refinancing, sale or other disposition of an investment or in connection with any financing transaction;
•	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;
•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;
•	all taxes and license fees;
•	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our manager elects to carry for itself and its personnel;
•	costs and expenses incurred in contracting with third parties;
•	all other costs and expenses relating to our business and investment operations, including acquisition expenses and the costs and expenses of owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;
•	expenses relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for us or our subsidiaries or our investments separate from the office or offices of our manager;
•	expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by our board of directors, our operating partnership or other governing body to or on account of holders of our securities or the securities of any subsidiary, including in connection with any dividend reinvestment plan;
•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director, partner, member or officer of our company or our subsidiaries in his or her capacity as such for which we are or such subsidiary is required to indemnify such trustee, director, partner, member or officer pursuant to the applicable governing instruments or any agreement or other instrument or by any court or governmental agency;
•	personnel costs (as described below); and
•	all other expenses actually incurred by our manager which are reasonably necessary or advisable for the performance by our manager of its duties and functions under the management agreement.

The officers and key personnel of our manager may spend a portion of their time on activities unrelated to us. It is currently anticipated that John A. Williams and Leonard A. Silverstein will spend substantially all of their business time on our behalf. Each of the other two executive officers, including Messrs. Cronin and Leseman, currently is expected to spend a significant portion of their business time on our behalf but may not always spend a majority of their time on our behalf. In addition to the four executive officers listed above, our manager employs personnel who have extensive experience in selecting and managing commercial properties similar to the properties sought to be acquired by us, none of which personnel is expected to spend a majority of time on our behalf.

Our manager will be responsible for the expenses related to any and all personnel of our manager and its affiliates who provide services to us under the management agreement (including each of our officers and directors who are also directors, officers, employees or agents of our manager or any of its affiliates), including salaries, bonus and other wages, payroll taxes, the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel. The anticipated amount of reimbursement to our manager for personnel costs will be evaluated on an ongoing basis. Such reimbursement will be based on a number of factors, including profitability, funds available and our ability to pay distributions from cash flow generated from operations. The currently anticipated amount of reimbursement on an annual basis for our four executive officers is as follows:

Executive	Anticipated Reimbursement Amounts for Compensation(1)
John A. Williams	$250,000
Leonard A. Silverstein	$200,000
Michael J. Cronin	$100,000
William F. Leseman	$100,000
Total	$650,000

(1)	Includes base salary, bonuses and related benefits. Equity awards may be issued in the future by the compensation committee of our board of directors. The timing and amount of any such equity award is not presently known.

Fees Payable Upon Termination of the Management Agreement.  If the management agreement is terminated by reason of a change of control of our company, by us without cause, by the manager for good reason or upon our liquidation, the manager will be entitled to receive payment of any earned but unpaid compensation and expense reimbursements accrued as of the date of termination.

The manager will be entitled to receive all accrued but unpaid compensation in cash on the effective date of the termination.

Liability and Indemnification of Manager.  Under the management agreement, we also will be required to indemnify the manager and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding with respect to the manager’s acts or omissions. For details regarding these limitations and circumstances under which we are required or authorized to indemnify and to advance expenses to the manager, see “Our Management — Limitation of Liability and Indemnification.”

Other Activities of Manager and its Affiliates.  The manager and its affiliates expect to engage in other business ventures, and as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the management agreement, the manager must devote sufficient resources to our administration to discharge its obligations. The manager may assign the management agreement to an affiliate upon approval of a majority of the independent directors. We may assign or transfer the management agreement to a successor entity.

Amendment of the Management Agreement.  The management agreement can be amended by a written instrument that is signed by all the parties to that agreement (or their successors or assigns, where applicable).

Potential Acquisition of Manager.  Many REITs which are listed on a national stock exchange are considered “self-administered,” since the employees of such a REIT perform all significant management functions. In contrast, REITs that are not self-administered, like us, typically engage a third party, such as our manager, to perform management functions on its behalf. If for any reason our independent directors determine that we should become self-administered, we are not prohibited from acquiring the business conducted by the manager (including all of its assets). See the section entitled “Certain Relationships and Related Transactions — Conflicts of Interest” included elsewhere in this prospectus. Any such transaction will occur, if at all, only if our board of directors obtains a fairness opinion from a recognized financial advisor or institution providing valuation services to the effect that the consideration to be paid therefor is fair, from a financial point of view, to our stockholders.

Management Compensation

The following table summarizes the fees and expense reimbursements that we will pay to our manager (or persons affiliated with or related to our manager, including our officers) and to our independent directors (amounts estimated based on the full exercise of the underwriters’ over-allotment option):

Type of Compensation	Determination of Amount	Estimated Amount
Organizational and Offering Expenses	We will reimburse our manager up to 2% of gross offering proceeds for actual expenses incurred in connection with our formation and the offering. Organizational and offering expenses include all expenses to be paid by us in connection with the offering, such as our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and transfer agent, reimbursement of bona fide, itemized and detailed due diligence expenses of our underwriters and our underwriters’ legal fees.	$1,135,000
	Acquisition and Operational Stage
Acquisition Fees	Fees payable to our manager in the amount of 1.0% of the gross contract purchase price of the property, loan or other real estate-related asset purchased, for services in connection with selecting, evaluating and acquiring such asset. For purposes of this prospectus, “gross contract purchase price” means the amount actually paid or allocated in respect of the purchase of a property or the amount actually paid or allocated in respect of the purchase of loans or other real-estate related assets, in each case inclusive of acquisition expenses and any indebtedness assumed or incurred in respect of such investment but exclusive of acquisition fees.	$475,750 (assuming no debt) $1,359,286 (assuming we incur our expected leverage of 65% of acquisition cost) $1,903,000 (assuming we incur our maximum leverage of 75% of acquisition cost)

Type of Compensation	Determination of Amount	Estimated Amount
Acquisition Expenses(1)	We will reimburse our manager for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the applicable employee of our manager and the corresponding payroll and payroll related costs incurred by our affiliate. In addition, we also will pay third parties, or reimburse our manager or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs, regardless of whether we acquire the related assets.	Not determinable at this time.
Asset Management Fee(2)	We will pay our manager a monthly fee equal to one-twelfth of 0.50% of the total value of our assets (including cash or cash equivalents) based on the adjusted cost of our assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with generally accepted accounting principles, or GAAP, (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs). This fee will be payable monthly in arrears, based on assets held by us on the last date of the prior month, adjusted for appropriate closing dates for individual property acquisitions.	Not determinable at this time.

Type of Compensation	Determination of Amount	Estimated Amount
Property Management and Leasing Fee(2)	We will pay our manager a monthly fee equal to 4% of the monthly gross revenues of our properties managed, for services in connection with the rental, leasing, operation and management of our properties and the supervision of any third parties that are engaged by our manager to provide such services. Our manager may subcontract the performance of its property management and leasing services duties to third parties or affiliates and pay all or a portion of its property management fee to such persons with whom it contracts for these services. Our manager will be responsible for all fees payable to third parties or affiliates in connection with subcontracted property management and leasing duties. The property management and leasing fee will be payable monthly in arrears, based on the actual gross revenues for the prior month.	Not determinable at this time.
General and Administrative Expenses Fee(1)(2)(3)	We will pay our manager a monthly fee equal to 2% of the monthly gross revenues of our properties.	Not determinable at this time.
Disposition Fee on Sale of Assets	We may pay our manager a commission upon the sale of one or more of our properties or other assets in an amount equal to the lesser of (a) one-half of the commission that would be reasonable, customary and competitive in light of the size, type and location of the asset, and (b) 1% of the sale price of the asset. Payment of such fee may be made only if the manager provides a substantial amount of services in connection with the sale of the asset as determined by a majority of our independent directors. In addition, the amount paid when added to all other commissions paid to unaffiliated parties in connection with such sale shall not exceed the lesser of (1) the commission that would be reasonable, customary and competitive in light of the size, type and location of the asset and (2) an amount equal to 6% of the sale price of such asset.	Not determinable at this time because actual amounts are dependent upon the sale price of specific assets and what would be reasonable, customary and competitive at the time of sale.

Type of Compensation	Determination of Amount	Estimated Amount
Construction Fee, Development Fee and Landscaping Fee	We will pay our manager a construction fee, development fee and landscaping fee at market rates customary and competitive in light of the size, type and location of the asset in connection with the construction, development or landscaping of a property, or for management and oversight of expansion projects and other capital improvements.	Not determinable at this time because actual amounts are dependent upon market rates in light of the size, type and location of the asset.
Accrued Fees Upon Termination	If the management agreement is terminated by reason of a change of control, by us without cause, by the manager for good reason or upon our liquidation, the manager will be entitled to receive payment of any earned but unpaid compensation and expense reimbursements accrued as of the date of termination.	Not determinable at this time.
Awards Under Our Stock Incentive Plan	We have adopted a stock incentive plan pursuant to which our directors, officers and employees (if we ever have employees), employees of our manager and its affiliates, employees of entities that provide services to us, directors of our manager or of entities that provide services to us, certain of our consultants and certain consultants to our manager and its affiliates or entities that provide services to us may be granted equity incentive awards in the form of stock options, stock appreciation rights, restricted stock, performance shares or other stock-based awards. Our compensation committee will determine all awards under our stock incentive plan and the vesting schedule for the grants.	The total number of shares that may be made subject to awards under our stock incentive plan will not exceed 567,500 shares of our common stock.

Type of Compensation	Determination of Amount	Estimated Amount
Compensation to Independent Directors	We pay to each of our independent directors a retainer of $50,000 per year. We also pay an annual retainer of $10,000 to the chair of our audit committee. In addition, each independent director will be paid a fee of $2,000 for each board committee meeting the director attends in person and reasonable out-of-pocket expenses incurred in connection with attendance of meetings of our board or board committees. We may issue shares of our common stock pursuant to our stock incentive plan in lieu of paying an independent director his or her annual fees and/or meeting fees in cash. Any fees owed to our independent directors will be paid in shares of restricted common stock for the first two years after our initial public offering. Afterwards, any such fees may be paid in cash or stock. Our independent directors also may receive awards under our stock incentive plan. Our compensation committee will determine all awards to our independent directors under our stock incentive plan and the vesting schedule for the grants.	The independent directors, as a group, will receive for a full fiscal year estimated aggregate compensation of approximately $350,000, payable in cash or shares of our common stock.

Type of Compensation	Determination of Amount	Estimated Amount
Liquidation Stage
Special Limited Partnership Interest	Our manager will receive a special limited partnership interest in our operating partnership entitling it to distributions from our operating partnership equal to 15% of the amount by which the sum of the net selling price of each asset (which equals the proceeds actually received by us from the sale of an asset after paying off outstanding debt related to the sold asset and paying any seller related closing costs, including any commission paid to our manager in connection with the sale of the asset, less expenses allocable to the sold asset) plus distributions in respect of such asset exceeds the sum of the aggregate capital contributed by investors in respect of such asset plus an amount that would be equal to a 7% cumulative, non-compounded annual return to investors in respect of such asset (such sum, the “Preferred Return”). In addition, prior to any payment of distributions with respect to the special limited partnership interest for a sold asset, an amount equal to the Preferred Return for all previously sold assets must have been paid to the investors. Moreover, to the extent a distribution with respect to the special limited partnership interest has been paid to our manager for any assets sold within 60 days prior to the sale of an asset in which the Preferred Return for that asset was not met, our manager must return to us an amount up to the distribution so received for the assets sold within such 60-day period, which will be applied to any Preferred Return shortfall actually arising from the sale of the subsequent asset. Our manager is entitled to the distributions related to its special limited partnership interest in addition to any commission that may be payable to the manager upon the disposition of our assets as described above.	Not determinable at this time.

(1)	Amounts paid in respect of acquisition expenses and the general and administrative expenses fee include our portion of any expenses incurred by our manager on behalf of joint ventures in which we are a joint venturer.
(2)	The total amount of the asset management, property management and leasing and general and administrative fees and expenses paid or reimbursed to our manager will be capped at 1.50% of total value of our assets (including cash and cash equivalents) based on the adjusted cost of our assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with GAAP (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs).
(3)	In addition to the general and administrative expenses fee, we may reimburse our manager for certain costs and expenses it incurs in connection with the services it provides to us, including, but not limited to, personnel costs, as described above in this section, “ — Management Agreement.”

Investment Committee

Our manager will have an investment committee which will meet periodically, at least every quarter, to discuss investment opportunities. The investment committee will periodically review our investment portfolio and its compliance with our investment guidelines described above, and provide our board of directors an investment report at the end of each quarter in conjunction with its review of our quarterly results. From time to time, as it deems appropriate or necessary, our board of directors also will review our investment portfolio and its compliance with our investment guidelines and the appropriateness of our investment guidelines and strategies.

1% Manager Revenue Interest

WOF will hold a special limited liability company interest in our manager, which interest will entitle WOF to receive an aggregate of 1% of the gross revenues (excluding amounts to reimburse our initial costs, other reimbursed expenses, and any gross revenues related to property management and leasing fees) of our manager received, directly or indirectly, from us and our operating partnership or our controlled affiliates (including any subsidiaries and/or joint ventures), or the 1% Manager Revenue Interest. Initial costs will include (a) legal and accounting fees and expenses related to organization of the company, the operating partnership and our manager as well as the private placement to WOF, (b) brokerage and advisory services, (c) capital raising costs for sales of common stock, and (d) legal, financial and regulatory fees and expenses and other expenses described in “Part II — Information Not Required in Prospectus” of this registration statement.

WOF will have the right to transfer all or part of the 1% Manager Revenue Interest to any of its affiliates without the consent of the manager. WOF will grant our manager a right of first offer prior to any transfer to a non-affiliate. Our Manager and WOF have agreed that, after a holding period of one year, either party may trigger a sale of the 1% Manager Revenue Interest to the Manager. The sale price for the 1% Manager Revenue Interest will be determined using the average of the valuation appraisals received from two independent appraisers that have reasonably suitable experience in business valuations.

For so long as WOF and any permitted transferees thereof hold the 1% Manager Revenue Interest, they will be entitled to receive an aggregate of 1% of the gross proceeds actually received by our manager, from any sale of all or substantially all of, or the internalization of, our manager.

PRINCIPAL STOCKHOLDERS

The following table provides information regarding the number and percentage of shares of our common stock beneficially owned by each director and director nominee, each executive officer, any person known to us to be the beneficial owner of more than 5% of our outstanding shares, all directors and executive officers as a group and all selling stockholders. The table below assumes that the underwriters do not exercise their over-allotment option. In accordance with SEC rules, each listed person’s beneficial ownership includes all shares the investor actually owns beneficially or of record, all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days). Except as otherwise provided, all shares are owned directly, and the indicated person has sole voting and investing power. Unless otherwise indicated, the business address of the stockholders listed below is the address of our principal executive office, 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339.

Immediately prior to the closing of the underwritten offering, we will complete the irrevocable private placement offering to WOF, pursuant to which WOF will purchase 500,000 shares of common stock at the same price per share as the initial public offering price in the underwritten offering, without payment of underwriting discounts and commissions by us. WOF is a private, closed-end real estate fund operated by Williams Realty Advisors, LLC, an affiliate of our sponsor.

	Percentage of Common Stock Outstanding
	Immediately prior to the private placement offering and the underwritten offering			Immediately after the private placement offering and the underwritten offering
Beneficial Owner	Shares owned		Percentage	Shares owned		Percentage
Williams Opportunity Fund, LLC(1)(3)	—		—	1,000,000		19.85%
Williams Realty Fund I, LLC(2)(3)	—		—	690,000		13.70%
NELL Partners, Inc.(3)	36,666	(4)(5)	100%	36,666	(4)(5)	0.73%
John A. Williams(1)(2)(3)	36,666	(4)(5)	100%	36,666	(4)(5)	0.73%
Leonard A. Silverstein(1)(2)(3)	36,666	(4)(5)	100%	36,666	(4)(5)	0.73%

(1)	Assumes that 500,000 shares of our common stock are being sold to WOF in the underwritten offering through our directed share program (without payment of underwriting discounts and commissions by us other than $0.14 per share as an underwriting fee). The shares owned and beneficial ownership percentage for WOF in the table above includes the 500,000 shares of common stock purchased by it in the private placement offering. John A. Williams and Leonard A. Silverstein are two members of the five-member investment committee of Williams Opportunity Fund, LLC. The other members of the investment committee consist of John A. Williams’ son, John A. Williams, Jr., Michael J. Cronin, our Chief Accounting Officer and Treasurer, and an employee of a company controlled by John A. Williams. Subject to the review and approval by an external, independent advisory committee as to affiliate transactions and other conflicts of interest, the investment committee will control the voting and investment power of these shares.
(2)	Assumes that 690,000 shares of our common stock are being sold to Williams Realty Fund I, LLC through our directed share program (without payment of underwriting discounts and commissions by us other than $0.14 per share as an undewriting fee). John A. Williams and Leonard A. Silverstein are two members of the five-member investment committee of Williams Realty Fund I, LLC. The other members of the investment committee consist of John A. Williams’ son, John A. Williams, Jr., and two independent members. The investment committee will control the voting and investment power of these shares.
(3)	The purchases by Williams Realty Fund I, LLC and Williams Opportunity Fund, LLC will result in the collective ownership by Williams Realty Fund I, LLC, Williams Opportunity Fund, LLC and NELL Partners, Inc. of 34.28% of our common stock (such percentage includes the shares of common stock purchased by Williams Opportunity Fund, LLC in the private placement offering).
(4)	John A. Williams and Leonard A. Silverstein share joint voting and investment power of these shares.
(5)	Although John A. Williams and Leonard A. Silverstein share joint voting and investment power of the shares held by NELL Partners, Inc., each disclaims any economic interest in such shares, 70% of which are owned indirectly by the Nancy Ann Richardson Williams Children’s Trust, formed on January 30, 1995, and 30% of which are owned indirectly by the Northside Partners Trust, formed on November 2, 2009, a trust created by Leonard A. Silverstein’s spouse for the benefit of their children.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements With Institutional and Other Investors

Williams Opportunity Fund – Private Placement Offering

Private Placement.  Pursuant the terms of the subscription agreement relating to the private placement offering with WOF, WOF will purchase 500,000 shares of common stock at a price of $10.00 per share of common stock, without payment of underwriting discounts and commissions by us, for total gross proceeds to us of approximately $5 million. The closing of the private placement offering will occur immediately prior to the closing of the underwritten offering. WOF is an affiliate of our sponsor, John A. Williams. WOF has agreed with the underwriters, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any of our common stock issued in connection with the private placement offering or any other securities that are convertible or exchangeable for our common stock issued in connection with the private placement offering or file any registration statement with respect to any of the foregoing or enter into any swap or any other agreement or any transaction that transfers the economic ownership of the common stock issued in connection with the private placement offering without the prior written consent of the representative.

Registration Rights.  Concurrently with the closing of the private placement offering, we will enter into a registration rights agreement for the benefit of WOF in connection with its holdings of common stock.

WOF will have piggyback registration rights. If we propose to register under the Securities Act any common stock, whether or not for the sale for our own account or for the account of another person, other than pursuant to this offering, WOF may include in such registration statement the number of shares of common stock as WOF may request, subject to the terms and upon the conditions set forth in the registration rights agreement.

Common Stock Issuance

We issued 33,333 shares of our Class B Common Stock for total gross proceeds to us of $99,999 to NELL Partners, Inc., an entity controlled by John A. Williams and Leonard A. Silverstein. In addition, we issued 3,333 shares of our Class A Common Stock for total gross proceeds to us of $9,999 to NELL Partners, Inc. Pursuant to a change in the designation of our shares of Class A Common Stock to common stock and a change of each of our issued and outstanding shares of Class B Common Stock to one issued and outstanding share of common stock, all pursuant to an amendment to our charter filed on February 22, 2011, NELL Partners now holds 36,666 shares of common stock.

Williams Opportunity Fund – Promissory Notes

As of March 25, 2011, we had three outstanding promissory notes each given to WOF. The first note represents funds borrowed on September 2, 2010 from WOF for payment of organization and offering expenses in the amount of $465,050. Each of the second and third notes evidences an unsecured line of credit arrangement with WOF in the amount of $1,000,000. One line of credit is to be used to fund approved expenses incurred by us. In March 2011, the expense line of credit promissory note was amended and restated to increase the amount available to us from $1,000,000 to $1,250,000. We borrowed $236,000, $519,880, $50,000, $138,157.40, $55,944 and $240,000 on October 13, 2010, October 19, 2010, December 29, 2010, January 18, 2011, February 4, 2011 and March 25, 2011, respectively, against this line of credit, in order to fund additional approved organizational offering and property acquisition costs. The other line of credit is to be used to fund certain approved deposits and escrows related to the acquisition of investments and related financings. In March 2011, the deposits line of credit promissory note was amended and restated to decrease the amount available to us from $1,000,000 to $750,000. We borrowed approximately $200,000 on October 15, 2010 against this line of credit, in order to fund a fully refundable non-binding earnest money deposit on a potential acquisition. On January 18, 2011, in connection with our termination of a non-binding purchase agreement for a potential acquisition, we received $150,000 in earnest money back. On January 20, 2011, we used the refunded earnest money to pay $150,000 to WOF for amounts outstanding under our deposits line of credit. Of the $150,000 paid to WOF, $147,741.10 was credited to outstanding principal and $2,258.90 was credited to accrued but unpaid interest, leaving an outstanding principal balance of $52,258.90 on our deposits line of credit as of January 20, 2011. Each of the three notes has an interest rate of 4.25% per annum and all amounts due thereunder are due on April 30, 2011, including all accrued and unpaid interest on such note. No amounts have been paid by us in respect of any of the promissory notes.

Real Estate Property Acquisitions

We have identified two real estate investments for potential acquisition. We have entered into purchase agreements with third parties affiliated with our manager for the purchase of 100% of the membership interests in each of Oxford Rise JV, LLC, a Delaware limited liability company, or Oxford Rise, and Oxford Summit Partners, LLC, a Georgia limited liability company, or Oxford Summit, each of which owns one fee-simple multifamily apartment community. WOF and Oxford Rise Partners LLC, a Georgia limited liability company, together hold all of the equity interests in Oxford Rise. Williams Realty Fund I, LLC and Oxford Summit Development, LLC, a Georgia limited liability company, together hold all of the equity interests in Oxford Summit. Our sponsor is the ultimate manager of both WOF and Williams Realty Fund I, LLC and our sponsor has an approximate 1.6% membership interest in WOF and an approximate 7.67% interest in Williams Realty Fund I, LLC.

The acquisition price for each property was determined pursuant to the appraisals of two independent real estate appraisers. The total acquisition price, excluding acquisition-related and financing-related transaction costs, will be approximately $30.2 million for Oxford Rise and approximately $33.2 million for Oxford Summit. From the acquisition price for Oxford Rise, WOF anticipates receiving approximately $62,000 in net proceeds, of which our sponsor's share is approximate $1,000. From the acquisition price for Oxford Summit, Williams Realty Fund I, LLC anticipates receiving approximately $7 million in net proceeds, of which our sponsor's share is approximately $0.5 million. It is expected that these acquisitions will be completed shortly after the consummation of the offerings. The purchase price for the two properties will be paid from proceeds of the offerings as well as proceeds obtained, if any, from planned debt financing activities. For a description of the properties and the terms of the purchase agreements, see the section entitled “Description of Real Estate Investments” included elsewhere in this prospectus.

Directed Share Program

In connection with our underwritten offering, Williams Opportunity Fund, LLC, an affiliate of our sponsor, is being offered 500,000 shares of our common stock through our directed share program, and Williams Realty Fund I, LLC, an affiliate of our sponsor, is being offered 690,000 shares of our common stock, through our directed share program. We also may sell up to 2% of the shares of common stock available for purchase in the underwritten offering to other affiliates of our sponsor under our directed share program.

Conflicts of Interest

We are subject to various conflicts of interest arising out of our relationship with Preferred Apartment Advisors, LLC, our manager, and its affiliates, including conflicts related to the arrangements pursuant to which Preferred Apartment Advisors, LLC and its affiliates will be compensated by us. Our agreements and compensation arrangements with our manager and its affiliates were not determined by arm’s-length negotiations. We anticipate that future acquisitions by us of assets likely will be mostly from unaffiliated third parties, but we would still consider an acquisition from an affiliated third party if such acquisition made financial sense to us and was approved by our conflicts committee comprised of independent directors. See the section entitled “Our Manager and Management Agreement” included elsewhere in this prospectus. Some of the conflicts of interest in our transactions with our manager and its affiliates, and the limitations on our manager adopted to address these conflicts, are described below.

Our manager and its affiliates will try to balance our interests with their duties to other John A. Williams-sponsored programs. However, to the extent that our manager or its affiliates take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to you and the value of our stock. In addition, our directors, officers and certain of our stockholders may engage for their own account in business activities of the types conducted or to be conducted by our subsidiaries and us. For a description of some of the risks related to these conflicts of interest, see the section entitled “Risk Factors — Risks Related to Conflicts of Interest” included elsewhere in this prospectus.

Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise, and all of our directors have a duty to act in a manner reasonably believed to be in our best interests.

Interests in Other Real Estate Programs

Affiliates of our officers and directors and entities owned or managed by such affiliates may acquire or develop real estate for their own accounts, and have done so in the past. Furthermore, except in certain circumstances, affiliates of our officers and directors and entities owned or managed by such affiliates may form additional real estate investment entities in the future, whether public or private, which can be expected to have the same investment objectives and policies as we do and which may be involved in the same geographic area, and such persons may be engaged in sponsoring one or more of such entities at approximately the same time as our shares of common stock are being offered. Our manager, its affiliates and affiliates of our officers and directors are not obligated to present to us any particular investment opportunity that comes to their attention, unless such opportunity is of a character that might be suitable for investment by us. Our manager and its affiliates likely will experience conflicts of interest as they simultaneously perform services for us and other affiliated real estate programs.

Since 2005, certain of our officers and directors and their affiliates have sponsored three private real estate programs, including one program focused on acquiring residential real estate assets and two programs focused primarily on developing real estate assets across multiple property types. All three of these programs are still operating, but only one of them, William Multifamily Acquisition Fund, has an investment objective that is similar to ours. In addition, an affiliate of one of our officers, William F. Leseman, has performed as the property manager for a number of third party clients, assisting these clients in the operation of their multifamily real estate assets and advising these clients in connection with sales of their multifamily real estate assets. Williams Residential Management, LLC also performs as a property manager for all owned assets within the Williams umbrella group. Conflicts of interest may arise between us and our sponsor’s prior programs, between us and future programs, between us and the institutional investors for which RAM Partners, LLC serves as the third party property manager, and between us and affiliates of our sponsor for which Williams Residential Management, LLC serves as the property manager.

Any affiliated entity, whether or not currently existing, could compete with us in the sale or operation of the properties. We will seek to achieve any operating efficiency or similar savings that may result from affiliated management of competitive properties. However, to the extent that affiliates own or acquire property that is adjacent, or in close proximity, to a property we own, our property may compete with the affiliate’s property for tenants or purchasers.

Every transaction that we enter into with our manager or its affiliates is subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and our manager or any of its affiliates.

Other Activities of Preferred Apartment Advisors, LLC and Its Affiliates

We will rely on Preferred Apartment Advisors, LLC for the day-to-day operation of our business. As a result of the interests of members of its management in other John A. Williams-sponsored programs and the fact that they also are engaged, and will continue to engage, in other business activities, Preferred Apartment Advisors, LLC and its affiliates have conflicts of interest in allocating their time between us and other John A. Williams-sponsored programs and other activities in which they are involved. Our executive officers and the key professionals associated with Preferred Apartment Advisors, LLC who provide services to us are not obligated to devote a fixed amount of their time to us, but Preferred Apartment Advisors, LLC believes that our executive officers and the other key professionals have sufficient time to discharge fully their responsibilities to us and to the other business in which they are involved. In addition, Preferred Apartment

Advisors, LLC believes that it and its affiliates have sufficient time and personnel to discharge fully their responsibilities to us and all the John A. Williams-sponsored programs and other ventures in which they are involved.

In addition, each of our executive officers also serves as an officer of our manager and/or other affiliated entities. As a result, these individuals owe fiduciary duties to these other entities, in addition to the duties that they owe to us.

We may purchase properties or interests in properties from affiliates of Preferred Apartment Advisors, LLC. The prices we pay to affiliates of our manager for these properties will not be the subject of arm’s-length negotiations, which could mean that the acquisitions may be on terms less favorable to us than those negotiated with unaffiliated parties.

Competition in Acquiring, Leasing and Operating of Properties

Conflicts of interest will exist to the extent that we may acquire, or seek to acquire, properties in the same geographic areas where properties owned by other John A. Williams-sponsored programs are located. In such a case, a conflict could arise in the acquisition or leasing of properties if we and another John A. Williams-sponsored program were to compete for the same properties or tenants in negotiating leases, or a conflict could arise in connection with the resale of properties if we and another John A. Williams-sponsored program were to attempt to sell similar properties at the same time. Conflicts of interest also may exist at such time as we or our affiliates managing property on our behalf seek to employ developers, contractors or building managers, as well as under other circumstances. Preferred Apartment Advisors, LLC will seek to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective employees aware of all such properties seeking to employ such persons. In addition, Preferred Apartment Advisors, LLC will seek to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties. However, these conflicts cannot be fully avoided in that there may be established differing compensation arrangements for employees at different properties or differing terms for resales or leasing of the various properties.

Moreover, our charter provides that none of John A. Williams and his affiliates has a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us, and none of our officers or directors who is a director, officer or employee of one or more of John A. Williams’ affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities. Our charter further provides that if John A. Williams or any of the officers and directors of one of his affiliates acquires knowledge of a potential transaction or matter that may be a business opportunity for us, John A. Williams or such officer or director will have no duty to communicate or offer such business opportunity to us and will not be liable to us or any of our stockholders for breach of any duty by reason of the fact that such business opportunity is not communicated or offered to us unless such business opportunity is offered to such person in his or her capacity as one of our directors or officers. Any person purchasing or otherwise acquiring any interest in any shares of our stock will be deemed to have notice of and to have consented to these provisions.

Special Limited Partnership Interest

At the sale of each individual asset, our manager may be entitled to distributions from our operating partnership on the special limited partnership interest held by our manager, also known as the “promote”, equal to 15% of the remaining net sale proceeds on each asset sale after the investors have received a return of (a) their aggregate investment in the sold real estate asset (which includes their initial investment and any additional investments prior to the sale), less the distributions of cash available for distribution from such real estate asset, plus (b) a first level return on the sold asset, which would be a property cumulative, non-compounded annual return of 7% on the net investment in the sold asset (i.e., the Preferred Return), plus (c) the aggregate cumulative shortfall at the time of the asset sale, which is the amount of the net investment and the Preferred Return not distributed after the sale of a real estate asset to stockholders and limited partners as the Preferred Return, calculated on a real estate asset by real estate asset basis aggregated for all assets previously sold. Moreover, to the extent a distribution with respect to the special limited partnership interest has been paid to our manager for any assets sold within 60 days prior to the sale of an asset in which the Preferred Return for that asset was not met, our manager shall return to us an amount up to the distribution so received for the assets sold within such 60-day period, which shall be applied to any Preferred Return shortfall actually arising from the sale of the subsequent asset.

Lack of Separate Representation

Proskauer Rose LLP acts, and may in the future act, as counsel to us, Preferred Apartment Advisors, LLC and its affiliates in connection with the offerings or otherwise. There is a possibility that in the future the interests of the various parties may become adverse, and under the Code of Professional Responsibility of the legal profession, Proskauer Rose LLP may be precluded from representing any one of such parties. If a dispute were to arise between us, Preferred Apartment Advisors, LLC or any of its affiliates, separate counsel for such matters will be retained as and when appropriate.

Joint Ventures with Affiliates of our Manager

We may enter into joint ventures with other John A. Williams-sponsored programs (as well as other parties) for the acquisition, development or improvement of properties. See the section entitled “Business — Our Investment Strategy” included elsewhere in this prospectus. Our manager and its affiliates may have conflicts of interest in determining that a John A. Williams-sponsored program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals which are or which may become inconsistent with our business interests or goals. In addition, should any such joint venture be consummated, our manager may face a conflict in structuring the terms of the relationship between our interests and the interest of the co-venturer and in managing the joint venture. Since our manager and its affiliates will control both us and any affiliated co-venturer, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers.

Receipt of Fees and Other Compensation by our Manager and its Affiliates

Our manager and its affiliates will receive substantial fees from us, which fees have not been negotiated at arm’s length. Subject to oversight by our board of directors, our manager will have considerable discretion with respect to all decisions relating to the terms and timing of all transactions. The fees received by our manager and its affiliates could influence our manager’s advice to us as well as the judgment of affiliates of our manager, some of whom also serve as our executive officers and directors and as key professionals of our manager and its affiliates. Therefore, our manager may have conflicts of interest concerning certain actions taken on our behalf, particularly because such fees generally will be payable to our manager and its affiliates regardless of the quality of the properties acquired or the services provided to us. See the section entitled “Our Manager and Management Agreement” included elsewhere in this prospectus. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with our manager and its affiliates, including the management agreement;
•	sales of properties and other investments (including, subject to the approval of our conflicts committee, sales to affiliates), which entitles our manager to disposition fees and possible distributions with respect to the special limited partnership interest held by our manager; provided, however, that distributions with respect to the special limited partnership interest will only be payable after the return to the stockholders of their capital contributions related to each asset sold plus an amount that would be equal to the Preferred Return, i.e., a 7% cumulative, non-compounded annual return on such capital; provided, further, however, that, to the extent a distribution with respect to the special limited partnership interest has been paid to our manager for any assets sold within 60 days prior to the sale of an asset in which the Preferred Return for that asset was not met, our manager shall return to us an amount up to the distribution so received for the assets sold within such 60-day period, which shall be applied to any Preferred Return shortfall actually arising from the sale of the subsequent asset;
•	acquisitions of properties and other investments, which entitles our manager to acquisition fees and asset management fees;
•	borrowings to acquire properties and other investments, which borrowings will increase the acquisition and asset-management fees payable to our manager; and

•	whether we seek stockholder approval to internalize our management, which may entail acquiring assets (such as office space, furnishings, intellectual property and technology costs) and negotiating compensation for real estate professionals at our manager and its affiliates that may result in these individuals receiving more compensation from us than they currently receive from our manager and its affiliates.

Certain Conflict Resolution Procedures

Every transaction that we enter into with John A. Williams, WOF, our manager or any of their respective affiliates will be subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and John A. Williams, WOF, our manager or any of their respective affiliates.

In order to reduce or eliminate certain potential conflicts of interest, our conflicts committee will review (1) transactions we enter into with John A. Williams, WOF, our manager or any of their respective affiliates, and (2) the allocation of investment opportunities among affiliated entities. Our conflicts committee may restrict us from the following transactions:

•	Purchasing or leasing properties in which John A. Williams, WOF, our manager, any of our directors or any of their respective affiliates has an interest without a determination by a majority of the members of the conflicts committee not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the seller or lessor unless there is reasonable justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. We may be restricted from acquiring any such property at an amount in excess of its appraised value. We may be restricted from selling or leasing properties to John A. Williams, WOF, our manager, any of our directors or any of their respective affiliates unless a majority of the members of the conflicts committee not otherwise interested in the transaction determines that the transaction is fair and reasonable to us.
•	Making any loans to John A. Williams, WOF, our manager, any of our directors or any of their respective affiliates, except for making or investing in mortgage, bridge or mezzanine loans involving John A. Williams, WOF, our manager, our directors or any of their respective affiliates. We may be required to obtain an appraisal of the underlying property from an independent appraiser and show that the transaction is approved as fair and reasonable to us and on terms no less favorable to us than those available from third parties. In addition, our conflicts committee may restrict John A. Williams, WOF, our manager, any of our directors or any of their respective affiliates from receiving loans from us or making loans to us or to joint ventures in which we are a joint venture partner unless approved by a majority of the members of the conflicts committee not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.
•	Reimbursing John A. Williams, WOF, our manager or any of their respective affiliates, at cost, for actual expenses incurred by them on behalf of us or joint ventures in which we are a joint venture partner.
•	Investing in an investment opportunity that becomes available that is suitable, under all the factors considered by our manager, for both us and one or more other entities affiliated with our manager and for which more than one of such entities has sufficient uninvested funds, if another such entity has had the longest period of time elapse since it was offered an investment opportunity. Such entity will first be offered such investment opportunity. It will be the duty of our conflicts committee to insure that this method is applied fairly to us. In determining whether or not an investment opportunity is suitable for more than one program, our manager, subject to approval by our conflicts committee, shall examine, among others, the following factors:
º	the anticipated cash flow of the property to be acquired and the cash requirements of each program;

º	the effect of the acquisition both on diversification of each program’s investments by type of property, geographic area and tenant concentration;
º	the policy of each program relating to leverage of properties;
º	the income tax effects of the purchase to each program;
º	the size of the investment; and
º	the amount of funds available to each program and the length of time such funds have been available for investment.
•	If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of our manager, to be more appropriate for a program other than the program that committed to make the investment, our manager may determine that another program affiliated with our manager or its affiliates will make the investment. Our conflicts committee has a duty to ensure that the method used by our manager for the allocation of the acquisition of properties by two or more affiliated programs seeking to acquire similar types of properties is applied fairly to us.
•	Accepting goods or services from John A. Williams, WOF, our manager or any of their respective affiliates or entering into any other transaction with John A. Williams, WOF, our manager or any of their respective affiliates unless a majority of the members of our conflicts committee not otherwise interested in the transaction approve such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

The following chart shows the ownership structure of the various entities that are affiliated with Preferred Apartment Communities, Inc. and Preferred Apartment Advisors, LLC.

(1)	NELL Partners, Inc. is controlled by John A. Williams, our sponsor, and Leonard A. Silverstein.
(2)	Preferred Apartment Advisors, LLC is controlled by NELL Partners, Inc. Other than the 1% Manager Revenue Interest (as defined in the section entitled “Our Manager and Management Agreement — 1% Manager Revenue Interest” included elsewhere in this prospectus) held by WOF, all interests of Preferred Apartment Advisors, LLC are held by NELL Partners, Inc.
(3)	The common stock investors in the underwritten offering will own registered shares of common stock of Preferred Apartment Communities, Inc. The 500,000 shares of common stock acquired by WOF in the private placement offering will not be registered shares.
(4)	NELL Partners, Inc. owns 36,666 shares of common stock and WOF will own 500,000 shares of common stock upon the consummation of the private placement offering. 690,000 shares of common stock are being offered to Williams Realty Fund I, LLC in the underwritten offering and 500,000 shares of common stock are being offered to WOF in the underwritten offering. We also may sell up to 2% of the shares of common stock available for purchase in the underwritten offering to other affiliates of our sponsor under our directed share program.
(5)	Each property is expected to be held in a special purpose entity.
(6)	As the special limited partner of the operating partnership, our manager is entitled to receive a participation in net sales proceeds of our investments. See the section entitled “Our Manager and Management Agreement — Management Compensation — Special Limited Partnership Interest” included elsewhere in this prospectus for information relating to the calculation of distributions with respect to the special limited partnership interest and conditions under which it may be paid.

DESCRIPTION OF SECURITIES

General

We were formed under the laws of the state of Maryland. The rights of our stockholders are governed by Maryland law as well as our charter and by-laws. The following summary of the terms of our capital stock is only a summary, and you should refer to the Maryland General Corporation Law and our charter and by-laws for a full description. The following summary is qualified in its entirety by the detailed information contained in our charter and by-laws. Copies of our charter and by-laws are filed as exhibits to the registration statement, of which this prospectus is a part. See the section entitled “Where You Can Find Additional Information” included elsewhere in this prospectus.

Our charter authorizes us to issue up to 415,066,666 shares of common stock, $0.01 par value per share and 15,000,000 shares of undesignated preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval. Prior to the offerings, 36,666 shares of common stock were issued and outstanding on a fully diluted basis. After giving effect to the private placement offering and the underwritten offering described in this prospectus and assuming no exercise of the underwriters’ over-allotment option and no exercise by International Assets Advisory, LLC of the financial advisor warrant, 5,036,666 shares of common stock will be issued and outstanding on a fully diluted basis. Under Maryland law, stockholders are not generally liable for our debts or obligations.

Our charter also contains a provision permitting our board of directors, by resolution, to classify or reclassify any unissued common stock or preferred stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of any new class or series of stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time. We believe that the power to classify or reclassify unissued shares of stock and thereafter issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Our charter and by-laws contain certain provisions that could make it more difficult to acquire control of our company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See the section entitled “Risk Factors — Investment Risks” included elsewhere in this prospectus.

Common Stock

Subject to any preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on the ownership and transfer of stock, the holders of common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon our liquidation, are entitled to receive all assets available for distribution to our stockholders. Holders of common stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue, or preference, conversion, exchange, sinking fund or redemption rights. Holders of common stock generally will have no appraisal rights.

The holders of common stock shall vote together as a single class on all matters. Holders of shares of common stock shall be entitled to vote for the election of directors. Directors may be removed from office, with or without cause, by the affirmative vote of the holders of not less than 66-2/3% of the total voting power of all outstanding common stock of the Company. Vacancies on the board of directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office (although less than a quorum). Any such director elected to fill a vacancy will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal.

Preferred Stock

Our charter authorizes our board of directors, without stockholder approval, to designate and issue one or more classes or series of preferred stock and to set or change the voting, conversion or other rights, preferences, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class of shares so issued. If any preferred stock is publicly offered, the terms and conditions of such preferred stock, including any convertible preferred stock, will be set forth in articles supplementary and described in a registration statement registering the issuance of such preferred stock, if such preferred stock is registered. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock or other preferred stock. If we ever create and issue additional preferred stock with a distribution preference over common stock or preferred stock, payment of any distribution preferences of new outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock and junior preferred stock. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of additional preferred stock may delay, prevent, render more difficult or tend to discourage the following:

•	a merger, tender offer, or proxy contest;
•	the assumption of control by a holder of a large block of our securities; or
•	the removal of incumbent management.

Also, our board of directors, without stockholder approval, may issue additional preferred stock with voting and conversion rights that could adversely affect the holders of common stock or preferred stock.

Meetings and Special Voting Requirements

Subject to our charter restrictions on ownership and transfer of our stock and the terms of each class or series of stock, including with respect to the vote by the common stock for the election of directors, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of shares of our outstanding common stock can elect all the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter. Our charter does not provide for a lesser percentage in these situations.

An annual meeting of our stockholders will be held each year. Special meetings of stockholders may be called upon the request of a majority of our directors, the chairman of the board, the president or the chief executive officer and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast on such matter at the meeting (subject to the stockholders’ compliance with certain procedures set forth in our by-laws). The presence of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, will constitute a quorum.

One or more persons who together are and for at least six months have been stockholders of record of at least five percent of the outstanding shares of any class of our stock are entitled to receive a copy of our stockholder list upon request in accordance with Maryland law. The list provided by us will include each stockholder’s name and address and the number of shares owned by each stockholder and will be made available within 20 days of the receipt by us of the request. Stockholders and their representatives shall also be given access to our by-laws, the minutes of stockholder proceedings, our annual statements of affairs and any voting trust agreements on file at our principal office during usual business hours. We have the right to request that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, we must meet the following criteria regarding our stockholders’ ownership of our shares:

•	we cannot be “closely held” under Section 856(h) of the Code; that is, five or fewer individuals (as specially defined in the Code to include specified private foundations, employee benefit plans and trusts and charitable trusts and subject to certain constructive ownership rules) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year, other than our first REIT taxable year; and
•	100 or more persons must beneficially own our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

See the section entitled “Material U.S. Federal Income Tax Considerations” included elsewhere in this prospectus for further discussion of this topic. We may prohibit certain acquisitions and transfers of shares so as to ensure our initial and continued qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective. Because we believe it is essential for us to qualify as a REIT, and, once qualified, to continue to qualify, among other purposes, our charter provides (subject to certain exceptions) that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of our shares of our stock.

Our board of directors, in its sole discretion, may waive this ownership limit (prospectively or retroactively) if evidence satisfactory to our directors, including certain representations and undertakings required by our charter, is presented that such ownership will not then or in the future jeopardize our status as a REIT. Our board of directors agreed to waive the 9.8% ownership limit with respect to the holdings by NELL Partners of 36,666 shares of common stock. Also, these restrictions on transferability and ownership will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required in order for us to qualify as a REIT.

In addition to prohibiting the transfer or ownership of our stock that would result in any person owning, directly or indirectly, shares of our stock in excess of the foregoing ownership limitations, our charter prohibits the transfer or ownership of our stock if such transfer or ownership would:

•	with respect to transfers only, result in our stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;
•	result in our being “closely held” within the meaning of Section 856(h) of the Code (regardless of whether the ownership interest is held during the last half of a taxable year);
•	result in our owning, directly or indirectly, more than 9.8% of the ownership interests in any tenant or subtenant; or
•	otherwise result in our disqualification as a REIT.

If any attempted transfer of our stock which, if effective, would result in a violation of these limitations, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries (or, in the case of a transfer that would result in our stock being beneficially owned by fewer than 100 persons, be void), and the proposed transferee will not acquire any rights in the shares. To avoid confusion, these shares so transferred to a beneficial trust will be referred to in this prospectus as “Excess Securities.” Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all distributions authorized by the board of directors on such securities for the benefit of the charitable beneficiary. Our charter further entitles the trustee of the beneficial trust to vote all Excess Securities. If a transfer to the trust would be ineffective for any reason to prevent a violation of any of the foregoing restrictions, the transfer resulting in such violation will be void from the time of such purported transfer.

The trustee of the beneficial trust will select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the 9.8% ownership limit or the other restrictions on ownership and transfer. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would have violated the 9.8% ownership limit or the other restrictions on ownership and transfer) will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.

In addition, we have the right to purchase any Excess Securities at the lesser of (i) the price per share paid in the transfer that created the Excess Securities (or, in the case of a devise or gift, the market price at the time of such devise or gift), and (ii) the market price on the date we, or our designee, exercise such right. We may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. We will have the right to purchase the Excess Securities until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee.

Any person who (i) acquires or attempts or intends to acquire shares in violation of the foregoing ownership limitations, or (ii) would have owned shares that resulted in a transfer to a charitable trust, is required to give us immediate written notice or, in the case of a proposed or intended transaction, 15 days’ written notice. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT.

The 9.8% ownership limit does not apply to the underwriters in a public offering of shares. Any person who owns more than 5% of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the name and address of such owner, the number of shares beneficially owned, directly or indirectly, and a description of the manner in which such shares are held. Each such person also must provide us with such additional information as we may request in order to determine the effect of such ownership on our status as a REIT and to ensure compliance with the 9.8% ownership limit.

Distribution Policy and Distributions

When we have sufficient cash flow available to pay distributions, we intend to pay regular distributions to our stockholders. As of the date of this prospectus, we have no real estate investments, but we have identified two real estate investments for potential acquisition and have entered into a purchase agreement for each property. It is expected that these acquisitions will be consummated shortly after the completion of the offerings. The aggregate purchase price for the two properties will be paid from proceeds of the offerings, with the balance thereof being paid from planned debt financing activities. We cannot predict when we will begin to generate sufficient cash flow from these investments to pay distributions as a result of such investments; however, we expect that these will begin no later than June 30, 2011. Because all of our operations will be performed indirectly through Preferred Apartment Communities Operating Partnership, L.P., our operating partnership, our ability to pay distributions depends on Preferred Apartment Communities Operating Partnership, L.P.’s ability to pay distributions to its partners, including to us. If we do not have enough cash from operations to fund the distribution, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from the offerings.

Distributions will be paid to our stockholders when and if authorized by our board of directors and declared by us out of legally available funds as of the record dates selected by our board of directors. We expect to declare and pay distributions to our common stockholders quarterly unless our results of operations, our general financial condition, general economic conditions or other factors make it imprudent to do so. Distributions will be authorized at the discretion of our board of directors, which will be influenced in part by its intention to comply with the REIT requirements of the Code. We intend to make distributions sufficient to meet the annual distribution requirement and to avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the offerings;
•	our operating and interest expenses;
•	the ability of tenants to meet their obligations under the leases associated with our properties;
•	the amount of distributions or dividends received by us from our indirect real estate investments;
•	our ability to keep our properties occupied;
•	our ability to maintain or increase rental rates when renewing or replacing current leases;
•	capital expenditures and reserves for such expenditures;
•	the issuance of additional shares; and
•	financings and refinancings.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. This requirement is described in greater detail in the section entitled “Material U.S. Federal Income Tax Considerations — Taxation — Annual Distribution Requirements” included elsewhere in this prospectus. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital. See the section entitled “Material U.S. Federal Income Tax Considerations — REIT Qualification Tests” included elsewhere in this prospectus.

Stockholder Liability

The Maryland General Corporation Law provides that our stockholders:

•	are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board of directors; and
•	are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or
•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has adopted a resolution exempting any business combination with Preferred Apartment Advisors, LLC or any affiliate of Preferred Apartment Advisors, LLC. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and Preferred Apartment Advisors, LLC or any affiliate of Preferred Apartment Advisors, LLC. As a result, Preferred Apartment Advisors, LLC or any affiliate of Preferred Apartment Advisors, LLC may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

With some exceptions, Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders holding two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:

•	owned by the acquiring person;
•	owned by our officers; and
•	owned by our employees who are also directors.

“Control shares” mean voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer in respect of which the acquirer can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more, but less than one-third of all voting power;
•	one-third or more, but less than a majority of all voting power; or
•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of our stockholders to be held within 50 days of a request to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement on or before the 10th day after the control share acquisition as required by the statute, then, subject to some conditions and limitations, we may redeem any or all the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or by-laws.

As permitted by Maryland General Corporation Law, our by-laws contain a provision exempting from the control share acquisition statute any and all acquisitions of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or by-laws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or by-laws, to any or all of five provisions:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board be filled only by affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a special meeting of stockholders.

Our charter and by-laws provide that vacancies on our board of directors may be filled by the remaining directors. Any such director elected to fill a vacancy will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal. Our charter also vests in the board the exclusive power to fix the number of directorships.

In addition, our charter provides that any director may be removed from office, with or without cause, by the affirmative vote of the holders of not less than 66-2/3% of the total voting power of all outstanding common stock of the Company.

Transfer Agent and Registrar

We expect the transfer agent and registrar for our shares of common stock to be Computershare Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the offerings, there has been no established trading market for our common stock. No assurance can be given as to (1) the likelihood that an active market for our shares of common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares, or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the shares of common stock. See the section entitled “Risk Factors — Investment Risks” included elsewhere in this prospectus.

Of the shares of common stock outstanding after giving effect to the offerings, 4,500,000 shares of common stock (or 5,175,000 shares of common stock if the underwriters exercise their option to purchase additional shares) covered by the underwritten offering are freely tradable without restriction or further registration under the Securities Act, except for any such shares of common stock held by our “affiliates”, as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below. The remaining shares of common stock (including those shares acquired by WOF in the private placement offering) outstanding after giving effect to the offerings, and the shares of common stock issuable upon exercise of the financial advisor warrant are “restricted securities”, as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 of the Securities Act. As a result of the contractual 180-day lock-up period described in the section entitled “Underwriting” included elsewhere in this prospectus, the provisions of the financial advisor warrant described in the section “Underwriting — Financial Advisor Warrant” included elsewhere in this prospectus and the provisions of Rules 144 and 701, the following shares of common stock (including those sold in the underwritten offering) will be available for sale in the public market as follows:

Number of Shares of Common Stock	Date
4,500,000	On the date of this prospectus (subject, in the case of those shares held by our affiliates to the requirements and restrictions of Rule 144).
5,186,666	After 180 days from the date of this prospectus (subject, in some cases, to volume and other limitations).

In connection with the private placement offering, we will enter into a registration rights agreement with WOF that requires us to register under the Securities Act the shares of common stock held by it and its transferees under certain circumstances and subject to certain restrictions. See the section entitled “Certain Relationships and Related Transactions — Agreements With Institutional and Other Investors” included elsewhere in this prospectus.

For a description of certain restrictions on transfers of our shares of common stock held by our stockholders, see the section entitled “Description of Securities — Restrictions on Ownership and Transfer” included elsewhere in this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, our affiliates who own shares for at least six months or own shares purchased in the open market, are entitled to sell these shares as follows. Within any three-month period, each person may sell a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock, which will equal approximately 50,366 shares immediately after this offering, or the average weekly trading volume of our common stock on the AMEX during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 by affiliates also will be subject to manner of sale provisions, notice requirements and the availability of current public information about us.

A person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us, or any affiliate, at least six months previously, also would be entitled to sell shares under Rule 144. Such sales would be permitted without regard to the volume limitations, manner of sale provisions or notice requirements described above and, after one year, without any limits, including the public information requirement.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of stockholders and other factors.

Registration Rights Agreement

In connection with the private placement offering, we will enter into a registration rights agreement with WOF that requires us to register under the Securities Act the shares of common stock held by it and its transferees under certain circumstances and subject to certain restrictions. Such securities registered under any registration statement are available for sale in the open market unless restrictions apply. See the section entitled “Certain Relationships and Related Transactions — Agreements With Institutional and Other Investors” included elsewhere in this prospectus.

SUMMARY OF OUR ORGANIZATIONAL DOCUMENTS

Each stockholder is bound by and deemed to have agreed to the terms of our organizational documents by virtue of the election to become a stockholder. Our organizational documents consist of our charter and by-laws. The following is a summary of material provisions of our organizational documents and does not contain all of the information about our charter and by-laws that you should consider before investing in our common stock. Our organizational documents are filed as exhibits to our registration statement, of which this prospectus is part. See the section entitled “Where You Can Find Additional Information” included elsewhere in this prospectus.

Our charter was filed with and accepted for record by the State Department of Assessments and Taxation of Maryland on September 18, 2009, amended and restated on January 5, 2010, corrected pursuant to a certificate of correction on January 20, 2010, amended and restated on November 12, 2010, amended on February 22, 2011 and amended and restated on February 24, 2011. Our third amended and restated by-laws, in their present form, became operative as of February 24, 2011. Neither our charter nor by-laws have an expiration date, and therefore, both documents remain effective in their current form throughout our existence, unless they are amended.

Charter and By-law Provisions

The rights of stockholders and related matters are governed by our organizational documents and Maryland law. Certain provisions of these documents or of Maryland law, summarized below, may make it difficult to change the composition of our board and could have the effect of delaying, deferring, or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. See generally the section entitled “Risk Factors — Risks Related to Our Organization, Structure and Management” included elsewhere in this prospectus.

Stockholders’ Meetings and Voting Rights

We will hold an annual meeting of stockholders. The purpose of each annual meeting will be to elect directors and to transact any other business. The chairman, the chief executive officer, the president or a majority of the directors also may call a special meeting of the stockholders. The secretary must call a special meeting to act on any matter that may properly be considered at a meeting of stockholders when stockholders entitled to cast not less than a majority of all votes entitled to be cast on such matter at the meeting make a written request (subject to the stockholders’ compliance with certain procedures set forth in our by-laws).

We will give notice of any annual or special meeting of stockholders not less than ten nor more than ninety days before the meeting. The notice must state the purpose of the special meeting. At any meeting of the stockholders, each stockholder is entitled to one vote for each share owned of record on the applicable record date. In general, the presence in person or by proxy of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting on any matter will constitute a quorum. Directors are elected by a plurality of the votes cast and a majority of votes cast will be sufficient to approve any other matter that may properly come before the meeting, unless more than a majority of the votes cast is required by law or our charter.

Board of Directors

Under our organizational documents, we must have at least two but not more than ten directors. Our charter currently names two directors. A director may resign at any time. A director may be removed from office with or without cause by the affirmative vote of the holders of not less than 66-2/3% of the total voting power of all outstanding common stock of the Company. A vacancy on the board caused by the death, removal or resignation of a director or by an increase in the number of directors, within the limits described above, may be filled by the vote of a majority of the remaining directors whether or not the voting directors constitute a quorum.

These provisions preclude stockholders from (1) removing incumbent directors except upon a substantial affirmative vote, and (2) filling the vacancies created by such removal with their own nominees.

Maryland law provides that any action required or permitted to be taken at a meeting of the board also may be taken without a meeting by the unanimous written or electronic consent of all directors.

The approval by our board and by holders of at least two-thirds of our outstanding voting shares of stock is generally necessary for us to do any of the following:

•	amend our charter;
•	transfer all or substantially all of our assets other than in the ordinary course of business;
•	engage in mergers, consolidations or share exchanges; or
•	liquidate and dissolve.

Inspection of Books and Records; Stockholder Lists

Any stockholder or his or her designated representative will be permitted, during usual business hours, to inspect and obtain copies of our by-laws, the minutes of stockholder proceedings, our annual statements of affairs and any voting trust agreements on file at our principal office. One or more persons who together are and for at least six months have been stockholders of record of at least five percent of the outstanding shares of any class of our stock may also request a copy of our stockholder list, although the request cannot be made to secure a copy of our stockholder list or other information for the purpose of selling the list or using the list or other information for a commercial purpose.

Amendment of the Organizational Documents

Except for those amendments permitted to be made without stockholder approval, our charter may be amended only if the amendment is declared advisable by our board and approved by the stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter. Our by-laws may be amended in any manner not inconsistent with the charter by a majority vote of our directors present at a board meeting at which a quorum is present.

Dissolution or Termination of the Company

As a Maryland corporation, we may be dissolved at any time after a determination by a majority of the entire board that dissolution is advisable and the approval of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Proposals to elect directors or conduct other business at an annual or special meeting must be brought in accordance with our by-laws. The by-laws provide that any business may be transacted at the annual meeting without being specifically designated in the notice of meeting. However, with respect to special meetings of stockholders, only the business specified in the notice of the special meeting may be brought at that meeting.

Our by-laws also provide that nominations of individuals for election to the board may be made at an annual meeting (1) pursuant to the Company’s notice of meeting, (2) by or at the direction of our board of directors, or (3) by any stockholder who is a stockholder of record both at the time of giving of notice pursuant to the by-laws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures set forth in our by-laws. Our by-laws further provide that the proposal of other business to be considered by stockholders may be made at an annual meeting (x) pursuant to the notice of meeting, (y) by or at the direction of our board of directors, or (z) by any stockholder of record both at the time of giving notice pursuant to the by-laws and at the time of the annual meeting, who is entitled to vote at the meeting on any such other business and who has complied with the advance notice provisions set forth in our by-laws.

A notice of a director nomination or stockholder proposal to be considered at an annual meeting must be delivered to our secretary at our principal executive offices:

•	not later than 5:00 p.m., Eastern Time, on the 120th day nor earlier than 150 days prior to the first anniversary of the date of release of the proxy statement for the previous year’s annual meeting; or
•	if the date of the meeting is advanced or delayed by more than 30 days from the anniversary date or if an annual meeting has not yet been held, not earlier than 150 days prior to the annual meeting or not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

Nominations of individuals for election to the board may be made at a special meeting, (A) by or at the direction of our board of directors, (B) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in compliance with the procedures set forth in our by-laws and that has supplied the information required by our by-laws about each individual whom such stockholder proposes to nominate for election as a director, or (C) provided that the special meeting has been called for the purpose of electing directors, by any stockholder who is a stockholder of record both at the time of giving of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who complies with the notice procedures set forth in our by-laws.

A notice of a director nomination to be considered at a special meeting must be delivered to our secretary at our principal executive offices:

•	not earlier than 120 days prior to the special meeting; and
•	not later than 5:00 p.m., Eastern Time, on the later of either:
º	ninety days prior to the special meeting; or
º	ten days following the day of our first public announcement of the date of the special meeting and the nominees proposed by our board to be elected at the meeting.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith, or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager of such corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Following completion of the offerings, we may enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

SUMMARY OF OUR OPERATING PARTNERSHIP AGREEMENT

The following is a summary of the agreement of limited partnership that we have entered into in connection with our operating partnership, Preferred Apartment Communities Operating Partnership, L.P. This summary and the descriptions of the operating partnership agreement provisions elsewhere in this prospectus are qualified by the form of agreement, which is filed as an exhibit to our registration statement, of which this prospectus is a part. See the section entitled “Where You Can Find Additional Information” included elsewhere in this prospectus.

Conducting our operations through the operating partnership allows the sellers of properties to contribute their property interests to the operating partnership in exchange for limited partnership units rather than for cash or our common stock. This enables the seller to defer some of or all the potential taxable gain on the transfer. From the seller’s perspective, there are also differences between the ownership of common stock and partnership units, some of which may be material because they impact the business organization form, distribution rights, voting rights, transferability of equity interests received and U.S. federal income taxation.

Description of Partnership Units

Partnership interests in the operating partnership are divided into “units.” Initially, the operating partnership will have two classes of units: general partnership units and limited partnership units. General partnership units represent an interest as a general partner in the operating partnership and we, as general partner, will hold all such units. In return for the initial capital contribution of $109,998 we made, the operating partnership will issue to us 10,999.80 general partnership units.

Limited partnership units represent an interest as a limited partner in the operating partnership. The operating partnership may issue additional partnership units and classes of partnership units with rights different from, and superior to, those of general partnership units and/or limited partnership units, without the consent of the limited partners. Holders of limited partnership units do not have any preemptive rights with respect to the issuance of additional units.

For each limited partnership unit received, investors generally will be required to contribute money or property, with a net equity value determined by the general partner. Holders of limited partnership units will not be obligated to make additional capital contributions to the operating partnership. Further, such holders will not have the right to make additional capital contributions to the operating partnership or to purchase additional limited partnership units without our consent as general partner. For further information on capital contributions, see the section entitled “— Capital Contributions” below.

Limited partners do not have the right to participate in the management of the operating partnership. Limited partners who do not participate in the management of the operating partnership, by virtue of their status as limited partners, generally are not liable for the debts and liabilities of the operating partnership beyond the amount of their capital contributions. We, however, as the general partner of the operating partnership, are liable for certain unpaid debts and liabilities. The voting rights of the limited partners are generally limited to approval of specific types of amendments to the operating partnership agreement (some of which exclude partnership units owned or controlled by the general partner or any person who owns more than 66-2/3 of the outstanding voting interests in the general partner). With respect to such amendments, each limited partnership unit has one vote. See the section entitled “— Management of the Operating Partnership” below for a detailed discussion of this subject.

In general, each limited partnership unit will share equally in distributions from the operating partnership when such distributions are declared by us, the general partner, which decision will be made in our sole discretion. Upon the operating partnership’s liquidation, limited partnership units also will share equally in the assets of the operating partnership that are available for distribution, after payment of all liabilities, establishment of reserves, required withholding and payment of any preferred return owed to holders of any limited partnership units and payment of the portion distributable to the special limited partner. In addition, a portion of the items of income, gain, loss and deduction of the operating partnership for U.S. federal income tax purposes will be allocated to each limited partnership unit, regardless of whether any distributions are made by the operating partnership. See the section entitled “Material U.S. Federal Income Tax Considerations — Tax Aspects of Investments in Partnerships” included elsewhere in this prospectus for a description of the manner in which income, gain, loss and deductions are allocated under the operating partnership agreement. As general partner, we may amend the allocation and distribution sections of the operating partnership agreement to reflect the issuance of additional units and classes of units without the consent of the limited partners.

Under certain circumstances, holders of limited partnership units may be restricted from transferring their interests without the consent of the general partner. See the section entitled “— Transferability of Interests” below for a discussion of certain restrictions imposed by the operating partnership agreement on such transfers. After owning a limited partnership unit for one year, limited partnership unit holders generally may, subject to certain restrictions, exchange limited partnership units for the cash value of a corresponding number of shares of our common stock or, at our option, a corresponding number of shares of our common stock. See the section entitled “— Limited Partner Exchange Rights” below for a description of these rights and the amount and types of consideration a limited partner is entitled to receive upon exercise of such rights. These exchange rights are accelerated in the case of some extraordinary transactions. See the section entitled “— Extraordinary Transactions” below for an explanation of the exchange rights under such circumstances.

Management of the Operating Partnership

The operating partnership is organized as a Delaware limited partnership pursuant to the terms of the operating partnership agreement. We are the general partner of the operating partnership and expect to conduct substantially all of our business through it. Pursuant to the operating partnership agreement, we, as the general partner, will have full, exclusive and complete responsibility and discretion in the management and control of the partnership, including the ability to enter into major transactions, such as acquisitions, dispositions and refinancings, and to cause changes in the operating partnership’s business and distribution policies. Further, we may, without the consent of the limited partners:

•	file a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of the partnership’s debts under Title 11 of the United States Bankruptcy Code, or any other federal or state insolvency law, or corresponding provisions of future laws, or file an answer consenting to or acquiescing in any such petition; or
•	cause the operating partnership to make an assignment for the benefit of its creditors or admit in writing its inability to pay its debts as they mature.

The limited partners, in their capacities as such, will have no authority to transact business for, or participate in the management or decisions of, the operating partnership, except as provided in the operating partnership agreement and as required by applicable law. Further, the limited partners have no right to remove us as the general partner.

As general partner, we also may amend the operating partnership agreement without the consent of the limited partners. However, the following amendments will require the consent of the adversely affected limited partners holding more than 66-2/3% of the outstanding partnership units held by limited partners who are adversely affected:

•	any amendment that alters or changes the distribution or liquidation rights of limited partners, subject to the exceptions discussed below under the “Distributions” portion of this section;
•	any amendment that alters or changes the limited partner’s exchange rights;
•	any amendment that imposes on limited partners any obligation to make additional capital contributions; or
•	any amendment that alters the terms of the operating partnership agreement regarding the rights of the limited partners with respect to extraordinary transactions.

Indemnification

To the extent permitted by law, the operating partnership agreement will provide for indemnification of us when acting in good faith and in the best interests of the operating partnership in our capacity as general partner. It also will provide for indemnification of directors, officers and other persons that we may designate under the same conditions, and subject to the same restrictions, applicable to the indemnification of officers, directors, employees and stockholders under our charter. See the section entitled “Our Management — Limited Liability and Indemnification” included elsewhere in this prospectus.

Transferability of Interests

Under the operating partnership agreement, we will not be able to withdraw from the partnership or transfer or assign all or any of our general partnership interest without the consent of holders of two-thirds of the limited partnership units, except in connection with the sale of all or substantially all of our assets meeting the conditions set forth in the operating partnership agreement. Under certain circumstances and with the prior written consent of the general partner and satisfaction of other conditions set forth in the operating partnership agreement, holders of limited partnership units will be able to withdraw from the partnership and transfer and/or encumber all or any part of their units. However, although a limited partner may be able to affect a transfer of partnership interests without the consent of the general partner, the transferee will remain an economic interest owner only as an assignee until the general partner admits the assignee as a substitute limited partner, in its sole and absolute discretion.

In addition, limited partnership units will not be registered under the federal or state securities laws. As a result, the ability of a holder to transfer its units may be restricted under such laws.

Extraordinary Transactions

The operating partnership agreement generally will permit us and/or the operating partnership to engage in any authorized business combination without the consent of the limited partners. Generally, a business combination for these purposes is any merger, consolidation or other combination with or into another entity, or the sale of all or substantially all of the assets of any entity. We will be required to send each limited partner notice of a proposed business combination at least 15 days prior to the record date for the stockholder vote on the combination, if any.

Generally, a limited partner will not be able to exercise its exchange rights until it has held the units for at least one year. See the section entitled “— Limited Partner Exchange Rights” below for a description of these exchange rights. However, in the case of a proposed combination, each limited partner will have the right to exercise its exchange right prior to the stockholder vote on the transaction, even if it has held its units for less than one year. Any limited partners who timely exchange their units prior to the record date for the stockholder vote on a business combination will be entitled to vote their shares in any stockholder vote on the business combination. Limited partners who exchange their units after the record date will not be able to vote their shares in any stockholder vote on the proposed business combination. The right of a limited partner to exercise its right to exchange without regard to whether they have held the units for more than a year will terminate upon the earlier of (i) the disapproval of the business combination by our board of directors, (ii) the disapproval of the business combination by stockholders, (iii) the abandonment of the business combination by any of the parties to it, or (iv) the business combination’s effective date.

We cannot consummate a business combination (other than one in which we are the surviving entity) unless all limited partners will receive, or will have the right to elect to receive, for each limited partnership unit they own, an amount of cash, securities or other property equal to the amount of cash, securities or other property or value paid in the combination to a holder of a share of common stock. If, in connection with a business combination, a tender or similar offer has been accepted by holders of more than 50% of the outstanding common stock, then each limited partner will have the option to exchange its limited partnership units for the amount of cash, securities or other property which the limited partner would have received had it exercised its exchange rights under the operating partnership agreement, and tendered the shares of common stock received upon exercise of the exchange rights immediately prior to the expiration of the offer.

However, we may merge into or consolidate with another entity without adhering to these limitations if, immediately after the merger or consolidation, substantially all of the assets of the surviving entity, other than the partnership units held by us, are contributed to the operating partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets contributed as determined by the surviving entity general partner in good faith and the surviving entity general partner expressly agrees to assume all of our obligations as general partner under the operating partnership agreement.

Issuance of Additional Units

As general partner of the operating partnership, we will be able to cause, without the consent of the limited partners, the operating partnership to issue additional units representing general and/or limited partnership interests. A new issuance may include preferred units, which may have rights which are different than, and/or superior to, those of general partnership units and limited partnership units. Furthermore, the operating partnership agreement will require the issuance of additional units to us corresponding with any issuance of stock by us or as a result of our distributing stock in order to meet our annual distribution requirement to maintain our status as a REIT.

Capital Contributions

The operating partnership agreement will provide that, if the operating partnership requires additional funds at any time, or from time to time, in excess of funds available to it from prior borrowings, operating revenue or capital contributions, we, as general partner, have the right to raise additional funds required by the operating partnership by causing it to borrow the necessary funds from third parties on such terms and conditions as we deem appropriate. As an alternative to borrowing funds required by the operating partnership, we may contribute the amount of such required funds as an additional capital contribution. The operating partnership agreement also will provide that we must contribute cash or other property received in exchange for the issuance of equity stock to the operating partnership in exchange for units unless the issuance was in connection with an acquisition of an asset to be held directly by the general partner and such issuance was approved by a majority of independent directors of the general partner. Upon the contribution of cash or other property received in exchange for the issuance of common stock, we will receive one general partnership unit for each share issued by us. Upon the contribution of the cash or other property received in exchange for the issuance of each share of equity stock other than common stock, we will receive one unit with rights and preferences respecting distributions corresponding to the rights and preferences of the equity stock that we issued. If we contribute additional capital to the operating partnership, our partnership interest will be increased on a proportionate basis. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis if we contribute any additional capital.

Distributions

The operating partnership agreement will set forth the manner in which distributions from the partnership will be made to unit holders. Distributions from the partnership will be made at the times and in the amounts determined by us, as the general partner.

The operating partnership agreement will provide that cash available for distribution will be distributed to the partners according to the formula set forth below. The return calculations described below will apply to all distributions received. Achievement of a particular threshold, therefore, will be determined with reference to all current and prior distributions made by our operating partnership to any limited partners, and to us, which we will then distribute to our stockholders. Distributions will be made as follows:

•	first, to us (which we will distribute to the holders of our common stock) and the limited partners in proportion to respective percentage interests, until each partner has received its allocable capital contributions with respect to the real estate asset giving rise to such distribution;
•	second, to us (which we will distribute to the holders of our common stock) and the limited partners in proportion to respective percentage interests, until each partner has received its allocable capital contributions with respect to all realized investments;
•	third, to us (which we will distribute to the holders of our common stock) and the limited partners in proportion to respective percentage interests, until each partner has received its allocable expenses;
•	fourth, to us (which we will distribute to the holders of our common stock) and the limited partners in proportion to respective percentage interests, until the partners in the aggregate have received an amount equal to a cumulative, non-compounded rate of return equal to seven percent (7%) per annum with respect to all allocable capital contributions and allocable expenses currently and previously distributed; and

•	After this 7% threshold is reached, 85% of the aggregate amount of any additional distribution will be payable to us (which we will distribute to the holders of our common stock) and the limited partners in proportion to respective percentage interests, and 15% of such amount will be payable to the special limited partner.

To the extent a distribution has been paid to the special limited partner for any real estate assets sold within 60 days prior to the sale of an asset in which the Preferred Return for that asset was not met, the special limited partner must return to us an amount up to the distribution so received for the assets sold within such 60-day period, which will be applied to any Preferred Return shortfall actually arising from the sale of the subsequent asset.

The operating partnership agreement also will provide that, as general partner, we have the right to amend the distribution provisions of the operating partnership agreement to reflect the issuance of additional classes of units. The operating partnership agreement will provide further that, as general partner, we shall use our best efforts to ensure sufficient distributions are made to meet the REIT annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings.

Liquidation

Upon the liquidation of the operating partnership, after payment of debts and obligations, any remaining assets of the partnership will be distributed to partners pro rata in accordance with their positive capital accounts.

Allocations

The operating partnership agreement generally provides that net income, net loss and any other individual items of income, gain, loss or deduction of the operating partnership will be allocated among the partners in such a manner that the capital accounts of each partner, immediately after making such allocation, is, as nearly as possible, equal proportionately to the distributions that would be made to such partner if the operating partnership were dissolved, its affairs wound up and its assets were sold for cash, all operating partnership liabilities were satisfied, and the net assets of the operating partnership were distributed to the partners immediately after making such allocation.

Operations

The operating partnership agreement will require that the partnership be operated in a manner that will:

•	satisfy the requirements for our classification as a REIT;
•	avoid any U.S. federal income or excise tax liability, unless we otherwise cease to qualify as a REIT; and
•	ensure that the operating partnership will not be classified as a publicly traded partnership under the Code.

Pursuant to the operating partnership agreement, the operating partnership will assume and pay when due, or reimburse us for, payment of all administrative and operating costs and expenses incurred by the operating partnership and the administrative costs and expenses that we incur on behalf, or for the benefit, of the operating partnership.

Limited Partner Exchange Rights

Pursuant to the terms of, and subject to the conditions in, the operating partnership agreement, each holder of a limited partnership unit (but not the holder of the special limited partner interests) will have the right, commencing one year from the issuance of the limited partnership units (except in connection with a business combination), to cause the operating partnership to redeem their limited partnership units for cash in an amount equal to the per share offering price of our common stock minus the underwriting discounts and commissions, to account for the fact that no underwriting discounts and commissions will be paid in connection with any such issuances, or, at the option of the operating partnership, for one share of our common stock for each limited partnership unit redeemed. The decision whether to exercise the right to exchange shares of common stock in lieu of cash shall be made on a case by case basis at the operating partnership’s sole and absolute discretion. The limited partnership units exchanged for cash or shares of our common stock will augment our ownership percentage in the operating partnership. See the section entitled “— Extraordinary Transactions” above for a description of exchange rights in connection with mergers and other major transactions. However, a limited partnership unit holder cannot be paid in shares of our common stock if the issuance of shares to such holder would:

•	be prohibited under our charter; for example, if the issuance would (i) violate the 9.8% ownership limit, or (ii) result in our being “closely held” within the meaning of Section 856(h) of the Code. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer” included elsewhere in this prospectus;
•	cause us to no longer qualify, or create a material risk that we may no longer qualify, as a REIT in the opinion of our counsel; or
•	cause the acquisition of shares by the limited partner to be integrated with any other distribution of shares for purposes of complying with the registration provisions of the Securities Act.

Any common stock issued to the limited partners upon exchange of their respective limited partnership units may be sold only pursuant to an effective registration statement under the Securities Act or an exemption from, or exception to, registration. The cash necessary to exchange limited partnership units will come from any funds legally available to us or the operating partnership. However, specific funds will not be specially set aside for such purposes, nor will an accounting reserve be established for it. The necessary cash to satisfy the exchange right could come from cash flow not required to be distributed to stockholders to maintain our REIT status, fund operations or acquire new properties, or from borrowings. However, as explained above, the operating partnership always will have the option to satisfy the exchange right with common stock, and we intend to reserve common stock for that purpose. The operating partnership will make the decision whether to exercise its right to satisfy the exchange right by paying to the holder the exchange price or exchanging common stock on a one-for-one basis, as adjusted to reflect dividends or distributions made on outstanding shares of common stock in common stock, subdivisions of outstanding shares of common stock, or combinations of the outstanding shares of common stock into a smaller number of shares of common stock, on a case by case basis in its sole and absolute discretion.

As general partner, we will have the right to grant similar exchange rights to holders of other classes of units, if any, in the operating partnership, and to holders of equity interests in the entities that own our properties.

Exercise of exchange rights will be a taxable transaction in which gain or loss will be recognized by the limited partner exercising its right to exchange its units for the cash value of a corresponding number of shares of our common stock or, at the option of the operating partnership, a corresponding number of shares of our common stock, to the extent that the amount realized exceeds the limited partner’s adjusted basis in the units exchanged.

Special Limited Partner

Preferred Apartment Advisors, LLC is a Delaware limited liability company and will be a special limited partner of our operating partnership. Preferred Apartment Advisors, LLC will not hold any general partnership interests or limited partnership interests, as such terms are defined in the partnership agreement. Preferred Apartment Advisors, LLC will not have any voting rights, approval rights, rights to distributions or any other rights under the partnership agreement other than the right to receive certain distributions in connection with the sale of each asset.

The distributions to Preferred Apartment Advisors, LLC will be related to our successful performance and will be equal to 15% of the remaining net sale proceeds on each asset sale after the investors have received a return of (a) their aggregate investment in the sold real estate asset (which includes their initial investment and any additional investments prior to the sale), less the distributions of cash available for distribution from such real estate asset, plus (b) their aggregate investment in all realized investments, less all prior distributions, plus (c) a first level return on the sold asset, which would be a cumulative, non-compounded annual return of 7% on the net investment in the sold asset (i.e., the Preferred Return). In addition, prior to any payment of distributions with respect to the special limited partnership interest for a sold asset, an amount equal to the Preferred Return for all previously sold assets must have been paid to the other partners.

The special limited partner shall be entitled to tax distributions, at our sole discretion as the general partner, provided such distributions do not prevent us from satisfying the requirements for qualification as a REIT. Any tax distributions shall offset future distributions to which the special limited partner is entitled.

Tax Matters

Pursuant to the operating partnership agreement, we will be the tax matters partner of the operating partnership, and as such, will have authority to make tax decisions under the Code on behalf of the operating partnership. Tax income and loss generally will be allocated in a manner that reflects the entitlement of the general partner, limited partners and the special limited partner to receive distributions from the operating partnership. For a description of other tax consequences stemming from our investment in the operating partnership, see the section entitled “Material U.S. Federal Income Tax Considerations — Tax Aspects of Investments in Partnerships” included elsewhere in this prospectus.

Duties and Conflicts

Except as otherwise set forth under the sections entitled “Conflicts of Interest” and “Our Management” included elsewhere in this prospectus, any limited partner may engage in other business activities outside the operating partnership, including business activities that directly compete with the operating partnership.

Term

The operating partnership will continue in full force and effect until December 31, 2099 or until sooner dissolved and terminated upon (i) our dissolution, bankruptcy, insolvency or termination, (ii) the sale or other disposition of all or substantially all the assets of the operating partnership, unless we, as general partner, elect to continue the business of the operating partnership to collect the indebtedness or other consideration to be received in exchange for the assets of the operating partnership, (iii) our withdrawal as general partner from the partnership, unless a majority in interest vote to continue the business of the partnership within 90 days of our withdrawal, or (iv) by operation of law.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discusses the material U.S. federal income tax considerations associated with our qualification and taxation as a REIT and the acquisition, ownership and disposition of our shares of common stock. This discussion is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the U.S. federal income and other tax consequences applicable to all investors in light of their particular investment or other circumstances, or to all categories of investors, some of whom may be subject to special rules (for example, insurance companies, entities treated as partnerships for U.S. federal income tax purposes and investors therein, trusts, financial institutions and broker-dealers and, except to the extent discussed below, tax-exempt organizations and Non-U.S. Stockholders, as defined below). No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of our shares, has been requested from the Internal Revenue Service, or IRS, or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that security holders hold our common stock as a capital asset, which generally means as property held for investment.

Prospective investors are urged to consult their tax advisors in order to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our shares, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.

We intend to elect and qualify to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations promulgated thereunder commencing with our taxable year ending December 31, 2011. Furthermore, we intend to continue operating as a REIT; however, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

In brief, a corporation that complies with the provisions in Sections 856 through 860 of the Code and qualifies as a REIT generally is not taxed on its net taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

Proskauer Rose LLP has acted as our tax counsel in connection with this registration statement. Proskauer Rose LLP is of the opinion that (i) assuming that we timely file an election to be treated as a REIT and such election is not either revoked or intentionally terminated, commencing with our taxable year ending December 31, 2011, we have been organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code, and (ii) our operating partnership will be taxed as a partnership or a disregarded entity and not an association or publicly traded partnership (within the meaning of Code Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year. This opinion will be filed as an exhibit to the registration statement, of which this prospectus is a part, and is based and conditioned, in part, on various assumptions and representations as to factual matters and covenants made to Proskauer Rose LLP by us and based upon certain terms and conditions set forth in the opinion. Our qualification as a REIT depends upon our ability to meet, through operation of the properties we acquire and our investment in other assets, the applicable requirements under U.S. federal income tax laws. Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year.

General

The term “REIT taxable income” means the taxable income as computed for a corporation which is not a REIT:

•	without the deductions allowed by Code Sections 241 through 247 and Code Section 249 (relating generally to the deduction for dividends received);
•	excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;
•	deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% and/or the 75% gross income tests, the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the quarterly asset tests, the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;
•	deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and
•	without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which we qualify as a REIT and have a valid election in place, we will claim deductions for the dividends we pay to the stockholders, and therefore will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed to our stockholders.

Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain.
•	If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but our failure is due to reasonable cause and not willful neglect, and we therefore maintain our REIT qualification, we will be subject to a tax equal to the product of (a) the amount by which we failed the 75% or 95% Gross Income Test (whichever amount is greater) multiplied by (b) a fraction intended to reflect our profitability.
•	We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (i) 85% of our REIT ordinary income for the calendar year, (ii) 95% of our REIT capital gain net income for the calendar year, and (iii) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.
•	We may be subject to the corporate “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.
•	If we have net income from prohibited transactions such income would be subject to a 100% tax. See the section entitled “— REIT Qualification Tests — Prohibited Transactions” below.

•	We will be subject to U.S. federal income tax at the highest corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan, or foreclose on property pursuant to a default on a lease.
•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.
•	If we fail to satisfy any other provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.
•	If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or REMIC), we could be subject to corporate-level U.S. federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to UBTI. See the “Excess Inclusion Income” portion of this section below.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders.
•	If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset during the 10-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.
•	A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s-length terms.
•	The earnings of our subsidiaries that are C corporations, including any subsidiary we may elect to treat as a TRS, will generally be subject to U.S. federal corporate income tax.
•	We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Tests.

The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;
•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
•	that would be taxable as a domestic corporation but for its qualification as a REIT;
•	that is neither a financial institution nor an insurance company;
•	that meets the gross income, asset and annual distribution requirements;
•	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;
•	generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);
•	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect REIT status and maintain qualification as a REIT; and
•	that uses a calendar year for U.S. federal income tax purposes.

The first five conditions must be met during each taxable year for which REIT qualification is sought, while the sixth and seventh conditions do not have to be met until after the first taxable year for which a REIT election is made. We intend to adopt December 31 as our year-end, thereby satisfying the last condition.

Although the 25% Asset Test (as defined below) generally prevents a REIT from owning more than 10% of the stock, by vote or value, of an entity other than another REIT, the Code provides an exception for ownership of stock in a qualified REIT subsidiary and in a TRS. A qualified REIT subsidiary is a corporation that is wholly owned by a REIT, and that it is not a TRS. For purposes of the Asset Tests and Gross Income Tests (each as defined below), all assets, liabilities and tax attributes of a qualified REIT subsidiary are treated as belonging to the REIT. A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax. Although we expect to hold most of our investments through our operating partnership, we may hold some investments through qualified REIT subsidiaries. A TRS is described in the section entitled “— 25% Asset Test” below. With respect to the operating partnership, an entity taxed as a partnership is not subject to U.S. federal income tax, and instead allocates its tax attributes to its partners. The partners are subject to U.S. federal income tax on their allocable share of the income and gain, without regard to whether they receive distributions from the partnership. Each partner’s share of a partnership’s tax attributes generally is determined in accordance with the partnership agreement. For purposes of the Asset and Gross Income Tests, we will be deemed to own a proportionate share (based on our capital interest) of the assets of the operating partnership and we will be allocated a proportionate share of each item of gross income of the operating partnership.

In satisfying the tests described above, we must meet, among others, the following requirements:

Share Ownership Tests.  The common stock and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, we cannot be “closely held,” which means that at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our stock) as specifically defined for this purpose. However, these two requirements do not apply until after the first taxable year an entity elects REIT qualification.

Our charter contains certain provisions intended to enable us to meet the sixth and seventh requirement above. First, subject to certain exceptions, our charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of our shares of stock, as well as in certain other circumstances. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer” included elsewhere in this prospectus. Additionally, our charter contains provisions requiring each holder of our shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under Treasury Regulations promulgated under the Code, to submit a statement of such information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.

Asset Tests.  At the close of each calendar quarter of the taxable year, we must satisfy four tests based on the composition of our assets, or the Asset Tests. After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

75% Asset Test.  At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (i) real property (including interests in real property and interests in mortgages on real property), (ii) shares in other qualifying REITs, and (iii) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “— 25% Asset Test” below.

Additionally, regular and residual interests in a REMIC are considered real estate assets. However, if less than 95% of the assets of a REMIC are real estate assets, we will be treated as holding and earning a proportionate share of the assets and income of the REMIC directly. If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities or charitable remainder trusts, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See the “— Excess Inclusion Income” portion of this section below.

We do not currently own interests in real properties but we intend to own such interests in the future. We anticipate that substantially all of our gross income will be from sources that will allow us to satisfy the income tests described below. Further, our purchase contracts for such real properties will apportion no more than 5% of the purchase price of any property to property other than “real property,” as defined in the Code. However, there can be no assurance that the IRS will not contest such purchase price allocation. If the IRS were to prevail, resulting in more than 5% of the purchase price of property being allocated to other than “real property,” we may be unable to continue to qualify as a REIT under the 75% Asset Test, and also may be subject to additional taxes, as described below. In addition, we intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75% Asset Test. Therefore, our investment in real properties should constitute “real estate assets” and should allow us to meet the 75% Asset Test.

25% Asset Test.  Except as described below, the remaining 25% of our assets generally may be invested without restriction, which we refer to as the 25% Asset Test. However, if we invest in any securities that do not qualify under the 75% Asset Test, such securities may not exceed either: (i) 5% of the value of our assets as to any one issuer; or (ii) 10% of the outstanding securities by vote or value of any one issuer. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.

Two modifications apply to the 25% Asset Test for “qualified REIT subsidiaries” or “taxable REIT subsidiaries.” As discussed above, the stock of a qualified REIT subsidiary is not counted for purposes of the 25% Asset Test. A qualified REIT subsidiary is a corporation that is wholly owned by a REIT and that is not a TRS. All assets, liabilities and tax attributes of a qualified REIT subsidiary are treated as belonging to the REIT. A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to other taxes. Although we expect to hold all of our investments through the operating partnership, we also may hold investments separately, through qualified REIT subsidiaries. As described above, a qualified REIT subsidiary must be wholly owned by a REIT. Thus, any such subsidiary utilized by us would have to be owned by us, or another qualified REIT subsidiary, and would not be owned by the operating partnership.

Additionally, a REIT may own the stock of a TRS, which is a corporation (other than another REIT) that is owned in whole or in part by a REIT, and joins in an election with the REIT to be classified as a TRS. A corporation that is 35% owned by a TRS also will be treated as a TRS. A TRS may not be a qualified REIT subsidiary, and vice versa. A TRS is subject to full corporate-level tax on its income. As described below regarding the 75% Gross Income Test, a TRS is utilized in much the same way an independent contractor is used to provide types of services without causing the REIT to receive or accrue some types of non-qualifying income. For purposes of the 25% Asset Test, securities of a TRS are excepted from the 10% vote and value limitations on a REIT’s ownership of securities of a single issuer. However, no more than 25% of the value of a REIT may be represented by securities of one or more TRSs. In addition to using independent contractors to provide services in connection with the operation of our properties, we also may use TRSs to carry out these functions.

We believe that our holdings of real estate assets and other securities will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. We may make real estate-related debt investments, provided the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% REIT asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. Certain mezzanine loans we make or acquire may qualify for the safe harbor in Revenue Procedure 2003-65, 2003-2 C.B. 336, pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. We may hold some mezzanine loans that do not qualify for that safe harbor. Furthermore, we may acquire distressed debt investments that require subsequent modification by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a taxable debt-for-debt exchange with the borrower. This deemed reissuance may prevent the modified debt from qualifying as a good REIT asset if the underlying security has declined in value. While we intend to make such investments in such a manner as not to fail the asset or income tests described above, no assurance can be given that any such investments would not disqualify us as a REIT.

A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (i) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (ii) $10 million, provided that, in either case, the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if: (i) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (iv) the REIT pays a tax on the failure equal to the greater of (A) $50,000 and (B) an amount determined (under regulations) by multiplying (1) the highest rate of tax for corporations under section 11 of the Code, by (2) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

Gross Income Tests.  For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting, or the Gross Income Tests.

The 75% Gross Income Test.  At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions) must result from (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on interests in real property, (iii) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (iv) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (v) other specified investments relating to real property or mortgages thereon, and (vi) for a limited time, temporary investment income (as described under the 75% Asset Test above). We refer to this requirement as the 75% Gross Income Test. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.

Income attributable to a lease of real property generally will qualify as “rents from real property” under the 75% Gross Income Test (and the 95% Gross Income Test described below) if such lease is respected as a true lease for U.S. federal income tax purposes (see “— Characterization of Property Leases”) and subject to the rules discussed below.

Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if such services are provided to tenants through an independent contractor from whom we derive no revenue, or though a TRS. With respect to this rule, tenants will receive some services in connection with their leases of the real properties. Our intention is that the services to be provided are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test described below). The board of directors intends to hire qualifying independent contractors or to utilize our TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, we have represented that, with respect to our leasing activities, we will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (ii) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (iii) enter into any lease with a related party tenant.

Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above, if the activities of the TRS and the nature of the properties it leases meet certain requirements. The TRSs will pay regular corporate rates on any income they earn. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test, provided that in both cases, the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test. Interest income constitutes qualifying mortgage interest for purposes of the 75% Gross Income Test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Although the issue is not free from doubt, we may be required to treat a portion of the gross income derived from a mortgage loan that is acquired at a time when the fair market value of the real property securing the loan is less than the loan’s face amount and there are other assets securing the loan, as non-qualifying for the 75% gross income test even if our acquisition price for the loan (that is, the fair market value of the loan) is less than the value of the real property securing the loan. All of our loans secured by real property will be structured so that the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment. Therefore, income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.

The 95% Gross Income Test.  In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (i) sources which satisfy the 75% Gross Income Test, (ii) dividends, (iii) interest, or (iv) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to qualify under the 95% Gross Income Test.

Our share of income from the properties will primarily give rise to rental income and gains on sales of the properties, substantially all of which generally will qualify under the 75% Gross Income and 95% Gross Income Tests. Our anticipated operations indicate that it is likely that we will have little or no non-qualifying income to cause adverse U.S. federal income tax consequences.

As described above, we may establish one or more TRSs with which we could enter into leases for any properties we may invest in. The gross income generated by these TRSs would not be included in our gross income. However, we would realize gross income from these subsidiaries in the form of rents. In addition, any dividends from TRSs to us would be included in our gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.

If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our qualification as a REIT for such year if we satisfy the IRS that: (i) the failure was due to reasonable cause and not due to willful neglect, (ii) we attach to our return a schedule describing the nature and amount of each item of our gross income, and (iii) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.

Annual Distribution Requirements.  In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (a) the sum of (i) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain) and (ii) 90% of the net income (after tax) from foreclosure property; over (b) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (A) declared a dividend before the due date of our tax return (including extensions); (B) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (C) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

If we do not distribute 100% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (a) 85% of our REIT ordinary income for the calendar year, (b) 95% of our REIT capital gain net income for the calendar year, and (c) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.

We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;
•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and
•	loans on which the borrower is permitted to defer cash payments of interest, distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash, and debt securities purchased at a discount.

We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.

Failure to Qualify.  If we fail to qualify, for U.S. federal income tax purposes, as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” would result if we fail to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we would not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.

Recordkeeping Requirements.  We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions.  As discussed above, we will be subject to a 100% U.S. federal excise tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:

•	is a real estate asset under the 75% Asset Test;
•	generally has been held for at least two years;
•	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;
•	in some cases, was held for production of rental income for at least two years;
•	in some cases, substantially all the marketing and development expenditures were made through an independent contractor; and
•	when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion) or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Although we currently intend to sell each of the properties, our primary intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions.

Excess Inclusion Income

Pursuant to IRS guidance, a REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder;
•	is subject to tax as UBTI in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax; and
•	results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

See “— Federal Income Taxation of Stockholders.” Under recently issued IRS guidance, to the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business taxable income (such as a government entity or charitable remainder trust), the REIT may be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “— REIT Qualification Tests — Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

Characterization of Property Leases.  We may purchase either new or existing properties and lease them to tenants. Our ability to claim certain tax benefits associated with ownership of these properties, such as depreciation, would depend on a determination that the lease transactions are true leases, under which we would be the owner of the leased property for U.S. federal income tax purposes, rather than a conditional sale of the property or a financing transaction. A determination by the IRS that we are not the owner of any properties for U.S. federal income tax purposes may have adverse consequences to us, such as the denial of depreciation deductions (which could affect the determination of our REIT taxable income subject to the distribution requirements) or the aggregate value of our assets invested in real estate (which could affect REIT asset testing).

Tax Aspects of Investments in Partnerships

General.  We anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. We intend to operate as an Umbrella Partnership REIT, or UPREIT, which is a structure whereby we would own a direct interest in the operating partnership, and the operating partnership would, in turn, own the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the operating partnership were the sole owner) or treated as partnerships for U.S. federal income tax purposes.

The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership if the operating partnership is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by us in a property partnership or other non-corporate entity.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We will be required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.

Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the operating partnership was formed as a partnership under state law, for U.S. federal income tax purposes the operating partnership will be treated as a partnership, if it has two or more partners, or a disregarded entity, if it is treated as having one partner. We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of our actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of such safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

Income Taxation of Partnerships and their Partners.  Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Section 704(b) of the Code and the Treasury Regulations. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Section 704(b) of the Code and the Treasury Regulations. For a description of allocations by the operating partnership to the partners, see the section entitled “Summary of Our Operating Partnership Agreement” included elsewhere in this prospectus.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the operating partnership, such property generally will have an initial tax basis equal to its fair market value, and accordingly, Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Section 704(c) of the Code would apply to such differences as well.

For U.S. federal income tax purposes, our depreciation deductions generally will be computed using the straight-line method. Residential rental buildings, structural components and improvements are generally depreciated over 27.5 years. Shorter depreciation periods apply to other properties. Some improvements to land are depreciated over 15 years. With respect to such improvements, however, taxpayers may elect to depreciate these improvements over 20 years using the straight-line method. For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.

Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition on such assets at a rate of 25% rather than at the normal capital gains rate, to the extent that such assets have been depreciated.

Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Taxation of U.S. Stockholders

Taxation of Taxable U.S. Stockholders.  As long as we qualify as a REIT, distributions paid to our U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends, or for tax years beginning before January 1, 2013, qualified dividend income) will be ordinary income. Generally, for purposes of this discussion, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U. S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions in excess of current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in his or her common stock by the amount of such distribution. Such distributions that exceed tax basis are subject to tax as capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a tax-deferred return of capital. Additionally, because distributions in excess of earnings and profits reduce the U.S. Stockholder’s basis in our stock, this will increase the stockholder’s gain on any subsequent sale of the stock.

Distributions that we designate as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We also may decide to retain, rather than distribute, our net capital gain and pay any tax thereon. In such instances, U.S. Stockholders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their shares of stock by the after-tax amount of such gain.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, for taxable years beginning before January 1, 2013, we may elect to designate a portion of our distributions paid to such U.S. Stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain, provided that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by us during such taxable year from C corporations (including any TRSs);
(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a regular domestic C corporation, such as any TRSs, and specified holding period and other requirements are met.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Corporate stockholders cannot claim the dividends received deduction for such dividends unless we lose our REIT qualification. Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution we declare in October, November or December of any year and is payable to a U.S. Stockholder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31st of the year it was declared even if paid by us during January of the following calendar year. Because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our operating or capital losses to reduce their tax liabilities.

We have the ability to declare a large portion of a dividend in shares of our stock. As long as a portion of such dividend is paid in cash (which portion can be as low as 10% for a REIT’s taxable years ending on or before December 31, 2011) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. Stockholders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock. In general, any dividend on shares of our preferred stock will be taxable as a dividend, regardless of whether any portion is paid in stock.

In general, the sale of our common stock held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the U.S. Stockholder’s basis in the common stock sold. However, any loss from a sale or exchange of common stock by a U.S. Stockholder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the U.S. Stockholder treated our distributions as long-term capital gain. The use of capital losses is subject to limitations.

If excess inclusion income from a REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

We will report to our U.S. stockholders and to the IRS the amount of dividends paid during each calendar year, and the amount (if any) of U.S. federal income tax we withhold. A stockholder may be subject to backup withholding with respect to dividends paid unless such stockholder: (i) is a corporation or comes within other exempt categories; or (ii) provides us with a taxpayer identification number, certifies as to no loss of exemption, and otherwise complies with applicable requirements. A stockholder that does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding can be credited against the stockholder’s U.S. federal income tax liability. In addition, we may be required to withhold a portion of distributions made to any stockholders who fail to certify their non-foreign status to us. See the “— Taxation of Non-U.S. Stockholders” portion of this section.

For taxable years beginning before January 1, 2013, the maximum tax rate applicable to individuals and certain other noncorporate taxpayers on net capital gain recognized on the sale or other disposition of shares has been reduced from 20% to 15%, and the maximum marginal tax rate payable by them on dividends received from corporations that are subject to a corporate level of tax has been reduced. Except in limited circumstances, as discussed above, this reduced tax rate will not apply to dividends paid by us.

Newly enacted legislation requires certain U.S. Stockholders who are individuals, estates or trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of stock for taxable years beginning after December 31, 2012. U.S. Stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of shares of our common stock.

Taxation of Tax-Exempt Stockholders.  U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, our distributions to a U.S. Stockholder that is a domestic tax-exempt entity should not constitute UBTI unless such U.S. Stockholder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire its common shares, or the common shares are otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, even in the absence of acquisition debt, part or all of the income or gain recognized with respect to our stock held by certain domestic tax-exempt entities, including social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans (all of which are exempt from U.S. federal income taxation under Sections 501(c)(7), (9), (17) or (20) of the Code), may be treated as UBTI.

Special rules apply to the ownership of REIT shares by some tax-exempt pension trusts. If we would be “closely held” (discussed above with respect to the share ownership tests) because the stock held by tax-exempt pension trusts was viewed as being held by the trusts rather than by their respective beneficiaries, tax-exempt pension trusts owning more than 10% by value of our stock may be required to treat a percentage of our dividends as UBTI. This rule applies if: (i) at least one tax-exempt pension trust owns more than 25% by value of our shares, or (ii) one or more tax-exempt pension trusts (each owning more than 10% by value of our shares) hold in the aggregate more than 50% by value of our shares. The percentage treated as UBTI is our gross income (less direct expenses) derived from an unrelated trade or business (determined as if we were a tax-exempt pension trust) divided by our gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as UBTI. Because of the restrictions in our charter regarding the ownership concentration of our common stock, we believe that a tax-exempt pension trust should not become subject to these rules. However, because our common shares may be publicly traded, we can give no assurance of this.

Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.

Backup Withholding and Information Reporting.  We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the U.S. Stockholder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Stockholder who fails to certify its non-foreign status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Stockholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our stock received by U.S. Stockholders who own their stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect to any amounts withheld.

Taxation of Non-U.S. Stockholders.

General.  The rules governing the U.S. federal income taxation of “Non-U.S. Stockholders” are complex, and as such, only a summary of such rules is provided in this prospectus. Non-U.S. investors should consult with their own tax advisors and financial planners to determine the impact that U.S. federal, state and local income tax or similar laws will have on such investors as a result of an investment in our REIT. A “Non-U.S. Stockholder” means a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Stockholder.

Distributions — In General.  Distributions paid by us that are not attributable to gain from our sales or exchanges of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. If income from the investment in the common shares is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. stockholders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder’s shares. Instead, they will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described in the “Sale of Shares” portion of this Section below.

Distributions Attributable to Sale or Exchange of Real Property.  Distributions that are attributable to gain from our sales or exchanges of U.S. real property interests will be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such distributions may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. However, generally such a distribution from a REIT is not treated as effectively connected income for a Non-U.S. Stockholder if: (i) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the U.S.; and (ii) the Non-U.S. Stockholder does not own more than 5% of the class of stock at any time during the one-year period ending on the date of the distribution. Distributions that qualify for this exception are subject to withholding tax in the manner described above as dividends of ordinary income. We anticipate that our shares will be “regularly traded” on an established securities market, although, no assurance can be given that this will be the case.

U.S. Federal Income Tax Withholding on Distributions.  For U.S. federal income tax withholding purposes, we generally will withhold tax at the rate of 30% on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Stockholder, unless the Non-U.S. Stockholder provides us with appropriate documentation (i) evidencing that such Non-U.S. Stockholder is eligible for an exemption or reduced rate under an applicable income tax treaty, generally an IRS Form W-8BEN (in which case we will withhold at the lower treaty rate), or (ii) claiming that the dividend is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the U.S., generally an IRS Form W-8ECI (in which case we will not withhold tax). We are also generally required to withhold tax at the rate of 35% on the portion of any dividend to a Non-U.S. Stockholder that is or could be designated by us as a capital gain dividend, to the extent attributable to gain on a sale or exchange of an interest in U.S. real property. Such withheld amounts of tax do not represent actual tax liabilities, but rather, represent payments in respect of those tax liabilities described above. Therefore, such withheld amounts are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities, including those described above. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Stockholder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder files applicable returns or refund claims with the IRS.

Sales of Shares.  Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be subject to U.S. federal income taxation, provided that: (i) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business within the U.S.; (ii) the Non-U.S. Stockholder is an individual and is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (iii) (A) our REIT is “domestically controlled,” which generally means that less than 50% in value of our shares continues to be held directly or indirectly by foreign persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of our existence, or (B) our common shares are “regularly traded” on an established securities market and the selling Non-U.S. Stockholder has not held more than 5% of our outstanding common shares at any time during the five-year period ending on the date of the sale.

We cannot assure you that we will qualify as “domestically controlled.” If we were not domestically controlled, a Non-U.S. Stockholder’s sale of common shares would be subject to tax, unless the common shares were regularly traded on an established securities market and the selling Non-U.S. Stockholder has not directly, or indirectly, owned during the five-year period ending on the date of sale more than 5% in value of our common shares. We anticipate that our common shares will be “regularly traded” on an established market, although, no assurance can be given that this will be the case. If the gain on the sale of shares were to be subject to taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, and the purchaser of such common shares may be required to withhold 10% of the gross purchase price.

If the proceeds of a disposition of common stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing Non-U.S. Stockholder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. Under Treasury Regulations, if the proceeds from a disposition of common stock paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (A) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a Non-U.S. Stockholder, and (B) information reporting will not apply if the Non-U.S. Stockholder certifies its non-U.S. status and further certifies that it has not been, and at the time the certificate is furnished reasonably expects not to be, present in the U.S. for a period aggregating 183 days or more during each calendar year to which the certification pertains. Prospective foreign purchasers should consult their tax advisors and financial planners concerning these rules.

Legislation that was signed into law by President Obama on March 18, 2010, generally imposes, effective for payments made after December 31, 2012, a withholding tax of 30% on dividends from, and the gross proceeds of a disposition of, our stock paid to certain foreign entities unless various information reporting requirements are satisfied. Such withholding tax will generally apply to non-U.S. financial institutions, which is generally defined for this purpose as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Non-U.S.

Stockholders are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in our common stock, as well as any the status of any legislative proposals that may pertain to a purchase of our common stock.

Other Tax Considerations

State, Local and Foreign Taxes.  We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or you reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in the common shares.

Legislative Proposals.  You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not currently aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of our common shares.

INVESTMENT BY TAX-EXEMPT ENTITIES AND ERISA CONSIDERATIONS

General

The following is a summary of certain additional considerations associated with an investment in our shares by tax-qualified pension, stock bonus or profit-sharing plans, employee benefit plans described in Section 3(3) and subject to Title I of ERISA, annuities described in Section 403(a) or (b) of the Code, an individual retirement account or annuity described in Sections 408 or 408A of the Code, an Archer MSA described in Section 220(d) of the Code, a health savings account described in Section 223(d) of the Code, or a Coverdell education savings account described in Section 530 of the Code, which are referred to in this section as Plans and IRAs, as applicable. This summary is based on provisions of ERISA and the Code, including amendments thereto through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor and the IRS through the date of this prospectus and is designed only to provide a general conceptual understanding of certain basic issues relevant to a Plan or IRA investor. We cannot assure you that adverse tax decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein will not occur. Any such changes may or may not apply to transactions entered into prior to the date of their enactment.

Our management has attempted to structure us in such a manner that we will be an attractive investment vehicle for Plans and IRAs. However, in considering an investment in our shares, those involved with making such an investment decision should consider applicable provisions of the Code and ERISA. While each of the ERISA and Internal Revenue Code issues discussed below may not apply to all Plans and IRAs, individuals involved with making investment decisions with respect to Plans and IRAs should carefully review the rules and exceptions described below, and determine their applicability to their situation. This discussion should not be considered legal advice and prospective investors are required to consult their own legal advisors on these matters.

In general, individuals making investment decisions with respect to Plans and IRAs should, at a minimum, consider:

•	whether the investment is in accordance with the documents and instruments governing such Plan or IRA;
•	whether the investment satisfies the prudence and diversification and other fiduciary requirements of ERISA, if applicable;
•	whether the investment will result in UBTI to the Plan or IRA (see the section entitled “Material U.S. Federal Income Tax Considerations — Federal Income Taxation of Stockholders — Taxation of Tax-Exempt Stockholders” included elsewhere in this prospectus);
•	whether there is sufficient liquidity for the Plan or IRA, considering the minimum and other distribution requirements under the Code and the liquidity needs of such Plan or IRA, after taking this investment into account;
•	the need to value the assets of the Plan or IRA annually or more frequently; and
•	whether the investment would constitute or give rise to a non-exempt prohibited transaction under ERISA or the Code, if applicable.

Additionally, individuals making investment decisions with respect to Plans and IRAs must remember that ERISA requires that the assets of an employee benefit plan must generally be held in trust.

Minimum and Other Distribution Requirements — Plan Liquidity

Potential Plan or IRA investors who intend to purchase our shares should consider the limited liquidity of an investment in our shares as it relates to the minimum distribution requirements under the Code, if applicable, and as it relates to other distributions (such as, for example, cash out distributions) that may be required under the terms of the Plan or IRA from time to time. If the shares are held in an IRA or Plan and, before we sell our properties, mandatory or other distributions are required to be made to the participant or beneficiary of such IRA or Plan, pursuant to the Code, then this could require that a distribution of the shares be made in kind to such participant or beneficiary or that a rollover of such shares be made to an IRA or other plan, which may not be permissible under the terms and provisions of the IRA or Plan. Even if permissible, a distribution of shares in kind to a participant or beneficiary of an IRA or Plan must be included in the taxable income of the recipient for the year in which the shares are received at the then current fair market value of the shares, even though there would be no corresponding cash distribution with which to pay the income tax liability arising because of the distribution of shares. See the section entitled “Risk Factors —  United States Federal Income Tax Risks” included elsewhere in this prospectus. The fair market value of any such distribution-in-kind can be only an estimated value per share because no public market for our shares currently exists or may ever develop. See the section entitled “— Annual or More Frequent Valuation Requirement” included elsewhere in this prospectus. Further, there can be no assurance that such estimated value could actually be realized by a stockholder because estimates do not necessarily indicate the price at which our shares could be sold. Also, for distributions subject to mandatory income tax withholding under Section 3405 or other tax withholding provisions of the Code, the trustee of a Plan may have an obligation, even in situations involving in-kind distributions of shares, to liquidate a portion of the in-kind shares distributed in order to satisfy such withholding obligations, although there might be no market for such shares. There also may be similar state and/or local tax withholding or other tax obligations that should be considered.

Annual or More Frequent Valuation Requirement

Fiduciaries of Plans may be required to determine the fair market value of the assets of such Plans on at least an annual basis and, sometimes, as frequently as quarterly. If the fair market value of any particular asset is not readily available, the fiduciary is required to make a good faith determination of that asset’s value. Also, a trustee or custodian of an IRA must provide an IRA participant and the IRS with a statement of the value of the IRA each year. However, currently, neither the IRS nor the Department of Labor has promulgated regulations definitively specifying how “fair market value” should be determined in all circumstances.

Unless and until our shares are listed on a national securities exchange, it is not expected that a public market for our shares will develop. To assist fiduciaries of Plans subject to the annual reporting requirements of ERISA and IRA trustees or custodians to prepare reports relating to an investment in our shares, we intend to provide reports of our quarterly and annual determinations of the current estimated share value to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports until we obtain a listing for our shares.

We anticipate that we will provide annual reports of our determination of value (1) to IRA trustees and custodians not later than January 15 of each year, and (2) to other Plan fiduciaries within 75 days after the end of each calendar year. Each determination may be based upon valuation information available as of October 31 of the preceding year, updated, however, for any material changes occurring between October 31 and December 31.

There can be no assurance, however, with respect to any estimate of value that we prepare, that:

•	the estimated value per share would actually be realized by our stockholders upon liquidation, because these estimates do not necessarily indicate the price at which properties can be sold;
•	our stockholders would be able to realize estimated net asset values if they were to attempt to sell their shares, because no public market for our shares exists or is likely to develop; or
•	that the value, or method used to establish value, would comply with ERISA or Internal Revenue Code requirements described above.

Fiduciary Obligations — Prohibited Transactions

Any person identified as a “fiduciary” with respect to a Plan has duties and obligations under ERISA as discussed herein. For purposes of ERISA, any person who exercises any authority or control with respect to the management or disposition of the assets of a Plan is considered to be a fiduciary of such Plan. Further, many transactions between a Plan or an IRA and a “party-in-interest” or a “disqualified person” with respect to such Plan or IRA are prohibited by ERISA and/or the Code. ERISA also requires generally that the assets of Plans be held in trust.

If our properties and other assets were deemed to be assets of a Plan or IRA, referred to herein as “plan assets,” our directors would, and employees of our affiliates might be deemed fiduciaries of any Plans or IRAs investing as stockholders. If this were to occur, certain contemplated transactions between us and our directors and employees of our affiliates could be deemed to be “prohibited transactions.” Additionally, ERISA’s fiduciary standards applicable to investments by Plans would extend to our directors and possibly employees of our affiliates as Plan fiduciaries with respect to investments made by us.

Plan Assets — Definition

Prior to the passage of the Pension Protection Act of 2006, or the PPA, neither ERISA nor the Code contained a definition of “plan assets.” After the passage of the PPA, new Section 3(42) of ERISA now defines “plan assets” in accordance with Department of Labor regulations with certain express exceptions. A Department of Labor regulation, referred to in this discussion as the Plan Asset Regulation, as modified or deemed to be modified by the express exceptions noted in the PPA, provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute “plan assets.” Under the Plan Asset Regulation, the assets of an entity in which a Plan or IRA makes an equity investment generally will be deemed to be assets of such Plan or IRA unless the entity satisfies one of the exceptions to this general rule. Generally, the exceptions require that the investment in the entity be one of the following:

•	in securities issued by an investment company registered under the Investment Company Act;
•	in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the SEC;
•	in an “operating company,” which includes “venture capital operating companies” and “real estate operating companies”; or
•	in which equity participation by “benefit plan investors” is not significant.

Plan Assets — Registered Investment Company Exception

The shares we are offering will not be issued by a registered investment company. Therefore we do not anticipate that we will qualify for the exception for investments issued by a registered investment company.

Publicly Offered Securities Exemption

As noted above, if a Plan acquires “publicly offered securities,” the assets of the issuer of the securities will not be deemed to be “plan assets” under the Plan Asset Regulation. The definition of publicly offered securities requires that such securities be “widely held,” “freely transferable” and satisfy registration requirements under federal securities laws.

Under the Plan Asset Regulation, a class of securities will meet the registration requirements under federal securities laws if they are (i) part of a class of securities registered under section 12(b) or 12(g) of the Exchange Act, or (ii) part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. We anticipate that we will meet the registration requirements under the Plan Asset Regulation. Also under the Plan Asset Regulation, a class of securities will be “widely held” if it is held by 100 or more persons independent of the issuer. We anticipate that this requirement will be easily met.

Although our shares are intended to satisfy the registration requirements under this definition, and we expect that our securities will be “widely-held,” the “freely transferable” requirement must also be satisfied in order for us to qualify for the “publicly offered securities” exception.

The Plan Asset Regulation provides that “whether a security is ‘freely transferable’ is a factual question to be determined on the basis of all relevant facts and circumstances.” Our shares are subject to certain restrictions on transferability typically found in REITs, and are intended to ensure that we continue to qualify for U.S. federal income tax treatment as a REIT. The Plan Asset Regulation provides, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers that would result in a termination or reclassification of the entity for U.S. federal or state tax purposes will not ordinarily affect a determination that such securities are “freely transferable.” The minimum investment in our shares is less than $10,000. Thus, the restrictions imposed in order to maintain our status as a REIT should not prevent the shares from being deemed “freely transferable.” Therefore, we anticipate that we will meet the “publicly offered securities” exception, although there are no assurances that we will qualify for this exception.

Plan Assets — Operating Company Exception

If we are deemed not to qualify for the “publicly offered securities” exemption, the Plan Asset Regulation also provides an exception with respect to securities issued by an “operating company,” which includes “venture capital operating companies” and “real estate operating companies.” To constitute a venture capital operating company, 50% of more of the assets of the entity must be invested in “venture capital investments.” A venture capital investment is an investment in an operating company (other than a venture capital operating company but including a real estate operating company) as to which the entity has or obtains direct management rights. To constitute a real estate operating company, 50% or more of the assets of an entity must be invested in real estate which is managed or developed and with respect to which such entity has the right to substantially participate directly in the management or development activities.

While the Plan Asset Regulation and relevant opinions issued by the Department of Labor regarding real estate operating companies are not entirely clear as to whether an investment in real estate must be “direct,” it is common practice to insure that an investment is made either (i) “directly” into real estate, (ii) through wholly-owned subsidiaries, or (iii) through entities in which all but a de minimis interest is separately held by an affiliate solely to comply with the minimum safe harbor requirements established by the IRS for classification as a partnership for U.S. federal income tax purposes. We have structured ourselves in a manner in that should enable us to meet the venture capital operating company exception and our operating partnership to meet the real estate operating company exception.

Notwithstanding the foregoing, 50% of our operating partnership’s investments must be in real estate over which it maintains the right to substantially participate in the management and development activities. An example in the Plan Asset Regulation indicates that if 50% or more of an entity’s properties are subject to long-term leases under which substantially all management and maintenance activities with respect to the properties are the responsibility of the lessee, such that the entity merely assumes the risk of ownership of income-producing real property, then the entity may not be eligible for the “real estate operating company” exception. By contrast, a second example in the Plan Asset Regulation indicates that if 50% or more of an entity’s investments are in shopping centers in which individual stores are leased for relatively short periods to various merchants, as opposed to long-term leases where substantially all management and maintenance activities are the responsibility of the lessee, then the entity likely will qualify as a real estate operating company. The second example further provides that the entity may retain contractors, including affiliates, to conduct the management of the properties so long as the entity has the responsibility to supervise and the authority to terminate the contractors. We intend to use contractors over which we have the right to supervise and the authority to terminate. Due to the uncertainty of the application of the standards set forth in the Plan Asset Regulation, there can be no assurance as to our ability to structure our operations, or the operations of our operating partnership, as the case may be, to qualify for the “venture capital operating company” and “real estate operating company” exceptions.

Plan Assets — Not Significant Investment Exception

The Plan Asset Regulation provides that equity participation in an entity by benefit plan investors is “significant” if at any time 25% or more of the value of any class of equity interests is held by benefit plan investors. As modified by the PPA, a “benefit plan investor” is now defined to mean an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity. If we determine that we fail to meet the “publicly offered securities” exception, as a result of a failure to sell an adequate number of shares or otherwise, and we cannot ultimately establish that we are an operating company, we intend to restrict ownership of each class of equity interests held by benefit plan investors to an aggregate value of less than 25% and thus qualify for the exception for investments in which equity participation by benefit plan investors is not significant.

Consequences of Holding Plan Assets

If our underlying assets were treated by the Department of Labor as “plan assets,” our management would be treated as fiduciaries with respect to each Plan or IRA stockholder, and an investment in our shares might expose the fiduciaries of the Plan or IRA to co-fiduciary liability under ERISA for any breach by our management of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be “plan assets,” an investment by a Plan or IRA in our shares might be deemed to result in an impermissible commingling of “plan assets” with other property.

If our management or affiliates were treated as fiduciaries with respect to Plan or IRA stockholders, the prohibited transaction restrictions of ERISA and/or the Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with entities that are affiliated with our affiliates or us or restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Plan or IRA stockholders with the opportunity to sell their shares to us or we might dissolve or terminate.

Prohibited Transactions

Generally, both ERISA and the Code prohibit Plans and IRAs from engaging in certain transactions involving “plan assets” with specified parties, such as sales or exchanges or leasing of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, “plan assets.” The specified parties are referred to as “parties-in-interest” under ERISA and as “disqualified persons” under the Code. These definitions generally include “persons providing services” to the Plan or IRA, as well as employer sponsors of the Plan or IRA, fiduciaries and certain other individuals or entities affiliated with the foregoing.

A person generally is a fiduciary with respect to a Plan or IRA for these purposes if, among other things, the person has discretionary authority or control with respect to “plan assets” or provides investment advice for a fee with respect to “plan assets.” Under Department of Labor regulations, a person will be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the Plan or IRA pursuant to a mutual agreement or understanding that such advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the Plan or IRA based on its particular needs. Thus, if we are deemed to hold “plan assets,” our management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Code with respect to investing Plans and IRAs. Whether or not we are deemed to hold “plan assets,” if we or our affiliates are affiliated with a Plan or IRA investor, we might be a disqualified person or party-in-interest with respect to such Plan or IRA investor, potentially resulting in a prohibited transaction merely upon investment by such Plan or IRA in our shares.

Prohibited Transactions — Consequences

ERISA forbids Plans from engaging in non-exempt prohibited transactions. Fiduciaries of a Plan that allow a non-exempt prohibited transaction to occur will breach their fiduciary responsibilities under ERISA, and may be liable for any damage sustained by the Plan, as well as civil (and criminal, if the violation was willful) penalties. If it is determined by the Department of Labor or the IRS that a non-exempt prohibited transaction has occurred, any disqualified person or party-in-interest involved with the prohibited transaction would be required to reverse or unwind the transaction and, for a Plan, compensate the Plan for any loss resulting therefrom. Additionally, the Code requires that a disqualified person involved with a non-exempt prohibited transaction must pay an excise tax equal to a percentage of the “amount involved” in the transaction for each year in which the transaction remains uncorrected. The percentage is generally 15%, but is increased to 100% if the non-exempt prohibited transaction is not corrected promptly. For IRAs, if an IRA engages in a non-exempt prohibited transaction, the tax-exempt status of the IRA may be lost.

Reporting

Based on certain revisions to the Form 5500 Annual Return, or Form 5500, that generally became effective on January 1, 2009, benefit plan investors may be required to report certain compensation paid by us (or by third parties) to our service providers as “reportable indirect compensation” on Schedule C to Form 5500. To the extent any compensation arrangements described herein constitute reportable indirect compensation, any such descriptions (other than compensation for which there is no formula used to calculate or determine compensation or an actual amount stated) are intended to satisfy the disclosure requirements for the alternative reporting option for “eligible indirect compensation,” as defined for purposes of Schedule C to the Form 5500.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus through a number of underwriters. Wunderlich Securities, Inc. is acting as the lead managing underwriter and representative of the underwriters. Subject to the terms and conditions contained in the underwriting agreement dated as of the date of this prospectus, we have agreed to sell to the underwriters, and each of the underwriters set forth below has severally agreed to purchase from us, on a firm commitment basis, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
Wunderlich Securities, Inc.	3,150,000
Ladenburg Thalmann & Co. Inc.	1,350,000
Total	4,500,000	(1)

(1)	Includes 690,000 shares of our common stock to be offered to Williams Realty Fund I, LLC (“WRF”) and 500,000 shares of our common stock to be offered to WOF through our directed share program without payment of underwriting discounts and commissions by us other than $0.14 per share as an underwriting fee.

The underwriters are obligated to take and pay for all the shares of our common stock offered (other than those covered by the over-allotment option described below) if any of the shares of common stock are taken. The underwriting agreement provides that the obligation of the underwriters to purchase the shares of common stock included in this offering are subject to approval of legal matters by counsel and to other considerations.

The underwriters will initially offer the shares of common stock to the public at the price specified on the cover page of this prospectus. The underwriters may allow to selected dealers a concession of not more than $0.42 per share. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. The shares of common stock are offered subject to a number of conditions, including:

•	receipt and acceptance of our shares of common stock by the underwriters; and
•	the underwriters’ right to reject orders in whole or in part.

We have granted the underwriters an option, exercisable in one or more installments for 30 days after the date of this prospectus, to purchase up to an additional 675,000 shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares of common stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of common stock that are the subject of this offering.

The following table shows the amount per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 675,000 shares of common stock to cover over-allotments.

	No Exercise	Full Exercise
Per share (for sales to WRF and WOF)	$0.14	(1)
Per share (for sales to all other persons)	$0.70	$0.70
Total	$2,483,600	$2,956,100

(1)	Assuming no shares will be sold in underwriters’ over-allotment to WRF, WOF or pursuant to the directed share program.

We estimate that the total expenses of this offering to be paid by us, not including the underwriting discounts and commission, will be approximately $2,311,111 million (including the reimbursement to

Wunderlich Securities, Inc. for certain expenses in connection with this offering, which we estimate to be approximately $40,000 and is subject to an aggregate cap of $40,000). We have paid $20,000 to Anderson & Strudwick, Incorporated, to cover out-of-pocket underwriting expenses, in connection with the termination of Anderson & Strudwick, Incorporated, as a representative of the offering, and have agreed to pay $220,000 to Hirschler Fleischer on behalf of Anderson & Strudwick, Incorporated, to cover out-of-pocket underwriting legal expenses.

In addition, we entered into a letter agreement, amended and restated on February 18, 2011, with International Assets Advisory, LLC pursuant to which International Assets Advisory, LLC will receive: (1) an advisory fee of $125,000, and (2) the financial advisor warrant to purchase up to 150,000 shares of our common stock, which warrant will have an exercise price per share of 125% of the price per share of the common stock sold in the underwritten offering and will expire on the fourth anniversary of the effective date of the registration statement, of which this prospectus is a part, as compensation for conducting a search for a lead managing underwriter for the underwritten offering for us, which services included:

•	calling and interviewing firms to serve as lead managing underwriter,
•	participating in deal structuring,
•	conducting compensation analysis and financial analysis, and
•	conducting onsite meetings with potential leading managing underwriter firms, as well as meetings at our offices and the offices of International Assets Advisory, LLC.

Neither the warrant nor the underlying shares of common stock to be issued upon the exercise of the warrant will be registered. Pursuant to the letter agreement, International Assets Advisory, LLC, also will be reimbursed its expenses incurred in connection with the lead managing underwriter search services described above up to an aggregate cap of $65,000.

We, our operating partnership and our executive officers, directors, director nominees, NELL Partners and our manager have agreed with the underwriters, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of our common stock or any other securities that are convertible or exchangeable for our common stock or file any registration statement with respect to any of the foregoing or enter into any swap or any other agreement or any transaction that transfers the economic ownership of the common stock without the prior written consent of the representative. In addition, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs, or (ii) prior to the expiration of the applicable restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. See the section “Shares Eligible for Future Sale” included elsewhere in this prospectus.

We and our operating partnership have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act.

Our shares of common stock have been approved for listing on the AMEX under the symbol “APTS.” In order to meet the requirements for listing on the AMEX, the underwriters will undertake to sell shares of common stock to a minimum of 400 public round lot holders.

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our shares of common stock, including:

•	stabilizing transactions;
•	short sales;
•	syndicate covering transactions;
•	imposition of penalty bids; and
•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our shares of common stock while this offering is in progress. Stabilizing transactions may include making short sales of our shares of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, the underwriters will purchase shares in the open market to cover the position.

The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of this offering to repay the selling concession received by them.

As a result of these activities, the price of shares of common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the AMEX, in the over-the-counter market or otherwise.

The representative has advised us that the underwriters do not confirm sales to accounts over which they exercise discretionary authority.

Prior to this offering, there has been no public market for the shares of our common stock. The public offering price will be determined by negotiations among us and the underwriters. The primary factors to be considered in determining the initial public offering price include:

•	the economic conditions in and future prospects for the industry in which we compete;
•	our prospects for future earnings;
•	an assessment of our management;
•	the present state of our development, including the contracts to acquire Oxford Rise and Oxford Summit;
•	the prevailing conditions of the equity securities markets at the time of the underwritten offering; and
•	current market valuations of public companies considered comparable to our company.

We cannot assure you, however, that the price at which the shares of common stock will sell in the public market after the underwritten offering will not be lower than the public offering price, or that an active trading market in our shares of common stock will develop and continue after the underwritten offering.

At our request, the underwriters have reserved approximately 2% of the shares of common stock being offered by this prospectus for sale to our directors, officers or employees and related persons, including affiliates of our sponsor, John A. Williams, at the public offering price. The sales will be made by the representative through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other common shares offered. In addition, 690,000 shares of our common stock are being offered to Williams Realty Fund I, LLC and 500,000 shares of our common stock are being offered to WOF, each of which is an affiliate of our sponsor, through our directed share program without payment of underwriting discounts and commissions by us other than $0.14 per share as an underwriting fee. If all of the shares of common stock reserved for sale under our directed share program are sold and Williams Realty Fund I, LLC purchases all of the shares of common stock offered to it under the directed share program and WOF purchases all of the shares of common stock that may be offered to it under our directed share program, we will sell through our directed share program an aggregate of 35.55% of the shares of common stock that will be outstanding after giving effect to the private placement offering and the underwritten offering. Any directors, officers, employees or other persons purchasing shares of our common stock through our directed share program will be prohibited from disposing of or hedging such shares for a period of at least 180 days after the date of this prospectus.

The underwriters or their affiliates may provide us with certain commercial banking, financial advisory and investment banking services in the future, for which they would receive customary compensation.

A prospectus in electronic format may be available on the web sites or through other online services maintained by the underwriters and selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriters’ or any selling group member’s web site and any information contained in any other web site maintained by the underwriters or any selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Financial Advisor Warrant

We have agreed to issue to International Assets Advisory, LLC the financial advisor warrant to purchase up to 150,000 shares of our common stock. If International Assets Advisory, LLC exercises this warrant, the purchase price for each share is expected to be $12.50 per share (125% of the price per share of the common stock sold in the underwritten offering), commencing on September 28, 2011 and expiring on the fourth anniversary of the effective date of the registration statement, of which this prospectus is a part. Neither the warrant nor the underlying shares of common stock to be issued upon the exercise of the warrant will be registered. The warrant and the 150,000 shares of common stock underlying the warrant have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of the FINRA. International Assets Advisory, LLC (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate this warrant or the securities underlying this option, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this warrant or the underlying securities for a period of 180 days from the effective date of the registration statement, of which this prospectus is a part.

Under certain circumstances, the warrant also may be exercised on a “cashless” basis, which allows our financial advisor to elect to pay the exercise price by surrendering the warrant for that number of shares of our common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) of the common stock by (y) the fair market value of the common stock. The “fair market value” shall mean the average reported last sale price of our common stock for the five trading days immediately preceding the date as of which the fair market value is being determined.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, will pass upon the legality of the common stock. Proskauer Rose LLP, New York, New York, will pass upon the legal matters in connection with our status as a REIT for U.S. federal income tax purposes. Proskauer Rose LLP will rely on the opinion of Venable LLP as to all matters of Maryland law. Proskauer Rose LLP does not purport to represent our stockholders or potential investors, who should consult their own counsel. Hirschler Fleischer, a Professional Corporation, is acting as counsel to the underwriters in connection with certain legal matters relating to the common stock being offered in the underwritten offering by this prospectus.

EXPERTS

The consolidated balance sheet as of December 31, 2010 and the consolidated statements of operations, of cash flows and of shareholders’ equity for the year ended December 31, 2010 of the Company, and the combined statement of revenues and certain expenses for the years ended December 31, 2010, 2009 and 2008 of the Acquired Properties, included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

ELECTRONIC DELIVERY OF DOCUMENTS

Subject to availability, you may authorize us to provide prospectuses, prospectus supplements, annual reports and other information (referred to herein as “documents”) electronically by so indicating on the subscription agreement, or by sending us instructions in writing in a form acceptable to us to receive such documents electronically. Unless you elect in writing to receive documents electronically, all documents will be provided in paper form by mail. You must have internet access to use electronic delivery. While we impose no additional charge for this service, there may be potential costs associated with electronic delivery, such as on-line charges. Documents will be available on our Internet web site. You may access and print all documents provided through this service. As documents become available, we will notify you of this by sending you an e-mail message that will include instructions on how to retrieve the document. If our e-mail notification is returned to us as “undeliverable,” we will contact you to obtain your updated e-mail address. If we are unable to obtain a valid e-mail address for you, we will resume sending a paper copy by regular U.S. mail to your address of record. You may revoke your consent for electronic delivery at any time and we will resume sending you a paper copy of all required documents. However, in order for us to be properly notified, your revocation must be given to us a reasonable time before electronic delivery has commenced. We will provide you with paper copies at any time upon request. Such request will not constitute revocation of your consent to receive required documents electronically.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-11 with the SEC in connection with this offering. We will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may request and obtain a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

3625 Cumberland Boulevard, Suite 400
Atlanta, Georgia 30339
(770) 818-4100
Attn: Leonard A. Silverstein

One of our affiliates maintains an Internet site at www.pacapts.com, at which there is additional information about us. The contents of the site are not incorporated by reference in, or otherwise a part of, this prospectus.

This prospectus is part of the registration statement and does not contain all the information included in the registration statement and all of its exhibits, certificates and schedules. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

You may read and copy our registration statement and all of its exhibits and schedules which we have filed with the SEC, any of which may be inspected and copied at the Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. This material, as well as copies of all other documents filed with the SEC, may be obtained from the Public Reference Section of the SEC, 100 F. Street, N.E., Washington D.C. 20549 upon payment of the fee prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or e-mail at publicinfo@sec.gov. The SEC maintains a web site that contains reports, proxies, information statements and other information regarding registrants that file electronically with the SEC, including us. The address of this website is http://www.sec.gov.

FINANCIAL STATEMENTS

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Report of Independent Registered Public Accounting Firm

The Stockholder of Preferred Apartment Communities, Inc.,

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Preferred Apartment Communities, Inc. and subsidiaries (a development stage corporation) (the “Company”) at December 31, 2010 and the results of their operations and their cash flows for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
March 3, 2011

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Consolidated Balance Sheet
December 31, 2010

ASSETS
Cash	$22,275
Deposits and other assets	187,300
Deferred offering costs	620,237
Total assets	$829,812
LIABILITIES and DEFICIT
Liabilities:
Note payable, to related party	$465,050
Revolving line of credit, to related party	200,000
Non-revolving line of credit, to related party	805,898
Accrued interest	15,064
Total liabilities	1,486,012
Deficit:
Stockholder's deficit:
Class A Common Stock, $0.01 par value per share; 400,033,333 shares authorized; 3,333 shares issued and outstanding	33
Class B Common Stock, $0.01 par value per share; 33,333 shares authorized; 33,333 shares issued and outstanding	333
Additional paid-in capital	109,632
Accumulated deficit	(766,199)
Total stockholder's deficit	(656,201)
Noncontrolling interest	1
Total deficit	(656,200)
Total liabilities and deficit	$829,812

The accompanying notes are an integral part of this financial statement.

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Consolidated Statement of Operations
For the Year Ended December 31, 2010

Expenses:
Bank charges	$(228)
Interest	(15,064)
Licenses, fees and taxes	(2,462)
Acquisition costs on properties	(388,266)
Organization costs	(360,179)
Total expenses	(766,199)
Net loss	$(766,199)
Net loss per share
Basic	$(20.90)
Diluted	$(20.90)
Weighted average number of shares outstanding
Basic	36,666
Diluted	36,666

The accompanying notes are an integral part of this financial statement.

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Consolidated Statement of Cash Flows
For the Year Ended December 31, 2010

Operating activities
Net Loss	$(766,199)
Reconciliation of net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Increase in deposits and other assets	(187,300)
Increase in accrued interest	15,064
Net cash used in operating activities	(938,435)
Financing activities
Increase in deferred offering costs	(620,237)
Proceeds from sale of common stock	109,998
Proceeds from noncontrolling interest	1
Proceeds from revolving line of credit	200,000
Proceeds from non-revolving line of credit	805,898
Proceeds from note payable	465,050
Net cash provided by financing activities	960,710
Net increase in cash	22,275
Cash at beginning of period	—
Cash at end of period	$22,275
Supplemental cash flow information:
Cash paid for interest	$—

The accompanying notes are an integral part of this financial statement.

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Consolidated Statement of Deficit
For the Year Ended December 31, 2010

	Class A Common Stock	Class B Common Stock	Additional Paid In Capital	Accumulated Deficit	Total Stockholder’s Deficit	Noncontrolling Interest	Total Deficit
Balance at January 1, 2010	$—	$—	$—	$—	$—	$—	$—
Issuance of Class A Common Stock	33	—	9,966	—	9,999	—	9,999
Issuance of Class B Common Stock	—	333	99,666	—	99,999	—	99,999
Issuance of partnership interest in Operating Partnership to noncontrolling interest	—	—	—	—	—	1	1
Net loss	—	—	—	(766,199)	(766,199)	—	(766,199)
Balance at December 31, 2010	$33	$333	$109,632	$(766,199)	$(656,201)	$1	$(656,200)

The accompanying notes are an integral part of this financial statement.

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements
December 31, 2010

1. Organization

Preferred Apartment Communities, Inc., or the Company, was formed as a Maryland corporation on September 18, 2009, and intends to qualify as a real estate investment trust for U.S. federal income tax purposes or REIT, commencing with the tax year ending December 31, 2011. The Company was formed to acquire multifamily properties in select targeted markets throughout the United States. The Company may acquire senior mortgage loans, subordinated loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets as determined by our manager. The Company will be externally managed and advised by Preferred Apartment Advisors, LLC (“PAA”), a Delaware limited liability company.

The Company is in the development stage and has no assets other than cash, deposits and a deferred asset related to offering costs. As of December 31, 2010, the Company has entered into contracts to purchase two real estate projects. See Note 8.

The consolidated financial statements include the accounts of the Company and Preferred Apartment Communities Operating Partnership, LP, or the Operating Partnership. The Company is the sole general partner of the Operating Partnership and plans to conduct substantially all its business through the Operating Partnership following its formation.

The Company concluded on January 26, 2010 a private placement of 33,333 shares of Class B Common Stock to NELL Partners, Inc. a Georgia corporation, at a price per share equal to $3.00 per share of Class B Common Stock. In addition, on that same day the Company conducted a private placement of 3,333 shares of Class A Common Stock to NELL Partners, Inc. at a price per share equal to $3.00 per share of Class A Common Stock.

2. Summary of Significant Accounting Policies

Below is a discussion of significant accounting policies as the Company prepares to commence operations and acquire real estate assets:

Basis of Presentation

The consolidated financial statements include all of the accounts of the Company and the Operating Partnership as of December 31, 2010, presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Noncontrolling Interest

Noncontrolling interest represent the equity interest of the Operating Partnership that is not owned by the Company. Noncontrolling interest is adjusted for contributions, distributions and earnings (loss) attributable to the noncontrolling interest in the consolidated entity in accordance with its operating agreement.

Income Taxes

The Company intends to elect to be taxed as a REIT. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements
December 31, 2010

2. Summary of Significant Accounting Policies  – (continued)

Company's annual REIT taxable income to its shareholders (which is computed without regard to the dividends paid deduction or net capital gain which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes qualifying dividends to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company's net income and net cash available for distribution to stockholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT.

As of December 31, 2010, the Company has not elected REIT status, and is therefore subject to U.S. federal and state income taxes. The provision for income taxes is based on income before taxes reported for financial statement purposes after adjustment for transactions that do not have tax consequences. Deferred tax assets and liabilities are realized according to the estimated future tax consequences attributable to differences between the carrying value of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates as of the date of the balance sheet. The effect of a change in tax rates on deferred tax assets and liabilities is reflected in the period that includes the statutory enactment date. A deferred tax asset valuation allowance is recorded when it has been determined that it is more likely than not that deferred tax assets will not be realized. If a valuation allowance is needed a subsequent change in circumstances in future periods that causes a change in judgment about the realization of the related deferred tax amount could result in the reversal of the deferred tax valuation allowance.

The Company recognizes a liability for uncertain tax positions. An uncertain tax position is defined as a position taken or expected to be taken in a tax return that is not based on clear and unambiguous tax law and which is reflected in measuring current or deferred income tax assets and liabilities for interim or annual periods. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes.

Organizational and Offering Costs

The Company expenses organization costs as incurred. Offering costs, which include underwriting discounts and commissions, will be charged to stockholders' equity when the offering becomes effective. As of December 31, 2010, the Company's offering has not become effective, so all offering costs have been reflected as a deferred asset on the consolidated balance sheet.

The Company will reimburse PAA and its affiliates for any out-of-pocket expenses to be incurred in connection with the organization of the Company and the proposed offering of common stock to the public. However, if the proposed offering is terminated, the Company will have no obligation to reimburse PAA and its affiliates for any organizational or offering costs incurred directly by them. As described in Note 5 and Note 6, the Company borrowed approximately $465,000 and $806,000 in 2010 from a related party in order to pay for certain approved offering, organization and due diligence costs which had been incurred on behalf of the Company.

Acquisition Costs

The Company expenses property acquisition costs as incurred, which include costs such as due diligence, legal, environmental and consulting.

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements
December 31, 2010

2. Summary of Significant Accounting Policies  – (continued)

Deposits and Other Assets

Deposits and other assets consist of a receivable related to an escrow deposit on a real estate purchase option that was terminated during the year and two mortgage application fees related to financings on two potential real estate acquisitions.

Deferred Offering Costs

Deferred offering costs represent offering costs incurred by the Company in connection with its planned initial public offering (“IPO”) of common stock. Since the IPO has not gone effective as of December 31, 2010, the offering costs have been deferred. As soon as the IPO goes effective, all offering costs will be reclassified to the stockholders’ equity section of the consolidated balance sheet as a reduction of proceeds raised in the IPO.

Recently Issued Accounting Standards

In June 2009, the Financial Accounting Standards Board, or FASB, issued an amendment to the accounting guidance for consolidation of variable interest entities, which became effective on January 1, 2010. This amendment addresses the effects of eliminating the QSPE concept and responds to concerns about the application of certain key provisions of previous accounting rules, including concerns over the transparency of an enterprises' involvement with variable interest entities, or VIEs. This guidance would be applicable in evaluating any investments made by the Company or its subsidiaries.

In December 2007, the FASB issued additional Business Combinations guidance which became effective on January 1, 2009. The objective of this guidance is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, this guidance establishes principles and requirements for how the acquirer: (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination; and (iv) requires expensing of transaction cost associated with a business combination. The adoption of this guidance has a material effect on future acquisitions made by the Company.

3. Stockholders' Equity

On January 26, 2010, the Company issued to the sole stockholder of the Company 3,333 shares of Class A Common Stock at $3 per share and 33,333 shares of Class B Common Stock at $3 per share.

Holders of Class A Common Stock are entitled to elect one-third of the Board of Directors or the Board members whereas holders of Class B Common Stock are entitled to elect two-thirds of the Board members. See Note 9 for subsequent events relating to the capital stock of the Company.

On July 29, 2010, the Board of Directors of the Company authorized the issuance and sale of up to $75.0 million in Class A Common Stock in an underwritten public offering.

On July 29, 2010, the Williams Opportunity Fund, LLC, or WOF, entered into a subscription agreement with the Company. Pursuant to this agreement, WOF subscribed for the purchase from the Company such number of shares of Class A Common Stock ($0.01 par value per share) of the Company having an aggregate value of $5.0 million. The price per share will be equal to the price per share of Class A Common Stock sold in the underwritten public offering.

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements
December 31, 2010

4. Related Party Transactions

John A. Williams, the Company's Chief Executive Officer, President and a Director and Leonard A. Silverstein, the Company's Executive Vice President, General Counsel, Secretary and a Director, control PAA, the Company’s external management company.

5. Note Payable

On September 2, 2010, the Company borrowed $465,050 from WOF through the issuance of a promissory note. The note has an interest rate of 4.25% per annum and has a maturity date of March 31, 2011. The proceeds were used to reimburse for organizational, offering, acquisition and due diligence expenses. For the period ended December 31, 2010, the Company incurred interest on this note of $6,552. The Company plans on paying off this note and any related interest with proceeds received in connection with the IPO.

6. Lines of Credit

On October 12, 2010, the Company entered into a $1,000,000 unsecured line of credit arrangement with WOF, which matures on March 31, 2011. The line is to be used to fund approved expenses incurred by the Company such as organization, offering and property acquisition expenses. The line has an interest rate of 4.25% per annum. For the period ended December 31, 2010, the Company incurred interest on this line of credit of $6,696. The Company plans on paying off this line of credit and any related interest with the proceeds received in connection with the IPO.

On October 12, 2010, the Company entered into a $1,000,000 unsecured line of credit arrangement with WOF, which matures on March 31, 2011. The line is only to be used to fund certain approved deposits and escrows related to the acquisition of real estate projects and related financings. The line has an interest rate of 4.25% per annum. On October 15, 2010, the Company borrowed $200,000 against this line of credit, in order to fund a fully refundable non-binding earnest money deposit on a potential acquisition. For the period ended December 31, 2010, the Company incurred interest on this note of $1,816. The Company plans on paying off this line of credit and any related interest with the proceeds received in connection with the IPO.

7. Income Taxes

For the year ended December 31, 2010, the Company's operations resulted in a tax loss. Our benefit from income taxes attributable to operations consists of the following:

Current:
Federal	$—
State	—
—
Deferred
Federal	252,079
State	45,972
Total, before valuation allowance	298,051
Valuation allowance	(298,051)
Net provision for income taxes	$—

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements
December 31, 2010

7. Income Taxes  – (continued)

The reason for the difference between our benefit for income taxes and the amount that results from applying the federal statutory tax rate are as follows:

Income benefit at statutory rate	$268,170
Effect of state taxes, net of federal benefit	29,881
298,051
Valuation allowance	(298,051)
Total	$—

Our deferred federal and state tax assets consist of the following components:

Acquisition costs	$151,035
Organization costs	130,769
Net operating losses	16,247
Deferred income tax assets, before valuation allowance	298,051
Valuation allowance	(298,051)
Deferred income tax assets, net of allowance	$—

The Company evaluates its deferred tax assets to determine if valuation allowances are required. In the evaluation, management considers the potential realization of net operating loss (“NOL”) carryforwards and the future reversal of temporary differences, based on expectations of sufficient future taxable income. Since the Company is in the development stage and the use of these NOLs is contingent on a successful IPO and the generation of future taxable income, management has determined that a 100% valuation allowance is appropriate for the year ended December 31, 2010. The deferred tax asset valuation allowance will be reversed if and when it becomes more likely than not that the Company will generate sufficient taxable income in the future to utilize the tax benefits of the related deferred tax assets.

8. Commitments

In September 2010, the Company entered into a contract to purchase a 345 unit apartment complex in Forsyth County, Georgia for $33.2 million, from a related party.

In September 2010, the Company entered into a contract to purchase a 216 unit apartment complex in West Vincent Township, Pennsylvania for $30.15 million, from a related party.

9. Subsequent Events

On January 18, 2011, in connection with the Company's termination in 2010 of a non-binding purchase agreement for a potential acquisition, the Company was refunded $150,000. At year end 2010, this $150,000 was included in deposits and other assets.

On January 20, 2011 the Company used the refunded earnest money to pay $150,000 to WOF for amounts outstanding under its deposits line of credit. Of the $150,000 paid to WOF, $147,741 was credited to outstanding principal and $2,259 was credited to accrued but unpaid interest, leaving an outstanding principal balance of approximately $52,259 on the deposits line of credit as of January 20, 2011.

On January 18, 2011 and February 4, 2011, the Company borrowed an additional $138,158 and $55,944, respectively against the non-revolving line of credit.

As of February 4, 2011, PAA and its affiliates have incurred expenses in connection with the organization of the Company, the proposed IPO and property acquisition costs totaling approximately $216,328, which are

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements
December 31, 2010

9. Subsequent Events  – (continued)

not reflected in the financial statements as of December 31, 2010. As of December 31, 2010, these expenses were not approved for payment. Of this total amount, $138,157 was approved for payment on January 18, 2011 and $70,000 was approved for payment on February 4, 2011.

On January 25, 2011, the Company changed the Class A Common Stock and Class B Common Stock voting rights for Board of Directors so that the holders of Class A Common Stock became entitled to elect a majority of the Board of Directors.

On February 22, 2011 the Company effected a change in the designation of its shares of Class A Common Stock, $0.01 par value per share, to common stock, par value $0.01 per share, and effected a change of each of its issued and outstanding shares of Class B Common Stock, $0.01 par value per share, into one issued and outstanding share of common stock, $0.01 par value per share, all pursuant to an amendment to the Company's charter. As a result of these actions, NELL Partners, Inc. now holds 36,666 shares of the Company’s common stock.

On February 25, 2011, the Company amended its prior authorization to issue up to $75.0 million in Class A Common Stock in accordance with the change in all shares of Class A Common Stock to shares of common stock, as described above, and the Board of Directors of the Company authorized the issuance and sale of up to $75.0 million in common stock in an underwritten public offering.

The subscription agreement between the Company and WOF was amended on February 28, 2011, in accordance with the charter amendment changing all shares of Class A Common Stock to shares of common stock, as described above. Pursuant to this amendment, a subscription by WOF for such shares of common stock ($0.01 par value per share) of the Company having an aggregate value of $5.0 million replaced WOF’s original subscription for shares of Class A Common Stock.

10. Subsequent Events (unaudited)

On March 25, 2011, the Company amended and restated its $1,000,000 non-revolving line of credit to increase the aggregate amount available from $1,000,000 to $1,250,000 and extend the maturity date from March 31, 2011 to April 30, 2011.

On March 25, 2011, the Company amended and restated its $1,000,000 revolving line of credit promissory note to decrease the aggregate amount available from $1,000,000 to $750,000 and extend the maturity date from March 31, 2011 to April 30, 2011.

On March 25, 2011, the Company amended and restated its $465,050 promissory note to extend the maturity date from March 31, 2011 to April 30, 2011.

On March 25, 2011, the Company borrowed an additional $240,000 against the non-revolving line of credit.

As of March 25, 2011, the Company had paid an additional $240,000 for expenses incurred in connection with the proposed IPO.

Preferred Apartment Communities, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Financial Statements

The unaudited pro forma consolidated financial statements of Preferred Apartment Communities, Inc. (together with its consolidated subsidiaries, the “Company”) as of and for the year ended December 31, 2010 are derived from the financial statements of: (1) the Company; and (2) Oxford Rise JV, LLC and Oxford Summit Partners, LLC, which own the properties (the “Acquired Properties”) being acquired by the Company. The unaudited pro forma consolidated balance sheet as of December 31, 2010 gives effect to the change in designation of all shares of Class A Common Stock to common stock, the change in each issued and outstanding share of Class B Common Stock to one issued and outstanding share of common stock, the Company’s initial public offering, the Company’s concurrent private placement offering to Williams Opportunity Fund, LLC (“WOF”) and the Company’s acquisition of the Acquired Properties, as if these events had occurred on December 31, 2010. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2010 give effect to the change in designation of all shares of Class A Common Stock to common stock, the change in each issued and outstanding share of Class B Common Stock to one issued and outstanding share of common stock, the Company’s initial public offering, the Company’s concurrent private placement to WOF and the Company’s acquisition of the Acquired Properties as if these events had occurred on January 1, 2010. The pro forma adjustments give effect to the following:

•	the Company’s acquisition of the Acquired Properties;
•	certain incremental expenses expected to be incurred based on the Company’s acquisition of the Acquired Properties and incremental general and administrative expenses to be incurred to operate as a public company; and
•	the initial public offering and the concurrent private placement offering of the Company and other use of proceeds from the offerings.

The Company’s pro forma consolidated financial statements are presented for informational purposes only and should be read in conjunction with the historical financial statements and related notes thereto included elsewhere in this prospectus. The adjustments to the Company’s pro forma consolidated financial statements are based on available information and assumptions that the Company considers reasonable. The Company’s pro forma consolidated financial statements do not purport to (1) represent the Company’s financial position that would have actually occurred had the offerings or the acquisition of the Acquired Properties occurred on December 31, 2010, (2) represent the results of the Company’s operations that would have actually occurred had the offerings or the acquisition of the Acquired Properties occurred on January 1, 2010, or (3) project the Company’s financial position or results of operations as of any future date or for any future period, as applicable. The pro forma consolidated financial statements include adjustments relating to acquisitions only when it is probable that the Company will acquire the properties.

Preferred Apartment Communities, Inc.

Unaudited Pro Forma Consolidated Balance Sheet
December 31, 2010

		(Pro Forma Adjustments to reflect)
	PAC REIT Historical (See Note 1)	Acquired Properties (See Note 1)	Other (See Note 1)		Pro Forma Combined
ASSETS
Cash	$22,275	$(23,539,077)	$44,010,804	E	$20,449,002
Deposits and other assets	187,300	—	(37,300)	D	150,000
Rental property
Land	—	10,400,000	—	B	10,400,000
Building and improvements	—	46,100,000	—	B	46,100,000
Total rental property	—	56,500,000	—		56,500,000
Restricted cash and escrows	—	—	—		—
Deferred asset	620,237	—	(620,237)	A	—
Deferred financing costs	—	338,800	37,300	D	376,100
Intangible lease assets	—	6,850,000	—	B	6,850,000
Total assets	$829,812	$40,149,723	$43,390,567		$84,370,102
LIABILITIES and EQUITY
Liabilities:
Mortgage notes payable	$—	$41,080,000	$—	D	$41,080,000
Note payable	465,050	—	(465,050)	E	—
Revolving line of credit	200,000	—	(200,000)		—
Non – revolving line of credit	805,898	—	(805,898)		—
Accrued interest	15,064	—	(15,064)	E	—
Total liabilities	1,486,012	41,080,000	(1,486,012)		41,080,000
Equity:
Stockholder’s Equity (Deficit):
Class A Common Stock, $0.01 par value per share; 400,033,333 shares authorized; 3,333 shares issued and outstanding	33	—	(33)	A	—
Class B Common Stock, $0.01 par value per share; 33,333 shares authorized; 33,333 shares issued and outstanding	333	—	(333)	A	—
Common stock, $0.01 par value per share; 400,066,666 shares authorized; 5,036,666 shares issued and outstanding	—	—	50,366	A	50,366
Additional paid-in capital	109,632	—	44,866,400	A	44,976,032
Accumulated deficit	(766,199)	(930,277)	(39,821)	C	(1,736,297)
Total stockholder’s equity (deficit)	(656,201)	(930,277)	44,876,579		43,290,101
Noncontrolling interest	1	—	—		1
Total equity (deficit)	(656,200)	(930,277)	44,876,579		43,290,102
Total liabilities and stockholder’s equity	$829,812	$40,149,723	$43,390,567		$84,370,102

The accompanying notes are an integral part of this pro forma financial statement.

Preferred Apartment Communities, Inc.

Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2010

		(Pro Forma Adjustments to reflect)
	PAC REIT Historical (See Note 1)	Acquired Properties (See Note 1)	Other (See Note 1)		Pro Forma Combined
Revenue:
Net rental income	$—	$5,809,620	$—		$5,809,620
Other revenue	—	667,482	—		667,482
Total revenues	—	6,477,102	—		6,477,102
Operating expenses
Management fees	—	194,919	64,973	AA	259,892
Property operations & maintenance	—	1,516,593	—		1,516,593
General & administrative	2,690	420,116	808,792	BB	1,231,598
Real estate taxes	—	514,181	—		514,181
Acquistion costs	388,266	—	(388,266)	HH	—
Depreciation	—	—	1,676,364	CC	1,676,364
Amortization on lease intangibles	—	—	6,850,000	EE	6,850,000
Total expenses	390,956	2,645,809	9,011,863		12,048,628
Operating Income (Loss)	(390,956)	3,831,293	(9,011,863)		(5,571,526)
Organization costs	360,179	—	—		360,179
Amortization of deferred financing costs	—	—	53,729	DD	53,729
Interest	15,084	—	1,997,856	FF	2,012,920
Net Income (Loss)	(766,219)	3,831,293	(11,063,448)		(7,998,354)
Noncontrolling interest	766	(3,831)	11,063		7,999
Net Income (Loss) available to holders of common stock	$(765,453)	$3,827,462	$(11,052,384)		$(7,990,355)
Pro forma loss per share basic and diluted allocable to the Company	$(20.88)			GG	$(2.67)
Pro forma weighted average outstanding shares basic and diluted	36,666			GG	2,996,266

The accompanying notes are an integral part of this pro forma financial statement.

Preferred Apartment Communities, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Financial Statements

1. BASIS OF PRESENTATION

Preferred Apartment Communities, Inc. (the “Company”) is a newly formed, full service real estate company, primarily focused on the acquisition, ownership, operation and management of multifamily properties in select targeted markets throughout the United States. Concurrent with the initial public offering, or the IPO, and the concurrent private placement offering to Williams Opportunity Fund, LLC, or WOF, the Company will complete the acquisition transaction, pursuant to which it will acquire Oxford Rise JV, LLC and Oxford Summit Partner, LLC, or the Acquired Properties.

The Company was formed as a Maryland corporation on September 18, 2009. Preferred Apartment Communities Operating Partnership, LP, or the Operating Partnership, the Company’s operating partnership, was formed as a Delaware limited partnership on May 19, 2010.

The Company has filed a Registration Statement on Form S-11, as amended, with the Securities and Exchange Commission with respect to an initial public offering of shares of common stock of $45.0 million of equity at $10.00 per share. Upon completion of the IPO, the concurrent $5.0 million private placement offering to WOF and the acquisition of the Acquired Properties, the Company expects its operations to be carried on through its operating partnership. At such time, the Company, as the general partner of the operating partnership, will own, directly or indirectly, 99.9% of the operating partnership and will have control of the operating partnership, as determined under the consolidation rules of generally accepted accounting principles. Accordingly, the Company will consolidate the assets, liabilities and results of operations of the operating partnership.

The Company is assumed to purchase the Acquired Properties in this pro forma with cash and debt financing. The cost of the acquisition is allocated to tangible and intangible assets based on fair value. The fair value of the buildings is estimated on an as-if-vacant basis, based on relevant information obtained in connection with the acquisition of these properties. The estimated fair value of acquired in-place leases are the costs the Company would have incurred to lease the property to the occupancy level of the property at the date of acquisition.

The attached pro forma consolidated balance sheet and consolidated statement of operations report four columns. The first column labeled “PAC REIT Historical” represents the financial position and actual results of the PAC REIT as of December 31, 2010 and for the year ended December 31, 2010. The second column “Acquired Properties” on the balance sheet represents the pro forma adjustments required in order to reflect the balance sheet impact of acquiring the two properties and the related debt financing as if the acquisition occurred on December 31, 2010. The second column “Acquired Properties” on the statement of operations represent the actual revenues and expenses of the two properties during the periods indicated. The “other” column on the balance sheet and statement of operations represent the pro forma adjustments required to reflect the closing of the offerings, the payoff of the note payable, lines of credit and related accrued interest, the expense adjustments required to reflect the debt financing, depreciation on the properties, amortization of the debt financing and lease intangible costs, additional management fees and the additional expenses incurred by being a public company.

2. ADJUSTMENTS TO PRO FORMA CONSOLIDATED BALANCE SHEET

(A)	To reflect sale of 5.0 million shares of common stock for $ 10.00 per share in the offerings:

Gross proceeds from public offering	$45,000,000
Gross proceeds from private placement offering to WOF	5,000,000
Less: Underwriters’ discounts and commissions and other offering costs, to be paid	(4,463,363)
Net proceeds from offerings	$45,536,637

As of December 31, 2010, the Company had already incurred and paid offering costs totaling $620,237. These costs were reflected as a deferred asset on the Company’s balance sheet as of December 31, 2010, and reflected as an adjustment to the pro forma Additional Paid-In Capital as part of the offering transaction.

Preferred Apartment Communities, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Financial Statements

2. ADJUSTMENTS TO PRO FORMA CONSOLIDATED BALANCE SHEET  – (continued)

Reconciliation of the Additional Paid-In Capital Adjustment:

Gross proceeds from offerings	$50,000,000
Less: Amount reflected in Common Stock	(50,000)
Additional Paid-In Capital from offerings	49,950,000
Less: Offering costs to be paid	(4,463,363)
Offering costs already incurred and paid	(620,237)
$44,866,400

In conjunction with the IPO, the Company is retiring its Class A Common Stock and Class B Common Stock structure pursuant to a change in the designation of its shares of Class A Common Stock to common stock and a change in each of its issued and outstanding shares of Class B Common Stock to one issued and outstanding share of common stock, all pursuant to an amendment to the Company’s charter filed on February 22, 2011.

(B)	The Acquired Properties will be purchased by the Company with cash and debt financing. The purchase price allocation of the two properties was determined based on two appraisals performed on each property by two independent national appraisal firms. The average of the two appraisals on each property was used to determine the purchase price allocation. The allocation of purchase price is based on the Company’s best estimates and is subject to change based on the final determination of the fair value of assets acquired. In addition, the purchase price is subject to any working capital adjustments that may occur at closing, but these adjustments are not expected to be significant.

Land	$10,400,000
Building and improvements	46,100,000
Total rental property	56,500,000
Lease intangibles	6,850,000
Assets acquired	$63,350,000
(C)	Based on the Company’s preliminary estimates, which are subject to change based on the final determination of the acquisition costs related to the two properties and the organization costs incurred to form the Company, the following costs have been expensed as part of the property acquisitions and the formation of the Company.

Organization costs, already incurred and paid as of December 31, 2010	$360,179
Organization costs, to be paid	39,821
Total organization costs	$400,000

Acquisition costs, already incurred and paid as of December 31, 2010	$388,266
Acquisition costs, to be paid	930,277
Total acquisition costs	$1,318,543

Organization costs include actual third party costs such as legal and governmental filing fees, along with Company expenses incurred in the formation of the Company. Organization costs to be paid are factually supported by actual invoices received.

Property acquisition costs include estimated third party costs such as engineering, environmental, legal, title insurance, intangible and stamp taxes, audits, etc. totaling $685,043. In addition, acquisition fees charged by Preferred Apartment Advisors, LLC, or the Manager, of 1% of the estimated purchase price has also been included totaling $633,500. Third party acquisition costs to be paid are factually supported by actual invoices received.

Preferred Apartment Communities, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Financial Statements

2. ADJUSTMENTS TO PRO FORMA CONSOLIDATED BALANCE SHEET  – (continued)

(D)	Based on the Company’s preliminary estimates, which are subject to change based on the final determination of the amount of debt financing used on the purchase of the Acquired Properties and the related financing costs, the following amounts have been reflected in this pro forma:

Debt financing on Acquired Properties	$41,080,000
Financing costs, to be paid	(338,800)
Net proceeds received on debt financing	$40,741,200

As of December 31, 2010, the Company had already incurred and paid $37,300 in mortgage application fees. These application fees were reflected as deposits on the Company’s balance sheet as of December 31, 2010. As part of the pro forma adjustments related to the property acquisitions and related financings, the $37,300 was reclassed from a deposit to deferred financing costs.

The debt is assumed to have a term of 7 years and carry a fixed rate of 4.9%. The interest rate reflected in the pro forma is based on the current rate the Company has negotiated in non-binding loan applications for the financing on the two Acquired Properties.

(E)	Reconciliation of the cash adjustment:

Other:
Net proceeds from offerings (See Note (A))	$45,536,637
Less: Note payable, to be paid	(465,050)
Lines of credit, to be paid	(1,005,898)
Accrued interest, to be paid	(15,064)
Organization costs (See Note (C))	(39,821)
$44,010,804

Acquired Properties:
Net Proceeds from debt financing on Acquired Properties	$40,741,200
(See Note (D))
Less: Purchase price of properties	(63,350,000)
(See Note (B))
Property acquisition costs, reduced for amounts already incurred and paid as of December 31, 2010	(930,277)
(See Note (C))
$(23,539,077)

3. ADJUSTMENTS TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

The adjustments to the pro forma consolidated statement of operations for the year ended December 31, 2010 (unaudited) are as follows:

(AA)	Effective with the purchase of the two properties by the Company, the property management fee will increase from 3% of monthly gross rental income to 4% of monthly gross rental income. The pro forma adjustment reflects this additional cost burden on the properties operations.
(BB)	Reflected in the pro forma adjustment is the Company’s estimate of the additional general and administrative expenses that will be incurred going forward in order to operate as a public company. There are three components to the adjustment. The first component is the estimated

Preferred Apartment Communities, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Financial Statements

3. ADJUSTMENTS TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS  – (continued)

annual compensation and related meeting expense fees, resulting from the Company's Board of Directors (“Board”). There will be five independent members of the Board who are entitled to compensation, and total annual costs are estimated at $350,000. It is assumed that annual compensation and meeting related fees paid to the Board members will be in Company common stock. The common stock issued for the annual compensation, approximately $260,000 or 26,000 shares, will be restricted and will not vest for one year from date of grant. The common stock issued for meeting related fees, approximately $90,000 or 9,000 shares, will not be restricted and will vest immediately. The second pro forma adjustment was calculated based on 2% of the Acquired Properties total revenues for the applicable period. The 2% is based on the fee agreed to by the Manager. General and administrative expenses incurred by the Company, excluding Board expenses, that exceed 2% of its revenue are paid for by the Manager, and therefore not included in the adjustments. The additional expenses are estimated to total $129,542. The third pro forma adjustment is the estimated asset management fee. The estimated asset management fee is based on 0.5% of the total value of the Company's assets based on their adjusted cost before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with GAAP (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs). In calculating the estimated asset management fee, the Company's assets are assumed to include only the Acquired Properties and the assumed total value of the Acquired Properties for calculating the estimated asset management fee is $65,850,000 that results in an estimated asset management fee of $329,249.
(CC)	Reflected in the pro forma adjustment is the Company’s estimate of the depreciation charges that will be incurred by the properties assuming the purchase had occurred effective January 1, 2010. The pro forma adjustment assumes a straight-line depreciation method using a 27.5 year life, based on a weighted average useful life of the buildings and improvements. The depreciable basis is the acquisition price of the properties less the value of the land and in-place leases.
(DD)	Reflected in the pro forma adjustment is the Company’s estimate of the deferred financing amortization charges that will be incurred by the properties assuming the purchase had occurred effective January 1, 2010. The pro forma adjustment assumes a straight-line amortization method, which approximates the effective yield method, assuming a 7-year term on the debt financings.
(EE)	Reflected in the pro forma adjustment is the Company’s estimate of the amortization charges that will be incurred by the properties assuming the purchase had occurred effective January 1, 2010. The pro forma adjustment assumes a straight-line amortization method assuming a nine month remaining average life of the in-place leases (Lease Intangible).
(FF)	Reflected in the pro forma adjustment is the Company's estimate of interest expense incurred on the debt financings used to acquire the two properties. We have assumed a fixed rate of 4.9% on the debt, and the debt is assumed to be in place as of January 1, 2010 that results in an annual interest amount of $2,012,920. Also reflected in the pro forma adjustment is the elimination of interest on the Company's existing loans from WOF. It is assumed the existing loans from WOF will be retired with proceeds from the closing of the Company's initial public offering and the Company's concurrent private placement to WOF, which eliminates any interest expense related to those loans.

Preferred Apartment Communities, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Financial Statements

3. ADJUSTMENTS TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS  – (continued)

(GG)	Based on the Company’s pro forma assumptions related to proceeds from the offerings:

	PAC REIT Historical		Pro Forma
Numerator:
Net loss available to holders of common stock		$(765,453)		$(7,990,355)
Denominator:
Existing – Class A Common Stock (redesignated as common stock)		3,333		3,333
Existing – Class B Common Stock changed to common stock		33,333		33,333
Shares of common stock issued in the offerings (See Note (A))		—		5,000,000
Shares of common stock issued to the Company's Board members as compensation related to periodic meetings (See Note (BB)).(1)		—		9,000
Impact from offering proceeds not used for acquisitions and debt repayments(2)		—		(2,049,400)
Denominator for basic earnings per share		36,666		2,996,266
Denominator for diluted earnings per share		36,666		2,996,266
Loss per share data:
Basic		$(20.88)		$(2.67)
Diluted	$	N/A	$	N/A

(1)	The denominator in computing basic pro forma loss per share should include only those shares of common stock that have vested. Those shares that have been granted to the Company's Board members as annual compensation (26,000 shares) have been excluded from the computation of basic loss per share because these shares are assumed not to vest until one year after the grant date and will not have vested yet and shares of common stock that have been granted to the Company’s Board members as compensation related to periodic meetings (9,000 shares) have been included in the computation of basic loss per share because these shares vest on the date of grant. Since the Company's pro forma operations report a loss to common stockholders and the additional 26,000 shares would be antidilutive, these shares have also been excluded from the computation of diluted loss per share.
(2)	The denominator in computing pro forma loss per share should include only those shares of common stock whose proceeds are being reflected in pro forma adjustments in the statement of operations, such as proceeds used for acquisitions and offering costs. In the Pro Forma Consolidated Balance Sheet, use of proceeds from the offerings are as follows:

Property Acquisitions, net of financing	$22,608,800
Acquisition costs, to be paid	930,277
Debt and accrued interest repayments	1,486,012
Offering costs, to be paid	4,463,363
Organizational costs, to be paid	39,821
Total use of proceeds from the offerings	$29,528,273
Total use of proceeds as a percentage of the offerings	59.06%
Offering proceeds not used	40.94%

Accordingly, in calculating the denominator for earnings per share, we only included 59.06% of the shares issued in the offerings.

For purposes of this pro forma, the shares of common stock detailed above are assumed to be outstanding effective January 1, 2010. The pro forma assumes no stock options or grants are issued.

(HH)	The acquisition cost adjustment is made to remove the acquisition costs related to the property acquisitions reflected in the historical financial statements since they are direct and incremental costs of the specific acquisitions in these pro forma financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of Preferred Apartment Communities, Inc:

We have audited the accompanying combined statements of revenue and certain expenses of “Acquired Properties” for the years ended December 31, 2010, 2009 and 2008. These combined financial statements are the responsibility of the “Acquired Properties” management. Our responsibility is to express an opinion on the combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying combined statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Registration Statement on Form S-11 of Preferred Apartment Communities, Inc, as amended, as described in note 2 to the combined financial statements. It is not intended to be a complete presentation of “Acquired Properties” revenue and expenses.

In our opinion, the combined statements of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and expenses as described in note 2 of “Acquired Properties” for the years ended December 31, 2010, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
March 3, 2011

ACQUIRED PROPERTIES

COMBINED STATEMENTS OF REVENUE AND CERTAIN OPERATING EXPENSES

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Revenue:
Net rental income	$5,809,620	$4,449,155	$3,108,920
Other revenue	667,482	478,512	300,971
Total revenues	6,477,102	4,927,667	3,409,891

Certain operating expenses
Management fees	194,919	159,412	140,309
Property operations & maintenance	1,516,593	1,566,500	1,213,837
General & administrative	420,116	472,779	460,294
Real estate taxes	514,181	559,397	318,823
Total certain operating expenses	2,645,809	2,758,088	2,133,263
Revenue in excess of certain operating expenses	$3,831,293	$2,169,579	$1,276,628

See accompanying notes to financial statements.

Acquired Properties

Notes to Combined Statements of Revenue and Certain Expenses

1. Organization and Formation

Preferred Apartment Communities, Inc. (the “Company”) was formed as a Maryland corporation on September 18, 2009, and intends to qualify as a real estate investment trust for U.S. federal income tax purposes, or REIT, commencing with our tax year ending December 31, 2011. The Company was formed to acquire multifamily properties in select targeted markets throughout the United States. The Company is in the process of completing an initial public offering. Upon completion of the Company’s initial public offering transaction, the Company has agreed to acquire the following two real estate projects (“Acquired Properties”).

•	The Company will acquire Oxford Rise JV, LLC (“Rise JV”), a Delaware limited liability company, which was formed on March 29, 2007. Rise JV owns a 216 unit multifamily residential project located in West Vincent, Pennsylvania.
•	The Company will acquire Oxford Summit Partners, LLC (“Oxford Summit”), a Georgia limited liability company, which was formed on July 6, 2005. Oxford Summit owns a 345 unit multifamily residential project located in Forsyth County, Georgia.

Oxford Properties, LLC, a related party, was responsible for the construction and development of both apartment projects. Williams Residential Management, LLC, a related party, is responsible for the property management at both projects. The Acquired Properties operations are presented on a combined basis as a result of common management.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined statements of revenue and certain expenses include the rental and property operations of the Acquired Properties for the years ended December 31, 2008, 2009, and 2010.

The accompanying combined statements of revenue and certain expenses were prepared for the purpose of inclusion in an initial public offering prospectus and to comply with the rules and regulations of the United States Securities and Exchange Commission for the acquisition of real estate properties. The combined statement of revenue and certain expenses are not intended to be a complete presentation of the actual operations of the properties for the applicable periods, as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of the properties have been excluded. Expenses excluded consist of interest expense on certain loans that will not be assumed by the Company, depreciation, amortization and other expenses not directly related to the proposed future operations of the Acquired Properties. The Company is not aware of any material factors relating to the property other than those discussed that would cause the reported financial information not to be indicative of future operating results.

The occupancies for the years ended December 31, 2008, 2009, and 2010 for Oxford Rise were 21.8%, 79.2% and 94%; and for Oxford Summit 76.5%, 85.4% and 95%, respectively.

Use of Estimates

The preparation of the combined statements of revenue and certain expenses in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses. Actual results could differ from those estimates.

Revenue Recognition

Residential properties are leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which include periods of free rent and/or scheduled increases in rental rates over the term of the lease, are recognized on a straight-line basis.

Under the terms of residential leases, residents are obliged to reimburse the projects for certain utility usage, principally water and electricity, where the projects are the primary obligor to the local public utility

Acquired Properties

Notes to Combined Statements of Revenue and Certain Expenses

2. Summary of Significant Accounting Policies  – (continued)

entity. These utility reimbursements from residents are included in other revenue in the accompanying combined statement of revenue and certain expenses. The utility reimbursements for the years ended December 31, 2008, 2009, and 2010 for Oxford Rise were $3,643, $74,571, and $163,860; and for Oxford Summit were $90,512, $98,065, $116,786.

Operating Expenses

Operating expenses represent the direct expenses of operating the properties and consist primarily of payroll, utilities, repairs and maintenance, insurance, property taxes and other operating expenses that are expected to continue in the proposed future operations of the properties.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources, are recorded when it is probable that a liability has been incurred and the amountof the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. There is no material litigation nor to management’s knowledge is any material litigation currently threatened against the properties other than routine litigation, claims and administrative proceedings arising in the ordinary course of business.

3. Related Party Transactions

Under the provisions of the Operating Agreement, an affiliate of the Company, Williams Residential Management, LLC, is responsible for the management of the Acquired Properties.

The Management Fee is based on 3% of monthly gross rental income, but never less than $16 per unit. Williams Residential Management, LLC also received payroll reimbursements related to management services. The payroll reimbursements are included in the Property Operations and Maintenance Expense of the combined statements. In connection with this activity, affiliates earned fees and received expense reimbursements as follows:

	2010	2009	2008
Management fees	$194,919	$159,412	$140,309
Payroll reimbursements	$737,886	$786,358	$623,018

4. Subsequent Events

Management has evaluated all events and transactions that occurred after December 31, 2010 through March 3, 2011, the date which the statements were available to be issued, and noted no items requiring adjustment of the statements or additional disclosure.

APPENDIX A
PRIOR PERFORMANCE TABLES

(Unaudited)

This introduction provides information relating to the real estate investment programs sponsored by the sponsor and his affiliates. The only prior program that is similar to ours is the Williams Multifamily Acquisition Fund which targets the acquisition of multifamily rental properties like our program and it has investment objectives similar to ours. The other two programs described are not similar to our program because they are focused on investing in a mix of real estate projects, including development projects, across multiple property sub-types (including rental apartments, for-sale condominiums, retail, senior housing, industrial, hotels, residential lots and office) with the primary objective being value creation through capital appreciation and with a secondary focus on current income from operations. These tables provide information for use in evaluating the programs, the results of operations of the programs, and compensation paid by the programs. These tables are furnished solely to provide prospective investors with information concerning the past performance of entities formed by the sponsor that raised capital from third parties. The information contained herein is included solely to provide prospective investors with background to be used to evaluate the real estate experience of our sponsor and his affiliates.

Information in the tables is current as of September 30, 2010. Investors are strongly encouraged to carefully review these tables in conjunction with the summary information contained in elsewhere in this prospectus in the section captioned “Prior Performance of Affiliates of our Sponsor.”

THE INFORMATION IN THIS SECTION AND THE TABLES REFERENCED HEREIN SHOULD NOT BE CONSIDERED AS INDICATIVE OF HOW WE WILL PERFORM. THIS DISCUSSION REFERS TO THE PERFORMANCE OF PRIOR PROGRAMS AND PROPERTIES SPONSORED BY OUR SPONSOR OR HIS AFFILIATES OVER THE PERIODS LISTED THEREIN. IN ADDITION, THE TABLES INCLUDED WITH THIS PROSPECTUS (WHICH REFLECT RESULTS OVER THE PERIODS SPECIFIED IN EACH TABLE) DO NOT MEAN THAT WE WILL MAKE INVESTMENTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES. IF YOU PURCHASE SHARES OF COMMON STOCK IN PREFERRED APARTMENT COMMUNITIES, INC., YOU WILL NOT HAVE ANY OWNERSHIP INTEREST IN ANY OF THE REAL ESTATE PROGRAMS DESCRIBED IN THE TABLES (UNLESS YOU ARE ALSO AN INVESTOR IN THOSE REAL ESTATE PROGRAMS).

YOU SHOULD NOT CONSTRUE INCLUSION OF THE FOLLOWING INFORMATION AS IMPLYING IN ANY MANNER THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE INFORMATION BELOW BECAUSE THE YIELD AND CASH AVAILABLE AND OTHER FACTORS COULD BE SUBSTANTIALLY DIFFERENT IN OUR PROPERTIES.

The following tables are included herein:

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(Unaudited)

Table I provides a summary of the experience of our sponsor and his affiliates in raising and investing funds for programs that have had offerings close during the three years ended September 30, 2010. Information is provided as to the manner in which the proceeds of the offerings have been applied, the timing and length of the offerings and the time period over which the proceeds have been invested. The only program that has an investment objective that is similar to ours is the Williams Multifamily Acquisition Fund. Williams Opportunity Fund, LLC is a program focused on investing in a mix of real estate development projects across multiple property sub-types and markets with the primary objective being value creation through capital appreciation and with a secondary focus on current income from operations. All percentage amounts except “Percent Leveraged” represent percentages of the dollar amount raised for each program.

	Williams Multifamily Acquisition Fund(1)	Williams Opportunity Fund, LLC(2)
Dollar amount of investor commitments	$300,000,000 (3)	$103,125,000	(4)
Dollar amount received from sponsors	$6,210,126 (5)	$7,174,500	(6)
Dollar amount received from other investors	$117,992,400 (5)	$85,739,431	(6)
Percentage amount received compared to total commitments	41.4%	90.1%
Percentage amount raised	100.0%	100.0%
Less offering expenses:
Selling commissions and discounts	0.0%	0.0%
Organizational expenses	0.3%	0.1%
Other (offering costs)	0.0%	0.3%
Reserves:	0.0%	0.0%
Percent available for investment	99.7%	99.7%
Acquisition and development costs:
Prepaid items and fees related to purchase of property
Senior debt	$217,862,607	$424,672,500
Mezzanine debt	$—	$9,900,000
Cash down payment (deposits)
Fund equity	$121,663,751	$63,305,362
Co-investor equity	$—	$119,447,036
Acquisition fees	$—	$—
Total acquisition costs	$339,526,358 (7)	$617,324,898	(8)
Percent leveraged	64.2%	70.4%
Date offering began	Mar-07	Dec-06
Length of offering (in months)	4	16
Months to invest 90% of amount available for investment	27 (9)	continuing	(10)

(1)	This program is focused on investing in multifamily assets with a significant “Value-Add” component that are of modern construction type and possess no major physical deficiencies or functional obsolescence with a primary objective of capital appreciation through repositioning of the assets and a secondary objective of generating current income from operations.
(2)	This program is focused on investing in a mix of real estate projects across multiple property sub-types and markets with the primary objective of this program being value creation through capital appreciation and with a secondary focus on current income from operations.
(3)	The Fund closed in June 2007 after it had raised $300 million in investor commitments. Of this amount,

$285 million represents the investment commitment of two unaffiliated institutional investors and $15.0 million from the program’s sponsors. Though the investors make an upfront commitment to the Fund on their total investment, the timing and amount of cash required to be funded is at the discretion of the Fund Manager (as long as it occurs within a predetermined period of time). Capital calls are then made to investors based on the timing of property acquisitions and/or the Fund’s operating needs.
(4)	The Fund closed in February 2007 after it had raised $103.125 million in investor commitments. Of this amount, $39.0 million represents the investment commitment of five unaffiliated institutional investors, $56.125 million represents the investment commitment of approximately 62 unaffiliated high net worth individuals and $8.0 million represents the investment commitment of the program’s sponsors. Though the investors make an upfront commitment to the Fund on their total investment, the timing and amount of cash required to be funded is at the discretion of the Fund Manager (as long as it occurs within a predetermined period of time). Capital calls are then made to investors based on the timing of property acquisitions and/or the Fund’s operating needs.
(5)	Represents the amount of capital funded by the investors pursuant to the program’s partnership agreement as of September 30, 2010. In June 2009, the program sponsors and investors decided to freeze the Fund’s acquisition program because it was believed that pricing of assets was materially greater than actual property values due to adverse market conditions together with the existence of a large number of potential buyers and a limited supply of assets for sale. Future capital calls to investors were restricted to needs on existing projects and Fund operating issues.
(6)	Represents the amount of invested commitments called by the Fund pursuant to the Fund’s operating agreement, less amounts unfunded by investors as of September 30, 2010.
(7)	Includes amounts expended or budgeted for rehabilitation projects.
(8)	Includes all budgeted costs for development projects, some of which are still in construction and have not yet expended all budgeted funds.
(9)	The investment period expired as of June 30, 2009.
(10)	60.4% of the amount raised has been invested as of September 30, 2010, including $5,580,000 invested in a development project in May of 2008 that was completed and sold in July of 2009.

TABLE II

COMPENSATION TO SPONSOR

(Unaudited)

Table II summarizes the amount and type of compensation paid to our sponsor and his affiliates for the period beginning on January 1, 2007 and ending on September 30, 2010 in connection with (1) each program that had offerings close during this period, and (2) all other programs that have made payments to the sponsor or his affiliates during this period. Amounts for 2007 for the Williams Multifamily Acquisition Fund are for the period from its inception on April 1, 2007 to year end. Amounts for 2007 for the Williams Opportunity Fund, LLC are for the period from its inception on February 22, 2007 to year end. The only program that has an investment objective that is similar to ours is the Williams Multifamily Acquisition Fund. Williams Opportunity Fund, LLC and Williams Realty Fund I are programs focused on investing in a mix of real estate projects across multiple property sub-types and markets with the primary objective being value creation through capital appreciation and with a secondary focus on current income from operations.

	Williams Multifamily Acquisition Fund	Williams Opportunity Fund, LLC	Williams Realty Fund I, LLC
Date offering commenced	Mar-07	Dec-06	Jan-05
Dollar amount raised	$300,000,000	$103,125,000	$100,000,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	$—	$—	$—
Acquisition fees
- real estate commissions	$—	$—	$—
- advisory fees	$—	$—	$—
Asset management fees	$—	$—	$—
Dollar amount of cash generated (used) in 2007, 2008, 2009 and 2010 from operations before deducting payments to sponsor(1)	$23,619,256	$(11,094,635)	$(36,373,533)
Amount paid to sponsor from operations in 2007:
Property management fees	$505,919	$18,432	$579,284
Asset management fees	$2,430,016	$858,606	$990,863
Reimbursements	$2,100,336	$182,278	$2,699,862
Leasing commissions	$—	$—	$418,850
Landscaping fees	$139,689	$536,291	$774,253
Sub-Total – Operation Fees	$5,175,960	$1,595,607	$5,463,112
Development fees	N/A	$3,327,572	$7,232,990
General contractor fees	N/A	$1,257,577	$2,099,267
Total – All Fees 2007	$5,175,960	$6,180,756	$14,795,369
Amount paid to sponsor from operations in 2008:
Property management fees	$978,433	$176,246	$793,082
Asset management fees	$4,444,359	$2,019,591	$933,933
Reimbursements	$3,829,809	$705,567	$3,740,132
Leasing commissions	$—	$—	$246,872
Landscaping fees	$16,174	$803,374	$523,026
Sub-Total – Operation Fees	$9,268,775	$3,704,778	$6,237,045
Development fees	N/A	$5,517,837	$4,374,927
General contractor fees	N/A	$2,784,992	$178,792
Total – All Fees 2008	$9,268,775	$12,007,607	$10,790,764
Amount paid to sponsor from operations in 2009:
Property management fees	$1,053,985	$395,192	$912,808

	Williams Multifamily Acquisition Fund	Williams Opportunity Fund, LLC	Williams Realty Fund I, LLC
Asset management fees	$3,611,768	$1,543,545	$933,933
Reimbursements	$3,779,789	$1,952,323	$4,147,521
Leasing commissions	$—	$—	$252,756
Landscaping fees	$—	$595,419	$366,031
Sub-Total – Operation Fees	$8,445,542	$4,486,479	$6,613,049
Development fees	N/A	$4,901,522	$335,144
General contractor fees	N/A	$1,161,592	$2,198,224
Total – All Fees 2009	$8,445,542	$10,549,593	$9,146,417
Amount paid to sponsor from operations in 2010:(2)
Property management fees	$800,293	$418,571	$721,077
Asset management fees	$1,395,966	$1,111,495	$472,435
Reimbursements	$2,920,992	$1,781,645	$3,006,815
Leasing commissions	$—	$—	$151,156
Landscaping fees	$74,629	$407,959	$183,980
Sub-Total – Operation Fees	$5,191,880	$3,719,670	$4,535,463
Development fees	$—	$1,508,953	$—
General contractor fees	$—	$23,457	$—
Total – All Fees 2010(2)	$5,191,880	$5,252,080	$4,535,463
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	$—	$8,532,077	$28,436,970
Notes	$—	$—	$—
Amount paid to sponsor from property sales and refinancing:
Real estate commissions	$—	$—	$—
Incentive fees	$—	$998,571	$6,163,236
Other	$—	$—	$—

Notes:

(1)	Represents the cash flow from operations on Table III for years 2007, 2008, 2009 and 2010, plus all fees paid to sponsor from operations for 2007, 2008, 2009 and 2010 (excludes capitalized costs such as development fees and general contractor fees).
(2)	2010 represents the period January 1 through September 30, 2010.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAM PROPERTIES

(Unaudited)

The following tables summarize the operating results of programs sponsored by sponsor and his affiliates that have had offerings close during the five years ended September 30, 2010. All figures are as of December 31 of the year indicated, except for the numbers for the nine months ended September 30, 2010, which reflect nine month numbers. All figures are presented on the basis of U.S. generally accepted accounting principles, or GAAP, except as otherwise noted.

	Williams Realty Fund I, LLC Year Ended December 31,
	2005(1)	2006	2007	2008	2009	Nine Months Ended September 30, 2010(3)
Gross revenues	—	$1,041,122	$2,993,037	$14,383,443	$27,584,344	$9.021,110
Profit on sale of properties	—	$14,622,553	$451,445	$3,330,859	$(52,896)	$3,109,196
Interest income	$97,191	$593,995	$817,402	$77,392	$53,945	$74,529
Gain on extinguishment of debt	—	—	—	—	1,081,653	$112,455,479 (4)
Less:
Operating expenses	$(1,265,695)	$(3,355,927)	$(5,510,421)	$(22,992,445)	$(29,821,242)	$(7,768,223)
Impairment of real estate assets	—	—	—	$(101,339,398)	$(39,396,403)	—
Interest expense	—	$(1,647,903)	$(3,715,009)	$(11,825,751)	$(16,306,419)	$(6,251,517)
Depreciation and amortization	—	$(241,782)	$(2,539,204)	$(7,805,501)	$(6,503,412)	$(3,287,724)
Income(loss) before equity in earnings (losses) of unconsolidated entities, non-controlling interests and discontinued operations	$(1,168,504)	$11,012,058	$(7,502,750)	$(126,171,401)	$(64,360,430)	$107,352,850
Net income from discontinued operations	—	—	$1,527,456	—	—	—
Equity in earnings (losses) of unconsolidated entities	—	$(549,543)	$4,298,266	$(2,000,661)	$(497,841)	$1,053,407
Net income (loss) before amounts attributable to non-controlling interests	$(1,168,504)	$10,462,515	$(1,677,028)	$(128,172,062)	$(64,858,271)	$108,406,257
Net income (loss) attributable to non-controlling interests	$297,199	$10,591,255	$882,635	$(6,180,600)	$(11,909,557)	$11,094,428
Net income (loss) attributable to parent – GAAP basis	$(1,465,703)	$(128,740)	$(2,559,663)	$(121,991,462)	$(52,948,714)	$97,311,829
Taxable income:
from operations	$(855,069)	$3,011,937	$(2,226,965)	$(17,512,447)	$(13,442,420)	N/A
from gain on sale	—	—	$2,430,994	$1,215,403	$488	N/A
Cash generated (deficiency) from operations	$(1,237,995)	$11,675,879	$(14,467,015)	$(36,860,843)	$(500,269)	$(7,394,075)
Cash generated (deficiency) from sales	—	$4,020,393	$20,305,720	$1,960,789	$47,500	—
Cash generated from refinancing	—	$1,358,692	—	—	—	—
Cash generated from operations, sales and refinancing	$(1,237,995)	$17,054,964	$5,838,705	$(34,900,054)	$(452,769)	$(7,394,075)
Less cash distributions to investors:
from operating cash flow	—	—	—	—	—	—
from sales and refinancing	—	$(5,340,000)	$(17,500,000)	$(1,960,789)	—	—
from other	—	—	—	$(39,211)	—	—
Cash generated (deficiency) after cash distributions	$(1,237,995)	$11,714,964	$(11,661,295)	$(36,900,054)	$(452,769)	$(7,394,075)
Less: Special items	—	—	—	—	—	—
Cash generated (deficiency) after cash distributions and special items	$(1,237,995)	$11,714,964	$(11,661,295)	$(36,900,054)	$(452,769)	$(7,394,075)

	Williams Realty Fund I, LLC Year Ended December 31,
	2005(1)	2006	2007	2008	2009	Nine Months Ended September 30, 2010(3)
Tax and Distribution Data per $1,000 invested:(2)
Federal Income Tax Results:
Ordinary income (loss) – from operations	$(38)	$48	$(28)	$(234)	$(179)	N/A
Capital gain (loss)	—	—	$30	$16	$0	N/A
Cash Distributions to Investors Source (on GAAP basis):
Investment income	—	—	—	—	—	—
Return of capital	—	$85	$219	$27	—	—
Source:
Sales	—	3,982,000	17,500,000	1,960,789	—	—
Refinancing	—	1,358,000	—	—	—	—
Operations	—	—	—	—	—	—
Other	—	—	—	39,211	—	—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	N/A	N/A	N/A	75.8%	45.1%

(1)	2005 is for the period February 17, 2005 (Inception) through December 31, 2005.
(2)	Divided tax and distribution data by the ((weighted average capital contributed, less distributions)/$1,000).
(3)	2010 is for the period January 1, 2010 through September 30, 2010.
(4)	Represents the gain on extinguishment of debt and the recapture of losses in excess of the Fund’s investment in The Mansion on Peachtree, which were realized with the foreclosure of the project in February 2010.

	Williams Opportunity Fund, LLC Year Ended December 31,
	2007(1)	2008	2009	Nine Months Ended September 30, 2010(3)
Gross revenues	$17,426	$105,591	$3,557,159	$6,066,210
Profit on sale of properties	$—	$—	$4,997,636	$—
Interest income	$29,084	$365,788	$220,838	$704,785
Gain on discounted loan purchase	$—	$—	$—	$2,333,845
Net gain on acquisition of property	$—	$—	$111,062	$—
Less:
Operating expenses	$(1,508,572)	$(3,284,324)	$(5,582,907)	$(5,339,177)
Interest expense	$(25,751)	$(521,340)	$(3,584,863)	$(5,413,217)
Depreciation and amortization	$(21,554)	$(329,967)	$(2,831,484)	$(3,349,042)
Impairment of real estate assets	$—	$—	$(27,552,496)	$—
Income (loss) before equity in losses of unconsolidated entities and non-controlling interests	$(1,509,367)	$(3,664,252)	$(30,665,055)	$(4,996,596)
Equity in earnings (losses) of unconsolidated entities	$(61,403)	$(1,583,439)	$(969,765)	$(2,187,109)
Net income (loss) before amounts attributable to non-controlling interests	$(1,570,770)	$(5,247,691)	$(31,634,820)	$(7,183,705)
Net income (loss) attributable to non-controlling interests	$(5,586)	$(214,530)	$2,273,958	$(669,207)
Net income (loss) attributable to parent – GAAP basis	$(1,565,184)	$(5,033,161)	$(33,908,778)	$(6,514,498)
Taxable income (loss):
from operations	$(381,049)	$(1,516,178)	$(6,573,096)	N/A
from gain on sale	—	—	$3,413,052	N/A
Cash generated (deficiency) from operations	$(1,245,782)	$(3,363,448)	$(13,920,813)	$(6,071,126)
Cash generated (deficiency) from sales	—	—	$7,663,643	—
Cash generated from refinancing	—	—	—	—
Cash generated from operations, sales and refinancing	$(1,245,782)	$(3,363,448)	$(6,257,170)	$(6,071,126)
Less cash distributions to investors:
from operating cash flow	—	—	—	—
from sales and refinancing	—	—	$(7,500,000)	—
from other	—	—	—	—
Cash generated (deficiency) after cash distributions	$(1,245,782)	$(3,363,448)	$(13,757,170)	$(6,071,126)
Less: Special items	—	—	—	—
Cash generated (deficiency) after cash distributions and special items	$(1,245,782)	$(3,363,448)	$(13,757,170)	$(6,071,126)
Tax and Distribution Data per $1,000 invested:(2)
Federal Income Tax Results:
Ordinary income (loss) – from operations	$(55)	$(48)	$(119)	N/A
Capital gain (loss)	—	—	$62	N/A
Cash Distributions to Investors Source (on GAAP basis):
Investment income	—	—	—	—
Return of capital	—	—	$137	—
Source:
Sales	—	—	$7,500,000	—
Refinancing	—	—	—	—
Operations	—	—	—	—
Other	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	N/A	91.7%	91.7%

(1)	2007 is for the period February 22, 2007 (Inception) through December 31, 2007.
(2)	Divided tax and distribution data by the ((weighted average capital contributed, less distributions)/$1,000).
(3)	2010 is for the period January 1, 2010 through September 30, 2010.

	Williams Multifamily Acquisition Fund Year Ended December 31,
	2007(1)	2008	2009	Nine Months Ended September 30, 2010(4)
Investment income	$15,645,003	$31,012,500	$32,366,305	$24,757,133
Profit on sale of properties	—	—	—	—
Interest income	$92,770	$110,027	$2,366	$133
Less:
Operating expenses	$(11,607,513)	$(21,189,588)	$(20,753,298)	$(14,162,961)
Interest expense	$(6,557,028)	$(11,975,428)	$(12,686,302)	$(9,479,080)
Depreciation and amortization(2)	N/A	$(785,315)	$(572,071)	$(429,053)
Gain from insurance settlement	$571,627	$165,524	N/A	N/A
Unrealized gain (loss) on loans	$(2,335,300)	$2,335,300	N/A	N/A
Unrealized gain (loss) on real estate(2)	$10,991,466	$(42,025,243)	$(68,623,546)	N/A
Net increase (decrease) in net assets resulting from operations (GAAP Basis)	$6,801,025	$(42,352,223)	$(70,266,546)	$686,172
Taxable income:
from operations	$(2,697,724)	$(4,821,847)	$(3,926,010)	N/A
from gain on sale	—	—	—	N/A
Cash generated (deficiency) from operations	$(6,255,883)	$656,946	$(590,207)	$1,726,243
Cash generated (deficiency) from sales	—	—	—	—
Cash generated from refinancing	—	—	—	—
Cash generated from operations, sales and refinancing	$(6,255,883)	$656,946	$(590,207)	$1,726,243
Less cash distributions to investors:
from operating cash flow	—	—	—	—
from sales and refinancing	—	—	—	—
from other	—	—	—	—
Cash generated (deficiency) after cash distributions	$(6,255,883)	$656,946	$(590,207)	$1,726,243
Less: Special items	—	—	—	—
Cash generated (deficiency) after cash distributions and special items	$(6,255,883)	$656,946	$(590,207)	$1,726,243
Tax and Distribution Data per $1,000 invested:(3)
Federal Income Tax Results:
Ordinary income (loss) – from operations	$(34)	$(47)	$(32)	N/A
Capital gain (loss)	—	—	—	N/A
Cash distributions to investors source (on GAAP basis):
Investment income	—	—	—	—
Return of capital	—	—	—	—
Source:
Sales	—	—	—	—
Refinancing	—	—	—	—
Operations	—	—	—	—
Other	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	N/A	100%	100%

(1)	2007 is for the period April 1, 2007 (Inception) through December 31, 2007.
(2)	The Williams Multifamily Acquisition Fund is a fair market value portfolio. The real estate assets are marked to market each year-end (Based on independent third-party appraisals). No depreciation is taken on the real estate assets.
(3)	Divided tax and distribution data by the ((weighted average capital contributed, less distributions)/$1,000).
(4)	2010 is for the period January 1, 2010 through September 30, 2010.

TABLE IV

RESULTS OF COMPLETED PROGRAMS OF THE SPONSOR AND HIS AFFILIATES

Not applicable.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

Not applicable.

PREFERRED APARTMENT
COMMUNITIES, INC.

SHARES OF COMMON STOCK

P R O S P E C T U S

Wunderlich Securities

March 31, 2011

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to make any representations other than those contained in this prospectus, and, if given or made, such information and representations must not be relied upon. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Until April 25, 2011 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to each dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to any unsold allotments or subscriptions.